     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2000



                                                      REGISTRATION NO. 333-41098

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         CHECKFREE HOLDINGS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                              7374                             58-2360335
   (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                            ------------------------

                          4411 EAST JONES BRIDGE ROAD
                            NORCROSS, GEORGIA 30092
                                 (678) 375-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              PETER F. SINISGALLI
                     PRESIDENT AND CHIEF OPERATING OFFICER
                         CHECKFREE HOLDINGS CORPORATION
                          4411 EAST JONES BRIDGE ROAD
                            NORCROSS, GEORGIA 30092
                                 (678) 375-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                          COPIES OF CORRESPONDENCE TO:

         ROBERT J. TANNOUS, ESQ.                      DANIEL CLIVNER, ESQ.                      C. KENT CARLSON, ESQ.
   PORTER, WRIGHT, MORRIS & ARTHUR LLP              RICHARD CAPELOUTO, ESQ.                   PRESTON GATES & ELLIS LLP
     41 SOUTH HIGH STREET, 28TH FLOOR              SIMPSON THACHER & BARTLETT                701 FIFTH AVENUE, SUITE 5000
           COLUMBUS, OHIO 43215                 3373 HILLVIEW AVENUE, SUITE 250               SEATTLE, WASHINGTON 98104
              (614) 227-1953                      PALO ALTO, CALIFORNIA 94304                       (206) 224-7315
                                                         (650) 251-5000

                MICHAEL A. GORDON, ESQ.                               CREIGHTON O'M. CONDON, ESQ.
                    SIDLEY & AUSTIN                                       SHEARMAN & STERLING
                    BANK ONE PLAZA                                       599 LEXINGTON AVENUE
               10 SOUTH DEARBORN STREET                                NEW YORK, NEW YORK 10022
                CHICAGO, ILLINOIS 60603                                     (212) 848-4000
                    (312) 853-2217

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


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--------------------------------------------------------------------------------

                         CHECKFREE HOLDINGS CORPORATION
                          4411 EAST JONES BRIDGE ROAD
                            NORCROSS, GEORGIA 30092

    NOTICE OF SPECIAL MEETING OF CHECKFREE HOLDINGS CORPORATION STOCKHOLDERS
                            [               ], 2000
                     [                  ] AT [   ]:00 A.M.

To Our Stockholders:

     Notice is hereby given that a special meeting of stockholders of CheckFree
Holdings Corporation will be held on [               ], 2000 at [  ]:00 a.m.,
local time, at [               ] for the following purposes:

     1. To consider and vote upon a proposal to approve the issuance of 17,000,000 shares of CheckFree Holdings common stock pursuant to a merger agreement whereby the TransPoint business will be acquired by CheckFree Holdings and, as a result, will become wholly owned by CheckFree Holdings.

     2. To transact any other business which may properly come before the special meeting or any adjournment or postponement of the special meeting.

     You are not being asked to approve the merger agreement or the merger of three of our newly formed subsidiaries into the entities that own the TransPoint business. Our board of directors has approved the merger agreement and these subsidiary mergers. You are being asked to approve the issuance of an aggregate of 17,000,000 shares of our common stock in connection with the transactions contemplated in the merger agreement, which includes the issuance of an aggregate of 4,000,000 shares of common stock in connection with the execution by Microsoft Corporation and First Data Corporation of related commercial agreements with CheckFree Holdings. It is a condition to completion of the mergers and the effectiveness of the related commercial agreements that our stockholders approve the share issuance proposal.

     Information about the share issuance proposal and the merger agreement, including the mergers and the related commercial agreements, is contained in the proxy statement/prospectus. WE URGE YOU TO READ THESE MATERIALS, INCLUDING THE SECTION DESCRIBING RISK FACTORS RELATING TO THE TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT THAT BEGINS ON PAGE 12. Only holders of our common stock of
record at the close of business on [            ], 2000, the record date for the
special meeting, are entitled to notice of and to vote at the special meeting and any adjournments postponements of the special meeting.

     You will be most welcome at the special meeting, and we hope you can attend. Our directors and officers and representatives of our independent public accountants will be present to answer your questions. In addition, as required under Delaware law, we will make available at our principal offices at least ten days before the date of the special meeting a complete list of our stockholders entitled to vote at the special meeting.

     Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, you may complete and return the enclosed proxy card or you may be able to submit your proxy or voting instructions by telephone or the Internet. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.

                                       By Order of the Board of Directors,

                                       Curtis A. Loveland
                                       Secretary
Norcross, Georgia
[            ], 2000

                    PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE
              NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             TO THE STOCKHOLDERS OF CHECKFREE HOLDINGS CORPORATION

             SHARE ISSUANCE PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

  We are pleased to send you this proxy statement/ prospectus for a special
meeting of our stockholders, which will be held on [            ], at [  ]:00
a.m., local time at [               ].

  At the meeting, you will be asked to approve the issuance of 17,000,000 shares of our common stock to the owners of the TransPoint business pursuant to a merger agreement. Under the terms of the merger agreement, the transactions will include the following which will occur simultaneously:

  - TransPoint Acquisition Corporation, our wholly owned subsidiary, will merge with and into H&B Finance, Inc., currently a wholly owned subsidiary of Microsoft Corporation, which then will become our wholly owned subsidiary;

  - Tank Acquisition Corporation, our wholly owned subsidiary, will merge with and into FDC International Partner, Inc., currently a wholly owned indirect subsidiary of First Data Corporation, which then will become our wholly owned subsidiary;

  - Chopper Merger Corporation, our wholly owned subsidiary, will merge with and into Citi TransPoint Holdings Inc., currently a wholly owned indirect subsidiary of Citibank, N.A., which then will become our wholly owned subsidiary; and

  - Microsoft will enter into a commercial alliance agreement and First Data will enter into a marketing agreement with us. In the proxy statement/prospectus we refer to these agreements with us as the related commercial agreements.

  You are not being asked to approve the merger agreement and your approval of the mergers is not required. Our board of directors has approved the merger agreement and these subsidiary mergers. You are being asked to approve the issuance of an aggregate of 17,000,000 shares of our common stock to the owners of the TransPoint business in connection with the transactions contemplated in the merger agreement. It is a condition to completion of the mergers and the effectiveness of the related commercial agreements that our stockholders approve the share issuance proposal.

  We believe that combining our business with TransPoint's business will enable us to accelerate the growth and adoption of electronic billing and payment services. We believe that the mergers and related commercial agreements will benefit our stockholders, and we ask for your support in voting to approve the share issuance proposal at the special meeting.

  When the mergers are completed and the related commercial agreements are executed, the owners of TransPoint will receive a total of 17,000,000 shares of our common stock which are being registered by the proxy statement/prospectus accompanying this letter, or approximately 23% of our outstanding common stock.

  TransPoint is a joint venture among Microsoft and its subsidiary H&B Finance, Inc., First Data and its subsidiary FDC International Partner, Inc., and Citibank and its subsidiary Citi TransPoint Holdings Inc. consisting of four limited liability companies formed beginning in July 1997 and one limited partnership formed in April 1999 to provide electronic billing and payment services. H&B Finance, Inc., FDC International Partner, Inc. and Citi TransPoint Holdings Inc. are referred to in the proxy statement/prospectus as the "TransPoint Holding Subsidiaries."


  Our common stock is listed on the Nasdaq National Market under the symbol "CKFR." On July 28, 2000, the closing price of our common stock on the Nasdaq National Market was $58.13 per share.


  Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares.

  OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE SUBSIDIARY MERGERS AND RELATED COMMERCIAL ARRANGEMENTS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE SHARE ISSUANCE PROPOSAL. IN ADDITION, EACH OF OUR DIRECTORS AND EXECUTIVE OFFICERS, IN THEIR CAPACITIES AS INDIVIDUAL STOCKHOLDERS, HAS AGREED TO VOTE IN FAVOR OF THE SHARE ISSUANCE PROPOSAL. We appreciate your interest and encourage you to take the time to vote your shares.

Peter J. Kight
Chairman and Chief Executive Officer of
CheckFree Holdings Corporation

      This proxy statement/prospectus is dated as of [            ], 2000,
       and is first being mailed to stockholders on [            ], 2000.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS DESCRIBED IN GREATER DETAIL IN THE SECTION OF THIS PROXY STATEMENT/PROSPECTUS ENTITLED "WHERE YOU CAN FIND MORE INFORMATION." IN ADDITION, THE INFORMATION IS AVAILABLE WITHOUT CHARGE TO OUR STOCKHOLDERS UPON A WRITTEN OR ORAL REQUEST TO CHECKFREE HOLDINGS CORPORATION, 4411 EAST JONES BRIDGE ROAD, NORCROSS, GEORGIA 30092, ATTENTION: INVESTOR RELATIONS, (678) 375-3000. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE
BY [            ], 2000, WHICH IS FIVE DAYS BEFORE THE DATE OF THE SPECIAL
MEETING OF OUR STOCKHOLDERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Table of Contents.....................    2
Questions and Answers About the Share
  Issuance Proposal and the Mergers...    3
Summary...............................    5
Risk Factors..........................   12
Forward Looking Statements............   17
Where You Can Find More Information...   17
Comparative Per Share Information.....   20
The Special Meeting...................   22
  Proxy Statement/Prospectus..........   22
  Date, Time and Place of Special
     Meeting..........................   22
  Purpose of the Special Meeting......   22
  Record Date for the Special
     Meeting..........................   22
  Vote Required for Adoption of the
     Share Issuance Proposal..........   22
  Proxies.............................   23
  Voting Electronically Over the
     Internet or by Telephone.........   23
  Solicitation of Proxies.............   23
The Mergers and the Share Issuance....   24
  Background of the Mergers...........   24
  Recommendation of CheckFree Holdings
     Board of Directors for Share
     Issuance Proposal; CheckFree
     Holdings' Reasons for the
     Mergers..........................   27
  Report of CheckFree Holdings'
     Financial Advisor................   29
  Completion and Effectiveness of the
     Mergers..........................   31
  Structure of the Mergers............   31
  Material United States Federal
     Income Tax Consequences of the
     Mergers..........................   32
  Accounting Treatment of the
     Mergers..........................   32
  Regulatory Matters..................   32
  Restrictions on Sales of Shares by
     Affiliates of TransPoint.........   33
  Nasdaq National Market Listing of
     CheckFree Holdings Common Stock
     to be Issued Pursuant to the
     Merger Agreement.................   33
  Appraisal Rights....................   33
Selected Historical Consolidated
  Financial Data of CheckFree
  Holdings............................   34

                                        PAGE
                                        ----
Selected Historical Consolidated
  Financial Data of TransPoint........   36
Selected Historical Consolidated
  Financial Data of BlueGill
  Technologies, Inc...................   37
Unaudited Pro Forma Combining
  Financial Data of CheckFree
  Holdings, TransPoint and BlueGill
  Technologies, Inc...................   38
Unaudited Pro Forma Combining
  Financial Data......................   39
Unaudited Pro Forma Condensed
  Combining Financial Information.....   40
Unaudited Pro Forma Condensed
  Combining Balance Sheet, Statements
  of Operations and Notes of CheckFree
  Holdings, BlueGill Technologies,
  Inc. and TransPoint.................   41
Unaudited Pro Forma Condensed
  Combining Balance Sheet, Statements
  of Operations and Notes of CheckFree
  Holdings and TransPoint.............   48
Unaudited Pro Forma Condensed
  Combining Balance Sheet, Statements
  of Operations and Notes of CheckFree
  Holdings and BlueGill Technologies,
  Inc.................................   55
Description of the Merger Agreement...   64
Description of Related Agreements.....   73
TransPoint............................   84
  General.............................   84
  TransPoint's Reasons for the
     Mergers..........................   84
TransPoint Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations...............   85
Experts...............................   88
Legal Matters.........................   88
TransPoint Financial Statements.......  F-1

Appendices
Appendix A -- Amended and Restated
              Agreement and Plan of
              Merger..................  A-1
Appendix B -- Opinion of Merrill
              Lynch, Pierce, Fenner &
              Smith Incorporated and
              Letter from Merrill
              Lynch, Pierce, Fenner;
              Smith Incorporated......  B-1

    QUESTIONS AND ANSWERS ABOUT THE SHARE ISSUANCE PROPOSAL AND THE MERGERS

Q. WHY ARE CHECKFREE HOLDINGS AND THE OWNERS OF TRANSPOINT PROPOSING THE MERGERS AND RELATED COMMERCIAL AGREEMENTS?

A. We are proposing the mergers because we believe that by combining the CheckFree Holdings and TransPoint businesses, we will be able to accelerate the growth and acceptance of electronic billing and payment services. In addition, the combination will create the potential for stronger operating and financial results than either company could achieve on its own. We are proposing to enter into the related commercial agreements in order to encourage the adoption of electronic billing and payment services and to incentivize the parties to use each others technologies and resources.

Q. HOW WILL CHECKFREE HOLDINGS ACQUIRE TRANSPOINT?

A. We have formed three wholly owned subsidiaries to be used as merger vehicles. TransPoint Acquisition Corporation, which is our subsidiary, will merge with and into H&B Finance, Inc.; Tank Acquisition Corporation, which is our subsidiary, will merge with and into FDC International Partner, Inc.; and Chopper Merger Corporation, which is our subsidiary, will merge with and into Citi TransPoint Holdings Inc. As a consequence of these three mergers, the TransPoint Holding Subsidiaries, which together own the TransPoint business, will become wholly owned subsidiaries of CheckFree Holdings.

Q. WHAT STOCKHOLDER APPROVALS ARE NEEDED?

A. The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy at the special meeting is required to approve the issuance of our common stock in connection with the merger agreement, provided that a quorum, which means a majority of the shares of our common stock outstanding on the record date, votes in person or by proxy at the special meeting.

Q. WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this proxy statement/ prospectus, please respond by:

   - completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope; or

   - if available, by submitting your proxy or voting instructions by telephone or through the Internet, as soon as possible so that your shares may be represented at the special meeting.

Q. WHAT IF I DO NOT VOTE?

A. If you fail to respond, your shares will not count toward the quorum necessary to conduct the vote at the special meeting, and will not be counted as either a vote for or against the share issuance proposal.

   If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the share issuance proposal.

Q. CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways.

   - First, you can revoke your proxy.

   - Second, you can submit a new proxy.

   If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of CheckFree Holdings before the special meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

   - Third, if you are a holder of record, you can attend the special meeting and vote in person.

   - Fourth, if you submit your proxy or voting instructions electronically through the Internet or by telephone, you can change your vote by submitting a proxy at a later date, using the same procedures, in which case your later submitted proxy will be recorded and your earlier proxy revoked.

Q. WHEN DO YOU EXPECT THE MERGERS TO BE COMPLETED AND THE COMMERCIAL AGREEMENTS TO BECOME EFFECTIVE?

A. We are working to complete the mergers as quickly as possible, and expect to do so shortly after the special meeting of our stockholders. We expect to complete the mergers during the summer of 2000. The commercial agreements will become effective on the effective date of the mergers.

Q. WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have any questions about the mergers or how to submit your proxy, or if you need additional copies of the proxy statement/ prospectus or the enclosed proxy card or voting instructions, you should contact [either]:

   CheckFree Holdings Corporation
   Investor Relations
   4411 East Jones Bridge Road
   Norcross, Georgia 30092
   Telephone: (678) 375-3000
   E-mail: tmoore@checkfree.com

   [or]

   [Name of Proxy Solicitor]
   [Address of Proxy Solicitor]
   [Telephone: (   )    -     ]

                                    SUMMARY

     This summary highlights selected information in the proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents we refer to for a more complete understanding of the merger agreement and related commercial agreements. In particular, you should read the merger agreement attached as Appendix A.

THE COMPANIES

CHECKFREE HOLDINGS CORPORATION
4411 EAST JONES BRIDGE ROAD
NORCROSS, GEORGIA 30092
(678) 375-3000
www.checkfree.com

     The reference to our website address above does not constitute incorporation by reference of the information contained on that website, so you should not consider any information on this website to be a part of this proxy statement/prospectus.

     We are the leading provider of electronic billing and payment services. We operate our business through three independent but inter-related divisions:

     - Electronic Commerce;

     - Investment Services; and

     - Software.

     Our Electronic Commerce business provides services that allow consumers to:

     - receive electronic bills through the Internet;

     - pay bills received electronically or in paper form to anyone; and

     - perform ordinary banking transactions, including balance inquiries, transfers between accounts and on-line statement reconciliations.

     Our Investment Services business offers portfolio accounting and performance measurement services to investment advisors, brokerage firms, banks and insurance companies and financial planning application software to financial planners.

     Our Software businesses provide electronic commerce and financial applications software and services for businesses and financial institutions.

     We are incorporating by reference important business and financial information about us into this proxy statement/prospectus that is not included in or delivered with this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" in this proxy statement/prospectus.

TRANSPOINT
ONE MICROSOFT WAY
REDMOND, WA 98052
(425) 882-8080
www.transpoint.com

     The reference to TransPoint's website address above does not constitute incorporation by reference of the information contained on that website, so you should not consider any information on this website to be a part of this proxy statement/prospectus.

     The TransPoint business is jointly owned by Microsoft, First Data and Citibank. TransPoint operates an Internet based electronic bill presentment and payment service. This service allows businesses like utility companies, credit card issuers and mortgage lenders that have traditionally mailed their customers paper bills and/or statements, to contract with TransPoint to replace these paper bills and/or statements with electronic bills and/or statements delivered via the Internet and allows payment to be made on these electronic bills and/or statements. The TransPoint business is conducted through four limited liability companies: MSFDC, LLC; TransPoint, LLC; TransPoint Technology & Services, LLC; and TransPoint Accounting, LLC; and a limited partnership, MSFDC International, L.P. These companies collectively do business under the name "TransPoint." In this proxy statement/prospectus, we refer to these companies collectively as "TransPoint."

THE STRUCTURE OF THE MERGER (SEE PAGE [  ])

     We have included a copy of the merger agreement in this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement because it is the legal document that governs the mergers.

     Under the terms of the merger agreement, the transaction will include the following three mergers which will occur simultaneously:

     - TransPoint Acquisition Corporation, our wholly owned subsidiary, will merge with and into H&B Finance, Inc., currently a wholly owned subsidiary of Microsoft, which then will become our wholly owned subsidiary;

     - Tank Acquisition Corporation, our wholly owned subsidiary, will merge with and into FDC International Partner, Inc., currently a wholly owned indirect subsidiary of First Data, which then will become our wholly owned subsidiary; and

     - Chopper Merger Corporation, our wholly owned subsidiary, will merge with and into Citi TransPoint Holdings Inc., currently a wholly owned indirect subsidiary of Citibank, which then will become our wholly owned subsidiary.

     In connection with the merger agreement, we will issue 13,000,000 shares of our common stock to the owners of the TransPoint Holding Subsidiaries, which include affiliates of each of Microsoft, First Data and Citibank.

     The organization and approximate ownership of the companies immediately before and after the mergers are illustrated in the diagrams located at the end of this Summary section.

THE RELATED COMMERCIAL AGREEMENTS (SEE PAGE [  ])

     Under the terms of the related commercial agreements, which are conditioned upon the effectiveness of the mergers:

     - Microsoft will enter into a commercial alliance agreement with us at the closing of the merger agreement; and

     - First Data will enter into a marketing agreement with us at the closing of the merger agreement.

     In connection with these related commercial agreements, we will issue a total of 4,000,000 shares of our common stock to Microsoft and First Data. These related commercial agreements are described in this proxy statement/prospectus and we encourage you to read the detailed description of them.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND OPINION OF OUR FINANCIAL ADVISOR (SEE PAGE [ ])

     Our board of directors:

     - believes that the mergers and related commercial agreements are fair to you and in your best interest;

     - unanimously voted to approve the merger agreement, the mergers and the related commercial agreements; and

     - UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE SHARE ISSUANCE PROPOSAL.

     In deciding to approve the merger agreement, the mergers and related commercial agreements, our board of directors considered an opinion of our financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as of February 11, 2000, that the mergers and the consideration to be delivered to the TransPoint equity holders, taken as a whole, are fair from a financial point of view to us. Because the merger agreement has been amended since the delivery of Merrill Lynch's opinion to change the structure of our acquisition of TransPoint, Merrill Lynch has delivered a letter to our board of directors confirming that the new acquisition structure would not have changed its opinion had Merrill Lynch known of the new structure at the time it delivered its opinion. Neither this opinion nor the related letter, however, are a recommendation to any of our stockholders as how to vote for the share issuance proposal.

     We have included a copy of the Merrill Lynch opinion and the related letter in this proxy statement/prospectus as Appendix B. We encourage you to read both the opinion and the related letter.

STOCKHOLDER APPROVAL AND THE CHECKFREE HOLDINGS SPECIAL MEETING (SEE PAGE [  ])

     APPROVAL OF CHECKFREE HOLDINGS' STOCKHOLDERS. The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy at the special meeting, provided that a quorum is present, is required to approve the share issuance proposal.

     THE SPECIAL MEETING AND THE RECORD DATE. Our stockholders will vote on the share issuance proposal at a special meeting that will be held at

[               ] on [               ], 2000, starting at [     ]:00 a.m., local
time. Our stockholders may vote at the special meeting if they owned shares of
our common stock at the close of business on [               ], 2000, which is
the record date for the special meeting. Each share will have one vote. On the
record date, approximately [               ] shares of our common stock were
outstanding.

     PROCEDURES FOR VOTING YOUR SHARES. Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. You may vote your shares by signing your proxy card and mailing it in the enclosed return envelope, or you may be able to submit your proxy or voting instructions by telephone or by the Internet. If you are a holder of record, you may vote in person at the special meeting. If you do not include instructions on how to vote your properly executed proxy card, your shares will be voted FOR approval of the share issuance proposal. If your shares are held in an account at a brokerage firm or bank, your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     PROCEDURE FOR CHANGING YOUR VOTE. You can change your vote at any time before your proxy is voted at a special meeting. You can do this in one of four ways. First, you can send a written notice stating that you are revoking your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation of your new proxy for our common stock to our Corporate Secretary at the address indicated at the beginning of this "Summary" section of the proxy statement/ prospectus. If your shares are held in an account at a brokerage firm or bank, you should contact your broker to change your vote. Third, if you are a holder of record, you can attend the special meeting of stockholders and vote in person. Fourth, to revoke a proxy previously submitted electronically through the Internet or by telephone, you may simply submit a proxy at a later date, using the same procedures, in which case your later submitted proxy will be recorded and your earlier proxy will be revoked.

     APPRAISAL RIGHTS. Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the share issuance proposal or the mergers.
     SHARE OWNERSHIP BY OUR MANAGEMENT. On the record date, our directors and
executive officers were entitled to vote approximately [       ]% of our
outstanding shares of common stock. Each of our directors and executive officers, solely in his or her capacity as a stockholder of CheckFree Holdings, has agreed, subject to limited exceptions, to vote all of his or her shares in favor of the share issuance proposal.

BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGERS (SEE PAGE [  ])

     We have agreed that after the mergers are completed our board of directors will be comprised of eight members, including our six current directors, one nominee named by Microsoft and one nominee named by First Data. In addition, in connection with the execution of a strategic agreement with Bank of America, we agreed to increase the size of our board of directors to nine members and will allow Bank of America to designate a nominee to the CheckFree Holdings board of directors. See "Recent Developments." The executive officers of CheckFree Holdings immediately before the mergers will remain our executive officers after the mergers are completed.

TAX CONSEQUENCES (SEE PAGE [  ]).

     We expect the mergers to qualify as a tax-free reorganization for United States federal income tax purposes. As a shareholder of CheckFree Holdings, you will not recognize any gain or loss from the mergers or the other transactions contemplated by the merger agreement.

ACCOUNTING TREATMENT (SEE PAGE [  ]).

     We intend to account for the acquisition of TransPoint under the purchase method of accounting for business combinations.

PER SHARE MARKET PRICE INFORMATION (SEE PAGE [  ]).

     Shares of our common stock are traded on the Nasdaq National Market under the symbol "CKFR." On February 15, 2000, the last trading day before the public announcement of the execution of the merger agreement, our common stock closed at $68.25 per share. On [ ], 2000, the most recent practicable date prior to the printing of this proxy statement/prospectus, our common stock closed at $[ ] per share.

OVERVIEW OF THE MERGER AGREEMENT (SEE PAGE [  ]).

     CONDITIONS TO THE COMPLETION OF THE MERGERS AND RELATED COMMERCIAL AGREEMENTS. Each of our and TransPoint's obligation to complete the mergers and execution of the related commercial agreements, is subject to the satisfaction or waiver of specified conditions, including those listed below:

     - approval of the share issuance proposal by our stockholders;

     - receipt of all other required regulatory approvals and submission of all required filings with governmental authorities;

     - the absence of legal prohibitions to the mergers;

     - the effectiveness under the Securities Act of 1933 of the registration statement, of which this proxy statement/prospectus is a part;

     - the authorization for listing on the Nasdaq National Market of our shares to be issued pursuant to the merger agreement;

     - the execution of the ancillary documents, each of which is described under the section of this proxy statement/prospectus titled "Description of Related Agreements"; and

     - the other party's material compliance with its obligations under the merger agreement and the truth and accuracy of the representations made by this party under the merger agreement.

     FINANCIAL CONDITION OF TRANSPOINT. Microsoft, First Data and Citibank have agreed that at the effective time of the merger agreement, the financial condition of the TransPoint entities, including any entities acquired prior to the effective time of the merger agreement, will satisfy the following conditions:

     - none of the TransPoint entities will have any indebtedness;

     - the TransPoint entities, in the aggregate, will have available $100 million of cash; and

     - subject to specific exceptions, the adjusted working capital of the TransPoint entities will be zero or greater.

     TERMINATION OF THE MERGER AGREEMENT. We and the owners of TransPoint may agree to terminate the merger agreement at any time. In addition, either we or the owners of TransPoint may terminate the merger agreement under any of the following circumstances:

     - if the effective time of the mergers has not occurred by February 15, 2001, except that this termination right will not be available to any party whose failure to fulfill any obligation under the merger agreement has resulted in the failure of the closing to occur on or prior to this date;

     - if any governmental entity has issued a final and nonappealable ruling or taken any other action restraining or prohibiting the mergers;

     - if the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement so that the closing conditions cannot be satisfied, subject to a 15-day cure period;

     - if the approval of our stockholders of the share issuance proposal is not obtained at a duly held stockholders meeting; or

     - if a governmental entity conditions its approval to the mergers upon a limitation or restriction on one of the parties which that party is not required to take under the merger agreement.

     The owners of TransPoint also may terminate the merger agreement if our board of directors withdraws or adversely modifies its recommendation that our stockholders approve the share issuance proposal.

     TERMINATION FEES. We will be obligated to pay termination fees to the owners of TransPoint in the following amounts under the following circumstances:

     - an aggregate amount of $25 million if the merger agreement is terminated under circumstances related to our stockholders' failure to approve the share issuance proposal or if our board of directors modifies its recommendation to our stockholders;

     - an aggregate amount of $12.5 million if we terminate the merger agreement because a governmental entity has conditioned the mergers upon a limitation or restriction that we are not required to comply with under the merger agreement; and

     - an aggregate amount equal to 3.5% of the fair market value of the shares of our common stock to be issued to the owners of TransPoint under the merger agreement if the merger agreement is terminated under specified circumstances after a third party makes a proposal to obtain control of us.

     COMPLETION AND EFFECTIVENESS OF THE MERGERS. We will complete the mergers when all of the conditions to completion of the mergers are satisfied or waived in accordance with the merger agreement. The mergers will become effective when we file certificates of mergers with the States of Delaware and Washington. We expect to complete the mergers during the summer of 2000.

RELATED AGREEMENTS (SEE PAGE [  ])

     In connection with the closing of the merger agreement, we will enter into the following agreements:

     - stockholder agreements with each of Microsoft and First Data setting forth various rights and restrictions associated with their ownership of our common stock;

     - registration rights agreements with each of Microsoft, First Data and Citibank entitling each of them to require us to register for resale shares of our common stock that they receive in the mergers in specified circumstances;

     - a commercial alliance agreement with Microsoft that includes, among other things:

       (1) various requirements for our use of Microsoft's products and Microsoft's use of our services and Microsoft's use of our "pay anyone" service,

       (2) Microsoft's revenue guarantees to us, and

       (3) a limited non-competition covenant; and

     - a marketing agreement with First Data that includes, among other things:

       (1) various requirements for our use of First Data's services and First Data's use of our "pay anyone" service,

       (2) First Data's revenue guarantees to us, and

       (3) a limited non-competition covenant.

     Furthermore, in connection with the closing of the merger agreement, each of Microsoft and First Data will make certain modifications to their respective irrevocable, perpetual licenses of technology and intellectual property to TransPoint, which licenses will be assignable to us and are exclusive in various cases.

     The commercial alliance agreement with Microsoft and the marketing agreement with First Data, which are referred to in this proxy statement/ prospectus as the related commercial agreements are each conditioned upon the effectiveness of the mergers. If the merger agreement is terminated as discussed above or the mergers are not completed, these related commercial agreements will not be effective.

REGULATORY MATTERS (SEE PAGE [  ]).

     All material regulatory approvals required to permit consummation of the mergers have already been obtained. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired on March 31, 2000.

                     ORGANIZATION AND APPROXIMATE OWNERSHIP
                    IMMEDIATELY BEFORE AND AFTER THE MERGERS

                           [ORGANIZATIONAL FLOWCHART]

                           [ORGANIZATIONAL FLOWCHART]

                              RECENT DEVELOPMENTS

     On April 26, 2000, we entered into a strategic agreement with Bank of America whereby we agreed to obtain Bank of America's electronic billing and payment assets and will provide electronic billing and payment services for Bank of America's customers nationwide for a 10-year period. Subject to regulatory and stockholder approval, Bank of America will receive 10 million restricted shares of our common stock and 10 million performance-based warrants for our common stock that will be issued in stages as milestones are met. To earn all of the warrants, at least 10 million Bank of America customers must be using our services, and Bank of America must be delivering more than 10 million bills per month. Bank of America also will receive the right to designate one director to our board of directors. Taking into consideration the shares to be issued pursuant to the TransPoint merger agreement and assuming completion of the share issuance proposal in this proxy statement/prospectus, the 10 million shares granted to Bank of America equate to 12% percent ownership of our common stock and the 10 million shares together with the 10 million warrants equates to 21% percent ownership of our common stock.

     Consummation of the mergers and the other transactions contemplated by the TransPoint merger agreement, including the vote on the share issuance proposal, are NOT contingent on, or subject to, stockholder approval of the strategic agreement with Bank of America or our stockholders' approval of the shares to be issued in connection with the strategic agreement. You will be asked subsequently in a separate proxy statement to approve issuance of shares in connection with the Bank of America transaction.

     On April 28, 2000, we consummated our acquisition of BlueGill Technologies, Inc. pursuant to a merger agreement originally executed on December 21, 1999. In connection with the closing of the BlueGill transaction, we issued 4,713,736 shares of our common stock to the former stockholders of BlueGill and 634,145 CheckFree Holdings options to replace BlueGill options, 286,264 of which are already vested.

                                  RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the share issuance proposal.

WE MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGERS.

     The success of the mergers will depend, in part, on our ability to realize the anticipated growth opportunities and synergies from combining our and TransPoint businesses. To realize the anticipated benefits of this combination, our management team must develop strategies and implement a business plan that will:

     - effectively combine TransPoint's electronic billing and payment services with our services;

     - successfully use the anticipated opportunities for cross-promotion and sales of the products and services of CheckFree Holdings and TransPoint;

     - successfully retain and attract key employees of the combined company, including operating management and key technical personnel, during a period of transition and in light of the competitive employment market; and

     - while integrating the combined company's operations, maintain adequate focus on our core businesses in order to take advantage of competitive opportunities and to respond to competitive challenges.

     If our management team is not able to develop strategies and implement a business plan that achieves these objectives, we may not realize the anticipated benefits of the mergers. In particular, anticipated growth in revenue, earnings before interest, taxes, depreciation, and amortization, or "EBITDA," and cash flow may not be realized, which would have an adverse impact on us and the market price of our common stock.

OUR COMMON STOCK HAS BEEN VOLATILE SINCE DECEMBER 15, 1999.

     Since December 15, 1999, our stock price has been extremely volatile, trading at a high of $125.63 per share and a low of $28.50 per share for the period. Our stock price could dramatically decrease between the time that our stockholders vote on the share issuance proposal and the time the mergers close. We cannot assure that the price of our common stock at the time you vote on the share issuance proposal will be the same as the price of our common stock when we close the mergers. The volatility in our stock price has been caused by:

     - actual or anticipated fluctuations in our operating results;

     - actual or anticipated fluctuations in our subscriber growth;

     - announcements by us, our competitors or our customers;

     - announcement of the signing of the merger agreement;

     - announcement of the transaction with Bank of America;

     - announcements of the introduction of new or enhanced products and services by us or our competitors;

     - announcements of joint development efforts or corporate partnerships in the electronic commerce market;

     - market conditions in the banking, telecommunications, technology and other emerging growth sectors;

     - rumors relating to our competitors or us; and

     - general market or economic conditions.

WE ARE REQUIRED TO AMORTIZE GOODWILL THAT WILL CAUSE OUR EARNINGS PER SHARE TO DECREASE.

     Because we will be accounting for the mergers using the purchase method, the mergers will result in a charge to our earnings that will decrease our earnings per share. We will be required to amortize approximately $824,977,763 over a period of five years or approximately $164,996,000 per year. Additionally, because we will issue shares of our common stock in connection with the merger agreement, and since historically TransPoint has not been profitable, the mergers and related commercial transactions may cause our earnings per share to decrease. A drop in our earnings per share could have a negative impact on the market price of our common stock. Analysts and investors carefully review a company's earnings per share and often base investment decisions on a company's earnings per share.

THE SHARES ISSUED PURSUANT TO THE MERGER AGREEMENT AND RELATED TRANSACTIONS WILL RESULT IN IMMEDIATE AND SUBSTANTIAL DILUTION IN OUR PER SHARE EARNINGS AND A SUBSTANTIAL INCREASE IN OUR LOSS FROM OPERATIONS.

     The BlueGill merger and the TransPoint mergers, on a pro forma basis, would result in immediate and substantial dilution of per share earning's from $0.18 to ($5.04), or $5.22 per share, for the year ended June 30, 1999 and earnings from ($0.23) to ($3.90) per share, or $3.67 per share, for the nine months ended March 31, 2000. Additionally, the BlueGill merger and the mergers, on a pro forma basis, would increase our loss from operations from $3,733,000 to $476,958,000 for the year ended June 30, 1999 and from $18,413,000 to
$349,212,000 for the nine months ended March 31, 2000. The anticipated dilution and the increase in our loss from operations could have a negative impact on the market price of our common stock. Analysts and investors carefully review a company's earnings per share and often base investment decisions on a company's operating profits and losses and per share earnings.

THE MERGERS MAY RESULT IN DISRUPTION OF OUR EXISTING BUSINESS, DISTRACTION OF OUR MANAGEMENT AND DIVERSION OF OTHER RESOURCES.

     The integration of the TransPoint business may take management time and resources that will have to be diverted from the main business of the combined company. This diversion of time and resources could cause the market price of our common stock to decrease. Our management will need to spend their time integrating TransPoint into our operations. Management will need to focus some of its efforts on the integration of TransPoint and away from our main business. This could cause our business to suffer. Additionally, we will need to devote resources into the continued development of our business and operations.

THE COMPLETION OF THE MERGERS MAY CAUSE A BREACH UNDER VARIOUS AGREEMENTS TO WHICH TRANSPOINT IS A PARTY AND POSSIBLY LEAD TO THE TERMINATION OF, OR NONPERFORMANCE UNDER, THESE AND OTHER TRANSPOINT AGREEMENTS.

     The completion of the mergers may violate the terms of various agreements to which TransPoint is a party. We will attempt to obtain the consent or waiver of the counterparties to these agreements, but we may be unsuccessful in our attempts. In addition, various persons with which TransPoint historically has had business relationships may attempt to be released from, or fail to perform their obligations under, their contracts as a result of the mergers, even if the terms of their contract with TransPoint do not allow a release or nonperformance. If we are not able to obtain consents or waivers from the counterparties to TransPoint's contracts, or if a sufficient number of TransPoint's business partners refuse to perform their obligations, our business, financial condition and results of operations may be adversely affected.

MICROSOFT, FIRST DATA, CITIBANK AND THE FORMER EMPLOYEES OF THE TRANSPOINT BUSINESS MAY ENGAGE FREELY IN MANY ACTIVITIES WHICH MAY BE COMPETITIVE WITH OUR BUSINESS.

     In connection with the completion of the mergers, we will enter into a commercial alliance agreement with Microsoft and a marketing agreement with First Data. Both of these agreements contain limited covenants of the other party not to compete with us. These covenants, however, contain exceptions that could allow the other parties to engage in activities that could be competitive with our future business. These competitive activities, or the perception by investors that activities by Microsoft and First Data are competitive with our business, could adversely affect our business and the market price of our common stock. The mergers did not create any obligation whatsoever on the part of Citibank to refrain from any business activities which are competitive with, or even hostile to, us. Although we would like to expand our business relationship with Citibank, nothing in or about the merger should be interpreted as increasing the likelihood that we will be successful in winning additional business from Citibank, or in preventing Citibank from competing against us.

     In addition, although the merger agreement allows us to attempt to solicit employees of Microsoft and First Data that formerly were primarily engaged in the TransPoint business after the completion of the mergers, we may be unable to hire any of these employees. If these employees decide not to work for us, they will be able to work for our competitors or develop a business that competes with us.

THE MARKETING AGREEMENT WITH FIRST DATA AND THE COMMERCIAL ALLIANCE AGREEMENT WITH MICROSOFT WILL LIMIT THE FLEXIBILITY OF OUR MANAGEMENT.

     The marketing agreement with First Data that we will execute upon completion of the mergers requires us to purchase payment processing and other products from First Data under specified circumstances, even if our management has other reasons for choosing a different supplier. In addition, the commercial alliance agreement with Microsoft requires the development of our products that are used with products made by Microsoft to conform to specified standards. Accordingly, as a result of these agreements with Microsoft and First Data, our management's flexibility to make business decisions will be limited in various respects.

OUR OBLIGATION TO SUPPORT THE TRANSPOINT BILLING AND PAYMENT PLATFORM FOR AT LEAST THREE YEARS MAY DISTRACT OUR MANAGEMENT AND ADVERSELY EFFECT OUR FINANCIAL RESULTS.

     Under the merger agreement, we have agreed to support TransPoint's billing and payment platform for three years after the closing of the mergers, including allowing TransPoint's customers to renew contracts during the three year period on substantially the same terms. In addition, Microsoft and First Data will not be obligated to assist us with maintaining the TransPoint platform after the one year anniversary of the closing of the mergers. This support of the TransPoint platform may result in a significant diversion of our resources and management from our other business activities and may require us to continue contracts with TransPoint customers that we would otherwise decide not to continue for economic or other reasons.

BECAUSE WE WILL BE A NEWLY-INTEGRATED ENTITY AFTER THE COMPLETION OF THE MERGERS, THE HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS MAY BE OF LIMITED VALUE IN EVALUATING OUR FUTURE PERFORMANCE.

     The combination of our and TransPoint's businesses will result in a new enterprise that has not operated before as a single integrated unit. The financial information in this proxy statement/prospectus concerning the individual operations of CheckFree Holdings and TransPoint and the pro forma financial information concerning us, may be of limited value in evaluating our financial and operating prospects in the future.

THE TRANSPOINT BUSINESS IS A NEW ENTERPRISE.

     The domestic TransPoint entities were formed beginning in June 1997, began limited operations in May 1999 and formally commenced commercial operations of their services in February 2000. Accordingly, the TransPoint business is a new enterprise with a limited history of financial information, especially with respect to results of operations.

AS A RESULT OF THE MERGERS, WE WILL HAVE AN INCREASED INTERNATIONAL PRESENCE IN WHICH WE HAVE HAD LIMITED BUSINESS EXPERIENCE.

     Historically, we have not offered or sold our products and services internationally. International operations are subject to many risks that are difficult or impossible to predict or control, including the following:

     - unexpected changes in laws and regulatory requirements;

     - longer payment cycles;

     - adverse economic or political changes;

     - exchange rate risks associated with conversion of foreign currencies to United States dollars;

     - potential trade restrictions;

     - problems in collecting accounts receivables; and

     - potentially adverse tax consequences.

     If we are unable to successfully adapt our business operations to these additional risks and requirements, it could have a material adverse effect on our business and financial condition.

ANTI-TAKEOVER PROVISIONS IN THE COMMERCIAL AGREEMENTS MAY MAKE A CHANGE IN CONTROL OF OUR COMPANY MORE DIFFICULT.

     Both the commercial alliance agreement with Microsoft and the marketing agreement with First Data, each of which we will execute in connection with the closing of the mergers, allow the termination of the agreement by Microsoft or First Data, as the case may be, under specific change of control circumstances. If either Microsoft or First Data terminates under these circumstances, we will lose a portion of the future revenue guarantees under the applicable agreement. These potential termination events could discourage third parties from acquiring us.

THE MEMBERS OF OUR BOARD OF DIRECTORS DESIGNATED BY MICROSOFT AND FIRST DATA WILL HAVE INTERESTS THAT DIFFER FROM YOUR INTERESTS.

     In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement, the mergers and the related issuance of shares, you should be aware that the members of our board of directors designated by Microsoft and First Data will have interests in the mergers and the agreements related to the merger agreement that differ from your interests. These interests may create potential conflicts of interests for these members of our board of directors in the future. Our board of directors was aware of each of these interests when it considered and adopted the merger agreement.

     In connection with the completion of the mergers, Microsoft Corporation and its affiliates will receive 8,567,250 shares of our common stock. In addition, at that time, Microsoft will also enter into a commercial alliance agreement with us, which agreement is described in greater detail in this proxy statement/prospectus in the section titled "Description of Related Agreements." Lewis Levin, who will be one of our directors immediately after consummation of the mergers, is a Vice President of Microsoft.

     Also, in connection with the completion of the mergers, First Data Corporation and its affiliates will receive 6,567,250 shares of our common stock. In addition, at that time, First Data will also enter into a marketing agreement with us, which agreement is described in greater detail in this proxy statement/prospectus in the section titled "Description of Related Agreements." Henry C. Duques, who will be one of our directors immediately after consummation of the mergers, is the Chairman of the Board and Chief Executive Officer of First Data.

AVAILABILITY OF SIGNIFICANT AMOUNTS OF OUR COMMON STOCK FOR SALE IN THE FUTURE COULD ADVERSELY AFFECT OUR STOCK PRICE.

     If we complete the TransPoint acquisition, we will issue an aggregate 17,000,000 shares of common stock as follows:

     - 8,567,250 shares to Microsoft;

     - 6,567,250 shares to First Data; and

     - 2,015,500 shares to Citibank.

     We have agreed with Microsoft, First Data and Citibank to file a shelf registration statement that would allow continuous resales of the shares that they will receive on the closing date of the acquisition. Although Microsoft and First Data will be limited in their ability to transfer their shares of common stock during the next three years pursuant to stockholder agreements with us, they will be able to transfer significant portions of their common stock in the future in both registered and unregistered sales. One year after the acquisition is completed, Microsoft, First Data and Citibank may be able to sell up to the greater of one percent of our outstanding common stock in reliance on registration exemptions. In addition, Microsoft and First Data will be permitted to a limited extent to engage in hedging transactions with respect to our common stock. Sales of substantial amounts of our common stock by Microsoft, First Data or Citibank, or the perception that these sales could occur, may adversely affect prevailing market price for our common stock.

                           FORWARD LOOKING STATEMENTS

     The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement/prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement/prospectus referring to us and TransPoint, and they may also be made as part of this proxy statement/prospectus by reference to other documents filed with the Securities and Exchange Commission by us, which is known as "incorporation by reference." These statements may include statements regarding the period following completion of the mergers.

     Words like "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating of financial performance, or the transactions involving us and TransPoint, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of us and TransPoint, the factors relating to the mergers discussed under "Risk Factors," among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include: the relative value of our stock; and the failure to realize the anticipated benefits of the mergers. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of the document incorporated by reference in this proxy statement/prospectus. Neither we nor TransPoint is under any obligation, and each of us expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

     For additional information that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q/A and the annual report on Form 10-K/A that we have filed with the Securities and Exchange Commission.

     All subsequent forward-looking statements attributable to us or TransPoint or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                      WHERE YOU CAN FIND MORE INFORMATION

     This proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement/prospectus. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with any additional information.

     The following documents, which have been filed by us with the Securities and Exchange Commission (SEC file number 0-26802), are incorporated by reference into, and considered to be a part of, this proxy statement/prospectus:

     - Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (filed September 28, 1999, amended July 10, 2000);

     - Proxy Statement for the Annual Meeting of Stockholders held on November 4, 1999 (filed October 8, 1999);

     - Quarterly Reports on Form 10-Q for the quarter ended September 30, 1999 (filed November 15, 1999, amended July 10, 2000), for the quarter ended December 31, 1999 (filed February 10, 2000, amended July 10, 2000), and for the quarter ended March 31, 2000 (filed May 12, 2000, amended July 10, 2000);

     - Current Reports on Form 8-K dated November 29, 1999 (filed December 2,
       1999), dated December 20, 1999 (filed December 23, 1999), dated January 10, 2000 (filed January 10, 2000), dated February 15, 2000 (filed February 17, 2000), dated March 16, 2000 (filed March 22, 2000, amended April 27, 2000), dated March 28, 2000 (filed March 28, 2000), dated April 2, 2000 (filed April 3, 2000), dated April 27, 2000 (filed April 27,
       2000), dated April 28, 2000 (filed April 28, 2000), dated April 28, 2000 (filed May 15, 2000, amended July 10, 2000), dated May 22, 2000 (filed May 23, 2000), and dated June 6, 2000 (filed June 7, 2000);

     - The description of common stock, contained in the registration statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 and all amendments thereto and reports filed for the purpose of updating this description; and

     - All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the offering of the notes thereby is completed, other than portions of these documents described in paragraphs
       (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Commission.

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

     We will provide a copy of any and all of the information that we incorporate by reference in this proxy statement/prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this proxy statement/prospectus are not themselves specifically incorporated by reference in this proxy statement/prospectus, then the exhibits will not be provided. ANY REQUESTS FOR DOCUMENTS SHOULD BE MADE BY
[               ], 2000 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE
SPECIAL MEETING.

     Requests for documents relating to us should be directed to:

     CheckFree Holdings Corporation
     4411 East Jones Bridge Road
     Norcross, Georgia 30092
     Attention: Investor Relations
     Telephone: (678) 375-300
     E-mail: tmoore@checkfree.com

     We must comply with the informational requirements of the Securities Exchange Act of 1934 and its rules and regulations. Under the Securities Exchange Act of 1934, we must file reports, proxy statements, and other information with the Commission. Copies of these reports, proxy statements, and other information can be inspected and copied at:

    Public Reference Room
    Securities and Exchange Commission
    450 Fifth Street, N.W.
    Washington, D.C. 20549

or at the public reference facilities of the regional offices of the Commission at:

500 West Madison Street       or:   7 World Trade Center
Suite 1400                          Suite 1300
Chicago, Illinois 60661-2511        New York, New York 10048-1102

     You may obtain information on the operation of the Public Conference Room by calling the Commission at 1-800-SEC-0330. You may also obtain copies of our materials by mail at prescribed rates from the Public

Reference Room at the address noted above. Finally, you may obtain these materials electronically by accessing the Commission's home page on the Internet at http://www.sec.gov.

     Our common stock is listed on the Nasdaq National Market. Accordingly, reports and other information concerning us should be available for inspection and copying at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1504.

     We have filed a registration statement on Form S-4 under the Securities Act of 1933 with the Commission with respect to our common stock to be issued in the mergers. This proxy statement/prospectus constitutes our prospectus filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because selected parts of the registration statement are omitted in accordance with the rules and regulations of the Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

     If you have any questions about the mergers, please call our Investor Relations at (678) 375-3000.

     All information contained in this proxy statement/prospectus regarding us was supplied by us and all information contained in this proxy statement/prospectus regarding TransPoint and its current owners was supplied by TransPoint and its current owners. None of us or TransPoint can warrant the accuracy or completeness of information relating to the other party.

                       COMPARATIVE PER SHARE INFORMATION

     The following table presents historical and unaudited pro forma per share data for CheckFree Holdings, TransPoint and BlueGill Technologies, Inc., which we acquired on April 28, 2000, on a consolidated basis. This information is qualified in its entirety by the historical financial statements and accompanying notes for us and for TransPoint contained in this proxy statement/prospectus, and the historical financial statements and notes for CheckFree Holdings incorporated in this proxy statement/prospectus by reference. You should read this table in conjunction with those statements and notes.

     You should also read the following unaudited pro forma financial information in conjunction with CheckFree Holdings', TransPoint's and BlueGill's unaudited pro forma financial statements and accompanying notes included in this proxy statement/prospectus. For more information, please refer to the section of this proxy statement/prospectus entitled "Unaudited Pro Forma Condensed Combining Financial Information."

                                                               YEAR ENDED        NINE MONTHS ENDED
                                                              JUNE 30, 1999        MARCH 31, 2000
                                                              -------------      -----------------
CHECKFREE HOLDINGS HISTORICAL
  Net Income (Loss).......................................        $0.18                $(0.23)
  Cash Dividends Declared.................................           --                    --
  Book Value..............................................         3.61                  4.00

                                                               YEAR ENDED        NINE MONTHS ENDED
                                                              JUNE 30, 1999        MARCH 31, 2000
                                                              -------------      -----------------
TRANSPOINT HISTORICAL(1)..................................         N/A                  N/A

                                                               YEAR ENDED        THREE MONTHS ENDED
                                                            DECEMBER 31, 1999      MARCH 31, 2000
                                                            -----------------    ------------------
BLUEGILL HISTORICAL
  Net Income (Loss).......................................       $(1.43)               $(0.33)
  Cash Dividends Declared.................................           --                    --
  Book Value..............................................        (1.84)                (1.69)

                                                               YEAR ENDED        NINE MONTHS ENDED
                                                              JUNE 30, 1999        MARCH 31, 2000
                                                              -------------      -----------------
CHECKFREE HOLDINGS/TRANSPOINT/BLUEGILL/PRO FORMA COMBINED
  Net Income (Loss).......................................       $(5.04)               $(3.90)
  Cash Dividends Declared.................................           --                    --
  Book Value..............................................                              23.98

                                                               YEAR ENDED        NINE MONTHS ENDED
                                                              JUNE 30, 1999        MARCH 31, 2000
                                                              -------------      -----------------
CHECKFREE HOLDINGS/TRANSPOINT
PRO FORMA COMBINED
  Net Income (Loss).......................................       $(4.58)               $(3.59)
  Cash Dividends Declared.................................           --                    --
  Book Value..............................................                              22.28

                                                               YEAR ENDED        NINE MONTHS ENDED
                                                              JUNE 30, 1999        MARCH 31, 2000
                                                              -------------      -----------------
CHECKFREE HOLDINGS/BLUEGILL PRO FORMA COMBINED
  Net Income (Loss).......................................       $(0.79)               $(0.90)
  Cash Dividends Declared.................................           --                    --
  Book Value..............................................                               7.81
EQUIVALENT TRANSPOINT PRO FORMA COMBINED..................          N/A                   N/A

                                                               YEAR ENDED        NINE MONTHS ENDED
                                                              JUNE 30, 1999        MARCH 31, 2000
                                                              -------------      -----------------
EQUIVALENT BLUEGILL PRO FORMA COMBINED(2)
  Net Income (Loss).......................................       $(0.11)               $(0.13)
  Cash Dividends Declared.................................           --                    --
  Book Value..............................................                               1.13

                                                                 YEAR ENDED       NINE MONTHS ENDED
                                                                JUNE 30, 1999       MARCH 31, 2000
                                                                -------------     -----------------
EQUIVALENT TRANSPOINT/BLUEGILL PRO FORMA COMBINED(1)........         N/A                 N/A

---------------

(1) Each of the TransPoint entities is either a limited liability company or limited partnership. Under the terms of the limited liability company agreements and the limited partnership agreement of those entities, there are no shares outstanding.

(2) Represents the CheckFree Holdings pro forma combined results multiplied by a share conversion factor of 0.1442 per the merger agreement with BlueGill.

                              THE SPECIAL MEETING

PROXY STATEMENT/PROSPECTUS

     We are furnishing this proxy statement/prospectus to you in connection with the solicitation of proxies by our board of directors in connection with the share issuance proposal.

     We are first sending this proxy statement/prospectus to our stockholders on
or about [            ], 2000.

DATE, TIME AND PLACE OF SPECIAL MEETING

     The special meeting is scheduled to be held as follows:

                              [            ], 2000

                            [  ]:00 a.m., local time

                               [               ]

PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so that our stockholders may consider and vote upon

     - a proposal to approve the issuance of 17,000,000 shares of our common stock pursuant to a merger agreement among CheckFree Holdings, TransPoint, and various of their affiliates; and

     - to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

     If our stockholders approve the share issuance proposal, upon the completion of the mergers the owners of TransPoint will receive 17,000,000 shares of our common stock or approximately 23% of our outstanding common stock.

     If our stockholders do not approve the share issuance proposal, the owners of TransPoint may terminate the merger agreement and require us to pay a termination fee of at least $25 million. See "Merger Agreement -- Termination" and " -- Termination Fees."

RECORD DATE FOR THE SPECIAL MEETING

     Our board of directors has fixed the close of business on
[               ], 2000 as the record date for determination of our stockholders entitled to notice of, and to vote at, the special meeting. On the record date,
there were [               ] shares of our common stock outstanding, held by
approximately [               ] holders of record.

VOTE REQUIRED FOR ADOPTION OF THE SHARE ISSUANCE PROPOSAL

     A majority of our outstanding shares of common stock must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of a majority of our common stock voting in person or by proxy at the special meeting is required to approve the share issuance proposal.

     As of the record date, our directors and executive officers and their affiliates owned approximately [ ]% of the outstanding shares of our common stock. In connection with the signing of the merger agreement, each of these individuals, solely in his or her capacity as a stockholder of CheckFree Holdings, agreed, subject to limited exceptions, to vote all of his or her shares in favor of the share issuance proposal. For additional information regarding these agreements, see the section of this proxy statement/prospectus titled "Description of Related Agreements -- Stockholder Support Agreements."

PROXIES

     All shares of our common stock represented by properly executed proxies or voting instructions received before or at the special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card or voting instructions, the shares will be voted FOR approval of the share issuance proposal. You are urged to mark the box on the proxy card to indicate how to vote your shares.

     If a properly executed proxy card or voting instruction is returned and the stockholder has abstained from voting on adoption of the share issuance proposal, the CheckFree Holdings common stock represented by the proxy or voting instructions will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of approval of the share issuance proposal. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on approval of the share issuance proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of approval of the share issuance proposal. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     We do not expect that any matter other than approval of the share issuance proposal will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.

     A stockholder may revoke his or her proxy at any time before it is voted by:

     - notifying in writing the Corporate Secretary of CheckFree Holdings at 4411 East Jones Bridge Road, Norcross, Georgia 30092;

     - granting a subsequently dated proxy; or

     - appearing in person and voting at the special meeting if you are a holder of record.

     Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

VOTING ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE

     Instead of submitting your vote by mail on the enclosed proxy card or voting instructions, you may have the option to submit your proxy or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in our stock records in your name or in the name of a brokerage firm or bank. You should check your proxy card or voting instructions forwarded by a broker, bank or other holder of record to see which options are available.

     The Internet and telephone procedures for submitting your proxy or voting instructions are designed to authenticate stockholders identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. A prior proxy submitted by the Internet or telephone may be revoked by the submission of a letter proxy using any allowable method of proxy submission indicated in this proxy statement/prospectus, including by a subsequent Internet or telephonic proxy.

SOLICITATION OF PROXIES

     We will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. We have retained [ ], at an
estimated cost of $[          ] plus reimbursement of expenses, to assist in the
solicitation of proxies. We and our proxy solicitors will also request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

                       THE MERGERS AND THE SHARE ISSUANCE

BACKGROUND OF THE MERGERS

     We develop and provide electronic billing and payment services and related products for financial institutions, businesses and their customers. Our services facilitate the electronic distribution and payment of bills as well as payment of any bill for financial institutions and Internet portals and their customers. Because electronic billing and payment services are new and evolving, it has become a regular practice of our board of directors to review periodically with senior management developments in technology and strategic alternatives available to us in order for it to remain competitive, accelerate the adoption of electronic billing and payment services and enhance stockholder value.

     In connection with this ongoing review of its strategic plans, we have pursued various strategic initiatives, including internal growth, growth through strategic alliances and partnerships and acquisitions. As part of this process, we previously have engaged in business combination transactions with Intuit Services Corporation in January 1997, Advanced Mortgage Technologies, Inc. in October 1997, Mobius Group, Inc. in March 1999, and BlueGill Technologies, Inc. in April 2000.

     In furtherance of our objectives discussed above, in 1999, we and TransPoint began discussing an agreement on common standards and protocols for interoperability of electronic billing and payment services. In parallel to these discussions, on July 6, 1999, Peter Kight, our Chairman and Chief Executive Officer, and Henry Duques, First Data's Chairman and Chief Executive Officer, met in Atlanta, Georgia to discuss how the two companies could work together and the possibility of our acquisition of TransPoint.

     On July 9, 1999, a meeting was held in Atlanta. In attendance were Lewis Levin, TransPoint's President and Chief Executive Officer and a Vice President of Microsoft, Darren Remington and Rich Bray of Microsoft and Peter Kight, Peter Sinisgalli, our President and Chief Operating Officer, Mark Johnson, our Vice Chairman, and Ravi Ganesan, our Executive Vice President. At this meeting, the parties discussed interoperability between services described as bill exchange and lightweight aggregation of bills. In addition, break-out meetings were held between Messrs. Levin and Kight to further discuss a business alliance or possible acquisition of TransPoint. No specific details or deal proposals were discussed.

     On July 27, 1999, Peter Kight also discussed the possibility of an acquisition of TransPoint with Lewis Levin in San Francisco, California.

     On September 20, 1999, a meeting of TransPoint management was held in Atlanta. In attendance were Lewis Levin on behalf of Microsoft and Henry Duques and Charles Fote on behalf of First Data. At the meeting, in addition to a general discussion of topics relating to the TransPoint business, the parties discussed the possibility of a merger of TransPoint with us and the status of preliminary conversations on that topic.

     Based on the outcome of these discussions, on September 26, 1999, Peter Kight, Matthew Lewis, our Executive Vice President of Electronic Commerce Product Management and Marketing, and Randal McCoy, our Executive Vice President of Electronic Commerce Software Development, met in Denver, Colorado with Lewis Levin, Darren Remington and Sanjay Chheda of Microsoft for more detailed discussions regarding the possibility of us acquiring TransPoint and entering into a related strategic alliance with Microsoft.

     On October 19, 1999, a meeting was held in San Jose, California. Present at the meeting were Lewis Levin and Peter Kight. At the meeting, the parties determined to focus solely on an acquisition by us of TransPoint and related commercial agreements with Microsoft and First Data. At this meeting, the parties discussed a potential value for TransPoint, taking into account the commercial agreements, of 19% to 25% of the combined entity.

     On October 28, 1999, a meeting of TransPoint's management and equity holders was held. In attendance representing Microsoft were Richard Belluzzo and Lewis Levin. First Data's representatives at this meeting were Henry Duques and Charles Fote. At the meeting, in addition to a general discussion of topics relating to the TransPoint business, the parties discussed the possibility of a merger with us, the status of preliminary conversations, and other options open to TransPoint. The participants concluded that it would be productive to continue discussions with CheckFree Holdings and explore whether other alternatives should be considered.

     In order to assist us in our evaluation of a possible transaction involving TransPoint, we retained the investment bank Merrill Lynch, Pierce, Fenner & Smith Incorporated to provide us with a fairness opinion on the mergers. We also engaged Simpson Thacher & Bartlett, Palo Alto, California and Porter, Wright, Morris & Arthur LLP, Columbus, Ohio as our legal counsel in connection with the negotiation of the potential transaction.

     In addition, Transpoint retained the investment bank Morgan Stanley Dean Witter & Co. to assist in evaluating any potential transaction. To further assist in evaluating the transaction, TransPoint engaged Preston, Gates & Ellis LLP, Seattle, Washington, who also represented Microsoft in connection with evaluating the potential transaction, and Sidley & Austin, Chicago, Illinois, who also represented First Data in connection with the transaction.

     On November 2, 1999, we, Microsoft and TransPoint executed a non-disclosure agreement covering the exchange of non-public information between the companies for the purpose of evaluating a potential acquisition transaction. On the same day, representatives of CheckFree Holdings, TransPoint, Microsoft and First Data met in Redmond, Washington to present the business plans and financial projections of CheckFree Holdings and TransPoint. At the same time, the legal representatives of CheckFree Holdings, Microsoft and First Data began discussions regarding the appropriate structure for any combination of CheckFree Holdings and TransPoint.

     On November 11, 1999, Mark Johnson and Peter Sinisgalli of CheckFree Holdings met in Redmond, Washington with Lewis Levin, Darren Remington, Sanjay Chheda and Kevin Harrang of Microsoft, and Dave Treinen of First Data to discuss valuation of the proposed transaction. After the meeting, we decided to temporarily halt discussions of a merger in order to focus on other corporate initiatives and to allocate our corporate resources to our convertible debt offering and the BlueGill acquisition.

     On November 24, 1999, Peter Kight and Peter Sinisgalli met with Henry Duques and Lewis Levin to resume discussions and to attempt to begin to narrow the principal terms and structure under which we might effect the purchase of TransPoint. This shifted the discussion from a range of ideas to specific negotiating points. Discussions also included possible long-term commercial alliances with Microsoft and First Data. Throughout these and subsequent negotiations, Mr. Kight periodically corresponded with our directors to update them on the status of the negotiations and key issues and terms of the proposed acquisition.

     On December 10, 1999, Lewis Levin met with representatives of the members of TransPoint and provided them with an update on the status of the negotiations. Present at the meeting were Richard Belluzzo, Lewis Levin, and Beverly Kennedy of Microsoft, Charles Fote, Henry Duques, Jeff Leventhal, and Kimberly Patmore of First Data, and Ed Horowitz of Citibank. The representatives of the members of TransPoint delegated authority to TransPoint's officers to negotiate the merger and contribution agreement and other related agreements under the structure presented to the representatives.

     On December 14, 1999, at a special meeting of our board of directors called to approve the BlueGill acquisition, the directors reviewed our business plan and discussed developments in electronic billing and payment services generally. As part of this discussion, Mr. Kight reviewed with the board the current terms being negotiated among the parties regarding the potential acquisition of TransPoint, including proposed revenue guarantees, purchase price and commercial and non-competition agreements in the commercial and marketing agreements. After discussing the presentations of Mr. Kight and senior management, the board of directors instructed our management to continue discussions with TransPoint, Microsoft and First Data.

     On December 30, 1999, a meeting was held in Phoenix, Arizona. In attendance at the meeting were Lewis Levin and Sanjay Chheda of Microsoft and Peter Kight. At the meeting, the parties discussed a decrease in the number of our common shares to be issued in the proposed transaction from 20 million, as then contemplated by TransPoint, to 17 million as contemplated by us, and further discussed proposed terms of the commercial agreement between us and Microsoft. Despite nearing a final price, subject to the parties' respective due diligence reviews which had not yet commenced, there were still material issues to be negotiated, including governance arrangements, transfer restrictions and terms of the commercial agreements.

     During the period from December 30, 1999 to January 24, 2000, the parties continued to negotiate outstanding issues and the structure of the transaction. The parties also consulted with their legal and financial advisers as to the structure of the transaction and instructed them to begin drafting the definitive agreements for the transaction.

     On January 24, 2000, representatives of CheckFree Holdings and TransPoint met in Redmond, Washington to initiate a due diligence process. Concurrently, the management teams and attorneys of CheckFree Holdings, TransPoint and the owners of TransPoint began negotiation of definitive agreements in Seattle, Washington. Negotiation of the merger and contribution agreement and the related agreements, including the commercial alliance agreement between us and Microsoft and the marketing agreement between us and First Data, continued in Seattle, Washington and Chicago, Illinois at various times up to and through the signing of the merger agreement. During this same period, business, accounting and legal due diligence continued at TransPoint's offices in Redmond, Washington and at CheckFree Holdings' offices in Atlanta, Georgia.

     On February 11, 2000, the CheckFree Holdings board of directors met to review the terms of the proposed acquisition of TransPoint, including the merger and contribution agreement and the related agreements, including the commercial agreement and marketing agreement. At the meeting, Allen Shulman, CheckFree Holdings' General Counsel, advised the board of directors regarding their fiduciary duties in connection with the transactions. Peter Sinisgalli then reviewed the material terms of the proposed merger and contribution agreement and the related agreements, including the commercial agreement and marketing agreement. In addition, representatives of Merrill Lynch reviewed in detail with the board of directors their financial analysis of the TransPoint business and the terms of the acquisition. Merrill Lynch then rendered an oral opinion, which was later confirmed in writing, that the proposed terms of the transaction and the consideration to be delivered to the TransPoint, taken as a whole, were fair from a financial point of view to CheckFree Holdings. After further discussion and consideration, our board of directors unanimously determined that the merger and contribution agreement and the related agreements, including the commercial agreement and marketing agreement, were fair to, and in the best interests of, CheckFree Holdings and its stockholders and adopted these agreements and approved the transaction and the other transactions contemplated by the agreements.

     The merger and contribution agreement was executed after the close of the markets on February 15, 2000. We and the owners of TransPoint announced the transaction in a joint press release issued after the execution of the agreement on February 15, 2000.

     On April 17, 2000, Peter Sinisgalli contacted Lewis Levin and indicated that CheckFree Holdings was concerned about the acquisition structure contemplated by the merger and contribution agreement and its impact on CheckFree Holdings' convertible subordinated notes. Mr. Sinisgalli and Mr. Levin discussed the likelihood that holders of CheckFree Holdings' convertible subordinated notes would require CheckFree Holdings to purchase their notes upon consummation of the transactions contemplated by the merger and contribution agreement given the decline in CheckFree Holdings' stock price and corresponding trading price for the notes between the date the merger and contribution agreement was executed on February 15, 2000 and April 17, 2000. Messrs. Sinisgalli and Levin agreed to discuss this issue with their respective legal and financial advisors.

     Between April 17, 2000 and July 7, 2000, CheckFree Holdings and its counsel had discussions with TransPoint, Microsoft, First Data, Citicorp and their respective counsel regarding amending the structure of the merger and contribution agreement, while maintaining the economics of the transaction and tax deferred structure. On May 22, 2000, the parties agreed in principal to modify the transaction structure and we issued a press release announcing the agreement. On May 31, 2000, the CheckFree Holdings board of directors met to review the terms of the amended merger agreement. No substantive changes were proposed to the related agreements other than to reflect the change in structure from the merger and contribution agreement to the merger agreement. At this meeting, the board of directors received a letter from Merrill Lynch which indicated that if Merrill Lynch had known of the revised transaction structure at the time it delivered its original fairness opinion, the opinion would not have changed. After discussion and consideration of the new structure, the CheckFree Holdings board of directors unanimously approved the amended and restated version of the merger agreement, the related agreements and the transactions contemplated by the amended and restated version of the merger agreement. On July 7, 2000, the parties executed an amended and restated version of the merger agreement, which version is described in this proxy statement/prospectus and is included as Appendix A to this proxy statement/prospectus.

RECOMMENDATION OF THE CHECKFREE HOLDINGS BOARD OF DIRECTORS; CHECKFREE HOLDINGS' REASONS FOR THE MERGERS

     Our board of directors believes that the transactions contemplated in the merger agreement are fair to you as a CheckFree Holdings stockholder and in your best interest, and recommends that you vote FOR the approval of the share issuance proposal.

     In reaching its decision to recommend the approval of the share issuance proposal to you, our board of directors consulted with our financial and legal advisors and with our senior management and considered the following material factors:

     - the potential to accelerate the adoption of electronic billing and payment services as an alternative to paper bills and checks as a result of:

        (1) the increased consumer confidence in electronic billing and payment that would result from an open technology standard that the combination of CheckFree Holdings and TransPoint would create, and

        (2) the reduction in confusion among consumers regarding various technological standards for electronically receiving and paying bills;

     - the expectation that, by combining CheckFree Holdings and TransPoint, we will have greater technology, sales, marketing, distribution and customer service and resources leading to the possibility of stronger operating and financial results than either CheckFree Holdings or TransPoint could achieve while remaining separate;

     - the strategic fit of CheckFree Holdings and TransPoint, including the belief that the combination has the potential to enhance stockholder value through increased growth opportunities, cost savings achievable by combining the two businesses and the synergies resulting from the combination of the two companies' strengths, technologies and other assets;

     - the ability to expand the provision of our services to TransPoint customers and the prospects of increasing our presence internationally through TransPoint's relatively greater operations outside the United States;

     - the opportunities, as a result of entering into the commercial alliance agreement, of a stronger strategic relationship with Microsoft, including its MSN Internet service, and the exclusive or preferred use of our products for various Microsoft offerings, both currently and in the future;

     - the opportunities, as a result of entering into the marketing agreement, of a stronger strategic relationship with First Data and its relationships with and access to billers throughout the country;

     - the benefit of obtaining a stream of minimum revenue guarantees equaling $180 million during the next five years from Microsoft and First Data together;

     - the potential benefits to:

        (1) Our customers, who should benefit from our end-to-end technological solution for sending, receiving and paying bills being utilized by more users through the combination of CheckFree Holdings and TransPoint,

        (2) Our strategic partners, who will be able to use our services and technology to reach a greater combined group of consumers, and

        (3) Our employees, who will be employed by a more diverse provider of electronic billing and payment services, leading to greater opportunities for career development;

     - the information and presentations by our management and legal and financial advisors concerning the results of their business and legal due diligence, including the business, technology, operations, financial condition, customer relationships and prospects of both CheckFree Holdings and TransPoint and the potential synergies resulting from combining these businesses;

     - the terms of the merger agreement and the related commercial agreements, including the amount of consideration to be received by the owners of TransPoint, the right of Microsoft and First Data to each designate one director of CheckFree Holdings, and the restrictions on the ability of Microsoft and First Data to dispose of their shares of our common stock for up to three years; and

     - the oral presentation of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its oral opinion on February 11, 2000, later confirmed in writing as attached as Appendix B to this proxy statement/ prospectus, that, as of the date of the opinion and subject to the assumptions and limitations described in the opinion, the mergers and the consideration to be delivered to the owners of TransPoint, taken as a whole, are fair from a financial point of view to CheckFree Holdings.

     Our board of directors also considered the potential adverse effects and risks associated with the transaction with TransPoint and the combined company, including those risks set forth in the section titled "Risk Factors" in this proxy statement/prospectus and concluded that the potential benefits of the transaction with TransPoint outweighed the potential adverse effects and risks. The list of potential adverse effects and risks considered by the board included, but was not limited to, the following:

     - the challenges of combining and integrating the businesses, assets and workforces of two major companies and the risks of not achieving the expected operating efficiencies or growth;

     - the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the transaction contemplated in the merger agreement;

     - the risk that the transactions contemplated in the merger agreement will not be consummated;

     - the possibility that the customers of CheckFree Holdings and TransPoint could suffer during the transition to a combined bill presentment and payment platform;

     - the obligation to maintain a shelf registration statement enabling Microsoft and First Data to dispose of their shares under specified circumstances;

     - the inclusion in the merger agreement of:

        (1) a non-solicitation provision restricting the ability of our management to seek change of control transactions during the period prior to the closing of the agreement, and

        (2) provisions requiring the payment of termination fees to the owners of TransPoint under specified circumstances; and

     - the accounting treatment of the acquisition of TransPoint as a purchase, which will result in goodwill that will be recorded initially on our balance sheet and amortized on a straight-line basis as a charge against earnings over a five year period.

     This discussion of the information and factors considered by our board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of material factors considered in connection with the evaluation of the mergers and the related transactions, our board of directors did not find it practicable to quantify or otherwise assign relative weights or rank to the factors it considered in approving the transactions. In considering the factors described above, individual members of the board may have given different weight to various ones. Instead, our board of directors considered all these factors as a whole and overall considered them to be favorable and to support its recommendation.

REPORT OF CHECKFREE HOLDINGS' FINANCIAL ADVISOR

     Our board of directors retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as a financial advisor to the directors in connection with the TransPoint transaction and, in connection with these advisory services, to render an opinion on the fairness, from a financial point of view, of the terms of and conditions of the TransPoint transaction which were determined as a result of negotiations among CheckFree Holdings, TransPoint and the owners of TransPoint. Merrill Lynch was retained as our financial advisor based on Merrill Lynch's qualifications, expertise and reputation, as well as its knowledge of our business.

     On February 11, 2000, Merrill Lynch delivered to the board its written opinion that, based upon several factors and assumptions discussed in the opinion, the proposed terms of the TransPoint transaction as presented to Merrill Lynch and the consideration to be delivered to the owners of TransPoint, taken as a whole, are fair from a financial point of view to CheckFree Holdings. On May 31, 2000, Merrill Lynch advised the board that the changes in the proposed structure of the transactions, if they had been known to Merrill Lynch on February 11, 2000, would not have changed the conclusions in its opinion as of that date.

     The full text of Merrill Lynch's opinion, which sets forth a description of the assumptions made, general procedures followed, factors considered and limitations on the review undertaken, and the related letter are attached as Appendix B to this proxy statement/prospectus and are incorporated by reference. The opinion and the related letter were provided to our board of directors for its information and are directed only to the fairness from a financial point of view of the transaction and the consideration to be delivered to the owners of TransPoint. They do not constitute a recommendation to you as to how you should vote on the share issuance proposal. You are urged to read the Merrill Lynch opinion and the related letter carefully in their entirety, especially with regard to the assumptions made and the factors considered by Merrill Lynch. The summary of the Merrill Lynch opinion in this proxy statement/prospectus is qualified by reference to the full text of the opinion.

     In arriving at its opinion, Merrill Lynch, among other things:

     - reviewed publicly available business and financial information relating to CheckFree Holdings that it deemed to be relevant;

     - reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of TransPoint and CheckFree Holdings, furnished to Merrill Lynch by TransPoint and CheckFree Holdings;

     - conducted discussions with members of senior management of the TransPoint and CheckFree Holdings concerning their respective businesses and prospects;

     - compared the results of operations of CheckFree Holdings with that of various companies which Merrill Lynch deemed to be reasonably similar to CheckFree Holdings;

     - conducted discounted cash flow analyses based on the financial forecasts of TransPoint and CheckFree Holdings;

     - reviewed the historical market prices and trading activity for the shares of common stock of CheckFree Holdings and compared them with that of publicly traded companies deemed by Merrill Lynch to be reasonably similar to CheckFree Holdings;

     - reviewed a draft of the original merger and contribution agreement and related agreements dated on or about February 9, 2000; and

     - reviewed other financial studies and analyses and performed other investigations and took into account other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by TransPoint and CheckFree Holdings, including the respective management teams' assessment of the strategic benefits of the transaction. Merrill Lynch did not independently verify information provided by either company, nor did it undertake an independent appraisal of the assets of either TransPoint or CheckFree Holdings. Merrill Lynch did not conduct any physical inspection of the properties or facilities of TransPoint or CheckFree Holdings. With respect to the financial forecasts furnished by TransPoint and CheckFree Holdings, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of management as to the companies' expected future financial performance. Merrill Lynch assumed, with the consent of TransPoint and CheckFree Holdings, that the transaction will be treated as tax-free reorganizations for federal income tax purposes and that the final form of the merger and contribution agreement would be substantially similar to the last draft reviewed by Merrill Lynch.

     Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Merrill Lynch as of, February 11, 2000. Under its engagement by CheckFree Holdings, Merrill Lynch has no obligation to update the opinion or to take into account events occurring subsequent to the date that the opinion was delivered to CheckFree Holdings' board. As a result, circumstances could develop prior to the completion of the mergers that, if known at the time Merrill Lynch rendered its opinion, would have altered the opinion. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future.

     Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the TransPoint transaction, no requirements of divestiture or separation of business units or other restrictions on, or amendments or modifications to, material provisions of the merger and contribution agreement or related agreements, will be imposed that will have a material adverse effect on the contemplated benefits of the TransPoint transaction. These material provisions include, without limitation, the provisions in the merger and contribution agreement and related agreements concerning non-competition agreements and business relationships between CheckFree Holdings and each of Microsoft and First Data and concerning revenue guarantees to CheckFree Holdings by each of Microsoft and First Data. Merrill Lynch expressed no opinion as to the prices at which our common stock will trade following the consummation of the TransPoint transaction.

     Merrill Lynch will be paid a fee of $1,000,000 upon the closing of the mergers for its financial advisory services. Merrill Lynch has, in the past, provided investment banking services to CheckFree Holdings and has received fees for the rendering of these services. In particular, Merrill Lynch was an initial purchaser of 6 1/2% convertible subordinated notes due 2006 issued by CheckFree Holdings on November 29, 1999, and in this capacity received commissions and discounts of $4.05 million. CheckFree Holdings provides services to Merrill Lynch and some of its affiliates in the ordinary course of business. Merrill Lynch paid $670,568 for the fiscal year ended June 30, 1998, $1,152,389 for the fiscal year ended June 30, 1999 and $1,230,660 for the nine months ended March 31, 2000 for services provided by CheckFree Holdings.

     The following is a brief summary of the material analyses discussed by representatives of Merrill Lynch with the CheckFree Holdings board of directors in connection with Merrill Lynch's opinion:

     Comparative Stock Price Performance. Merrill Lynch reviewed the recent stock price performance of CheckFree Holdings and compared that performance with that of the following companies:

     - Bottomline Technologies, Inc.;

     - Cybercash Inc.;

     - Digital Insight Corp.;

     - First Data;

     - Fiserv Inc.;

     - Intercept Group Inc.;

     - Online Res & Communications;

     - S1 Corporation;

     - Sterling Commerce Inc.; and

     - Total System Services Inc.

     The market value of CheckFree Holdings during the 52-week period preceding the opinion ranged from $1.416 billion to $6.579 billion. Merrill Lynch observed that, during the calendar year 1999, CheckFree Holdings outperformed these comparable companies as well as the Nasdaq composite index. Based on analysis of comparable publicly traded companies, Merrill Lynch estimated that the value of CheckFree Holdings on a standalone basis based on projected 2000 revenues ranged from $2.844 billion to $4.261 billion.

     Discounted Cash Flow Analyses. Merrill Lynch performed a discounted cash flow analysis of the present value of the TransPoint business on a standalone basis using both a multiple of revenue model and a perpetual growth model. Merrill Lynch estimated that based on revenue estimates for 2000-2005, illustrative revenue multiples ranging from 3.0x to 5.0x and illustrative discount rates ranging from 15% to 17%, the present value of the TransPoint business on a standalone basis ranged from $1.732 billion to $2.869 billion. Merrill Lynch also observed that based on revenue estimates for 2000-2005, illustrative perpetuity growth rates ranging from 10% to 13% and illustrative discount rates ranging from 15% to 17%, the present value of the TransPoint business on a standalone basis ranged from $1.970 billion to $6.512 billion.

     Merrill Lynch additionally performed an analysis of the present value of CheckFree Holdings on a standalone basis using both a multiple of revenue model and a perpetual growth model. Merrill Lynch observed that based on revenue estimates for 2000 - 2005, illustrative revenue multiples ranging from 3.0x to 5.0x and illustrative discount rates ranging from 15% to 17%, the present value of CheckFree Holdings on a standalone basis ranged from $2.767 billion to $4.883 billion. Merrill Lynch also estimated that based on revenue estimates for 2000 - 2005, illustrative perpetuity growth rates ranging from 10% to 13% and illustrative discount rates ranging from 15% to 17%, the present value of CheckFree Holdings on a standalone basis ranged from $1.926 billion to $6.811 billion.

COMPLETION AND EFFECTIVENESS OF THE MERGERS

     The mergers will be completed when all of the conditions to completion of the mergers are satisfied or waived, including the approval of the share issuance proposal by our stockholders. For a summary of the conditions of each of the parties to the merger agreement to close, see "Description of the Merger Agreement -- Conditions Precedent to Closing." Each of the mergers will become effective on the filing of certificates of merger with the Secretaries of State of Delaware and Washington. The effectiveness of the related commercial agreements is conditioned upon completion of the mergers.

     We are working toward completing the mergers as quickly as possible, and expect to do so shortly after the special meeting of our stockholders, provided that we have obtained the necessary regulatory approvals. We expect to complete the transactions contemplated in the merger agreement during the summer of 2000.

STRUCTURE OF THE MERGERS

     At the effective time of the mergers, TransPoint Acquisition Corporation, a wholly owned subsidiary of CheckFree Holdings, will merge with and into H&B Finance, Inc. As a result of this merger, Microsoft's shares of stock in H&B Finance, Inc. will be converted into 5,567,250 shares of common stock of CheckFree Holdings.

     Simultaneously, Tank Acquisition Corporation, a wholly owned subsidiary of CheckFree Holdings, will merge with and into FDC International Partner, Inc. As a result of this merger, the shares of stock in FDC International Partner, Inc. previously held by First Data and/or its affiliates, will be converted into 5,567,250 shares of common stock of CheckFree Holdings.

     Simultaneously, Chopper Merger Corporation, a wholly owned subsidiary of CheckFree Holdings, will merge with and into Citi TransPoint Holdings Inc. As a result of this merger, the shares of stock in Citi TransPoint Holdings Inc. previously held by Citibank and/or its affiliates will be converted in 1,865,500 shares of common stock of CheckFree Holdings.

     As a consequence of these three simultaneous mergers, H&B Finance, Inc., FDC International Partner, Inc. and Citi TransPoint Holdings Inc., which together own all of TransPoint, will each become a wholly owned subsidiary of CheckFree Holdings. In addition, at the effective time of the mergers, CheckFree Holdings will issue 3,000,000 shares of our common stock to Microsoft in consideration of our obligations under the commercial alliance agreement and will issue 1,000,000 shares of our common stock to First Data in consideration of our obligations under the marketing agreement.

     The number of shares of our common stock issuable pursuant to the merger agreement will be proportionately adjusted for any stock split, stock dividend or similar event with respect to our common stock effected between the date of the merger agreement and the date of completion of the mergers. Each share of our common stock issued will include an attached stock purchase right pursuant to our rights agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

     The following summary discusses the material United States federal income tax consequences of the mergers to CheckFree Holdings and the holders of our common stock. This discussion is based upon the Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

     None of CheckFree Holdings, its affiliates or the owners of TransPoint has requested a ruling from the United States Internal Revenue Service with respect to any of the United States federal income tax consequences of the mergers and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.

     Based upon, among other things, our representations and those of our affiliates,

     - no gain or loss will be recognized by us, H&B Finance, Inc., FDC International Partner, Inc., Citicorp Electronic Commerce, Inc. or any of our affiliates as a result of the mergers; and

     - no gain or loss will be recognized by our stockholders.

     THE SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS AND SHARE ISSUANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGERS. THE SUMMARY DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGERS AND SHARE ISSUANCES.

ACCOUNTING TREATMENT OF THE MERGERS

     We intend to account for the acquisition of TransPoint under the purchase method of accounting for business combinations. As a result, we will be required to account for any excess of the fair market value of the consideration we paid for the TransPoint business over the fair market value of the assets of this business as goodwill, which we will amortize over five years. See "Risk
Factors -- We are required to amortize goodwill that will cause our earnings per share to decrease" and "Unaudited Pro Forma Consolidated Condensed Financial Statements."

REGULATORY MATTERS

     We have summarized below the material regulatory requirements affecting the mergers. All material regulatory approvals required to permit consummation of the mergers have already been obtained from the applicable regulation authorities or the necessary waiting periods have expired.

     The mergers and related issuance of shares contemplated in the merger agreement are subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. On March 3, 2000, we filed the required information and materials with the Department of Justice and the Federal Trade Commission. On March 31, 2000, the waiting period under the Hart-Scott-Rodino Act terminated.

     The Antitrust Division of the Department of Justice or the Federal Trade Commission may, however, challenge the transactions on antitrust grounds after termination of the waiting period. Accordingly, at any time before or after the completion of the mergers, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons, including states, could take action under the antitrust laws, including seeking to enjoin the mergers. Additionally, at any time before or after the completion of the mergers, notwithstanding the fact that the applicable waiting period was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest.

     Additionally, the parties will seek any and all other regulatory approvals that may be required or imposed prior to the completion of the mergers.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF TRANSPOINT

     The shares of our common stock to be issued in connection with the mergers will be registered under the Securities Act of 1933 pursuant to a registration statement of which this proxy statement/prospectus is a part and will be freely transferable under the Securities Act of 1933, except for shares of our common stock issued to any person who is deemed to be an "affiliate" of the owners TransPoint. Persons who may be deemed to be affiliates of the TransPoint owners include individuals or entities that control, are controlled by, or are under the common control with an owner of TransPoint and may include a TransPoint owner's executive officers and directors, as well as a TransPoint owner's significant stockholders. The owners of TransPoint and their affiliates may not sell their shares of our common stock acquired in accordance with the merger agreement except pursuant to:

     - an effective registration statement under the Securities Act of 1933, covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

     - any other applicable exemption under the Securities Act of 1933.

     Our registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of our common stock to be received by affiliates pursuant to the merger agreement. In connection with the consummation of the mergers, we will execute registration rights agreements with Microsoft, First Data and Citibank, each of which is or will be deemed an affiliate of the owners of TransPoint and/or CheckFree Holdings. Pursuant to these registration rights agreements, we are obligated to file a registration statement under the Securities Act of 1933 covering the resale of shares held by Microsoft, First Data and Citibank. Sales of our shares by Microsoft and First Data, however, will be limited pursuant to the terms of stockholders agreements between each of them and us, which agreements will be executed in connection with the consummation of the mergers. See "Description of Related Agreements -- Registration Rights Agreements" and "-- Stockholder Agreements."

NASDAQ NATIONAL MARKET LISTING OF CHECKFREE HOLDINGS COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER AGREEMENT

     We will use our reasonable best efforts to cause the shares of our common stock that are to be issued pursuant to the merger agreement to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, before the completion of the mergers. The approval for listing of the shares to be issued in connection with the completion of the mergers on the Nasdaq National Market is a condition to the closing of the mergers. See "Description of the Merger Agreement -- Conditions Precedent to Closing."

APPRAISAL RIGHTS

     Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the mergers. We are not a party to the mergers; rather a number of our newly formed subsidiaries are parties to the mergers. You are being asked to approve the issuance of additional shares of our common stock to the owners of the TransPoint business pursuant to the terms of the merger agreement but not to approve the mergers.

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                               CHECKFREE HOLDINGS

     Our selected consolidated financial data for the fiscal year ended June 30, 1997 and as of and for the fiscal years ended June 30, 1998 and 1999, have been derived from our audited consolidated financial statements, incorporated in this proxy statement/prospectus by reference. Our selected consolidated financial data as of and for the fiscal year ended December 31, 1994 and 1995, as of and for the six months ended June 30, 1996, and as of June 30, 1997, have been derived from our audited consolidated financial statements, which are not included in this proxy statement/prospectus. The selected and consolidated financial data as of and for each of the nine month periods ended March 31, 1999 and 2000 are derived from unaudited financial statements incorporated in this proxy statement/prospectus by reference which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for the interim periods. The selected consolidated financial data for the twelve months ended June 30, 1996 are derived from unaudited consolidated financial statements which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for the respective period. You should read the selected consolidated financial data provided below in conjunction with the section of this proxy statement/prospectus entitled, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the related Notes incorporated by reference to this document.

                                                   SIX MONTHS                                                     NINE MONTHS
                                  YEAR ENDED         ENDED                      YEAR ENDED                           ENDED
                                 DECEMBER 31,       JUNE 30,                     JUNE 30,                          MARCH 31,
                               -----------------   ----------   -------------------------------------------   -------------------
                                1994      1995        1996       1996(1)      1997        1998       1999       1999       2000
                               -------   -------   ----------   ---------   ---------   --------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Revenues:
  Processing, servicing and
    merchant discount........  $38,282   $49,330   $  33,305    $  59,053   $ 104,522   $159,255   $201,059   $145,468   $189,430
  License fees...............       --        --      10,970       10,970      33,088     28,952     15,975     10,005     10,295
  Maintenance fees...........       --        --       1,978        1,978      22,567     25,848     17,746     13,314     13,571
  Other......................      984        --       4,787        4,788      16,268     19,809     15,351     10,592      8,399
                               -------   -------   ---------    ---------   ---------   --------   --------   --------   --------
        Total revenues.......   39,266    49,330      51,040       76,789     176,445    233,864    250,131    179,379    221,695
Expenses:
  Cost of processing,
    servicing and support....   24,212    30,258      35,438       51,236     102,721    129,924    146,704    107,572    133,684
  Research and development...    4,724     6,876       9,907       13,765      32,869     36,265     21,085     16,539     24,276
  Sales and marketing........    4,427     7,242      17,167       21,349      32,670     28,839     32,354     21,945     29,522
  General and
    administrative...........    2,598     4,134       7,338        9,598      18,707     20,677     31,466     21,556     28,837
  Depreciation and
    amortization.............    1,922     2,485       6,997        8,246      24,919     24,999     24,630     18,001     23,789
  In-process research and
    development(2)...........       --        --     122,358      122,358     140,000        719      2,201      2,201         --
  Charge for stock
    warrants(3)..............       --        --          --           --          --     32,827         --         --         --
  Exclusivity
    amortization(4)..........       --        --          --           --       5,958      2,963         --         --         --
                               -------   -------   ---------    ---------   ---------   --------   --------   --------   --------
        Total expenses.......   37,883    50,995     199,205      226,552     357,844    277,213    258,440    187,814    240,108
Net gain on dispositions of
  assets(5)..................       --        --          --           --       6,250     36,173      4,576      3,914         --
                               -------   -------   ---------    ---------   ---------   --------   --------   --------   --------
Income (loss) from
  operations.................    1,383    (1,665)   (148,165)    (149,763)   (175,149)    (7,176)    (3,733)    (4,521)   (18,413)
Interest:
  Income.....................      298     2,135       1,659        3,104       2,153      3,464      2,799      2,205      4,490
  Expense....................     (795)     (645)       (325)        (484)       (834)      (632)      (618)      (507)    (4,573)
                               -------   -------   ---------    ---------   ---------   --------   --------   --------   --------
Income (loss) before income
  taxes......................      886      (175)   (146,831)    (147,143)   (173,830)    (4,344)    (1,552)    (2,823)   (18,496)
Income tax expense
  (benefit)(6)...............      400        40      (8,628)      (8,650)    (12,017)      (641)   (12,009)   (12,422)    (6,718)
                               -------   -------   ---------    ---------   ---------   --------   --------   --------   --------
Income (loss) before
  extraordinary item.........      486      (215)   (138,203)    (138,493)   (161,813)    (3,703)    10,457      9,599    (11,778)
Extraordinary item...........       --        --        (364)        (364)         --         --         --         --         --
                               -------   -------   ---------    ---------   ---------   --------   --------   --------   --------
  Net income (loss)..........  $   486   $  (215)  $(138,567)   $(138,857)  $(161,813)  $ (3,703)  $ 10,457   $  9,599   $(11,778)
                               =======   =======   =========    =========   =========   ========   ========   ========   ========
Basic income (loss) per
  common share before
  extraordinary item(7)......  $  0.02   $ (0.01)  $   (3.69)   $   (4.14)  $   (3.44)  $  (0.07)  $   0.20   $   0.18   $  (0.23)
Basic income (loss) per
  common share(7)............  $  0.02   $ (0.01)  $   (3.70)   $   (4.15)  $   (3.44)  $  (0.07)  $   0.20   $   0.18   $  (0.23)
Basic equivalent number of
  shares outstanding(7)......   25,232    28,219      37,450       33,435      46,988     55,087     52,424     52,696     52,246
Diluted income (loss) per
  common share before
  extraordinary item(7)......  $  0.02   $ (0.01)  $   (3.69)   $   (4.14)  $   (3.44)  $  (0.07)  $   0.18   $   0.17   $  (0.23)
Diluted income (loss) per
  common share(7)............  $  0.02   $ (0.01)  $   (3.70)   $   (4.15)  $   (3.44)  $  (0.07)  $   0.18   $   0.17   $  (0.23)
Diluted equivalent number of
  shares outstanding(7)......   27,103    28,219      37,420       33,435      46,988     55,087     56,529     56,117     52,246

                                   AS OF                              AS OF                               AS OF
                               DECEMBER 31,                          JUNE 30,                           MARCH 31,
                            -------------------    --------------------------------------------    --------------------
                             1994        1995        1996        1997        1998        1999        1999        2000
                            -------    --------    --------    --------    --------    --------    --------    --------
BALANCE SHEET DATA:
Cash and cash
  equivalents.............  $ 2,209    $ 63,840    $ 20,987    $ 32,086    $ 36,535    $ 12,446    $ 16,199    $125,043
Working capital...........   11,399      81,792      45,496      20,002      78,238      24,245      44,473     142,062
Total assets..............   30,512     115,642     196,230     223,836     250,112     252,761     250,690     476,133
Convertible notes(8)......       --          --          --          --          --          --          --     172,500
Long-term obligations,
  less current portion....    8,213       7,282       8,324       8,401       6,467       3,882       6,616         820
Total stockholders'
  equity..................   16,372      99,325     137,675     148,644     183,854     186,903     185,217     212,384

---------------
(1) On April 19, 1996, we elected to change our fiscal year end from December 31 to June 30. To assist in the analysis of the selected consolidated financial data, unaudited results for the twelve months ended June 30, 1996 are provided.

(2) In connection with the acquisitions of Intuit Services Corporation in January 1997, Advanced Mortgage Technologies, Inc. in October 1997 and Mobius Group, Inc. in March 1999, we recorded charges to expense of $140.0 million, $0.7 million, and $2.2 million, respectively, for acquired in-process research and development that were determined to have no future value. See Note 2 to the audited consolidated financial statements incorporated by reference elsewhere in this proxy statement/prospectus.

(3) The $32.4 million and $0.4 million charges for stock warrants in the fiscal year ended June 30, 1998 resulted from the vesting of warrants related to a ten year processing agreement with Integrion and to a consulting agreement with a third party, respectively. See Note 15 to the audited consolidated financial statements incorporated by reference in this proxy statement/prospectus.

(4) In connection with an exclusivity arrangement entered into upon our acquisition of Intuit Services Corporation in January 1997, we recorded amortization expense of $6.0 million for the fiscal year ended June 30, 1997, and $3.0 million for the fiscal year ended June 30, 1998.

(5) The $6.3 million net gain on dispositions of assets in the year ended June 30, 1997 resulted from the March 1997 sale of our credit card business. The $36.2 million net gain in the year ended June 30, 1998 resulted from the sales of our recovery management business in August 1997, our item processing business in March 1998 and our electronic banking and wire businesses in April 1998. The resulting gains from these sales were $28.2 million, $3.2 million, and $14.7 million, respectively. The gains were offset by losses on the sale of the leasing business, discontinuation of the web investor business and write-offs of equipment. The resulting losses were $4.7 million, $1.0 million and $4.2 million, respectively. The $28.4 million net gain in the nine months ended March 31, 1998 resulted from the $28.2 million gain on the August 1997 sale of our recovery management business, the $3.2 million gain on the March 1998 sale of our item processing business, and the $3.0 million write-off of equipment and capitalized costs.

(6) In connection with the creation of a special purpose subsidiary to administer our employee medical benefits program, we recorded a one-time tax benefit of approximately $12.2 million during the quarter ended December 31, 1998. See Note 7 to the audited consolidated financial statements incorporated by reference in this proxy statement/prospectus.

(7) The earnings per share amounts prior to the fiscal year ended June 30, 1998 have been restated to comply with Statement of Financial Accounting Standards No. 128 "Earnings per Share" as required. For further discussion of earnings per share and the impact of Statement 128, see Note 1 to the audited consolidated financial statements incorporated by reference in this proxy statement/prospectus.

(8) In November 1999, we issued $172.5 million of 6 1/2% convertible subordinated notes that are due on December 1, 2006. Interest on the notes is payable on June 1 and December 1 annually, commencing on June 1, 2000. The notes may be converted, at the holder's option, into 13.6612 shares of our common stock per note and we may redeem the notes at any time on or after December 1, 2002.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TRANSPOINT

     TransPoint's selected consolidated financial data as of and for the period June 18, 1997 (inception) to July 3, 1998 and as of and for year ended July 2, 1999, have been derived from the audited consolidated financial statements of MSFDC, L.L.C. and its subsidiaries included elsewhere in this proxy statement/ prospectus. The selected and consolidated financial data for the nine month period ended March 31, 2000 and as of and for the nine month period ended March 31, 2000 are derived from unaudited financial statements included in this proxy statement/prospectus which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for the interim periods. Because MSFDC International, L.P. was formed in April 1999, TransPoint's selected consolidated financial data and other historical financial statements included elsewhere in the proxy statement/prospectus do not include MSFDC International, L.P., other than for the nine month period ended March 31, 2000. You should read the selected consolidated financial data provided below in conjunction with the "TransPoint Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes contained elsewhere in this proxy statement/prospectus.

                                       PERIOD FROM
                                        INCEPTION
                                     (JUNE 18, 1997)                         NINE MONTHS ENDED
                                         THROUGH         YEAR ENDED              MARCH 31,
                                         JULY 3,          JULY 2,       ----------------------------
                                          1998              1999            1999            2000
                                     ---------------    ------------    ------------    ------------
STATEMENT OF OPERATIONS DATA:
Revenues...........................   $         --      $         --    $         --    $      7,350
Operating expenses:
  Product development..............     10,032,522        26,559,520      18,364,993       5,996,849
  Selling, general and
     administrative................      5,839,118        18,637,762      12,642,220      32,449,303
                                      ------------      ------------    ------------    ------------
     Total operating expense.......     15,871,640        45,197,282      31,007,213      38,446,152
Other expense (income).............        (18,118)         (463,632)        (25,743)     (1,053,517)
                                      ------------      ------------    ------------    ------------
       Loss before minority
          interest.................    (15,853,522)      (44,733,650)    (30,981,470)    (37,385,285)
Minority interest..................             --        (2,063,542)             --      (5,607,793)
                                      ------------      ------------    ------------    ------------
Net loss...........................   $(15,853,522)     $(42,670,108)   $(30,981,470)   $(31,777,492)
                                      ============      ============    ============    ============

                                          AS OF            AS OF                           AS OF
                                         JULY 3,          JULY 2,                        MARCH 31,
                                          1998              1999                            2000
                                     ---------------    ------------                    ------------
BALANCE SHEET DATA:
Cash and cash equivalents..........   $         --      $ 51,113,749                    $  8,018,791
Working capital....................     (6,514,307)       34,232,286                     (12,132,063)
     Total assets..................      1,660,852        52,824,291                      19,458,397
Minority interest..................             --        45,936,458                      40,328,665
     Total members' capital
       deficiency..................     (4,853,455)       (9,993,630)                    (41,771,122)

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BLUEGILL TECHNOLOGIES, INC.

     The following selected financial data for the years ended December 31, 1997, 1998 and 1999 should be read in conjunction with the consolidated financial statements and the related notes, which have been audited by Arthur Andersen LLP, independent public accountants. The data provided below for the years ended December 31, 1997, 1998 and 1999 are derived from, and are qualified by reference to, the audited financial statements of BlueGill and should be read in conjunction with those financial statements and the related notes incorporated into this document by reference. The selected financial data for the period ended December 31, 1996 were derived from the unaudited financial information obtained from BlueGill. The consolidated statements of operations data for the three months ended March 31, 1999 and 2000, and the consolidated balance sheet data as of March 31, 2000, are derived from our unaudited consolidated financial statements. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods.

                        PERIOD FROM
                         INCEPTION
                       (SEPTEMBER 20,                                                    THREE MONTHS ENDED
                       1996) THROUGH             YEARS ENDED DECEMBER 31,                    MARCH 31,
                        DECEMBER 31,     ----------------------------------------    --------------------------
                            1996            1997          1998           1999           1999           2000
                       --------------    ----------    -----------    -----------    -----------    -----------
                        (UNAUDITED)                     (AUDITED)                           (UNAUDITED)
STATEMENT OF
  OPERATIONS DATA:
Revenues.............    $      --       $  422,500    $ 1,474,678    $ 5,396,967    $ 1,025,141    $ 3,030,902
Cost of revenues.....           --           74,000        218,095        533,965        188,394        279,918
                         ---------       ----------    -----------    -----------    -----------    -----------
    Gross profit.....           --          348,500      1,256,583      4,863,002        836,747      2,750,984
Operating expenses:
  Research and
    development......       53,264          479,938        894,944      2,123,192        345,000        859,000
  Selling, general
    and
    administrative...      129,126          845,198      2,416,938     10,290,279      1,518,635      4,349,381
                         ---------       ----------    -----------    -----------    -----------    -----------
    Total operating
      expenses.......      182,390        1,325,136      3,311,882     12,413,471      1,863,635      5,208,381
                         ---------       ----------    -----------    -----------    -----------    -----------
      Loss from
        operations...     (182,390)        (976,636)    (2,055,299)    (7,550,469)    (1,026,888)    (2,457,397)
Interest income......        3,329           11,471        148,167        482,650         31,373        234,005
Interest expense.....         (100)         (22,177)       (36,295)       (29,458)        (3,862)       (12,085)
Provision (benefit)
  for income taxes...           --               --             --             --             --             --
                         ---------       ----------    -----------    -----------    -----------    -----------
Net loss.............    $(179,161)      $ (987,342)   $(1,943,427)   $(7,097,277)   $  (999,377)   $(2,235,477)
                         =========       ==========    ===========    ===========    ===========    ===========
Net loss per share...    $   (0.05)      $    (0.22)   $     (0.41)   $     (1.43)   $     (0.21)   $     (0.33)
Weighted average
  common shares......    3,900,000        4,530,340      4,766,000      4,969,736      4,766,000      6,714,345

                                                        AS OF DECEMBER 31,                         AS OF
                                      ------------------------------------------------------     MARCH 31,
                                         1996          1997          1998           1999           2000
                                      -----------    ---------    -----------    -----------    -----------
                                      (UNAUDITED)                  (AUDITED)                    (UNAUDITED)
BALANCE SHEET DATA:
Cash................................   $251,508      $  98,528    $ 4,111,200    $17,039,531    $15,044,016
Working capital.....................    200,305       (321,260)     4,079,462     15,561,223     13,513,247
Total assets........................    274,384        409,267      4,867,052     20,258,540     17,838,979
Redeemable preferred stock..........         --             --      6,468,387     25,963,387     25,963,387
Total stockholders' equity
  (deficit).........................    223,181       (266,521)    (2,141,085)    (9,135,145)   (11,333,123)

                UNAUDITED PRO FORMA COMBINING FINANCIAL DATA OF
                       CHECKFREE HOLDINGS, TRANSPOINT AND
                          BLUEGILL TECHNOLOGIES, INC.

     The following table summarizes the unaudited pro forma combining financial data, giving effect to the mergers of TransPoint and the acquisition of BlueGill, which will be accounted for as purchases, as if they had occurred on March 31, 2000, for balance sheet presentation purposes and as of July 1, 1998, for statement of operations presentation purposes, and the pro forma adjustments described in the Notes to the Unaudited Pro Forma Condensed Combining Financial Information. The TransPoint and BlueGill financial data included in the pro forma amounts are for the twelve months ended June 30, 1999, and for the nine months ended March 31, 2000. You should read this information in conjunction with:

     - the historical financial statements of CheckFree Holdings, TransPoint and BlueGill, including the respective notes to these statements, which are included elsewhere in this proxy statement/prospectus or incorporated by reference, and

     - the consolidated historical financial data for CheckFree Holdings, TransPoint and BlueGill and the other pro forma information, including the related notes, which are included elsewhere in this proxy statement/prospectus or incorporated by reference.

For additional information, you should refer to the section of this document entitled "Unaudited Pro Forma Condensed Combining Financial Information."

     The pro forma financial data are not necessarily indicative of the future financial position or future results of operations of the combined companies, or the financial position or results of operations of the companies that would have actually occurred had the mergers been consummated at the dates specified.

                  UNAUDITED PRO FORMA COMBINING FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           CHECKFREE HOLDINGS,
                                                CHECKFREE HOLDINGS       TRANSPOINT, AND BLUEGILL
                                                HISTORICAL AMOUNTS         COMBINING PRO FORMA
                                              -----------------------    ------------------------
                                                YEAR      NINE MONTHS      YEAR       NINE MONTHS
                                               ENDED         ENDED         ENDED         ENDED
                                              JUNE 30,     MARCH 31,     JUNE 30,      MARCH 31,
                                                1999         2000          1999          2000
                                              --------    -----------    ---------    -----------
STATEMENT OF OPERATIONS DATA:
Operating revenues..........................  $250,131     $221,695      $ 253,621     $ 227,809
Income (loss) from operations...............    (3,733)     (18,413)      (476,958)     (349,212)
Income (loss) before income taxes...........    (1,552)     (18,496)      (474,119)     (347,622)
Net income (loss)...........................    10,457      (11,778)      (373,700)     (288,186)

COMMON SHARE DATA:
Basic income (loss) per common share........  $   0.20     $  (0.23)     $   (5.04)    $   (3.90)
Basic equivalent number of shares
  outstanding...............................    52,444       52,246         74,158        73,960
Diluted income (loss) per common share......  $   0.18     $  (0.23)     $   (5.04)    $   (3.90)
Diluted equivalent number of shares
  outstanding...............................    56,529       52,246         74,158        73,960

                                              JUNE 30,     MARCH 31,                    MARCH 31,
                                                1999         2000                         2000
                                              --------    -----------                   ---------
BALANCE SHEET DATA:
Current assets..............................  $ 82,685     $225,838                     $ 350,991
     Total assets...........................   252,761      476,133                     2,397,688
Current liabilities.........................    58,440       83,776                       201,058
Long-term obligations, less current
  portion...................................     7,418      179,973                       180,310
     Total stockholders' equity.............   186,903      212,384                     1,794,387

                                               CHECKFREE HOLDINGS AND     CHECKFREE HOLDINGS AND
                                                     TRANSPOINT                  BLUEGILL
                                                 COMBINING PRO FORMA        COMBINING PRO FORMA
                                               -----------------------    -----------------------
                                                 YEAR      NINE MONTHS      YEAR      NINE MONTHS
                                                ENDED         ENDED        ENDED         ENDED
                                               JUNE 30,     MARCH 31,     JUNE 30,     MARCH 31,
                                                 1999         2000          1999         2000
                                               --------    -----------    --------    -----------
STATEMENT OF OPERATIONS DATA:
Operating revenues...........................  $250,131     $221,702      $253,621     $227,802
Income (loss) from operations................  (411,726)    (307,199)      (68,964)     (60,426)
Income (loss) before income taxes............  (409,081)    (306,228)      (66,589)     (59,890)
Net income (loss)............................  (317,952)    (248,870)      (45,290)     (51,094)
COMMON SHARE DATA:
Basic income (loss) per common share.........  $  (4.58)    $  (3.59)     $  (0.79)    $  (0.90)
Basic equivalent number of shares
  outstanding................................    69,444       69,246        57,158       56,960
Diluted income (loss) per common share.......  $  (4.58)    $  (3.59)     $  (0.79)    $  (0.90)
Diluted equivalent number of shares
  outstanding................................    69,444       69,246        57,158       56,960

                                                          MARCH 31,                   MARCH 31,
                                                             2000                       2000
                                                          ----------                  ---------
BALANCE SHEET DATA:
Current assets..........................................  $  334,607                  $242,222
     Total assets.......................................   2,143,642                   730,179
Current liabilities.....................................     187,796                    97,038
Long-term obligations, less current portion.............     179,973                   180,310
     Total stockholders' equity.........................   1,561,792                   444,979

         UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

     The following unaudited pro forma condensed combining financial information for CheckFree Holdings gives effect to:

     - the combined proposed acquisition by CheckFree Holdings of both TransPoint and BlueGill Technologies, Inc. using the purchase method of accounting, based on preliminary allocations of the total estimated purchase price. The historical financial information has been derived from the respective historical financial statements of CheckFree Holdings, TransPoint and BlueGill, and should be read in conjunction with the financial statements and the related notes included elsewhere in this proxy statement/prospectus or incorporated by reference.

     - the proposed acquisition by CheckFree Holdings of TransPoint using the purchase method of accounting, based on preliminary allocations of the total estimated purchase price. The historical information has been derived from the respective historical financial statements of CheckFree Holdings and TransPoint and should be read in conjunction with the financial statements and the related notes included in this proxy statement/prospectus or incorporated by reference.

     - the acquisition by CheckFree Holdings of BlueGill using the purchase method of accounting, based on preliminary allocations of the total purchase price. The historical information has been derived from the respective historical financial statements of CheckFree Holdings and BlueGill and should be read in conjunction with the financial statements and the related notes incorporated by reference.

     The unaudited pro forma condensed combining balance sheets have been prepared assuming the respective acquisitions took place as of March 31, 2000 and allocate the total estimated purchase prices to the fair values of assets and liabilities of the acquired companies based on preliminary valuations.

     The unaudited pro forma condensed combining statements of operations combine CheckFree Holdings', TransPoint's and BlueGill's historical statements of operations and give effect to the acquisitions, excluding the immediate write-off of estimated in-process research and development costs and including the amortization of goodwill and other intangible assets resulting from the acquisitions, as if they occurred on July 1, 1998, the beginning of the earliest period presented.

     The total estimated and actual purchase prices of the entities that comprise the TransPoint business and BlueGill, respectively, have been allocated on a preliminary basis to assets and liabilities based on management's estimates of their fair values with the excess costs over the net assets acquired allocated to goodwill and other intangible assets. These allocations are subject to change pending a final determination and analysis of the total purchase prices and the fair values of the assets acquired and liabilities assumed. The impact of these changes could be material.

     The unaudited pro forma condensed combining financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition that would have actually occurred if the acquisitions, either individually or combined, had been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The pro forma adjustments are based on the information available as of the date of this proxy statement/prospectus.

                         CHECKFREE HOLDINGS CORPORATION

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                WITH BLUEGILL TECHNOLOGIES, INC. AND TRANSPOINT
                              AS OF MARCH 31, 2000

                                                       HISTORICAL AMOUNTS
                                                ---------------------------------
                                                CHECKFREE                            PRO FORMA
                                                HOLDINGS    BLUEGILL   TRANSPOINT   ADJUSTMENTS       TOTAL
                                                ---------   --------   ----------   -----------     ----------
                                                                        (IN THOUSANDS)
ASSETS:
Current Assets:
  Cash and cash equivalents...................  $125,043    $ 15,044    $  8,019    $   100,000(1)  $  248,106
  Investments.................................    26,292          --          --             --         26,292
  Accounts receivable, net....................    53,343       1,151          --             --         54,494
  Prepaid expenses and other assets...........    11,716         189         750             --         12,655
  Deferred income taxes.......................     9,444          --          --             --          9,444
                                                ---------   --------    --------    -----------     ----------
         Total current assets.................   225,838      16,384       8,769        100,000        350,991
Property and equipment, net...................    84,461       1,453         763             --         86,677
Capitalized software, net.....................    23,006          --       9,926        195,673(1)     221,705
                                                                                         (6,900)(2)
Goodwill, net.................................    29,539          --          --      1,017,985(1)   1,047,524
Other intangible assets, net..................    12,224          --          --        577,500(1)     589,724
Investments...................................    52,869          --          --             --         52,869
Deferred income taxes.........................    34,436          --          --             --         34,436
Other noncurrent assets.......................    13,760           2          --             --         13,762
                                                ---------   --------    --------    -----------     ----------
         Total assets.........................  $476,133    $ 17,839    $ 19,458    $ 1,884,258     $2,397,688
                                                =========   ========    ========    ===========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable............................  $  6,573    $  1,294    $ 11,853    $        --     $   19,720
  Accrued liabilities.........................    41,032         228       4,547          3,925(1)      50,907
                                                                                          1,175(3)
  Deferred income taxes.......................        --          --          --         88,410(1)      88,410
  Current portion of long-term obligations....     6,533         159          --             --          6,692
  Deferred revenue............................    29,638       1,191       4,500             --         35,329
                                                ---------   --------    --------    -----------     ----------
         Total current liabilities............    83,776       2,872      20,900         93,510        201,058
Accrued rent and other........................     6,653          --          --             --          6,653
Obligations under capital leases -- less
  current portion.............................       820         337          --             --          1,157
Convertible subordinated notes................   172,500          --          --             --        172,500
Minority interest.............................        --          --      40,329        (40,329)(1)         --
Deferred income taxes.........................        --          --          --        221,933(1)     221,933
                                                ---------   --------    --------    -----------     ----------
         Total liabilities....................   263,749       3,209      61,229        275,114        603,301
Redeemable preferred stock....................        --      25,963          --        (25,963)(1)         --
Stockholders' equity:
  Common stock................................       531           7          --            210(1)         748
  Additional paid-in capital..................   517,912       1,753          --      1,588,108(1)   2,106,598
                                                                                         (1,175)(3)
  Other.......................................      (281)       (650)         --            650(1)        (281)
  Member's capital deficiency.................        --          --     (41,771)        41,771(1)          --
  Accumulated deficit.........................  (305,778)    (12,443)         --         12,443(1)    (312,678)
                                                                                         (6,900)(2)
                                                ---------   --------    --------    -----------     ----------
         Total stockholders' equity...........   212,384     (11,333)    (41,771)     1,635,107      1,794,387
                                                ---------   --------    --------    -----------     ----------
         Total liabilities and stockholders'
           equity.............................  $476,133    $ 17,839    $ 19,458    $ 1,884,258     $2,397,688
                                                =========   ========    ========    ===========     ==========

  See Notes to Unaudited Pro Forma Condensed Combining Financial Information.

                         CHECKFREE HOLDINGS CORPORATION

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                WITH BLUEGILL TECHNOLOGIES, INC. AND TRANSPOINT
                        FOR THE YEAR ENDED JUNE 30, 1999

                                                   HISTORICAL AMOUNTS
                                            ---------------------------------
                                            CHECKFREE                            PRO FORMA
                                            HOLDINGS    BLUEGILL   TRANSPOINT   ADJUSTMENTS      TOTAL
                                            ---------   --------   ----------   -----------    ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Processing and servicing................  $201,059    $    --     $     --     $      --     $ 201,059
  License fees............................    15,975      2,517           --            --        18,492
  Maintenance fees........................    17,746         48           --            --        17,794
  Other...................................    15,351        925           --            --        16,276
                                            --------    -------     --------     ---------     ---------
          Total revenues..................   250,131      3,490           --            --       253,621
Expenses:
  Cost of processing, servicing and
     support..............................   146,704        969        3,062            --       150,735
  Research and development................    21,085      1,457       26,560            --        49,102
  Sales and marketing.....................    32,354      2,318       11,302            --        45,974
  General and administrative..............    31,466      2,045        2,404       424,622(4)    460,537
  Depreciation and amortization...........    24,630        106        1,870                      26,606
  In-process research and development.....     2,201         --           --            --         2,201
                                            --------    -------     --------     ---------     ---------
          Total expenses..................   258,440      6,895       45,198       424,622       735,155
  Net gain on dispositions of assets......     4,576         --           --            --         4,576
                                            --------    -------     --------     ---------     ---------
Loss from operations......................    (3,733)    (3,405)     (45,198)     (424,622)     (476,958)
Other:
  Minority interest.......................        --         --        2,064        (2,064)(5)        --
  Interest, net...........................     2,181        194          464            --         2,839
                                            --------    -------     --------     ---------     ---------
Loss before income taxes..................    (1,552)    (3,211)     (42,670)     (426,686)     (474,119)
Income tax benefit........................   (12,009)        --           --       (88,410)(4)  (100,419)
                                            --------    -------     --------     ---------     ---------
Net income (loss).........................  $ 10,457    $(3,211)    $(42,670)    $(338,276)    $(373,700)
                                            ========    =======     ========     =========     =========
Basic earnings (loss) per share:
  Net income (loss) per common share......  $   0.20                                           $   (5.04)
                                            ========                                           =========
  Equivalent number of shares.............    52,444                                21,714(1)     74,158
                                            ========                             =========     =========
Diluted earnings (loss) per share:
  Net income (loss) per common share......  $   0.18                                           $   (5.04)
                                            ========                                           =========
  Equivalent number of shares.............    56,529                                17,629(6)     74,158
                                            ========                             =========     =========

  See Notes to Unaudited Pro Forma Condensed Combining Financial Information.

                         CHECKFREE HOLDINGS CORPORATION

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                WITH BLUEGILL TECHNOLOGIES, INC. AND TRANSPOINT
                    FOR THE NINE MONTHS ENDED MARCH 31, 2000

                                             HISTORICAL AMOUNTS
                                      ---------------------------------
                                      CHECKFREE                            PRO FORMA
                                      HOLDINGS    BLUEGILL   TRANSPOINT   ADJUSTMENTS        TOTAL
                                      ---------   --------   ----------   -----------      ---------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Processing and servicing..........  $189,430    $    --     $     --    $       --       $ 189,430
  License fees......................    10,295      4,578           --            --          14,873
  Maintenance fees..................    13,571        349           --            --          13,920
  Other.............................     8,399      1,180            7            --           9,586
                                      --------    -------     --------    ----------       ---------
          Total revenues............   221,695      6,107            7            --         227,809
Expenses:
  Cost of processing, servicing and
     support........................   133,684      1,496       13,856            --         149,036
  Research and development..........    24,276      2,142        5,997            --          32,415
  Sales and marketing...............    29,522      5,602       13,980            --          49,104
  General and administrative........    28,837      4,463        1,858            --          35,158
  Depreciation and amortization.....    23,789        272        2,755       284,492(4)      311,308
  In-process research and
     development....................        --         --           --            --              --
                                      --------    -------     --------    ----------       ---------
          Total expenses............   240,108     13,975       38,446       284,492         577,021
  Net gain on dispositions of
     assets.........................        --         --           --            --              --
                                      --------    -------     --------    ----------       ---------
Loss from operations................   (18,413)    (7,868)     (38,439)     (284,492)       (349,212)
Other:
  Minority interest.................        --         --        5,608        (5,608)(5)          --
  Interest, net.....................       (83)       619        1,054            --           1,590
                                      --------    -------     --------    ----------       ---------
Loss before income taxes............   (18,496)    (7,249)     (31,777)     (290,100)       (347,622)
Income tax benefit..................    (6,718)        --           --       (52,718)(4)     (59,436)
                                      --------    -------     --------    ----------       ---------
Net income (loss)...................  $(11,778)   $(7,249)    $(31,777)   $ (237,382)      $(288,186)
                                      ========    =======     ========    ==========       =========
Basic earnings (loss) per share:
  Net income (loss) per common
     share..........................  $  (0.23)                                            $   (3.90)
                                      ========                                             =========
  Equivalent number of shares.......    52,246                                21,714(1)       73,960
                                      ========                            ==========       =========
Diluted earnings (loss) per share:
  Net income (loss) per common
     share..........................  $  (0.23)                                            $   (3.90)
                                      ========                                             =========
  Equivalent number of shares.......    52,246                                21,714(1)       73,960
                                      ========                            ==========       =========

   See Notes to Unaudited Pro Forma Condensed Combining Financial Information

                         CHECKFREE HOLDINGS CORPORATION

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION
                WITH BLUEGILL TECHNOLOGIES, INC. AND TRANSPOINT

     1. Adjustment to reflect the issuance of CheckFree Holdings common stock, options and related direct acquisition expenses as the total purchase price for the net assets of BlueGill and the TransPoint business, and the elimination of BlueGill's redeemable preferred stock and stockholders' equity and revaluation of TransPoint's capitalized software costs and the elimination of TransPoint's minority interest and member's capital deficiency. The fair market values of intangible assets are preliminary estimates based on independent appraisals and current facts and circumstances.

                                                                   (IN THOUSANDS)
                                                                   --------------
Cash........................................................  $  100,000
Capitalized software, net...................................     195,673
Goodwill, net...............................................   1,017,985
Other intangible assets, net................................     577,500
BlueGill redeemable preferred stock.........................      25,963
BlueGill common stock.......................................           7
BlueGill additional paid in capital.........................       1,753
TransPoint minority interest................................      40,329
  CheckFree Holdings common stock...........................                $      217
  CheckFree Holdings additional paid in capital.............                 1,589,861
  BlueGill accumulated deficit..............................                    12,443
  BlueGill other equity.....................................                       650
  TransPoint member's capital deficiency....................                    41,771
  Current deferred income tax liability.....................                    88,410
  Long-term deferred income tax liability...................                   221,933
  Accrued acquisition expenses..............................                     3,925
                                                              ----------    ----------
          Totals............................................  $1,959,210    $1,959,210
                                                              ==========    ==========

     The following chart indicates the components of the estimated purchase prices of the acquisitions inherent in the adjusting entry:

                                                   BLUEGILL      TRANSPOINT      COMBINED
                                                  ACQUISITION    ACQUISITION      TOTAL
                                                  -----------    -----------    ----------
                                                               (IN THOUSANDS)
CheckFree Holdings common stock.................   $221,449      $1,350,083     $1,571,532
Issuance of CheckFree Holdings options..........     18,546              --         18,546
TransPoint cash infusion........................         --        (100,000)      (100,000)
Estimated direct acquisition costs..............        600           3,325          3,925
                                                   --------      ----------     ----------
          Total estimated purchase price........   $240,595      $1,253,408     $1,474,003
                                                   ========      ==========     ==========

     The combined estimated purchase price will be issued in exchange for the net assets of BlueGill and TransPoint on their respective closing dates.

     The purchase price of BlueGill reflects the issuance of 4,713,736 shares of CheckFree Holdings common stock at $46.98 per share which is the average closing price of CheckFree Holdings common stock for the three trading days preceding and the three trading days following the closing of the acquisition. Under the terms of the BlueGill merger agreement, CheckFree Holdings has also issued 634,145 CheckFree Holdings options to replace BlueGill options, 286,264 of which are already vested. The value of the assumed CheckFree Holdings option grant is based on a Black-Scholes valuation model assuming a $46.98 stock price, an average strike price of $2.18, an average life of 2.9 years, a risk-free interest rate of 6.47% and volatility of 83.4%.

     The purchase price of TransPoint and the entering into the related commercial agreements reflects the assumed issuance of 17,000,000 shares of CheckFree Holdings common stock at $79.42 per share, which is the average end of day price of CheckFree Holdings common stock for the three trading days preceding and the three days following the announcement of the acquisition. Under the terms of the merger agreement, the TransPoint business is to have $100 million in cash immediately prior to the closing of the Transfers.

     The following table provides the preliminary allocation of the purchase price inherent in the adjusting entry:

                                                   BLUEGILL      TRANSPOINT
                                                  ACQUISITION    ACQUISITION     COMBINED
                                                  -----------    -----------    ----------
                                                               (IN THOUSANDS)
In process research and development.............   $  6,900      $       --     $    6,900
Current technologies and products...............     13,700         185,000        198,700
                                                   --------      ----------     ----------
     Sub-total capitalized software, net........     20,600         185,000        205,600
Goodwill, net...................................    193,007         824,978      1,017,985
Other intangible assets:
  Workforce in place............................      2,600              --          2,600
  Customer list.................................     10,600          25,000         35,600
  Tradename.....................................     15,100          29,000         44,100
  Strategic agreements..........................         --         494,000        494,000
  Covenants not to compete......................      1,200              --          1,200
                                                   --------      ----------     ----------
     Sub-total other intangible assets..........     29,500         548,000        577,500
Deferred income taxes...........................    (17,142)       (293,200)      (310,342)
Net assets of respective company:
  Cash and cash equivalents.....................     15,044           8,019         23,063
  Property and equipment........................      1,452             763          2,215
  Other, net....................................     (1,866)        (20,152)       (22,018)
                                                   --------      ----------     ----------
     Sub-total net assets.......................     14,630         (11,370)         3,260
                                                   --------      ----------     ----------
Total purchase price............................   $240,595      $1,253,408     $1,494,003
                                                   ========      ==========     ==========

     Details of specific technologies and the related useful lives of all intangible assets are described in the Notes to Unaudited Pro Forma Condensed Combining Financial Information for CheckFree Holdings and TransPoint on page 52 and CheckFree Holdings and BlueGill on page 59.

     2. Adjustment to write off the balance of in-process research and development. As the amounts are non-deductible for federal and state tax purposes, there is no related income tax benefit resulting from the charge. Refer to Note B in the Notes to Unaudited Pro Forma Condensed Combining Financial Information for CheckFree Holdings and TransPoint on page 47 and CheckFree Holdings and BlueGill on page 54 for a detailed description of in-process research and development for the respective acquisition. The amount of in-process research and development is $6.9 million for BlueGill and $0 for TransPoint.

                                                      (IN THOUSANDS)
Accumulated deficit................................  $6,900
  Capitalized software, net........................            $6,900

     3. Adjustment to accrue the cost of registering CheckFree Holdings shares to be issued for BlueGill of $500,000 and registering CheckFree Corporation shares to be issued for TransPoint of $675,000.

                                                      (IN THOUSANDS)
Additional paid-in capital.........................  $1,175
  Accrued liabilities..............................            $1,175

     4. Adjustment to reflect additional amortization expense and the related income tax benefit associated with the intangible assets acquired.

                                           BLUEGILL    TRANSPOINT    COMBINED ADJUSTMENT
                                           --------    ----------    --------------------
                                                           (IN THOUSANDS)
YEAR ENDED JUNE 30, 1999
Depreciation and amortization............  $61,826      $362,796     $424,622
Current deferred income tax liability....    9,290        79,120       88,410
  Capitalized software, net..............    3,938        61,667                 $ 65,605
  Goodwill, net..........................   38,601       164,996                  203,597
  Other intangible assets, net...........   19,287       136,133                  155,420
  Income tax benefit.....................    9,290        79,120                   88,410
                                                                     --------    --------
     Total...............................                            $513,032    $513,032
                                                                     ========    ========

NINE MONTHS ENDED MARCH 31, 2000
Depreciation and amortization............  $34,145      $250,347     $284,492
Current deferred income tax liability....    2,078        50,640       52,718
  Capitalized software, net..............    2,954        46,250                 $ 49,204
  Goodwill, net..........................   28,951       123,747                  152,698
  Other intangible assets, net...........    2,240        80,350                   82,590
  Income tax benefit.....................    2,078        50,640                   52,718
                                                                     --------    --------
     Total...............................                            $337,210    $337,210
                                                                     ========    ========

     Goodwill amortization is non-deductible for federal and state income tax purposes. A blended effective income tax rate of 40% was applied to the deductible amortization to determine the related income tax benefit in the entries above.

     5. Adjustment to reflect the elimination of minority interest recorded in the period due to the acquisition of all of the ownership interest in TransPoint by CheckFree Holdings.

     6. When combined with BlueGill's historical loss, TransPoint's historical loss and the combined pro forma adjustments, the historical CheckFree Holdings net income for the year ended June 30, 1999 resulted in a combined net loss. As a result, due to the anti-dilutive effect on earnings per share, the equivalent number of shares for purposes of determining diluted earnings per share, was reduced to agree with the equivalent number of shares for basic earnings per share. The following chart identifies by type of potentially dilutive security, the number of additional shares that could potentially dilute basic earnings per share in the future and the number of shares issued for both BlueGill and TransPoint.

                                                          (IN THOUSANDS)
CheckFree Holdings common shares issued for:
  TransPoint............................................      13,000
  BlueGill..............................................       4,714
Potentially dilutive securities:
  Options and warrants..................................      (4,085)
                                                              ------
Net adjustment to dilutive shares outstanding...........      17,629
                                                              ======

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

     Note A: Management believes that the assumptions used in preparing the Unaudited Pro Forma Condensed Combining Balance Sheet and the Unaudited Pro Forma Condensed Combining Statement of Operations provide a reasonable basis for presenting the significant effects of the acquisitions of BlueGill and TransPoint; that the pro forma adjustments give appropriate effect to those assumptions; and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Condensed Combining Balance Sheet and Statement of Operations.

     Note B: The Unaudited Pro Forma Condensed Combining Balance Sheet of CheckFree Holdings, BlueGill and TransPoint has been prepared as if the acquisitions were completed as of March 31, 2000 and were accounted for as purchases.

     CheckFree Holdings issued 4,713,736 shares of CheckFree Holdings common stock in the BlueGill merger with a fair market value of $46.98 per share. CheckFree Holdings also issued 634,145 CheckFree Holdings options to replace BlueGill options, 286,264 of which are already vested. The excess of fair value over the strike price of options issued per the merger agreement carry a value of $18,546,000. CheckFree Holdings incurred $600,000 of direct acquisition costs. The total purchase price of $240,595,000 was allocated to the assets acquired and liabilities assumed based on BlueGill's March 31, 2000 balance sheet.

     CheckFree Holdings will issue 17,000,000 shares of its common stock at an assumed value of $79.42 for the net assets of TransPoint and the entering into of the related commercial agreements. Under the merger agreement, TransPoint is to have $100 million of cash immediately prior to the closing of the mergers. CheckFree Holdings expects to incur approximately $3,325,000 of direct acquisition costs. The total purchase price of $1,253,408,000 was allocated to assets acquired and liabilities assumed based on TransPoint's March 31, 2000 balance sheet.

     The allocation of the BlueGill and TransPoint purchase prices among their related identifiable tangible and intangible assets and purchased in-process research and development is based on preliminary estimates of the fair market value of those assets. Final determination of the allocation of the purchase prices will be based on independent appraisals that CheckFree Holdings expects to have completed shortly after the respective acquisitions are consummated. For a detailed description of in-process research and development charges, see Note B for TransPoint on page 54 and Note B for BlueGill on page 59.

     Note C: CheckFree Holdings' statement of operations for the year ended June 30, 1999, has been combined with the BlueGill statement of operations and the TransPoint statement of operations for the twelve months ended June 30, 1999. CheckFree Holdings' statement of operations for the nine month period ended March 31, 2000 has been combined with the BlueGill statement of operations and the TransPoint statement of operations for the nine months ended March 31, 2000. Actual statements of operations of CheckFree Holdings and BlueGill, and CheckFree Holdings and TransPoint will be combined from the effective date of the respective acquisitions, with no retroactive restatement.

     Note D: The unaudited pro forma condensed combining statement of operations for CheckFree Holdings, BlueGill and TransPoint have been prepared as if the merger was completed as of July 1, 1998, the beginning of the earliest period presented. The unaudited pro forma combined net income (loss) per share is based on the weighted average number of shares of CheckFree Holdings common stock outstanding during the periods, adjusted to give effect to shares assumed to be issued had the acquisitions taken place as of July 1, 1998.

     Note E: The unaudited pro forma condensed combining statement of operations do not include a charge for the value of the estimated $6.9 million (no income tax effect) of purchased research and development arising from the merger with BlueGill, which will be expensed at acquisition, as this expense will have no continuing impact.

                         CHECKFREE HOLDINGS CORPORATION

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                                WITH TRANSPOINT
                              AS OF MARCH 31, 2000

                                                 HISTORICAL AMOUNTS
                                               ----------------------
                                               CHECKFREE                 PRO FORMA
                                               HOLDINGS    TRANSPOINT   ADJUSTMENTS       TOTAL
                                               ---------   ----------   -----------     ----------
                                                                 (IN THOUSANDS)
ASSETS:
Current assets:
  Cash and cash equivalents..................  $ 125,043    $  8,019    $  100,000(1)   $  233,062
  Investments................................     26,292          --            --          26,292
  Accounts receivable, net...................     53,343          --            --          53,343
  Prepaid expenses and other assets..........     11,716         750            --          12,466
  Deferred income taxes......................      9,444          --            --           9,444
                                               ---------    --------    ----------      ----------
          Total current assets...............    225,838       8,769       100,000         334,607
Property and equipment, net..................     84,461         763            --          85,224
Capitalized software, net....................     23,006       9,926       175,073(1)      208,005
Goodwill, net................................     29,539          --       824,978(1)      854,517
Other intangible assets, net.................     12,224          --       548,000(1)      560,224
Investments..................................     52,869          --            --          52,869
Deferred income taxes........................     34,436          --            --          34,436
Other noncurrent assets......................     13,760          --            --          13,760
                                               ---------    --------    ----------      ----------
          Total assets.......................  $ 476,133    $ 19,458    $1,648,051      $2,143,642
                                               =========    ========    ==========      ==========
LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities:
  Accounts payable...........................  $   6,573    $ 11,853    $       --      $   18,426
  Accrued liabilities........................     41,032       4,547         3,325(1)       49,579
                                                                               675(2)
  Deferred income taxes......................         --          --        79,120(1)       79,120
  Current portion of long-term obligations...      6,533          --            --           6,533
  Deferred revenue...........................     29,638       4,500            --          34,138
                                               ---------    --------    ----------      ----------
          Total current liabilities..........     83,776      20,900        83,120         187,796
Accrued rent and other.......................      6,653          --            --           6,653
Obligations under capital leases -- less
  current portion............................        820          --            --             820
Convertible subordinated notes...............    172,500          --            --         172,500
Minority interest............................         --      40,329       (40,329)(1)          --
Deferred income taxes........................         --          --       214,081(1)      214,081
                                               ---------    --------    ----------      ----------
          Total liabilities..................    263,749      61,229       256,872         581,850
Stockholders' equity:
  Common stock...............................        531                       170(1)          701
  Additional paid-in capital.................    517,912          --     1,349,913(1)    1,867,150
                                                                              (675)(2)
  Members' capital deficiency................         --     (41,771)       41,771(1)           --
  Other......................................       (281)         --            --            (281)
  Accumulated deficit........................   (305,778)         --            --        (305,778)
                                               ---------    --------    ----------      ----------
          Total stockholder's equity.........    212,384     (41,771)    1,391,179       1,561,792
                                               ---------    --------    ----------      ----------
          Total liabilities and stockholders'
            equity...........................  $ 476,133    $ 19,458    $1,648,051      $2,143,642
                                               =========    ========    ==========      ==========

   See Notes to Unaudited Pro Forma Condensed Combining Financial Information

                         CHECKFREE HOLDINGS CORPORATION

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                                WITH TRANSPOINT
                        FOR THE YEAR ENDED JUNE 30, 1999

                                                  HISTORICAL AMOUNTS
                                                -----------------------
                                                CHECKFREE                   PRO FORMA
                                                HOLDINGS     TRANSPOINT    ADJUSTMENTS      TOTAL
                                                ---------    ----------    -----------    ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Processing and servicing....................  $201,059      $     --      $      --     $ 201,059
  License fees................................    15,975            --             --        15,975
  Maintenance fees............................    17,746            --             --        17,746
  Other.......................................    15,351            --             --        15,351
                                                --------      --------      ---------     ---------
          Total revenues......................   250,131            --             --       250,131
Expenses:
  Cost of processing, servicing and support...   146,704         3,062             --       149,766
  Research and development....................    21,085        26,560             --        47,645
  Sales and marketing.........................    32,354        11,302             --        43,656
  General and administrative..................    31,466         2,403             --        33,869
  Depreciation and amortization...............    24,630         1,870        362,796(3)    389,296
  In-process research and development.........     2,201            --             --         2,201
                                                --------      --------      ---------     ---------
          Total expenses......................   258,440        45,197        362,796       666,433
  Net gain on dispositions of assets..........     4,576            --             --         4,576
                                                --------      --------      ---------     ---------
Loss from operations..........................    (3,733)      (45,197)      (362,796)     (411,726)
Other:
  Minority interest...........................        --         2,063         (2,063)(4)        --
  Interest, net...............................     2,181           464                        2,645
                                                --------      --------      ---------     ---------
Loss before income taxes......................    (1,552)      (42,670)      (364,859)     (409,081)
Income tax benefit............................   (12,009)           --        (79,120)(3)   (91,129)
                                                --------      --------      ---------     ---------
Net income (loss).............................  $ 10,457      $(42,670)     $(285,739)    $(317,952)
                                                ========      ========      =========     =========
Basic earnings (loss) per share:
  Net income (loss) per common share..........  $   0.20                                  $   (4.58)
                                                ========                                  =========
  Equivalent number of shares.................    52,444                       17,000(1)     69,444
                                                ========                    =========     =========
Diluted earnings (loss) per share:
  Net income (loss) per common share..........  $   0.18                                  $   (4.58)
                                                ========                                  =========
  Equivalent number of shares.................    56,529                       12,915(5)     69,444
                                                ========                    =========     =========

   See Notes to Unaudited Pro Forma Condensed Combining Financial Information

                         CHECKFREE HOLDINGS CORPORATION

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                                WITH TRANSPOINT
                    FOR THE NINE MONTHS ENDED MARCH 31, 2000

                                                  HISTORICAL AMOUNTS
                                                -----------------------
                                                CHECKFREE                   PRO FORMA
                                                HOLDINGS     TRANSPOINT    ADJUSTMENTS      TOTAL
                                                ---------    ----------    -----------    ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Processing and servicing....................  $189,430      $     --      $      --     $ 189,430
  License fees................................    10,295            --             --        10,295
  Maintenance fees............................    13,571            --             --        13,571
  Other.......................................     8,399             7             --         8,406
                                                --------      --------      ---------     ---------
          Total revenues......................   221,695             7             --       221,702
Expenses:
  Cost of processing, servicing and support...   133,684        13,856             --       147,540
  Research and development....................    24,276         5,997             --        30,273
  Sales and marketing.........................    29,522        13,980             --        43,502
  General and administrative..................    28,837         1,858             --        30,695
  Depreciation and amortization...............    23,789         2,755        250,347(3)    276,891
  In-process research and development.........        --            --             --            --
                                                --------      --------      ---------     ---------
          Total expenses......................   240,108        38,446        250,347       528,901
  Net gain on dispositions of assets..........        --            --             --            --
                                                --------      --------      ---------     ---------
Loss from operations..........................   (18,413)      (38,439)      (250,347)     (307,199)
Other:
  Minority interest...........................        --         5,608         (5,608)(4)        --
  Interest, net...............................       (83)        1,054             --           971
                                                --------      --------      ---------     ---------
Loss before income taxes......................   (18,496)      (31,777)      (255,955)     (306,228)
Income tax benefit............................    (6,718)           --        (50,640)(3)   (57,358)
                                                --------      --------      ---------     ---------
Net income (loss).............................  $(11,778)     $(31,777)     $(205,315)    $(248,870)
                                                ========      ========      =========     =========
Basic earnings (loss) per share:
  Net income (loss) per common share..........  $  (0.23)                                 $   (3.59)
                                                ========                                  =========
  Equivalent number of shares.................    52,246                       17,000(1)     69,246
                                                ========                    =========     =========
Diluted earnings (loss) per share:
  Net income (loss) per common share..........  $  (0.23)                                 $   (3.59)
                                                ========                                  =========
  Equivalent number of shares.................    52,246                       17,000(1)     69,246
                                                ========                    =========     =========

   See Notes to Unaudited Pro Forma Condensed Combining Financial Information

                         CHECKFREE HOLDINGS CORPORATION

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION
                                WITH TRANSPOINT

     1. Adjustment to reflect the issuance of CheckFree Holdings common stock and related acquisition expenses as the total purchase price for the net assets of TransPoint, and the revaluation of TransPoint's capitalized software costs and the elimination of TransPoint's minority interest and member's capital deficiency, net of a contractual infusion of $100 million of cash by TransPoint. The fair market values of intangible assets are preliminary estimates based on an independent appraisal, and current facts and circumstances. The final value of intangible assets will change with any change in the final purchase price and any resulting change could be material.

                                                                   (IN THOUSANDS)
Cash........................................................  $  100,000
Capitalized software, net...................................     175,073
Goodwill, net...............................................     824,978
Other intangible assets, net................................     548,000
TransPoint minority interest................................      40,329
  CheckFree Holdings common stock...........................                $      170
  CheckFree Holdings additional paid-in capital.............                 1,349,913
  TransPoint member's capital deficiency....................                    41,771
  Current deferred income tax liability.....................                    79,120
  Long term deferred income tax liability...................                   214,081
  Accrued acquisition expenses..............................                     3,325
                                                              ----------    ----------
          Totals............................................  $1,688,380    $1,688,380
                                                              ==========    ==========

     The following chart indicates the components of the estimated purchase price inherent in the adjusting entry:

                                                          (IN THOUSANDS)
CheckFree Holdings common stock.........................    $1,350,083
TransPoint cash infusion................................      (100,000)
Estimated direct acquisition costs......................         3,325
                                                            ----------
          Total estimated purchase price................    $1,253,408
                                                            ==========

     The estimated purchase price will be issued in exchange for the net assets of TransPoint on the closing date.

     The purchase price reflects the assumed issuance of 17,000,000 shares of CheckFree Holdings common stock at $79.42 per share, which is the average end of day price of CheckFree Holdings common stock for the three trading days preceding and the three days following the announcement of the acquisition of TransPoint. Under the terms of the merger and contribution agreement, TransPoint will have $100 million in cash at the effective time of the closing of the mergers.

     The following table provides the allocation of the purchase price inherent in the adjusting entry:

                                                                                 (IN THOUSANDS)
In-process research and development (Note B)...................................    $        0
Current technology and products:
  BIS/communications                         (estimated life of 3 years).......        26,000
  Service center                             (estimated life of 3 years).......        85,000
  Delivery applications                      (estimated life of 3 years).......        50,000
  Payments/interface                         (estimated life of 3 years).......        24,000
                                                                                   ----------
     Sub-total IPRD and current technology and products........................       185,000
Goodwill                                     (estimated life of 5 years).......       824,978
Other intangible assets:
  Customer list                              (estimated life of 3 years).......        25,000
  Tradename                                  (estimated life of 1 year ).......        29,000
  Strategic agreements                       (estimated life of 5 years).......       494,000
                                                                                   ----------
          Sub-total other intangible assets....................................       548,000
Deferred income taxes..........................................................      (293,200)
Net assets of TransPoint:
  Cash and cash equivalents....................................................         8,019
  Property and equipment.......................................................           763
  Liabilities assumed..........................................................       (20,901)
  Other, net...................................................................           749
                                                                                   ----------
          Sub-total net assets.................................................       (11,370)
                                                                                   ----------
          Total Purchase Price.................................................    $1,253,408
                                                                                   ==========

     The useful lives of the various intangible assets identified are based on management's preliminary estimates. Under the caption of current technology and products, lives are based on assumptions regarding the time expected for the indicated technology or product to become obsolete, which are driven primarily by planed future development work designed to replace the existing technology or product. The useful life assigned to goodwill is based upon currently acceptable lives for these assets. The useful life CheckFree Holdings assigned to the customer list is based on the estimate of the future revenue base from the existing customers. The useful life CheckFree Holdings assigned to tradename is based on the estimated time that will pass before CheckFree Holdings discontinues the use of the related name. CheckFree Holdings assigned a five-year life to the strategic agreements to coincide with the contractual life of the related agreements. CheckFree Holdings will amortize these intangible assets on a straight-line basis over their estimated useful lives.

     2. Adjustment to accrue the cost of registering CheckFree Holdings shares of its common stock to be issued for TransPoint.

                                                        (IN THOUSANDS)
Additional paid-in capital............................  $675
  Accrued liabilities.................................           $675

     3. Adjustment to reflect additional amortization expense and the related income tax benefit associated with the intangible assets acquired from TransPoint.

                                                                 (IN THOUSANDS)
YEAR ENDED JUNE 30, 1999
Depreciation and amortization...............................  $362,796
Current deferred income tax liability.......................    79,120
  Capitalized software, net.................................              $ 61,667
  Goodwill, net.............................................               164,996
  Other intangible assets, net..............................               136,133
  Income tax benefit........................................                79,120
                                                              --------    --------
     Total..................................................  $441,916    $441,916
                                                              ========    ========
NINE MONTHS ENDED MARCH 31, 2000
Depreciation and amortization...............................  $250,347
Current deferred income tax liability.......................    50,640
  Capitalized software, net.................................              $ 46,250
  Goodwill, net.............................................               123,747
  Other intangible assets, net..............................                80,350
  Income tax benefit........................................                50,640
                                                              --------    --------
     Total..................................................  $300,987    $300,987
                                                              ========    ========

     Goodwill amortization is non-deductible for federal and state income tax purposes. A blended effective income tax rate of 40% was applied to the deductible amortization to determine the related income tax benefit in the entries above.

     4. Adjustment to reflect the elimination of minority interest recorded in the period due to the acquisition of all of the ownership interest in TransPoint by CheckFree Corporation.

     5. When combined with TransPoint's historical loss and the pro forma adjustments, the historical CheckFree Holdings' net income for the year ended June 30, 1999 resulted in a combined net loss. As a result, due to the anti-dilutive effect on earnings per share, the equivalent number of shares for purposes of determining diluted earnings per share, was reduced to agree with the equivalent number of shares for basic earnings per share. The following chart identifies by type of potentially dilutive security, the number of additional shares that could potentially dilute basic earnings per share in the future and the number of shares issued for TransPoint.

                                                          (IN THOUSANDS)
CheckFree Corporation common shares issued for
  TransPoint..........................................        17,000
Potentially dilutive securities:
  Options and warrants................................        (4,085)
                                                              ------
Net adjustment to dilutive shares outstanding.........        12,915
                                                              ======

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

     Note A: Management believes that the assumptions used in preparing the Unaudited Pro Forma Condensed Combining Balance Sheet and the Unaudited Pro Forma Condensed Combining Statement of Operations provide a reasonable basis for presenting the significant effects of the acquisition of TransPoint; that the pro forma adjustments give appropriate effect to those assumptions; and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Condensed Combining Balance Sheet and Statement of Operations.

     Note B: The Unaudited Pro Forma Condensed Combining Balance Sheet of CheckFree Holdings and TransPoint has been prepared as if the mergers were completed as of March 31, 2000, and was accounted for as a purchase. CheckFree Holdings will issue 17,000,000 shares of CheckFree Holdings common stock valued at $79.42 for the net assets of TransPoint. Under the terms of the merger agreement, TransPoint will have $100 million of cash immediately prior to the closing of the mergers. CheckFree Holdings expects to incur approximately $3.3 million of direct acquisition costs. The total purchase price of $1,253,408,000 was allocated to assets acquired and liabilities assumed based on TransPoint's March 31, 2000 balance sheet.

     The allocation of the TransPoint purchase price among the identifiable tangible and intangible assets is based on preliminary estimates of the fair market value of those assets. Final determination of the allocation of the purchase price will be based on independent appraisals that CheckFree Holdings expects to have completed shortly after the mergers are consummated.

     TransPoint released the latest version of their electronic billing and payment processing system just one week prior to the announcement of the merger and contribution agreement. As a result, at this time, the value of in-process research and development is nominal and therefore not reflected. However, CheckFree Holdings will reassess the fair market value of the assets and liabilities assumed from TransPoint at the time of closing and CheckFree Holdings expects a portion of the purchase price to be allocated to in-process research and development at that time. Due to uncertainties regarding the specific products or technology enhancements that will be included in the next release and the specific date of the closing, CheckFree Holdings cannot currently provide a reasonable estimate of the expected value of in-process research and development.

     Note C: CheckFree Holdings' statement of operations for the year ended June 30, 1999, has been combined with the TransPoint statement of operations for the twelve months ended June 30, 1999. CheckFree Holdings' statement of operations for the nine month period ended March 31, 2000 has been combined with the TransPoint statement of operations for the nine months ended March 31, 2000. Actual income statements of CheckFree Holdings and TransPoint will be combined from the effective date of the mergers, with no retroactive restatement.

     Note D: The unaudited pro forma condensed combining statements of operations for CheckFree Holdings and TransPoint have been prepared as if the mergers were completed as of July 1, 1998, the beginning of the earliest period presented. The unaudited pro forma combined net income (loss) per share is based on the weighted average number of shares of CheckFree Holdings common stock outstanding during the periods, adjusted to give effect to shares assumed to be issued had the mergers taken place as of July 1, 1998.

                         CHECKFREE HOLDINGS CORPORATION

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                        WITH BLUEGILL TECHNOLOGIES, INC.
                              AS OF MARCH 31, 2000

                                                  HISTORICAL AMOUNTS
                                                 ---------------------
                                                 CHECKFREE                 PRO FORMA
                                                 HOLDINGS     BLUEGILL    ADJUSTMENTS     TOTAL
                                                 ---------    --------    -----------    --------
                                                                  (IN THOUSANDS)
ASSETS:
Current Assets:
  Cash and cash equivalents....................  $125,043     $15,044      $     --      $140,087
  Investments..................................    26,292          --            --        26,292
  Accounts receivable, net.....................    53,343       1,151            --        54,494
  Prepaid expenses and other assets............    11,716         189            --        11,905
  Deferred income taxes........................     9,444          --            --         9,444
                                                 --------     -------      --------      --------
          Total current assets.................   225,838      16,384            --       242,222
Property and equipment, net....................    84,461       1,453            --        85,914
Capitalized software, net......................    23,006          --        20,600(1)     36,706
                                                                             (6,900)(2)
Goodwill, net..................................    29,539          --       193,007(1)    222,546
Other intangible assets, net...................    12,224          --        29,500(1)     41,724
Investments....................................    52,869          --            --        52,869
Deferred income taxes..........................    34,436          --            --        34,436
Other noncurrent assets........................    13,760           2            --        13,762
                                                 --------     -------      --------      --------
          Total assets.........................  $476,133     $17,839      $236,207      $730,179
                                                 ========     =======      ========      ========
LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities:
  Accounts payable.............................  $  6,573     $ 1,294      $     --      $  7,867
  Accrued liabilities..........................    41,032         228           600(1)     42,360
                                                                                500(3)
  Deferred income taxes........................        --          --         9,290(1)      9,290
  Current portion of long-term obligations.....     6,533         159            --         6,692
  Deferred revenue.............................    29,638       1,191            --        30,829
                                                 --------     -------      --------      --------
          Total current liabilities............    83,776       2,872        10,390        97,038
Accrued rent and other.........................     6,653          --            --         6,653
Obligations under capital leases -- less
  current portion..............................       820         337            --         1,157
Convertible subordinated notes.................   172,500          --            --       172,500
Deferred income taxes..........................        --          --         7,852(1)      7,852
                                                 --------     -------      --------      --------
          Total liabilities....................   263,749       3,209        18,242       285,200
Redeemable preferred stock.....................        --      25,963       (25,963)(1)        --
Stockholders' equity:
  Common stock.................................       531           7            40(1)        578
  Additional paid-in capital...................   517,912       1,753       238,195(1)    757,360
                                                                               (500)(3)
  Other........................................      (281)       (650)          650(1)       (281)
  Accumulated deficit..........................  (305,778)    (12,443)       12,443(1)   (312,678)
                                                                             (6,900)(2)
                                                 --------     -------      --------      --------
          Total stockholder's equity...........   212,384     (11,333)      243,928       444,979
                                                 --------     -------      --------      --------
          Total liabilities and stockholders'
            equity.............................  $476,133     $17,839      $236,207      $730,179
                                                 ========     =======      ========      ========

   See Notes to Unaudited Pro Forma Condensed Combining Financial Information

                         CHECKFREE HOLDINGS CORPORATION

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                        WITH BLUEGILL TECHNOLOGIES, INC.
                        FOR THE YEAR ENDED JUNE 30, 1999

                                                 HISTORICAL AMOUNTS
                                                ---------------------
                                                CHECKFREE                 PRO FORMA
                                                HOLDINGS     BLUEGILL    ADJUSTMENTS     TOTAL
                                                ---------    --------    -----------    --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Processing and servicing....................  $201,059     $    --      $     --      $201,059
  License fees................................    15,975       2,517            --        18,492
  Maintenance fees............................    17,746          48            --        17,794
  Other.......................................    15,351         925            --        16,276
                                                --------     -------      --------      --------
          Total revenues......................   250,131       3,490            --       253,621
Expenses:
  Cost of processing, servicing and support...   146,704         969            --       147,673
  Research and development....................    21,085       1,457            --        22,542
  Sales and marketing.........................    32,354       2,318            --        34,672
  General and administrative..................    31,466       2,045            --        33,511
  Depreciation and amortization...............    24,630         106        61,826(4)     86,562
  In-process research and development.........     2,201          --            --         2,201
                                                --------     -------      --------      --------
          Total expenses......................   258,440       6,895        61,826       327,161
  Net gain on dispositions of assets..........     4,576          --            --         4,576
                                                --------     -------      --------      --------
Loss from operations..........................    (3,733)     (3,405)      (61,826)      (68,964)
Other:
  Interest, net...............................     2,181         194            --         2,375
                                                --------     -------      --------      --------
Loss before income taxes......................    (1,552)     (3,211)      (61,826)      (66,589)
Income tax benefit............................   (12,009)         --        (9,290)(4)   (21,299)
                                                --------     -------      --------      --------
Net income (loss).............................  $ 10,457     $(3,211)     $(52,536)     $(45,290)
                                                ========     =======      ========      ========
Basic earnings (loss) per share:
  Net income (loss) per common share..........  $   0.20                                $  (0.79)
                                                ========                                ========
  Equivalent number of shares.................    52,444                     4,714(1)     57,158
                                                ========                  ========      ========
Diluted earnings (loss) per share:
  Net income (loss) per common share..........  $   0.18                                $  (0.79)
                                                ========                                ========
  Equivalent number of shares.................    56,529                       629(5)     57,158
                                                ========                  ========      ========

   See Notes to Unaudited Pro Forma Condensed Combining Financial Information

                         CHECKFREE HOLDINGS CORPORATION

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                        WITH BLUEGILL TECHNOLOGIES, INC.
                    FOR THE NINE MONTHS ENDED MARCH 31, 2000

                                                 HISTORICAL AMOUNTS
                                                ---------------------
                                                CHECKFREE                 PRO FORMA
                                                HOLDINGS     BLUEGILL    ADJUSTMENTS       TOTAL
                                                ---------    --------    -----------      --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
  Processing and servicing....................  $189,430     $    --      $     --        $189,430
  License fees................................    10,295       4,578            --          14,873
  Maintenance fees............................    13,571         349            --          13,920
  Other.......................................     8,399       1,180            --           9,579
                                                --------     -------      --------        --------
          Total revenues......................   221,695       6,107            --         227,802
Expenses:
  Cost of processing, servicing and support...   133,684       1,496            --         135,180
  Research and development....................    24,276       2,142            --          26,418
  Sales and marketing.........................    29,522       5,602            --          35,124
  General and administrative..................    28,837       4,463            --          33,300
  Depreciation and amortization...............    23,789         272        34,145(4)       58,206
  In-process research and development.........        --          --            --              --
                                                --------     -------      --------        --------
          Total expenses......................   240,108      13,975        34,145         288,228
  Net gain on dispositions of assets..........        --          --            --              --
                                                --------     -------      --------        --------
Loss from operations..........................   (18,413)     (7,868)      (34,145)        (60,426)
Other:
  Interest, net...............................       (83)        619            --             536
                                                --------     -------      --------        --------
Loss before income taxes......................   (18,496)     (7,249)      (34,145)        (59,890)
Income tax benefit............................    (6,718)         --        (2,078)(4)      (8,796)
                                                --------     -------      --------        --------
Net income (loss).............................  $(11,778)    $(7,249)     $(32,067)       $(51,094)
                                                ========     =======      ========        ========
Basic earnings (loss) per share:
  Net income (loss) per common share..........  $  (0.23)                                 $  (0.90)
                                                ========                                  ========
  Equivalent number of shares.................    52,246                     4,714(1)       56,960
                                                ========                  ========        ========
Diluted earnings (loss) per share:
  Net income (loss) per common share..........  $  (0.23)                                 $  (0.90)
                                                ========                                  ========
  Equivalent number of shares.................    52,246                     4,714(1)       56,960
                                                ========                  ========        ========

   See Notes to Unaudited Pro Forma Condensed Combining Financial Information

                         CHECKFREE HOLDINGS CORPORATION

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION
                        WITH BLUEGILL TECHNOLOGIES, INC.

     1. Adjustment to reflect the issuance of CheckFree Holdings common stock, CheckFree Holdings options and related acquisition expenses as the total purchase price for the net assets of BlueGill, and the elimination of BlueGill's redeemable preferred stock and shareholders' equity. The fair market values of intangible assets are preliminary estimates based on an independent appraisal, and current facts and circumstances. The final value of intangible assets will change with any change in the final purchase price and any resulting change could be material.

                                                            (IN THOUSANDS)
Capitalized software, net..............................  $ 20,600
Goodwill, net..........................................   193,007
Other intangible assets, net...........................    29,500
BlueGill redeemable preferred stock....................    25,963
BlueGill common stock..................................         7
BlueGill additional paid-in capital....................     1,753
  CheckFree Holdings common stock......................              $     47
  CheckFree Holdings additional paid-in capital........               239,948
  BlueGill accumulated deficit.........................                12,443
  BlueGill other equity................................                   650
  Current deferred income tax liability................                 9,290
  Long term deferred income tax liability..............                 7,852
  Accrued acquisition expenses.........................                   600
                                                         --------    --------
     Totals............................................  $270,830    $270,830
                                                         ========    ========

     The following chart indicates the components of the purchase price inherent in the adjusting entry:

                                                          (IN THOUSANDS)
CheckFree Holdings common stock.........................     $221,449
Issuance of CheckFree Holdings options..................       18,546
Direct acquisition costs................................          600
                                                             --------
          Total estimated purchase price................     $240,595
                                                             ========

     The purchase price reflects the issuance of 4,713,736 shares of CheckFree Holdings common stock at $46.98 per share which is the average end of day price of CheckFree Holdings stock for the three trading days preceding and the three days following the closing of the acquisition of BlueGill. Under the terms of the merger agreement, CheckFree Holdings also issued 634,145 CheckFree Holdings options to replace BlueGill options, of which 286,264 are already vested. The value of the CheckFree Holdings option grant is based on a Black-Scholes valuation model assuming a $46.98 stock price, an average strike price of $2.18, an average life of 2.9 years, a risk-free interest rate of 6.47% and volatility of 83.4%.

     The following table provides the allocation of the purchase price inherent in the adjusting entry:

                                                                                (IN THOUSANDS)
In-process research and development (Note B)..................................     $  6,900
Current technology and products:
  Print/extraction                          (estimated life of 3 years).......        4,600
  Data management engine                    (estimated life of 4 years).......        5,700
  API or application protocol interfaces    (estimated life of 2 years).......        1,000
  Web applications                          (estimated life of 5 years).......        2,400
                                                                                   --------
     Sub-total IPR&D and current technology and products......................       20,600
Goodwill                                    (estimated life of 5 years).......      193,007
Other intangible assets:
  Workforce in place                        (estimated life of 3 years).......        2,600
  Customer list                             (estimated life of 5 years).......       10,600
  Tradename                                 (estimated life of 1 year)........       15,100
  Covenants not to compete                  (estimated life of 1 year)........        1,200
                                                                                   --------
     Sub-total other intangible assets........................................       29,500
Deferred income taxes.........................................................      (17,142)
Net assets of BlueGill:
  Cash and cash equivalents...................................................       15,044
  Property and equipment......................................................        1,452
  Other, net..................................................................       (1,866)
                                                                                   --------
     Sub-total net assets.....................................................       14,630
                                                                                   --------
     Total Purchase Price.....................................................     $240,595
                                                                                   ========

     The useful lives of the various intangible assets identified are based on management's estimates. Under the caption of current technology and products, lives are based on assumptions regarding the time expected for the indicated technology or product to become obsolete, which are driven primarily by planned future development work designed to replace the existing technology or product. The useful life assigned to goodwill is based upon currently acceptable lives for these assets. The useful life on workforce in place is based on CheckFree Holdings' estimate of the average tenure expected from the BlueGill employee base. The useful life CheckFree Holdings assigned to the customer base is based on CheckFree Holdings' estimate of the future revenue base from the existing customers. Although the BlueGill tradename is widely known at this time, CheckFree Holdings currently has no plans to continue to utilize the name once the technologies of BlueGill and CheckFree Holdings are consolidated in to a single product offering, which CheckFree Holdings expects to take place within one year of the merger. CheckFree Holdings assigned a one-year life to the covenants not to compete to coincide with the contractual life of the related agreements. CheckFree Holdings will amortize these intangible assets on a straight-line basis over their estimated useful lives.

     2. Adjustment to write off the balance of in-process research and development. As the amount is not deductible for federal or state income tax purposes, there is no related income tax benefit resulting from the charge. Refer to Note B for an explanation of in process research and development.

                                                      (IN THOUSANDS)
Accumulated deficit................................  $6,900
  Capitalized software, net........................            $6,900

     3. Adjustment to accrue the cost of registering CheckFree Holdings shares to be issued for BlueGill.

                                                        (IN THOUSANDS)
Additional paid-in capital............................  $500
  Accrued liabilities.................................           $500

     4. Adjustment to reflect additional amortization expense and the related income tax benefit associated with the intangible assets acquired from BlueGill.

                                                                (IN THOUSANDS)
YEAR ENDED JUNE 30, 1999
Depreciation and amortization...............................  $61,826
Current deferred income tax liability.......................    9,290
  Capitalized software, net.................................             $ 3,938
  Goodwill, net.............................................              38,601
  Other intangible assets, net..............................              19,287
  Income tax benefit........................................               9,290
                                                              -------    -------
     Total..................................................  $71,116    $71,116
                                                              =======    =======
NINE MONTHS ENDED MARCH 31, 2000
Depreciation and amortization...............................  $34,145
Current deferred income tax liability.......................    2,078
  Capitalized software, net.................................             $ 2,954
  Goodwill, net.............................................              28,951
  Other intangible assets, net..............................               2,240
  Income tax benefit........................................               2,078
                                                              -------    -------
     Total..................................................  $36,223    $36,223
                                                              =======    =======

     Goodwill amortization is non-deductible for federal and state income tax purposes. A blended effective income tax rate of 40% was applied to the deductible amortization to determine the related income tax benefit in the entries above.

     5. When combined with BlueGill's historical loss and the pro forma adjustments, the historical CheckFree Holdings' net income for the year ended June 30, 1999 resulted in a combined net loss. As a result, due to the anti-dilutive effect on earnings per share, the equivalent number of shares for purposes of determining diluted earnings per share, was reduced to agree with the equivalent number of shares for basic earnings per share. The following chart identifies by type of potentially dilutive security, the number of additional shares that could potentially dilute basic earnings per share in the future and the number of shares issued for BlueGill.

CheckFree Holdings common shares issued for BlueGill........   4,714
Potentially dilutive securities:
  Options and warrants......................................  (4,085)
  Other.....................................................      --
                                                              ------
     Total potentially dilutive securities..................  (4,085)
                                                              ------
Net adjustment to dilutive shares outstanding...............     629
                                                              ======

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

     Note A: Management believes that the assumptions used in preparing the Unaudited Pro Forma Condensed Combining Balance Sheet and the Unaudited Pro Forma Condensed Combining Statement of Operations provide a reasonable basis for presenting the significant effects of the acquisition of BlueGill; that the pro forma adjustments give appropriate effect to those assumptions; and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Condensed Combining Balance Sheet and Statement of Operations.

     Note B: The unaudited pro forma condensed balance sheet of CheckFree Holdings and BlueGill has been prepared as if the merger was completed as of March 31, 2000, and was accounted for as a purchase. CheckFree Holdings issued 4,713,736 shares of its common stock with a fair market value of $46.98 per share and 634,145 options, 286,264 of which are already vested. The total purchase price of $240,595,000 was allocated to assets acquired and liabilities assumed based on BlueGill's March 31, 2000 balance sheet.

     The allocation of the BlueGill purchase price among the identifiable tangible and intangible assets and purchased in process research and development is based on preliminary estimates of the fair market value of those assets. Final determination of the allocation of the purchase price will be based on independent appraisals that CheckFree Holdings expects to have completed shortly after the merger is consummated.

     BlueGill currently has five general technologies and application suites under development that meet the specific requirements of SFAS No. 2 for qualification as in-process research and development or IPRD. Critical elements of SFAS No. 2's definition of IPRD are that:

     - the product has not yet demonstrated its technological feasibility; and

     - the product does not have an alternative future use.

These in-process technologies and applications include print and extraction technology, the Data Management Engine technology, API technology, web applications and OFX payment technology. Their descriptions are found below.

     Print and extraction technology. Print and extraction technology allows for the extraction and print parsing of a biller's legacy billing information through to BlueGill's products. The following features of the print/extraction technology are under development:

     - SmartXpress 3.0.0 that comprises updates to accommodate core changes to BlueGill's DME 2.2.0;

     - Record Data Loader, which is an input module that allows for Record Data Type management by converting flat file data into XML-s for storage in the DME; and

     - Internationalization Language, which allows for the management of Asian languages (e.g. Japan, China, Korea, Hong Kong, and Taiwan) through Double Byte Character Set (DBCS) and Unicode development.

     Data Management Engine technology. The DME technology allows for archiving of transactions and linkage of data to the necessary environment within the BlueGill network. The DME is the main translator of input data to output data. The following features are under development:

     - Xerox Metacode Support, which is Xerox print support on the AIX, Solaris and HP-UX platforms;

     - AFP to PDF performance, which provides three times improvement in throughput of data through the DME; and

     - MVS Port (OS/390), which ports the source code to the MVS platform.

     APIs. The API technology encompasses knowledge engineering procedures and expert system analysis, design and development. The API technology works in between the print/extraction and parsing modules and the web applications or templates. The API "surrounds" the DME as its interface to these other technologies. The following features are under development:

     - BlueGill Engine 3.0.0. -- Pure JAVA Front End Interface, which provides a pure JAVA version of the public API set;

     - BlueGill Engine 4.0.0 -- Pure JAVA Back End Interface, which provides a pure JAVA version of the data base engine; and

     - CheckFree Holdings E-Bill 3.1 Format Support, which provides batch mode support for the CheckFree Holdings E-Bill 3.1 format.

     Web Applications. The web application technologies help in the design of industry specific templates for electronic billing and statement presentation. The following features are under development:

     - i-Insurance Template for the insurance industry billing statement templates; and

     - Market Direct 2.0, which provides one-to-one marketing capabilities with end users.

     Payments or OFX. The payments or OFX technology will allow for bill publishing services to be integrated with the i-Series products and bill consolidators. The following features are under development:

     - OFX Bill Publisher Server, which is the core OFX engine integrated with the i-Series engine support and Bill Publisher component to link to consolidators;

     - Payment Infrastructure, which is the underpinnings for interfacing with various payment solutions (e.g. ACH, PaymenTech, Cybercash); and

     - International CSP Model, which is an international version of the domestic CSP model.

     There are risks and uncertainties associated with the completion of these in-process technologies. These risks include:

     - Not Technologically Feasible.

          The acquired IPRD had not demonstrated technological or commercial feasibility as of the transaction date for BlueGill. Significant risks exist because BlueGill is unsure of the obstacles it will encounter in the form of market acceptance, time and cost necessary to produce a technologically feasible product. SFAS No. 2 does not specifically require an analysis of the development effort expended relative to an acquisition date. It is reasonable to assume, however, that an IPRD project would require a significant amount of time and cost in order to modify for CheckFree Holdings' use in the marketplace. Should the proposed technology fail to become viable, it is unlikely that CheckFree Holdings would be able to realize any value from the sale of the technology to another party.

     - No Alternative Future Use.

          The acquired IPRD consists of BlueGill's work to date on its products. The products are very specific to the tasks and markets for which it is intended. As is typically the case with software, there are no alternative uses for the in-process work in the event that the product does not become feasible for CheckFree Holdings. The development effort for the acquired IPRD does not possess an alternative future use for CheckFree Holdings under the terms of SFAS No. 2.

     - If the BlueGill project underway fails, there will be a very limited life to the existing product because the continuing pace of technological developments in the marketplace will have rendered them non-competitive. In the event of a failure, the technology acquired, as embodied in either current or in-process products, will have no alternative use and would be written off as a loss by CheckFree Holdings.

     - As of the valuation date, all of the IPRD technologies were subject to numerous technological, timing, cost and market risks. In addition to these risks already mentioned, another major risk associated with the technologies pertains to the language it's written in. According to BlueGill's management, all of

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

       the base code may go to the JAVA computer language, causing large sections of the codes to be re-written.

     The following table represents information regarding the status of the various in-process research and development projects acquired:

                                     ESTIMATED                          EXPECTED
                                      STAGE OF         ESTIMATED        COST TO
                                     COMPLETION     COMPLETION DATE     COMPLETE    VALUATION
                                     ----------    -----------------    --------    ---------
                                                                           (IN THOUSANDS)
Print/Extraction...................        38%       December 2000       $  748      $1,900
Data Management Engine.............        19%       November 2000          110       1,300
APIs...............................        46%       November 2000          703       2,300
Web Applications...................        50%           July 2000          183       1,400
Payments/OFX.......................        10%       December 2000          333           0
                                                                         ------      ------
          Total....................                                      $2,077      $6,900
                                                                         ======      ======

     The method used to allocate the purchase consideration to IPRD was the modified income approach. Under the income approach, fair value reflects the present value of the projected free cash flows that will be generated by the IPRD projects and that is attributable to the acquired technology, if successfully completed. The modified income approach takes the income approach, modified to include the following factors:

     - analysis of the stage of completion of each project;

     - exclusion of value related to research and development yet-to-be completed as part of the on-going IPRD projects; and

     - the contribution of existing technologies and applications.

     The projected revenue used in the income approach are based upon the incremental revenues associated with a portion of the project related to BlueGill's technology likely to be generated upon completion of the project and the beginning of commercial sales, as estimated by management. The projections assume that the projects will be successful and the project's development and commercialization are as set forth by management. The discount rate used in this analysis is an after tax rate of 25%.

     Note C: CheckFree Holdings' statement of operations for the year ended June 30, 1999, has been combined with the BlueGill statement of operations for the twelve months ended June 30, 1999. CheckFree Holdings' statement of operations for the nine-month period ended March 31, 2000 has been combined with the BlueGill statement of operations for the nine-month period ended March 31, 2000. Actual income statements of CheckFree Holdings and BlueGill will be combined from the effective date of the merger, with no retroactive restatement.

     Note D: The unaudited pro forma condensed combining statement of operations for CheckFree Holdings and BlueGill have been prepared as if the merger was completed as of July 1, 1998, the beginning of the earliest period presented. The unaudited pro forma combined net income (loss) per share is based on the weighted average number of shares of CheckFree Holdings common stock outstanding during the periods, adjusted to give effect to shares assumed to be issued had the merger taken place as of July 1, 1998.

     Note E: The unaudited pro forma condensed combining statement of operations do not include a charge for the value of the estimated $6.9 million (no income tax effect) of purchased research and development arising from the merger, which will be expensed at acquisition, as this expense will not have a continuing impact.

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

                      DESCRIPTION OF THE MERGER AGREEMENT

GENERAL

     The following summary of the merger agreement is qualified in its entirety by reference to the complete merger agreement, which is incorporated by reference and attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the issuance of our common stock you are being asked to approve. The parties to the merger agreement are CheckFree Holdings, TransPoint Acquisition Corporation, Tank Acquisition Corporation, CheckFree Corporation, Chopper Merger Corporation, Microsoft, First Data, Citibank, and various affiliates of Microsoft, First Data and Citibank, including H&B Finance, Inc., FDC International Partner, Inc. and Citi TransPoint Holdings Inc., which together hold the TransPoint entities, and which affiliates we refer to as the "Holding Subsidiaries."

     Under the merger agreement, we will acquire and hold all of the combined businesses of TransPoint. Microsoft, First Data and Citibank, through Holding Subsidiaries, are the sole beneficial owners of TransPoint, and pursuant to the merger agreement, newly-created acquisition subsidiaries of CheckFree Holdings will be merged with and into the Holding Subsidiaries, as a consequence of which the Holding Subsidiaries and TransPoint will become wholly owned subsidiaries of CheckFree Holdings.

CLOSING DATE

     The closing of the mergers will take place on the first business day following the day on which the last of the conditions to the merger agreement has been fulfilled or waived or on any subsequent date as the parties agree.

CONSIDERATION TO BE RECEIVED IN THE MERGERS

     At the time of the mergers, shares of our common stock will be issued in the following amounts to the following entities:

     - in consideration of the mergers described above, 13,000,000 shares of our common stock will be issued in the aggregate to Microsoft and affiliates of First Data and Citibank;

     - in consideration of the commercial alliance agreement with Microsoft, which is described in the section titled "Description of Related Agreements -- Microsoft Commercial Alliance Agreement," 3,000,000 shares of our common stock will be issued to Microsoft; and

     - in consideration of the marketing agreement with First Data, which is described in the section titled "Description of Related Agreements
        -- Marketing Agreement with First Data Corporation," 1,000,000 shares of our common stock will be issued to First Data.

ADDITIONAL DIRECTORS OF CHECKFREE HOLDINGS

     The merger agreement provides that we shall cause our board of directors at the effective time of the mergers to be comprised of our current six directors and one director designated by Microsoft and one director designated by First Data. Microsoft has indicated that it intends to designate Lewis Levin as a director and First Data has indicated that it intends to designate Henry C. Duques as a director. The following is biographical information about each of such designees:

     Lewis Levin is Vice President of Microsoft's Consumer and Commerce Group and President & Chief Executive Officer of TransPoint. Upon completion of the mergers, Mr. Levin will become a member of our board of directors. Mr. Levin joined Microsoft in 1986. Since 1986, Mr. Levin has held a variety of positions within Microsoft. Most recently, he was Vice President of the Desktop Finance Division with responsibility for Microsoft Money, Investor and Money Central. Previously, he was General Manager of the Excel Group. He also has been the Director of Applications Marketing, Group Product Manager for the Graphics Business Unit and has held a variety of product marketing positions. Mr. Levin holds a bachelors degree in business administration, quantitative analysis and finance from the University of Cincinnati, as well as a masters degree from the Sloan School of Management, M.I.T.

     Henry C. Duques has served as Chairman and Chief Executive Officer of First Data Corporation since April 1989. Upon completion of the mergers, Mr. Duques will become a member of our board of directors. Mr. Duques joined American Express in September 1987 as President and Chief Executive Officer of the Data Based Services Group of American Express Travel Related Services Company, Inc., the predecessor of First Data, and served in that capacity until April 1989. Mr. Duques was Group President Financial Services and member of the board of directors of Automatic Data Processing, Inc. from 1984 to 1987. Mr. Duques is a director of theglobe.com and Unisys Corporation, both publicly-held corporations.

     In addition to the rights to designate directors granted to Microsoft and First Data under the merger agreement, in connection with the proposed acquisition of assets from Bank of America, we have agreed to allow Bank of America to designate one director to our board.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties by Microsoft, First Data and Citibank concerning themselves, the Holding Subsidiaries, TransPoint and the TransPoint business, as well as customary representations and warranties by CheckFree Holdings and its wholly owned acquisition subsidiaries, including customary representations and warranties relating to, among other things:

     - the corporate organization and similar corporate matters concerning Microsoft, First Data and Citibank, the TransPoint Holding Subsidiaries, TransPoint and us and our subsidiaries;

     - the authorization, execution, delivery, performance and enforceability of the merger and contribution agreement and related agreements by each of Microsoft, First Data, Citibank, the TransPoint Holding Subsidiaries and us and our subsidiaries, and the required stockholder vote by CheckFree Holdings;

     - the conflicts and violations created by, and required consents, approvals and authorizations of governmental authorities relating to, the execution, delivery and performance of the merger and contribution agreement and related agreements with respect to each of Microsoft, First Data and Citibank, the TransPoint Holding Subsidiaries, TransPoint and us and our subsidiaries;

     - the absence of legal proceedings relating to Microsoft, First Data and Citibank, the TransPoint Holding Subsidiaries, TransPoint and us that could adversely affect the consummation of the merger;

     - the engagement and payment of fees of brokers, investment bankers and financial advisors by each of Microsoft, First Data and Citibank, the TransPoint Holding Subsidiaries, TransPoint and us;

     - the absence of actions by each of Microsoft, First Data and Citibank, the TransPoint Holding Subsidiaries, TransPoint and us and our subsidiaries to adversely affect the tax-free qualification of the merger;

     - the accuracy of the information provided by each of Microsoft, First Data and Citibank, the TransPoint Holding Subsidiaries, TransPoint and us for use in this proxy statement/prospectus and the related registration statement;

     - the intellectual property licensed by Microsoft, First Data and Citibank to TransPoint and the intellectual property of CheckFree Holdings;

     - the contracts of TransPoint and CheckFree Holdings, and the validity, enforcement and absence of defaults under these contracts;

     - the capital structure and subsidiaries of each of the TransPoint Holding Subsidiaries, TransPoint and CheckFree Holdings;

     - the absence of material changes or events concerning TransPoint and us;

     - the compliance with applicable laws by each of TransPoint and us, including compliance with export control laws by TransPoint;

     - the absence of business activities, operations and liabilities of the TransPoint Holding Subsidiaries, other than the holding of equity interests in TransPoint;

     - the filing of tax returns and payment of taxes by each of the TransPoint Holding Subsidiaries, TransPoint and us;

     - the financial information of TransPoint being presented fairly;

     - the absence of indebtedness and undisclosed liabilities of TransPoint;

     - title to and leases of the properties and assets of TransPoint;

     - employee matters for TransPoint, and the absence of labor controversies or violations of employment practices laws;

     - the compliance with environmental laws and absence of environmental violations and other environmental concerns by TransPoint;

     - the insurance policies of TransPoint;

     - the accounts receivable of TransPoint, and the absence of disputes with, or cancellation by, any of TransPoint's customers or suppliers;

     - the ability to terminate all affiliate transactions by TransPoint prior to the effective time of the mergers;

     - the compliance with the Securities Act of 1933 or the Securities Exchange Act of 1934 of documents publicly-filed by us, the accuracy of information contained in those documents and the absence of other liabilities or obligations;

     - the inapplicability of state anti-takeover laws and our stockholder rights agreement to the mergers; and

     - receipt by us of the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     Except for the representations and warranties regarding the payment of taxes and the authority to enter into the merger agreement and the related agreements, the representations and warranties generally will survive the closing date of the merger agreement for one year. Except for certain representations and warranties related to the TransPoint Holding Subsidiaries and the CheckFree Holdings acquisition subsidiaries and except for representations and warranties relating to the authority of each party to enter into the transactions contemplated by the merger agreement, each representation and warranty in the merger agreement is deemed to be made as of February 15, 2000.

INDEMNIFICATION

     By Microsoft, First Data and Citibank. Microsoft, First Data and Citibank, severally but not jointly, have agreed after the effective time of the merger, to indemnify us, and our affiliates and representatives against any losses resulting from the indemnified parties as a result of the following:

     - any breach of any representation or warranty made by Microsoft, First Data and Citibank with respect to themselves, the TransPoint Holding Subsidiary in which it owns beneficial interest or TransPoint;

     - any breach of any covenant of Microsoft, First Data and Citibank; or

     - any taxes of TransPoint for periods or portions of periods ending on or before the closing date.

     Regarding Microsoft, First Data and Citibank's indemnification obligations for the first bullet point listed above, Microsoft, First Data and Citibank will not be liable until the aggregate losses incurred by the indemnified parties exceed $7.5 million on a cumulative basis, and then the liabilities will only apply to the excess of this amount. In addition, the aggregate liability from these three companies to the indemnified parties is limited to the lesser of the following:

     - 40% of the fair market value, measured at the effective time of the mergers, of the 13,000,000 shares of stock received by Microsoft, First Data and Citibank as consideration for the mergers, and

     - the fair market value, measured at the time indemnification is due, of the 13,000,000 shares of stock received by Microsoft, First Data and Citibank as consideration for the mergers.

     By CheckFree Holdings. We have agreed after the effective time to indemnify Microsoft, First Data and Citibank and their affiliates and representatives against any losses resulting from the indemnified parties as a result of the following:

     - any breach of any representation or warranty made by us with respect to ourselves, or

     - any breach of any covenant of ours.

     Regarding our indemnification obligations for the first bullet point listed above, we will not be liable until the aggregate losses incurred by the indemnified parties exceed $7.5 million on a cumulative basis, and then the liabilities will only apply to the excess of this amount. In addition, our aggregate liability to the indemnified parties is limited to 40% of the fair market value, measured at the effective time of the mergers, of the 13,000,000 shares of stock received by Microsoft, First Data and Citibank as consideration for the mergers.

CONDUCT BETWEEN SIGNING AND CLOSING

  Conduct of the TransPoint Business

     The merger agreement requires Microsoft, First Data and Citibank to cause the TransPoint Holding Subsidiaries to comply, from February 15, 2000 until the effective time of the mergers, with the following restrictions regarding the conduct of the TransPoint business, except as permitted by the merger agreement or as consented to by us:

     (1) each of the TransPoint entities must:

        - maintain its existence in good standing;

        - maintain the general character of its business and properties and conduct its business in the ordinary course;

        - maintain business and book of account and records and practices consistent with past practices; and

        - use reasonable best efforts to preserve its business intact and the goodwill of its suppliers, customers and others having business relationships with the TransPoint entities.

     (2) subject to exceptions contained in the merger agreement or approved by us, none of the TransPoint Holding Subsidiaries or TransPoint entities may:

        - amend its organizational documents;

        - issue, sell, pledge or otherwise dispose of any of its capital stock or any other of its securities, make other agreements with respect to any of its capital stock or reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any of its capital stock;

        - acquire any other business organization or division; authorize any capital commitment; or enter into, amend or otherwise modify any contract, agreement, commitment or arrangement relating to an acquisition or capital commitment that would result in the TransPoint entities having indebtedness or material undisclosed liabilities at the effective time of the mergers;

        - sell, lease, license, mortgage or otherwise dispose of or encumber any of its assets, properties or intellectual property rights, except for various customary permitted liens;

        - materially change any of its equipment, software or technology, except for upgrades, improvements or replacements;

        - enter into or modify any material contract, except in the ordinary course of business or with our prior written consent, or permit or perform any act that would cause a material breach of any material contract;

        - terminate, modify, assign, waive, release or relinquish any rights under a material contract or amend any materials rights or claims, except in the ordinary course of business or as otherwise permitted by the merger agreement;

        - materially alter the present employment relationships of TransPoint except as consistent with past practices;

        - change any of its accounting policies or procedures;

        - make any material tax election or settle any material federal, state, local or foreign income tax liability;

        - settle any pending or threatened suit, action or claim that is material or which relates to any of the transactions contemplated by the merger agreement or the related agreements;

        - make any loans, advances or capital contributions to or investments in any other entity, except as may be required under agreements in effect as of the date of the merger agreement;

        - violate applicable laws, orders or decrees, governmental rules or regulations;

        - sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the intellectual property rights, except in connection with the sale or licensing of any of the TransPoint products in the ordinary course of business;

        - enter into any contract to do as of the foregoing;

        - terminate, modify, amend, assign, waive, release or relinquish any rights under any agreement or arrangement with any affiliate in a manner adverse to us.

In addition, each of Microsoft, First Data and Citibank is obligated under the merger agreement to:

     - use reasonable best efforts to keep available the services of their respective employees dedicated to the TransPoint business as currently conducted; and

     - continue to provide not less than the same level of support and assistance to TransPoint that they are currently providing.

CONDUCT OF CHECKFREE HOLDINGS' BUSINESS

     The merger agreement requires that we comply, from February 15, 2000 until the effective time of the mergers, with the following restrictions relating to the conduct of our business:

     (1) we must maintain our existence in good standing and conduct our business in the ordinary course and consistent with past practices.

     (2) except under specific exceptions, we may not take specified actions, including the following:

        - issue or sell any shares of our capital stock or any securities convertible to shares of our capital stock, or any options or other rights to acquire its capital stock, if the approval of our stockholders would be required;

        - declare or pay any dividend or other distribution with respect to any of our common stock;

        - reclassify, combine, split or subdivide any of our common stock;

        - enter into any transaction with a third party that would require approval of our stockholders, unless the transaction is approved by Microsoft, First Data or Citibank or is a change of control transaction that includes the approval of the merger agreement by the third party;

        - for a period of six months after February 15, 2000, enter into an agreement relating to a merger or acquisition transaction that would reasonably be expected to materially delay obtaining approval of any governmental entity to the transactions contemplated by the merger agreement or significantly increase the risk of a governmental entity prohibiting those transactions or the ability to remove any order on appeal; or

        - enter into any contract to do any of the foregoing.

NO SOLICITATION

     We have agreed not to, and not to permit our representatives to, initiate, solicit, encourage or facilitate any material transaction proposal or, in the event of an unsolicited material transaction proposal, negotiate with any buyer in connection therewith, except that:

     - our board of directors may, prior to obtaining the necessary approval of our stockholders of the merger agreement, may engage in discussions or negotiations with any person who, without being solicited, has made a bona fide material transaction proposal, if it determines in the exercise of its fiduciary duties based on the advice of outside counsel that this action is required to comply with its fiduciary duties, we notify Microsoft, First Data and Citibank of the discussions and the proposing person signs a confidentiality agreement, and

     - we may comply with Rule 14e-2(a) under the Exchange Act with regard to a tender or exchange offer.

     In addition, we must notify Microsoft, First Data and Citibank of a material transaction proposal, including the terms and conditions of any material transaction proposal and the identity of the person making it, within 24 hours of its receipt.

     The term "material transaction proposal" means:

     - any tender or exchange offer, proposal for a merger, consolidation or other business combination involving CheckFree Holdings, or

     - any proposal or offer to acquire in any manner, directly or indirectly, at least 50% of the equity interests in our company, or at least 50% of our consolidated assets.

As of the date of this proxy statement/prospectus, we have not received a material transaction proposal.

OTHER AGREEMENTS

  Solicitation of the Employees of Microsoft, First Data and Citibank Primarily Engaged in the TransPoint Business

     For three months after the effective time of the merger agreement, we will be entitled to solicit and hire key personnel of Microsoft, First Data and Citibank primarily engaged in the TransPoint business. All costs of the hiring by of these personnel will be our responsibility, including any replacement of stock options held by these personnel.

  Non-Disparagement

     Prior to the effective time of the merger agreement:

     - each of Microsoft, First Data and Citibank has agreed not to make comments publicly or to current or prospective customers or otherwise take actions that disparage us or our business, and

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     - we have agreed not to make comments publicly or to current or prospective customers or otherwise take actions that disparage TransPoint, including by using the existence of the merger agreement as a reason not to use the products or services of TransPoint.

  Support of TransPoint Platform

     We have agreed to support the TransPoint bill presentment and bill payment services platform for TransPoint's customers, including licensees, for the longer of (1) the term of a customer's contract and (2) three years from the effective time of the merger agreement. During this period, if a customer's contract expires and the customer would like to enter into a new contract on substantially the same terms, the customer may continue to use the TransPoint platform until the third anniversary of the closing date of the merger agreement.

  Financial Condition of TransPoint

     Microsoft, First Data and Citibank have agreed that at the effective time of the merger agreement, the financial condition of the TransPoint entities, including any entities acquired prior to the effective time of the merger agreement, will satisfy the following conditions:

     - none of the TransPoint entities will have any indebtedness;

     - the TransPoint entities, in the aggregate, will have available $100 million of cash; and

     - subject to specified exceptions, the adjusted working capital of the TransPoint entities will be zero or greater.

  Fees and Expenses

     Subject to the provisions set forth in the section titled "-- Termination Fees," whether or not the mergers are consummated, each of the parties to the merger agreement has agreed to pay all of its own costs and expenses incurred in connection with the merger agreement and the related agreements, except that, in the event that the mergers are consummated, if the fees and expenses incurred by TransPoint for its investment bankers exceeds the fees and expenses incurred by us for our investment bankers, then Microsoft, First Data and Citibank will be jointly and severally obligated to pay the excess.

CONDITIONS PRECEDENT TO CLOSING

     The merger agreement contains customary conditions with respect to each party's obligation to close that relate to, among other things:

     - obtaining the required CheckFree Holdings stockholder approval of the share issuance proposal;

     - termination of any waiting period under the Hart-Scott-Rodino Act and obtaining all other required regulatory approvals and making all required filings with governmental authorities;

     - the absence of pending or threatened governmental action seeking to prevent the mergers and absence of other legal restraints in effect prohibiting the mergers;

     - the effectiveness under the Securities Act of 1933 of the registration statement, of which this proxy statement/prospectus is a part;

     - the authorization for listing on the Nasdaq National Market of shares of our common stock to be issued pursuant to the merger agreement;

     - execution of the ancillary documents, some of which are described under the section titled "Description of Related Agreements;"

     - the representations and warranties of the other parties in the merger agreement, (1) that are qualified as to material adverse effect or materiality, being true and correct as of the closing date, and (2) that

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       are not qualified as to material adverse effect or materiality, being true and correct in all material respects as of the closing date, except in each case to the extent they speak as of a specified date; and

     - each party performing and complying in all material respects with all agreements and conditions contained in the merger agreement that are required to be performed or complied with by it prior to or at the closing of the merger agreement.

TERMINATION

     The merger agreement can be terminated at any time prior to the closing date:

     - by mutual written consent of CheckFree Holdings and each of Microsoft, First Data and Citibank;

     - by either CheckFree Holdings or Microsoft, First Data and Citibank, acting as a group, if the effective time of the mergers has not occurred by February 15, 2001, except that the termination right will not be available to any party whose failure to fulfill any obligation under the merger agreement has been a cause of, or resulted in, the failure of the effectiveness of one of the mergers to occur on or prior to this date;

     - by either CheckFree Holdings or Microsoft, First Data and Citibank, acting as a group, if any governmental entity has issued a final and nonappealable order, decree, ruling or taken any other action restraining, enjoining or prohibiting the mergers;

     - by either CheckFree Holdings or Microsoft, First Data and Citibank, acting as a group, if the other breaches any of its representations, warranties, covenants or agreements under the merger agreement so that the closing conditions cannot be satisfied, subject to a 15-day cure period;

     - by CheckFree Holdings or Microsoft, First Data and Citibank, acting as a group, if the approval of CheckFree Holdings' stockholders of the share issuance proposal is not obtained at a duly held stockholders meeting;

     - by CheckFree Holdings or Microsoft, First Data and Citibank, if, as a condition or requirement of approval of a governmental entity to the mergers, the governmental entity would impose a limitation or restriction on the party which it is not required to take; or

     - by Microsoft, First Data and Citibank, if CheckFree Holdings' board of directors withdraws or adversely modifies its recommendation to their stockholders that they approve the share issuance proposal.

TERMINATION FEES

     We will be obligated to pay termination fees to Microsoft, First Data and Citibank in amounts indicated below if the merger agreement is terminated under the circumstances indicated below:

     - an aggregate amount of $25 million, if the merger agreement is terminated by (1) either CheckFree Holdings or any of Microsoft, First Data or Citibank as a result of CheckFree Holdings' stockholders not approving the share issuance proposal at a duly held stockholders meeting or (2) by any of Microsoft, First Data or Citibank as a result of the withdrawal or amendment of CheckFree Holdings' board of directors recommendation to its stockholders that they approve the share issuance proposal;

     - an aggregate amount of $12,500,000, if the merger agreement is terminated by CheckFree Holdings because a governmental entity has conditioned the mergers upon a limitation or restriction on CheckFree Holdings that it is not required to comply with under the merger agreement; or

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     - an aggregate amount equal to 3.5% of the fair market value of the
       17,000,000 shares of our common stock to be issued to Microsoft, First Data and Citibank under the merger agreement, if:

        (1) the merger agreement is terminated by:

           (a) either CheckFree Holdings or any of Microsoft, First Data or Citibank, due to the failure of the stockholders of CheckFree Holdings to approve the share issuance proposal, and prior to the vote of the stockholders, the board of directors of CheckFree Holdings modified or withdrew its recommendation to the CheckFree Holdings stockholders to approve the share issuance proposal, or

           (b) any of Microsoft, First Data or Citibank, due to our board of directors' withdrawal or adverse modification of its recommendation to our stockholders to approve the share issuance proposal; and

        (2) We are a party to any material transaction proposal in which (a) a definitive agreement has been entered into or where a third person has publicly announced an intention to commence a tender offer or exchange offer, each of the above not later than 26 weeks, or as few as 20 weeks under limited circumstances, after the termination of the merger agreement, and (b) the material transaction proposal with the third party is consummated by us within 18 months after the termination of the merger agreement.

AMENDMENT

     The merger agreement may be amended by the parties to the merger agreement, but no amendment that by law requires approval by our stockholders may be made without the approval of the stockholders. In any event, the merger agreement may not be amended except in a writing signed on behalf of each of the parties.

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                       DESCRIPTION OF RELATED AGREEMENTS

     Concurrent with the closing of the merger agreement, we and the various parties indicated below will execute the agreements related to the merger agreement that are described below, except for the stockholder support agreements, which were executed at the same time as the merger agreement.

STOCKHOLDER AGREEMENTS

     Pursuant to the merger agreement, on the closing date, both Microsoft and First Data will execute a stockholders agreement with us that contains the following provisions:

  Governance

     Pursuant to the stockholder agreements, each of Microsoft and First Data will be entitled to appoint one individual designated by it to our board of directors. Each of the directors designated by Microsoft and First Data must be approved by a majority of the members of our board of directors.

     For so long as either Microsoft or First Data is entitled to designate a director, we will be obligated to include that designee as part of the management slate in our proxy statement relating to the election of directors and use commercially reasonable efforts to support each designee consistent with our current and historical support of other persons standing for election as part of the management slate.

     As long as each of Microsoft and First Data can designate a nominee for election as a director, each will agree to vote all of its voting stock in each stockholder vote for the election of directors in the following manner:

     - if there is no bona fide proxy contest for the election of directors, in favor of the management slate; or

     - if there is a bona fide proxy contest for the election of directors, either (1) in favor of the management slate or (2) in the same proportion as all votes cast by disinterested stockholders.

     The director designation right of each of Microsoft and First Data will terminate upon the earlier of:

     - the first date on which the stockholder and its controlled affiliates own less than 75% of the shares acquired at the closing of the merger agreement, and

     - the occurrence of a change of control of our company in which the stockholder and its controlled affiliates no longer own at least 5% of the voting shares of the surviving company.

     For purposes of the stockholder agreements, a "change of control" will include any of the following:

     - any merger, consolidation or other business combination transaction in which our stockholders immediately prior to the transaction no longer own at least 50% of the total voting stock of the surviving entity or its parent after the transaction;

     - an acquisition by any person, other than Microsoft and its controlled affiliates or First Data and its controlled affiliates, as the case may be, of at least 30% of our total voting stock;

     - a sale of our assets to any person, other than Microsoft and its controlled affiliates or First Data and its controlled affiliates, as the case may be, for a total price in excess of 30% of the market value of our outstanding common stock at that time; or

     - our liquidation or dissolution.

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  Standstill

     During the standstill period, neither Microsoft, First Data nor any of their respective controlled affiliates will be able to do, announce an intention to do or facilitate or encourage another person to do, any of the following:

     - offer or seek to acquire ownership of any of our assets or businesses for a total price in excess of 30% of the market value of our outstanding common stock;

     - acquire beneficial ownership of any of our voting stock or any of our subsidiaries, or any options or other rights to acquire the voting stock, except for acquisitions to maintain their percentage ownership of our common stock;

     - make or participate in any solicitation of proxies with respect to the voting of any of our securities or any of our subsidiaries;

     - deposit any securities of our or our subsidiaries in a voting trust or arrangement with any person;

     - become a member of a "group," as defined in Section 13(d) of the Securities Exchange Act of 1934 with respect to any of our voting securities or any of our subsidiaries;

     - arrange any financing for the purchase of any of our or our subsidiaries voting securities, or securities convertible into similar securities;

     - propose or participate in any proposal of a tender offer, exchange offer, merger, business combination, restructuring, liquidation, recapitalization or similar transaction involving us or any of our subsidiaries;

     - nominate any person as a director who is not nominated by the incumbent directors, or propose any matter to be voted upon by our stockholders, except that they may nominate directors in accordance with the "Governance" provision described above; or

     - solicit, initiate, encourage or knowingly or intentionally facilitate any of its affiliates undertaking any of the acts described in the bullet points immediately above.

     The "standstill period" will be defined in the stockholder agreements as the period beginning at the closing of the merger agreement and ending upon the earliest to occur of the following:

     - the 3rd anniversary of the closing of the merger agreement;

     - the date of execution of an agreement that will result in a change of control in our company, which is defined above, or the actual occurrence of a change of control;

     - the commencement of a bona fide third party public offer to acquire at least 25% of our voting stock; or

     - a reduction in beneficial ownership of our voting stock by Microsoft or First Data, as the case may be, to less than 5% of our total voting stock.

     If the standstill period terminates due to a change of control in our company or the execution of an agreement that would result in a change of control in our company, and the change of control transaction is later terminated and neither Microsoft nor First Data has acquired control of us before the termination, then the standstill will be reinstated. Also, if the standstill period terminates due to a third party public offer for our common stock, the public offer is withdrawn or terminated prior to its consummation and no tender offer of Microsoft or First Data for our common stock is pending, then the standstill period will be reinstated.

     If, at any time during the standstill period,

     - any third party has made any proposal or offer relating to a takeover transaction or other change of control of us, which has not been rejected by our board of directors,

     - our board of directors has determined to pursue, and is pursuing, a takeover transaction or other change of control of us, or

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     - our board of directors or officers have engaged in any discussions or negotiations with, or provided any information to, any third person with respect to a potential takeover transaction or change of control of us and have not resolved to terminate the discussions, negotiations or provision of information, then, for so long as any one of these conditions apply, Microsoft, First Data or their controlled affiliates will be able to make an offer or proposal directed privately to us relating to a takeover transaction or other change of control.

     If, during the standstill period, we disclose non-public information to another party, then Microsoft and First Data each will have the option to be subject to the terms of any less restrictive standstill provision that is negotiated by us with the party for the same duration as the less restrictive standstill applies to this third party. In addition, if, during the standstill period, we provide non-public information to another party without a signed confidentiality agreement with the third party, then the standstill restrictions will no longer apply to Microsoft, First Data or their controlled affiliates.

  Transfer Restrictions

     Microsoft and First Data will not be able to transfer any shares of our common stock they beneficially own during the period ending on the one-year anniversary of the closing of the merger agreement, except for transfers:

     - to any controlled affiliate who agrees to be bound by the stockholder agreement;

     - which have been consented to in writing by us;

     - pursuant to a third-party tender offer that is recommended by our board of directors or a merger transaction in which we are a party; or

     - subject to the following paragraph, pursuant to bona fide hedging transactions with, or arranged by, a nationally recognized investment banking firm.

     With respect to hedging during the one year period after the closing of the merger agreement:

     - the total number of shares underlying hedging transactions entered into or renewed during the first-year period may not be greater than 50% of the volume limitations under Rule 144 of the Securities Act of 1933 during any applicable Rule 144 period, assuming the hedges were treated as transfers subject to Rule 144;

     - Microsoft and First Data may renew or amend any hedge in place as long as they do not exceed the number of shares underlying the prior hedging transaction; and

     - Microsoft and First Data may not enter into, renew or amend more than one hedge transaction during any calendar quarter if it would require the filing of an amendment to any Schedule 13D under the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

     Unless Microsoft or First Data beneficially own less than 5% of our outstanding common stock, during the period beginning on the one year anniversary of the closing of the merger agreement and ending on the three year anniversary of the closing of the merger agreement, Microsoft and First Data will not be able to transfer any shares of our common stock they beneficially own, except for transfers:

     - pursuant to each of the bullet points set forth in the first paragraph of this "Transfer Restrictions" section, except that the shares underlying hedging transactions, together with transfers pursuant to the third bullet point of this paragraph, may be equal to up to 100% of the volume limitations of Rule 144 during any applicable Rule 144 period;

     - in a bona fide public distribution or underwritten public offering, including pursuant to the registration rights granted to Microsoft and First Data described in the "Registration Rights Agreements" section below; or

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     - of shares in amounts that could be sold under the volume limitations of
       Rule 144 during any applicable Rule 144 period, assuming during any period that all shares underlying hedging transactions are considered to be transfers subject to the Rule 144 limitations.

     With respect to the second and third bullet points immediately above, however, except as permitted by the following paragraph, these transfers may not be made if they would result, to the knowledge of Microsoft or First Data, as the case may be, in the transferee holding more than 5% of our outstanding shares of common stock.

     Microsoft or First Data will only be able to transfer a 5% block of our common stock or knowingly transfer shares to a third party so that after the transfer that third party would own more than 5% of our common stock, if the transfer is to a person that is qualified to file a Schedule 13G pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934. Prior to these transfers, however, Microsoft or First Data must offer to sell those shares to us at least two days prior to making the transfer. For this two-day period, we will have the option to purchase all of the shares at the same price and upon the same terms as the proposed transfer. If we decide not to exercise our right of first offer, Microsoft or First Data, as the case may be, will be able to sell the 5% block for a set period at no less than 95% of the price offered to us.

  CheckFree Holdings Rights Agreement

     We have agreed that, for so long as Microsoft and First Data beneficially own at least 5% of our outstanding common stock:

     - we will not amend our stockholder rights agreement in a manner adverse to Microsoft and First Data; and

     - if we waive application of the stockholder rights agreement to any other person, we will also waive application of the rights agreement to Microsoft and First Data.

This agreement regarding our stockholder rights agreement, however, will not apply to an amendment or waiver pursuant to the consummation of a transaction approved by our board of directors.

  Amendment

     The stockholder agreements may be amended or modified in whole or in part at any time by an agreement in writing between the parties to the agreements.

REGISTRATION RIGHTS AGREEMENTS

     Pursuant to the merger agreement, on the closing date, Microsoft, First Data and Citibank will each execute a registration rights agreement with us that contains the following provisions:

  Shelf Registration Statement

     Pursuant to the registration rights agreements, as promptly as practicable after the closing of the merger agreement, we have agreed to file, at our expense, a registration statement allowing the offering for sale on a continuous basis of the shares of our common stock received by Microsoft, First Data and Citibank in the closing of the merger agreement. We have agreed to use our commercially reasonable best efforts to cause the registration statement to be declared effective by the Commission by the 30th day after the effective time of the mergers, and to keep the shelf registration statement effective until Microsoft, First Data and Citibank have either sold all of the shares they received at the closing or they are able to sell all of these shares under Rule 144.

     We will be able to suspend the effectiveness of the shelf registration statement in the following circumstances:

     - if the negotiation or consummation of a transaction by us is pending or an event has occurred, and in each case we have has a bona fide business purpose for keeping this negotiation, consummation or

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       event confidential, and the nondisclosure would cause the registration statement to fail to comply with applicable disclosure requirements; or

     - if an underwritten public offering of our common stock pursuant to the shelf registration statement would adversely affect a pending or proposed offering of our common stock by us.

  Underwritten Offerings

     In the registration rights agreements between us and Microsoft and First Data, each of Microsoft and First Data will have the right to request us to undertake, at our expense, an underwritten public offering of our shares of common stock they received in the closing of the merger agreement. Each of Microsoft and First Data will be limited to one of these requests during any six-month period. If we are allowed to choose the lead managing underwriter for any particular underwritten offering, then our management will participate in a customary road show in connection with the offering.

     We will only be obligated to undertake an underwritten offering for Microsoft or First Data if either of the following minimums is satisfied:

     - the aggregate gross proceeds to the participants in the offering equal or exceed $100 million, or

     - the total number shares of our common stock to be registered in the offering equals or exceeds 1,000,000.

  Piggyback Registrations

     In the registration rights agreements among us, Microsoft and First Data, we will grant customary piggyback registration rights to Microsoft and First Data so that if, at any time while the shelf registration statement is effective, we propose to register any of our common stock, whether or not for our own account, each of Microsoft and First Data will be able to request that we include its shares in the registration unless the registration is related to shares issued in connection with a merger or an exchange offer or pursuant to an employee benefit plan.

  Underwriter Limitations on Underwritten Public Offerings

     If the lead managing underwriter of an underwritten public offering of our common stock advises us, or Microsoft or First Data, if applicable, that the number of shares proposed to be offered should be limited due to market conditions, then the amount of shares offered, including pursuant to any over-allotment options exercised by the underwriters, will be allocated in the following manner:

     - if the offering is initiated by us,

        (1) first, to the full extent of shares we desire to sell, and

        (2) second, if any shares remain, to Microsoft and First Data and to any other persons possessing similar registration rights pro rata in accordance with each request.

     - if the offering is initiated by Microsoft or First Data,

        (1) first, to the full extent of shares the stockholder initiating the offering desires to sell, and

        (2) second, if any shares remain, to each other holder of our common stock possessing similar registration rights pro rata in accordance with each request.

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STOCKHOLDER SUPPORT AGREEMENTS

     Concurrently with the execution of the merger agreement, each of our directors and executive officers, solely in their capacities as stockholders of CheckFree Holdings, entered into stockholder support agreements for the benefit of Microsoft, First Data and Citibank that contain the following provisions:

  Voting of Shares

     Each stockholder that is party to the stockholder support agreements is obligated to vote, or cause to be voted, all of the shares of CheckFree Holdings common stock then owned, or acquired in the future, by the stockholder in the following manner:

     - in favor of approval of the share issuance proposal and any other matters necessary to consummate the mergers, and

     - against any of the following:

        (1) any other merger or merger agreement, consolidation, sale of substantial assets, reorganization, recapitalization, liquidation or winding up of CheckFree Holdings or any other extraordinary transaction involving CheckFree Holdings, except for a material transaction proposal, as defined in the section titled "Description of the Merger Agreement -- No Solicitation", that would not reasonably be expected to materially delay, or significantly increase the risk of obtaining, approval of the merger by any governmental entity, if the vote to approve this material transaction proposal occurs:

           (A) after the meeting of our stockholder to approve the share issuance proposal, or

           (B) before the meeting of our stockholders to approve the share issuance proposal and the other party to the material transaction proposal agrees in writing with Microsoft, First Data and Citibank to approve the share issuance proposal;

        (2) any corporate action which would frustrate the purposes or impede, prevent, nullify or delay the mergers contemplated by the merger agreement; and

        (3) any amendment to CheckFree Holdings certificate of incorporation or bylaws or any other action or agreement that would result in a breach of a representation, warranty, covenant or other obligation of CheckFree Holdings under the merger agreement or which could result in any of the conditions to CheckFree Holdings' obligations under the merger agreement not being fulfilled, unless the condition has been waived previously by Microsoft, First Data and Citibank.

     Upon request, each of the stockholders subject to the stockholder support agreements must deliver to Microsoft, First Data and Citibank an irrevocable proxy to vote the stockholder's shares. The proxies granted pursuant to the stockholder support agreements shall be automatically revoked without further action on the part of the stockholder or Microsoft, First Data and Citibank upon termination of these agreements.

  Limitations on Transfers of Shares

     Each stockholder has agreed not to, without our consent:

     - sell, assign, transfer or otherwise dispose of, by any means, any securities of CheckFree Holdings;

     - deposit any securities of CheckFree Holdings in a voting trust or arrangement with any person; or

     - enter a contract or other arrangement with respect to the sale, transfer or other disposition of the securities of CheckFree Holdings.

     An exception under the stockholder support agreement signed by Peter J. Kight and Mark A. Johnson allows each of them to transfer up to 10% of the CheckFree Holdings securities held by them as of

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February 15, 2000. The other stockholder support agreement also provides exceptions for two types of transfers by the other stockholders:

     - the sale of up to 5,000 shares or 10% of the shares beneficially owned by the stockholder as of February 15, 2000; or

     - the sale of securities to pay taxes related to a cashless exercise of options.

     As long as the stockholder support agreements are in effect, the stockholders, solely in their capacities as stockholders, may not, without the prior approval of Microsoft, First Data and Citibank, directly or indirectly, initiate, solicit, encourage or have any discussion or negotiate with any person concerning any material transaction proposal, or enter any agreement regarding a material transaction proposal. The stockholders subject to the stockholder support agreements are obligated, solely in their capacity as stockholders, to notify Microsoft, First Data and Citibank if inquiries into a material transaction proposal are received.

     The stockholder support agreements will terminate upon the earliest to occur of the effective time of the merger or the termination of the merger agreement.

MICROSOFT COMMERCIAL ALLIANCE AGREEMENT

     Pursuant to the merger agreement, on the closing date, we and Microsoft will execute a commercial alliance agreement that contains the following provisions:

  Microsoft's Exclusive Use of CheckFree Holding's Platform and Services

     Pursuant to the commercial alliance agreement, Microsoft will agree to use us exclusively for all pay anyone and bill presentment and payment services offered by Microsoft, subject to various exceptions for types of services not available from us and the provision of technology in various circumstances related to Microsoft's current business and product lines.

     As part of this exclusivity obligation, Microsoft will create and implement a web-based service targeted at individual consumers that will be offered in the MoneyCentral area of Microsoft's MSN Internet offering. This service will exclusively utilize our current platform for pay anyone and bill presentment and payment services, which service we refer to as the "MSN Payment Service." In addition, Microsoft will agree to use its commercially reasonable efforts to promote the use of the MSN Payment Service as a benefit that MSN users will be able to receive if they provide the additional authentication information to Microsoft that would be needed to access payment applications and services on MSN. Microsoft will agree that the MSN Payment Service will be displayed equally or more prominently on any area of MSN that includes choices among various providers of pay anyone and bill presentment and payment services.

     Microsoft will also agree that the MSN Payment Service will be the exclusive pay anyone and bill presentment and payment service that it promotes as a feature of its Hotmail email service.

  Preferred Supplier Status of CheckFree Holdings

     Microsoft will agree to grant us a 90-day exclusive negotiation period for the provision of CheckFree Holdings pay anyone and/or bill presentment and payment services targeted at businesses that may be offered by Microsoft.

     In addition, Microsoft will agree to grant to us a 90-day exclusive negotiation period for the provision of any future back end "DDA to DDA" (demand deposit accounts with financial institutions) payment services that we then offer. With respect to back end services other than for DDA to DDA payments, we and Microsoft will agree to cooperate jointly developing new payment capabilities.

  Integration of CheckFree Holdings Services

     To the extent that Microsoft provides payment, invoicing or bill presentment functionality in any generally available Microsoft Internet and electronic commerce platforms and tools, similar to Microsoft's

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BizTalk Server, and that functionality, incorporates, any third party's pay anyone and bill presentment and payment services, then Microsoft will integrate our "pay anyone" and bill presentment and payment services to this platform or tool or provide interoperability.

  CheckFree Holdings Support of Microsoft Platforms

     We will agree that the version of our biller premises software that is offered for Microsoft's Windows NT and SQL Server will be the most favorable version of this software in terms of price, functionality and performance, taking into account the functionality and performance characteristics of these Microsoft platforms, and will be commercially released at least 90 days prior to the commercial release of this software for any other platform. We will also agree to grant a 90-day exclusive negotiation period to Microsoft regarding our use of Microsoft's enhanced user authentication credential services, like Passport, as a single sign-on authentication to access our services.

  Fees and Revenue Guarantees

     Beginning no later than 120 days after the closing of the merger agreement, Microsoft will begin to pay a quarterly fee to us for the services then provided by us to Microsoft, which will be based upon agreed upon pricing terms set forth in the agreement. We will agree that the pricing and other material terms, in the aggregate, that it will offer Microsoft will be at least as favorable as these terms offered by us to any third party.

     Microsoft will guarantee over the five year term of the agreement that it will make payments for our services of at least $120 million in the aggregate. In addition, until this $120 million amount has been paid, the following monthly guarantee amounts will apply:

Year 1.........................................  $1.0 million per month
Year 2.........................................  $1.5 million per month
Year 3.........................................  $2.0 million per month
Year 4.........................................  $2.5 million per month
Year 5.........................................  $3.0 million per month

Microsoft will be entitled to receive a credit per bill for bill presentment services performed for billers for bills received by Microsoft customers using our services.

     If during any month the amount actually paid by Microsoft is less than the applicable minimum monthly guarantee indicated above for the month, then Microsoft will owe the difference to us, less any credits earned by Microsoft during this monthly period.

     In various circumstances, to the extent Microsoft pays more to us than the monthly minimums, Microsoft will be entitled to carry-forward and carry-back these excess amounts to other monthly periods to offset amounts otherwise owed to us pursuant to the minimum guarantees.

  Non-Competition

     During the five year term of the agreement, Microsoft will generally agree that it will not engage in, license TransPoint intellectual property to anyone who engages in, or acquire or invest in, anyone who engages in the type of pay anyone and bill presentment and payment in which we currently engage, with the following general types of exceptions:

     - procuring or offering the types of products that are not offered by us;

     - continuing specified existing contractual arrangements that have been disclosed to us, with the obligation to switch to CheckFree Holdings when possible under these contracts;

     - licensing Microsoft technology that generally is of the type not specifically directed towards pay anyone or bill presentment and payment services;

     - (1) owning up to twenty percent (20%) of any company, provided that not more than twenty-five percent (25%) of that company's revenues come from bill payment services, up to a limit of $25 million; or (2) owning up to ten percent (10%) of any company, provided that not more than twenty-five percent (25%) of that company's revenues come from bill payment services (without dollar amount limit); or

     - acquiring a company providing otherwise prohibited services if these services are not more than 25% of the company's consolidated revenues at the time of acquisition and Microsoft divests the prohibited services within 12 months of the acquisition.

     The agreement will also contain a limited exception for activities that would otherwise violate the non-competition agreement if the activities are terminated within a specified period or the damages to us from these activities do not exceed a specified threshold. In addition, in no event will Microsoft be required to pay damages in excess of $150 million for breach of the non-competition provisions in the commercial alliance agreement.

  Term and Termination

     The agreement will generally have a term of five years, but may be terminated earlier by Microsoft in the event of a change of control. A change of control is defined to have occurred if any person acquires more than 30%, or 20% if this person is a competitor to Microsoft, of our voting stock or our stockholders own less than 70%, or 80% if this person is a competitor to Microsoft, of our voting stock after a transaction.

  Geographic Scope

     Except for our obligation to support the Microsoft platform and the non-compete provision, which are world-wide obligations, all other provisions in the agreement apply only to the provision of services primarily targeted as users in the United States, Canada, Australia and New Zealand. The non-competition provision does not apply to the provision of pay anyone services in Canada and New Zealand.

MARKETING AGREEMENT WITH FIRST DATA CORPORATION

     Pursuant to the merger agreement, on the closing date, CheckFree Holdings and First Data will execute a marketing agreement that contains the following provisions:

  CheckFree Holdings' Use of First Data Payment Processing Services and
  Products.

     During the term of the marketing agreement, we will agree to use First Data's payment processing services and services if, in each case in our reasonable business judgment, substantially similar services are not then obtainable from a third party at an overall economic cost to us that is less than the overall economic cost to us of First Data's services. If we are able to find substantially similar payment processing services at a lower overall economic cost from a third party, we will be required to give First Data the chance to meet these terms for provision of the services.

     When using our reasonable business judgment regarding the use of First Data's payment processing services or products we will be able to take into consideration the following:

     - the fact that First Data or its affiliates offers a directly competing product or service offered by us or our affiliates; and

     - the use of First Data's or its affiliates' product or service by us or our affiliates would either:

        (1) allow First Data or its affiliates to achieve substantial competitive benefits due to increased volume, or

        (2) provide First Data or its affiliates with our and our affiliates proprietary technology and that provides First Data or its affiliates with a substantial competitive advantage.

  Minimum Revenue Guarantees

     If (1) the fees received by us from First Data and various billers for which First Data has played a role in obtaining for us and (2) the expense savings received by us from using First Data's services, do not exceed the annual minimum for the first year of the agreement, or the monthly minimums for the subsequent periods, each so indicated below, then First Data will pay the difference to us after the first year or each monthly period, as applicable. The minimums for the five-year term of the agreement will be the following:

Year 1.....................................  $6,000,000 in the aggregate
Year 2.....................................  $750,000 per month
Year 3.....................................  $1,000,000 per month
Year 4.....................................  $1,250,000 per month
Year 5.....................................  $1,500,000 per month

  Use of CheckFree Holdings' Pay Anyone Services

     If First Data chooses to offer pay anyone services, First Data will agree to use our "pay anyone" services if in First Data's reasonable business judgment substantially similar services could not be obtained at an equal or lesser overall economic cost from a third party.

  Reseller Agreement with First Data

     Contemporaneously with the signing of the marketing agreement, First Data will enter into a non-exclusive reseller agreement relating to the resale by First Data of our payment processing services.

  Non-Competition

     Subject to numerous exceptions that allow First Data to continue to conduct various types of payment processing activities that it currently conducts and expects to conduct in some form during the term of the agreement, First Data generally has agreed that it will not offer or provide an integrated interactive bill payment system for the delivery or payment of more than a specified ratio of household bills to an aggregation service company by means of any interactive service anywhere in the world.

     To the extent that First Data engages in an activity that would violate the general non-compete agreement indicated above, First Data may pursue these activities if:

     - First Data and it affiliates limit the gross revenues received by First Data and its affiliates from these activities to $50,000,000 per year, with some exceptions;

     - except in some circumstances, 25% of all gross revenues derived solely from these activities will be paid to us, with these payments being counted against the minimum revenue guarantees owed by First Data to us; and

     - we are notified as soon as practicable after First Data signs an agreement to engage in these activities.

     The non-compete provision also contains customary exceptions for providing an integrated interactive bill payment system and for investments in persons that engage in activities that would otherwise violate the non-compete provision. In addition, in no event will First Data be required to pay damages in excess of $100 million for breaches of the non-competition provisions in the marketing agreement.

  Term and Termination

     The agreement will generally have a term of 5 years, but may be terminated earlier by First Data in the event of our change of control involving specified competitors to First Data. A change of control is generally defined to have occurred if any First Data competitor acquires more than 30% of our voting stock or our stockholders own less than 70% of our voting stock after a transaction involving any specified First Data competitor.

CITIBANK

     We now have a number of agreements and business relationships with business units of Citibank, none of which is affected by the mergers. The mergers did not create any obligation whatsoever on the part of

Citibank to refrain from any business activities which are competitive with, or even hostile to, us. Although we would like to expand our business relationship with Citibank, nothing in or about the merger should be interpreted as increasing the likelihood that we will be successful in winning additional business from Citibank, or in preventing Citibank from competing against us.

LICENSE AGREEMENTS

     In connection with the formation of the TransPoint entities other than MSFDC International, L.P. in 1997 and MSFDC International in 1999, each of Microsoft and First Data entered into license agreements with the TransPoint entities. Under these agreements, Microsoft and First Data licensed to the TransPoint entities various existing software and intellectual property regarding bill presentment and bill payment services, as well as the same types of technology and intellectual property developed in connection with their involvement with TransPoint's business.

     Pursuant to the merger agreement, on the closing date, Microsoft and First Data will execute amended and restated versions of these license agreements with TransPoint. As a result of these licenses, we, through our ownership of TransPoint, will be granted a perpetual, irrevocable, exclusive license to use and sublicense the current TransPoint technology and intellectual property rights, other than patents, in the field of bill presentment and bill payment services, which license will be substantially equivalent to ownership in this sphere of use. With respect to patents, we will have a similar license, except that the license will be non-exclusive.

TRANSITION SERVICES

     In connection with the initiation of the TransPoint business in 1997, Microsoft, First Data and Citibank agreed to perform various types of services for TransPoint during their existence, including data center operations, customer service, payment processing services, biller systems integration, and various administrative services. Each of these services currently is provided to TransPoint for payment of either fixed rates or ratios related to compensation paid by Microsoft, First Data, or Citibank, as the case may be, to its employees that performed the functions for TransPoint. The fixed payments or fixed ratios with respect to the services provided to us after the mergers will be the same as the payments and ratios currently charged by Microsoft and First Data to TransPoint.

                                   TRANSPOINT

GENERAL

     TransPoint is a joint activity of Microsoft Corporation, First Data Corporation and Citibank, N.A. The TransPoint Entities operate an Internet based electronic bill presentment and payment service. This service allows businesses, like utility companies, credit card issuers, and mortgage banks, that have traditionally mailed their customers paper bills and/or statements, to contract with TransPoint to replace these paper bills and/or statements with electronic bills and/or statements delivered via the Internet.

     TransPoint contracts with biller processors who aggregate TransPoint electronic billing and payment information for multiple billers, providing economies of scale and efficiencies and making the TransPoint service available to smaller billers.

     TransPoint aggregates all of the TransPoint electronic bills and statements presented to a customer on a single website, and allows the customer to pay their electronic bills through electronic fund transfers from the customer's designated bank account. TransPoint's additional "pay anyone service" allows a customer to make payments from their designated bank account to anyone, without need for the payee to have presented a bill via the TransPoint internet service. Thus, the TransPoint service allows customers to replace the traditional mailing of paper checks with convenient, efficient web based payments.

     Customers may register to access their bills and statements and make payments either at TransPoint's own website at http://www.transpoint.com, or through a number of TransPoint consumer service providers, or CSPs, with whom TransPoint has contracted for the provision of the TransPoint service. CSPs are other websites, typically an Internet portal site or a bank or other financial institution's website, who provide the TransPoint service to their own customers, often under their own brand.

     TransPoint's principal executive offices are located in Redmond, Washington with its legal place of business in Englewood, Colorado.

TRANSPOINT'S REASONS FOR THE MERGERS

     The owners of TransPoint have agreed to approve the mergers because they believe that the combination of TransPoint and CheckFree Holdings is necessary to achieve their original objective of creating a successful, end-to-end electronic bill presentment and payment business. Billers need access to their geographically dispersed customers. Consumers benefit from more billers enabled to send electronic bills so that the consumers are able to receive a higher percentage of their bills electronically. The number of bills available electronically influences a consumer's choice of whether to use an EBPP service to pay bills. Access to wide distribution to consumers influences a biller's decision whether to send bills via an EBPP service. Both consumers and billers needs must be satisfied simultaneously to expand usage of EBPP services. More specifically, the combination of TransPoint's services and customers together with those of CheckFree Holdings will give the combined entity the greatest chance of reaching the critical mass of customers and billers necessary to accelerate adoption of electronic bill presentment and payment. If successful, the combined entity will be able to realize scale and efficiencies that TransPoint could not achieve in the near term as an independent entity. First Data and Microsoft will provide support for the future growth of the combined entity by applying the core competencies of each organization applicable to the business, which are transaction processing and consumer web site development and marketing, respectively.

               TRANSPOINT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH TRANSPOINT'S FINANCIAL STATEMENTS AND NOTES THAT ARE INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

OVERVIEW

     Since its formation, TransPoint has been in the development stage with its principal activities consisting of developing and marketing an electronic, Internet based, bill statement presentment, payment and remittance service. In the fiscal year ended July 2, 1999 and the fiscal period from June 18, 1997 to July 3, 1998 TransPoint generated no revenues and incurred substantial losses. As an independent entity, TransPoint expects to continue to incur significant losses in the fiscal years 2000 and 2001.

     TransPoint's business has two focuses:

     - attracting financial institutions, consumer websites or portals and billers (utilities, insurance companies, mortgage companies, etc. and their service providers) to participate in their "e-biller" program, enabling payments to be initiated electronically at financial institutions or other consumer websites and to send payments and remittances electronically to billers via the TransPoint service

     - attracting subscribers to its Internet bill payment service and charging them on a monthly basis per series of transactions processed

     In fiscal 2000, TransPoint expects its revenues to be derived from international licensing activities and from consumer subscriptions to its Internet bill payment service. Since TransPoint is currently offering its services without charge for a three or six month trial period depending on the consumer's choice of service option, it does not expect to have any significant revenues until fiscal year 2001 at the earliest. Revenues are expected to be generated through fees paid by individual subscribers to its Internet bill payment service and from billers who send e-bills and receive payment and remittance from TransPoint. As an independent entity, the portion of revenue received from e-bills would grow as more of a consumer's bills were received electronically. This growth would occur slowly depending on participating consumers' account relationships with participating billers.

     During fiscal 2000, as an independent entity, TransPoint has plans to continue to expend substantial amounts in the development and marketing of its bill presentment and payment service.

     TransPoint was established in September 1998 based on an arrangement whereby the electronic bill presentment and payment business in the United States previously under development by MSFDC, L.L.C., a joint venture founded in June 1997 by Microsoft and First Data, was contributed to a newly formed entity, TransPoint L.L.C. The members of TransPoint, L.L.C. are MSFDC, L.L.C. and Citicorp Electronic Commerce Inc. The Citicorp member of TransPoint is a wholly owned subsidiary of Citibank, N.A. In connection with this arrangement, two additional entities were formed: TransPoint Technologies and Services L.L.C. and TransPoint Accounting LLC. These were formed to establish a structure that would enable equity stakes to be subsequently sold to additional investors. The Citicorp Member interest in TransPoint Technologies and Services L.L.C. and TransPoint L.L.C. is 25% and 5%, respectively, with MSFDC, L.L.C. holding the remaining interests. TransPoint Technologies and Services and TransPoint L.L.C. each hold 50% capital interests in TransPoint Accounting. These entities are collectively referred to as the TransPoint Entities. The TransPoint Entities have been in the development stage and began limited operation of "biller" services in May 1999, but formally commenced commercial operations in February 2000 with the aforementioned consumer service.

RESULTS OF OPERATIONS

     TransPoint had no revenues in either fiscal year 1999 or the fiscal period 1998. Revenue during the nine month period ended March 31, 2000 was $7.4 thousand and represents biller revenue only as the consumer offering was not live as of March 31, 2000.

     No costs of revenues were incurred in either fiscal year 1999 or fiscal period 1998.

     Product development expenses since inception have consisted primarily of payments of salaries and fringe benefits to employees and contractors of TransPoint and to Microsoft and First Data. Product development in fiscal year 1999 was $26.6 million compared to $10.0 million in fiscal period 1998. Of such amounts, $23.2 million in 1999 and $9.7 million in 1998, were incurred by and reimbursed to Microsoft and First Data. The increase in product development expenses is attributable to substantial expenditures by TransPoint as it expanded research and development of its core technology during fiscal year 1999.

     Our Product Development costs were $6.0 million for the fiscal nine months ending March 31, 2000. During the comparable period ending March 31, 1999, product development costs were $18.4 million. This represents a 67.4% decrease in total development costs due to TransPoint adopting SOP 98-1 in fiscal 2000. SOP 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, resulted in the capitalization of approximately $10.9 million in product development costs. [insert Note 1 here]

     Effective February 15, 2000, TransPoint implemented a retention plan for its employees that resulted in additional compensation payable upon either the closing or termination of the transaction with CheckFree. TransPoint recorded $2.5 million related to this plan in the quarter ended March 31, 2000. Of this amount, approximately $1.1 million and $1.4 million were classified as product development and selling general and administrative expense, respectively. TransPoint expects that comparable amounts will be recorded through the closing or termination of the transaction.

     Operating as an independent entity, TransPoint expects that product development expenses will remain steady (excluding the impact of the bonus plan) to continue rapid innovation in its services to be competitive as new modes of internet payments gain popularity.

SALES, MARKETING, GENERAL AND ADMINISTRATIVE

     Sales, marketing, general and administrative expenses include payroll and related costs for TransPoint's administrative and executive personnel, including those personnel employed by Microsoft and First Data that are dedicated to the TransPoint business, costs related to TransPoint's marketing and promotion efforts, other overhead costs, and legal and accounting costs and fees of consultants and professionals. Sales, marketing, general and administrative expenses for fiscal year 1999 were $18.6 million compared with $5.8 million in fiscal period 1998, reflecting primarily increased sales and marketing expense incurred in the roll-out of the TransPoint service. Of such amounts, $13.8 million in 1999 and $4.8 million in 1998, were incurred by and reimbursed to Microsoft and First Data.

     Sales, marketing, general and administrative expenses were $32.4 million for the fiscal nine months ending March 31, 2000 and $12.6 million during the comparable period ending March 31, 1999. This represents a 157% increase over the prior year due, in part, to a 38% increase in operations headcount necessary to manage and operate the data centers, including creation of a "disaster recovery" site with synchronized data and the ability to resume operations with minimal delay in the event of interruption of service in the primary data center. Implementation and Sales headcount grew 20% and 23% respectively as we continue to sign and prepare for additional TransPoint billers. Third party expenses relating to biller and consumer marketing campaigns also contributed to the year over year increase in order to place advertising on the internet, in newspapers, and on the radio.

     As an independent entity, TransPoint expects marketing expenses to increase substantially in future periods as it invests further in marketing activities to promote its services. As consumer volume of transactions increases, operating expenses for transaction processing and customer service expenses will increase.

     Other Expense (Income) was ($464) thousand for the fiscal year ending July 2, 1999 and ($18) thousand during the comparable period ending July 3, 1998. Other Expense (Income) was ($1,054) thousand for the 9 months ending March 31, 2000 and ($26) thousand during the comparable period ending March 31, 1999. The increase in other income stems from interest income earned on cash and cash equivalents during the periods.

     Minority interest of $2.1 million for the fiscal year ending July 2, 1999 and $5.6 million for the fiscal nine months ending March 31, 2000 was due to the Citibank investment in MSFDC subsidiaries TransPoint L.L.C. and TransPoint Technologies and Services L.L.C. beginning April 15, 1999.

BALANCE SHEET DATA

     Cash and cash equivalents were $51.1 million at fiscal year end July 2, 1999 and $0 at the comparable period ending July 3, 1998. The increase is due to capital contributions from the members less operating cash flows. Cash and cash equivalents were $8.0 million at the fiscal nine months ended March 31, 2000 due to cash outflows associated with related party reimbursements and normal operating cash expenses.

     Capitalized software net, was $9.9 million at the fiscal period end March 31, 2000 resulting from the adoption of SOP 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use.

     Unearned revenue was $4.5 million at the fiscal nine month period ending March 31, 2000 and $0 for the fiscal year ending July 2, 1999 and the fiscal period ended July 3, 1998. This $4.5 million in unearned revenue represents payments in connection with an international license agreements. These proceeds net of direct incremental costs of marketing, will apply against the capitalized software costs as proceeds are earned.

     Minority interest was $45.9 million at fiscal year ending July 2, 1999 and $0 at the comparable period ending July 3, 1998. This increase represents the Citicorp member interest in TransPoint beginning April 15, 1999. Minority interest was $40.3 million at the nine month period ending March 31, 2000. The decrease represents Citibank's minority interest of the operating losses during such period totaling $5.6 million.

NET LOSS

     Net cumulative loss through July 2, 1999 was approximately $58.5 million. Net loss for the fiscal year 1999 was $42.7 million and net loss for the fiscal period 1998 was $15.9 million. Net cumulative loss thorough March 31, 2000 was $90.3 million.

LIQUIDITY AND CAPITAL RESOURCES

     To date, TransPoint has financed its operations through the capital contributions from its members, Microsoft, First Data and Citicorp Electronic Commerce Inc., a wholly owned subsidiary of Citicorp. At July 2, 1999, TransPoint had a member's capital deficiency of $10.0 million. TransPoint had cash and cash equivalents of $51.1 million at July 2, 1999. At March 31, 2000 its cash and cash equivalents had decreased to $8.0 million.

     If and when higher volume sales of TransPoint's services occur and higher transaction volumes occur, working capital needs will also increase.

     As an independent entity, TransPoint's future expenditures and capital requirements will depend on numerous factors, including the progress of its product development, sales and marketing programs and sales growth. As an independent entity, TransPoint expects its cash requirements to increase significantly each year as it expands its activities and operations to finance increased personnel costs, and sales and marketing expenses. As an independent entity, TransPoint anticipates considerable increase in consumer usage of internet payments and increased motivation of billing companies to move billing to the internet. New internet-based payment services will be developed as the internet is exploited to do more than replace paper bills and checks, but also take better advantage of the immediacy of electronic communication, take advantage of long-term improvements in payment systems, and add capabilities to enhance the use of information generated by electronic transactions. In addition, the consumer to business billing capabilities can be extended to meet the needs for electronic invoicing payment in the rapidly increasing volume of business to business purchasing occurring on the internet. Management anticipates that taking advantage of these opportunities will result in needing to raise additional capital and expects that such additional capital would come primarily from additional contributions from existing or new members.

CASH POSITION AT CLOSING

     In connection with, and subject to the closing of, the merger agreement, the owners of TransPoint have agreed that at the closing of the mergers TransPoint will have available $100 million of cash.

                                    EXPERTS

     The consolidated financial statements of TransPoint, a development stage company, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedule of CheckFree Holdings incorporated in this proxy statement/prospectus by reference from the CheckFree Holdings' Annual Report on Form 10-K for the year ended June 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of BlueGill incorporated by reference in this proxy statement/ prospectus from the CheckFree Holdings' Current Report on Form 8-K dated March 16, 2000 and amended on April 27, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

     We have engaged Porter, Wright, Morris & Arthur LLP, Columbus, Ohio and Simpson Thacher & Bartlett, Palo Alto, California to assist us with legal matters concerning the merger agreement and the related agreements. Porter, Wright, Morris & Arthur LLP will pass on the validity of our common stock to be issued in the merger agreement and the related agreements. Partners of Porter, Wright, Morris & Arthur LLP who participated in the preparation of this proxy statement/prospectus beneficially own an aggregate of 26,507 shares of our common stock consisting of a combination of stock and options exercisable within 60 days after the date of this proxy statement/prospectus.

                          INDEPENDENT AUDITORS' REPORT

MSFDC, L.L.C.
Redmond, Washington

     We have audited the accompanying consolidated balance sheets of MSFDC, L.L.C. and subsidiaries, a development stage company (the Company), as of July 2, 1999, and July 3, 1998, and the related consolidated statements of operations, members' capital deficiency, and cash flows for the year ended July 2, 1999, and the periods from June 18, 1997 (inception) to July 3, 1998, and from June 18, 1997 (inception) to July 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 2, 1999, and July 3, 1998, and the results of its operations and its cash flows for the year ended July 2, 1999, and for the periods from June 18, 1997 (inception) to July 3, 1998, and from June 18, 1997 (inception) to July 2, 1999, in conformity with generally accepted accounting principles.

                                                /s/ DELOITTE & TOUCHE LLP
                                          --------------------------------------
                                                  Deloitte & Touche LLP

Seattle, Washington
October 22, 1999 (February 15, 2000, as to Note 4)

                         MSFDC, L.L.C. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                        MARCH 31,       JULY 2,       JULY 3,
                                                          2000           1999           1998
                                                       -----------    -----------    ----------
                                                       (UNAUDITED)
                                            ASSETS
Cash and Cash Equivalents............................  $ 8,018,791    $51,113,749    $       --
Prepaid Expenses.....................................      750,000
Property and Equipment:
  Equipment..........................................    4,757,196      3,924,418     2,004,261
  Accumulated depreciation...........................   (3,994,563)    (2,213,876)     (343,409)
                                                       -----------    -----------    ----------
          Total property and equipment...............      762,633      1,710,542     1,660,852
Capitalized Software.................................    9,926,973
                                                       -----------    -----------    ----------
          Total......................................  $19,458,397    $52,824,291    $1,660,852
                                                       ===========    ===========    ==========

                          LIABILITIES AND MEMBERS' CAPITAL DEFICIENCY
Liabilities:
  Checks drawn in excess of bank balances............  $        --    $        --    $   57,830
  Accounts payable (See Note 3)......................   11,853,496     16,289,271     6,095,216
  Accrued liabilities................................    4,547,358        592,192       361,261
  Unearned revenue...................................    4,500,000
                                                       -----------    -----------    ----------
  Commitments (See Note 4)...........................   20,900,854     16,881,463     6,514,307
Minority Interest....................................   40,328,665     45,936,458
Members' Capital Deficiency:
  Membership interest -- MS member...................  (20,885,561)    (4,996,815)   (2,426,694)
  Membership interest -- FDC member..................  (20,885,561)    (4,996,815)   (2,426,761)
                                                       -----------    -----------    ----------
          Total members' capital deficiency..........  (41,771,122)    (9,993,630)   (4,853,455)
                                                       -----------    -----------    ----------
          Total......................................  $19,458,397    $52,824,291    $1,660,852
                                                       ===========    ===========    ==========

                See notes to consolidated financial statements.

                         MSFDC, L.L.C. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              THREE          THREE          NINE          NINE
                                                                              MONTHS         MONTHS        MONTHS        MONTHS
                                             INCEPTION TO   INCEPTION TO      ENDED          ENDED          ENDED         ENDED
                               YEAR ENDED      JULY 3,        JULY 2,       MARCH 31,      MARCH 31,      MARCH 31,     MARCH 31,
                              JULY 2, 1999       1998           1999           2000           1999          2000          1999
                              ------------   ------------   ------------   ------------   ------------   -----------   -----------
                                                                           (UNAUDITED)    (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
REVENUES....................  $        --    $        --    $        --    $     4,290    $        --    $    7,350    $       --
OPERATING EXPENSES:
 Product development (See
   Note 3)..................   26,559,520     10,032,522     36,592,042      4,475,873      6,463,850     5,996,849    18,364,993
 Selling, general, and
   administrative (See Note
   3).......................   18,637,762      5,839,118     24,476,880     14,156,818      5,359,342    32,449,303    12,642,220
                              -----------    -----------    -----------    -----------    -----------    -----------   -----------
       Total operating
        expenses............   45,197,282     15,871,640     61,068,922     18,632,691     11,823,192    38,446,152    31,007,213
OTHER EXPENSE (INCOME)......     (463,632)       (18,118)      (481,750)      (142,068)        (2,911)   (1,053,517)      (25,743)
                              -----------    -----------    -----------    -----------    -----------    -----------   -----------
     Loss before minority
       interest.............   44,733,650     15,853,522     60,587,172     18,486,333     11,820,281    37,385,285    30,981,470
MINORITY INTEREST...........   (2,063,542)                   (2,063,542)    (2,732,287)                  (5,607,793)
                              -----------    -----------    -----------    -----------    -----------    -----------   -----------
NET LOSS....................  $42,670,108    $15,853,522    $58,523,630    $15,754,046    $11,820,281    $31,777,492   $30,981,470
                              ===========    ===========    ===========    ===========    ===========    ===========   ===========


                              INCEPTION TO
                               MARCH 31,
                                  2000
                              ------------
                              (UNAUDITED)
REVENUES....................  $     7,350
OPERATING EXPENSES:
 Product development (See
   Note 3)..................   42,588,891
 Selling, general, and
   administrative (See Note
   3).......................   56,926,183
                              -----------
       Total operating
        expenses............   99,515,074
OTHER EXPENSE (INCOME)......   (1,535,267)
                              -----------
     Loss before minority
       interest.............   97,972,457
MINORITY INTEREST...........   (7,671,335)
                              -----------
NET LOSS....................  $90,301,122
                              ===========

                See notes to consolidated financial statements.

                         MSFDC, L.L.C. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             CONSOLIDATED STATEMENTS OF MEMBERS' CAPITAL DEFICIENCY

                                                     MS MEMBER       FDC MEMBER        TOTAL
                                                    ------------    ------------    ------------
Capital contributions.............................  $  5,500,067    $  5,500,000    $ 11,000,067
Net loss..........................................    (7,926,761)     (7,926,761)    (15,853,522)
                                                    ------------    ------------    ------------
Balance, July 3, 1998.............................    (2,426,694)     (2,426,761)     (4,853,455)
Capital contributions.............................    18,764,933      18,765,000      37,529,933
Net loss..........................................   (21,335,054)    (21,335,054)    (42,670,108)
                                                    ------------    ------------    ------------
Balance, July 2, 1999.............................    (4,996,815)     (4,996,815)     (9,993,630)
Capital contributions (unaudited)
Net loss (unaudited)..............................   (15,888,746)    (15,888,746)    (31,777,492)
                                                    ------------    ------------    ------------
Balance, March 31, 1999 (unaudited)...............  $(20,885,561)   $(20,885,561)   $(41,771,122)
                                                    ============    ============    ============
INCEPTION TO JULY 2, 1999
Capital contributions.............................  $ 24,265,000    $ 24,265,000    $ 48,530,000
Net loss..........................................   (29,261,815)    (29,261,815)    (58,523,630)
                                                    ------------    ------------    ------------
Balance, July 2, 1999.............................  $ (4,996,815)   $ (4,996,815)   $ (9,993,630)
                                                    ============    ============    ============
INCEPTION TO MARCH 31, 2000
Capital contributions (unaudited).................  $ 24,265,000    $ 24,265,000    $ 48,530,000
Net loss (unaudited)..............................   (45,150,561)    (45,150,561)    (90,301,122)
                                                    ------------    ------------    ------------
Balance, March 31, 2000 (unaudited)...............  $(20,885,561)   $(20,885,561)   $(41,771,122)
                                                    ============    ============    ============

                See notes to consolidated financial statements.

                         MSFDC, L.L.C. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         NINE MONTHS    NINE MONTHS     INCEPTION
                             YEAR ENDED    INCEPTION TO   INCEPTION TO      ENDED          ENDED            TO
                              JULY 2,        JULY 3,        JULY 2,       MARCH 31,      MARCH 31,      MARCH 31,
                                1999           1998           1999           2000           1999           2000
                            ------------   ------------   ------------   ------------   ------------   ------------
                                                                         (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss................  $(42,670,108)  $(15,853,522)  $(58,523,630)  $(31,777,492)  $(30,981,470)  $(90,301,122)
  Adjustments to reconcile
    net loss to net cash
    used by operating
    activities:
    Depreciation..........     1,870,467        343,409      2,213,876      2,755,054      1,366,022      4,968,930
    Minority interest
      share of loss.......    (2,063,542)                   (2,063,542)    (5,607,793)                   (7,671,335)
    Cash provided (used)
      by changes in
      operating assets and
      liabilities:
      Checks drawn in
         excess of bank
         balance..........       (57,830)        57,830
    Prepaid Expenses......                                                   (750,000)                     (750,000)
      Accounts payable and
         accrued
         liabilities......    10,424,986      6,456,477     16,881,463       (480,609)     1,519,858     16,400,854
      Unearned revenue....                                                  4,500,000                     4,500,000
                            ------------   ------------   ------------   ------------   ------------   ------------
         Net cash used by
           operating
           activities.....   (32,496,027)    (8,995,806)   (41,491,833)   (31,360,840)   (28,095,590)   (72,852,673)
INVESTING ACTIVITIES:
  Acquisition of
    equipment.............    (1,920,157)    (2,004,261)    (3,924,418)      (832,778)                   (4,757,196)
  Capitalized software....                                                (10,901,340)                  (10,901,340)
                            ------------   ------------   ------------   ------------   ------------   ------------
  Net cash used by
    investing
    activities............    (1,920,157)    (2,004,261)    (3,924,418)   (11,734,118)             0    (15,658,536)
FINANCING ACTIVITIES:
  Member capital
    contributions.........    37,529,933     11,000,067     48,530,000                    28,579,933     48,530,000
  Capital contribution
    from minority
    interest..............    48,000,000                    48,000,000                                   48,000,000
                            ------------   ------------   ------------   ------------   ------------   ------------
  Net cash provided by
    financing
    activities............    85,529,933     11,000,067     96,530,000                    28,579,933     96,530,000
                            ------------   ------------   ------------   ------------   ------------   ------------
NET INCREASE (DECREASE) IN
  CASH AND CASH
  EQUIVALENTS.............    51,113,749                    51,113,749    (43,094,958)       484,343      8,018,791
CASH AND CASH EQUIVALENTS:
  Beginning of period.....                                                 51,113,749
                            ------------   ------------   ------------   ------------   ------------   ------------
  End of period...........  $ 51,113,749   $         --   $ 51,113,749   $  8,018,791   $    484,343   $  8,018,791
                            ============   ============   ============   ============   ============   ============

                See notes to consolidated financial statements.

                         MSFDC, L.L.C. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION AND DESCRIPTION OF BUSINESS

     Description of Business -- The purpose of the business is to provide electronic statement presentment and electronic remittance services to consumers and businesses using the Internet. The business has been in the development stage and commenced commercial operations in July 1999.

     Organization -- MSFDC, L.L.C. is a Delaware limited liability company and was formed pursuant to the Limited Liability Company Agreement of MSFDC, L.L.C. dated as of June 18, 1997 (inception) (the LLC Agreement). The members of MSFDC, L.L.C. are MS II, L.L.C., a Delaware limited liability company (the MS member), and First Data L.L.C., a Delaware limited liability company (the FDC member). The MS member is a wholly owned subsidiary of Microsoft Corporation (MS). The FDC member is a wholly owned subsidiary of First Data Corporation (FDC).

     In September 1998, MSFDC, L.L.C. entered into an arrangement whereby the electronic bill presentment and payment service business in the United States previously under development by MSFDC, L.L.C. was contributed to a newly formed entity, Newco L.L.C. (TransPoint). The members of TransPoint are MSFDC, L.L.C. and Citicorp Electronic Commerce Inc. (the Citicorp member). The Citicorp member of TransPoint is a wholly owned subsidiary of Citicorp. In connection with this new arrangement, two additional entities were formed: New MSFDC, L.L.C. (TransPoint Technologies and Services) and Jointco L.L.C. (TransPoint Accounting). The Citicorp member interest in TransPoint Technologies and Services and TransPoint is 25% and 5%, respectively, with MSFDC, L.L.C. holding the remaining interests. TransPoint Technologies and Services and TransPoint each hold 50% capital interests in TransPoint Accounting. These three new entities are collectively referred to as the TransPoint limited liability companies.

     The TransPoint limited liability companies collectively have rights to all future domestic revenues generated by the electronic bill presentment and payment service previously under development by MSFDC, L.L.C. The MS and FDC members have established a new limited partnership, MSFDC International L.P., to account for the future international revenues and related costs.

     Contributions -- Upon formation of MSFDC, L.L.C. in 1997, the MS member contributed $50,000 in cash. First Data Resources, Inc. contributed $40,000 in cash, and Integrated Payment Systems Inc. contributed $10,000 as initial capital contributions. Immediately following the initial capital contribution, Integrated Payment Systems Inc. transferred its membership interest to First Data Resources Inc. These interests were then transferred to First Data L.L.C.

     In connection with the formation of the new TransPoint limited liability companies, Citicorp contributed $48,000,000 in cash as its initial contribution and MSFDC, L.L.C. contributed $37,529,933. MSFDC, L.L.C. and the Citicorp member also made nonmonetary contributions to the TransPoint limited liability companies with a stated value of $446,250,000 and $30,750,000, respectively. The MSFDC, L.L.C. nonmonetary contribution was in the form of software development, goodwill, and tangible and intangible assets. The Citicorp member nonmonetary contribution represented an option to obtain a license of software and intangible assets and no value has been ascribed to this contribution in the accompanying consolidated financial statements.

     Loss and Cash Flow Allocations -- The allocation of profit and loss and cash flow of MSFDC, L.L.C. and the TransPoint limited liability companies is defined in the respective limited liability company agreements. These agreements generally result in a sharing of ongoing capital contribution requirements and profit and loss based on initial membership interests. Cash distributions are to be made annually in an amount equal to the assumed tax liability of the entities, or if greater, excess cash flow. For financial reporting purposes, losses from the TransPoint limited liability companies have been allocated to MSFDC, L.L.C. and the Citicorp member based on their respective capital account interests of 85% and 15%, respectively. Citicorp loss allocations commenced upon the date of their capital contribution in April 1999.

                         MSFDC, L.L.C. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Unaudited Interim Financial Statements -- The interim financial information contained herein is unaudited but, in the opinion of management, reflects all adjustments which are necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. All such adjustments are of a normal, recurring nature. Results of operations for interim periods presented herein are not necessarily indicative of results of operations for the entire year.

     The unaudited interim financial statements of MSFDC L.L.C. include the accounts of MSFDC International, L.P., which was formed in April 1999. The accounts of MSFDC International, L.P. have been combined with those of the MSFDC L.L.C. due to common ownership, and because the entity is being acquired under the same transaction as MSFDC L.L.C. (see note 4).

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation -- The financial statements include all majority and wholly owned subsidiaries (collectively, the Company). Intercompany balances and transactions have been eliminated in consolidation.

     Minority Interest -- Citicorp's capital contributions and share of losses in the TransPoint limited liability companies has been recorded as a minority interest.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from those estimates.

     Property and Equipment -- Property and equipment is carried at cost, less accumulated depreciation, and consists primarily of computers and related technical equipment. Depreciation is provided utilizing the straight-line method over the estimated useful lives of the assets, which range from one year to 3 years.

     The carrying value of equipment is reviewed periodically for impairment. If the carrying amount of the asset is not recoverable, the asset is considered to be impaired and the value is adjusted to the estimated fair value.

     Income Taxes -- As a limited liability company, the Company is treated as a partnership for federal and state income tax purposes and its income or loss is taxable directly to its members. Accordingly, the accompanying financial statements do not include any income tax provisions.

     Product Development -- Product development costs are expensed as incurred. Statement of Financial Accounting Standards (SFAS) No. 86. Accounting for the Costs of Computer Software to be Sold, Licensed or Otherwise Marketed, does not materially affect the Company.

     Recent Accounting Pronouncement -- In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires capitalization and amortization of costs relating to internal-use software, and was adopted by the Company beginning July 3, 1999. The adoption of SOP 98-1 resulted in the capitalization of approximately $10.9 million in costs through March 31, 2000 (unaudited). Capitalized costs include payroll and payroll-related costs for software developed by the Company and the cost of software purchased from third parties.

     As of January 31, the Company began amortizing its capitalized software costs, using the straight-line method over 36 months, as the software is ready for its intended use. Quarterly, the Company reviews and measures any impairment in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

     Subsequently, the Company licensed the software to third-parties. As of March 31, 2000, the Company had received $4.5 million (unaudited) in proceeds from the licensing of the software, and will apply the

                         MSFDC, L.L.C. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

proceeds, net of direct incremental costs of marketing, against the capitalized software costs as the proceeds are earned.

NOTE 3: RELATED PARTY TRANSACTIONS AND COMMITMENTS

     Operating Costs and Reimbursements -- The MS member and the FDC member provide certain operational services, some of which are reimbursed by the Company. Selling, general, and administrative expenses related to these services provided by the MS member and the FDC member for the year ended July 2, 1999, totaled $2,248,000 and $11,601,000, respectively, and $836,000 and $3,925,000, respectively, for the period from June 18, 1997 (inception) to July 3, 1998.

     Services related to selling, general, and administrative expenses for the nine-month periods ended March 31, 2000 and 1999 (unaudited) totaled $16,856,000 and $1,433,000, respectively, for the MS member and $3,341,000 and $8,330,000, respectively, for the FDC member.

     Research and Development Costs and Reimbursements -- The MS member and the FDC member perform certain research and development activities, some of which are reimbursed by the Company. Research and development expenses related to these activities performed by the MS member and the FDC member for the year ended July 2, 1999, and the period from June 18, 1997 (inception) to July 3, 1998, totaled $18,886,000 and $4,279,000, respectively, and $6,502,000 and
$3,155,000, respectively.

     Research and development costs for the nine-month periods ended March 31, 2000 and 1999 (unaudited) totaled $15,094,000 and $13,133,000, respectively, for the MS member and $-0- and $3,327,000, respectively, for the FDC member. Of research and development costs incurred during the nine-month period ended March 31, 2000, $10,901,000 (unaudited) was capitalized under SOP 98-1 as software developed for internal use.

     Accounts Payable -- Accounts payable includes $11,722,000 and $4,407,000 to the MS member and the FDC member, respectively, as of July 2, 1999, and $2,569,000 and $2,582,000 to the MS member and the FDC member, respectively, as of July 3, 1998.

     Accounts payable as of March 31, 2000 (unaudited) includes $11,178,000 and $543,000 for the MS member and FDC member, respectively.

NOTE 4: SUBSEQUENT EVENTS

     On September 24, 1999, the Company entered into a three year sales and marketing agreement with a third-party whereby the Company guaranteed that the third-party would realize minimum revenues of $12 million over the term of the agreement. In the event of a revenue shortfall, the Company is obligated to pay the difference directly to the third-party.

     On February 15, 2000, the Company entered into an agreement to be acquired. Under the terms of the agreement, the members have agreed that at the closing of the mergers TransPoint will have available $100 million in cash.

                                                                      APPENDIX A

                            ------------------------

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                     AMONG

   MICROSOFT CORPORATION, FIRST DATA CORPORATION, FIRST DATA RESOURCES, INC.,
                                CITIBANK, N.A.,

                               H&B FINANCE, INC.,
          FDC INTERNATIONAL PARTNER, INC., MSFDC INTERNATIONAL, INC.,
                         CITI TRANSPOINT HOLDINGS INC.,

                        CHECKFREE HOLDINGS CORPORATION,

                      TRANSPOINT ACQUISITION CORPORATION,

                         TANK ACQUISITION CORPORATION,

                          CHOPPER MERGER CORPORATION,

        CHECKFREE CORPORATION, MICROSOFT II, LLC, AND FIRST DATA, L.L.C.

                            ------------------------

                            Dated as of July 7, 2000

                             INDEX OF DEFINED TERMS

Actions.................................    9
Adjusted Working Capital................   36
Affiliate...............................   43
Agreement...............................    4
Alternative Agreement Period............   40
Ancillary Agreements....................    5
Antitrust Laws..........................   33
Authorizations..........................   16
Balance Sheet...........................   13
Capital Stock...........................   44
Certificates of Merger..................    6
CheckFree...............................    4
CheckFree Common Stock..................    6
CheckFree Disclosure Schedule...........   21
CheckFree Filed SEC Documents...........   24
CheckFree Registration Statement........   30
CheckFree Rights Agreement..............    6
CheckFree SEC Documents.................   24
CheckFree Stockholders Meeting..........   31
Citi Holdings...........................    4
Citibank................................    4
Citibank Registration Rights
  Agreement.............................    5
Closing.................................    7
Closing Date............................    7
Commercial Alliance Agreement...........    5
Control.................................   43
Designated Group(s).....................   44
DGCL....................................    5
Disclosing Party........................   46
DoJ.....................................   32
Effective Time..........................    6
Environmental Laws......................   19
Environmental Permits...................   19
Environmental Report....................   19
Exchange Act............................   44
Executory Period........................   29
Fair Market Value.......................   44
FDC.....................................    4
FDC International.......................    4
Fee Properties..........................   14
Financial Statements....................   13
FTC.....................................   32
Governmental Entity.....................   44
H&B.....................................    4
Holding Subsidiaries....................    4
HSR Act.................................    9
Indebtedness............................   13
indemnified party.......................   42
Infringement............................   16
Intellectual Property Agreements........   15
Intellectual Property Rights............   16
International GP........................    4
Knowledge...............................   44
Laws....................................   16
Leased Properties.......................   14
License Agreements......................    5
Liens...................................   44
Losses..................................   41
Marketing Agreement.....................    5
Material Adverse Effect.................   44
Material Contracts......................   14
Material Customers......................   20
Material Transaction Proposal...........   44
Materials of Environmental Concern......   19
Merger A................................    5
Merger A Consideration..................    7
Merger B................................    5
Merger B Consideration..................    7
Merger C................................    5
Merger C Consideration..................    7
Merger Sub A............................    4
Merger Sub B............................    4
Merger Sub C............................    4
Merger Subsidiaries.....................    4
Mergers.................................    4
Microsoft...............................    4
MSFDC...................................    4
MSFDC International.....................    4
Non-Disclosure Agreement................   34
OCC.....................................    9
Order...................................   33
Original Agreement......................    5
Other Services..........................   29
Outstanding CheckFree Common Stock......   22
Parent Consideration....................    8
Parent Disclosure Schedules.............    8
Parent Indemnified Parties..............   43
Parent IPR..............................   17
Parents.................................    4
Parents' Agent..........................   43
Permitted Liens.........................   44
Person..................................   44
Proxy Statement/Prospectus..............   30
Registration Rights Agreement...........    5
Representatives.........................   31
Required CheckFree Vote.................   37
SEC.....................................   44
Securities Act..........................   44
Stockholder Agreement...................    5
Subsidiary..............................   44
Superior Proposal.......................   45
Supplemental Financial Information......   34

Surviving Citi Holdings.................    5
Surviving Corporations..................    5
Surviving FDC International.............    5
Surviving H&B...........................    5
Tax Return..............................   45
Tax, Taxes, Taxable.....................   45
Third Party Claim.......................   42
Third Party IPR.........................   17
Transition Services Agreement...........    5
TransPoint..............................    4
TransPoint Accounting...................    4
TransPoint Business.....................    4
TransPoint Disclosure Schedule..........   11
TransPoint Entities.....................    4
TransPoint Indemnified Persons..........   36
TransPoint Technology...................    4
Unaudited Balance Sheet.................   13
WCBA....................................    6

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of July 7, 2000 by and among CheckFree Holdings Corporation, a Delaware corporation ("CheckFree"); Microsoft Corporation, a Washington corporation ("Microsoft"); First Data Corporation, a Delaware corporation ("FDC"); Citibank, N.A., a Delaware corporation ("Citibank", and, together with Microsoft and FDC, the "Parents"); H&B Finance, Inc., a Washington corporation and a wholly-owned subsidiary of Microsoft ("H&B"); FDC International Partner, Inc., a Delaware corporation and a wholly-owned subsidiary of FDR Subsidiary Corp., which is a Delaware corporation and a wholly-owned subsidiary of First Data Resources, Inc., which is a Delaware corporation and a wholly-owned subsidiary of FDC ("FDC International"); MSFDC International, Inc., a Delaware corporation ("International GP"); Citi TransPoint Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Citicorp Electronic Commerce, Inc., which is a Delaware corporation and a wholly-owned subsidiary of Citibank ("Citi Holdings" and, together with H&B and FDC International, the "Holding Subsidiaries"); TransPoint Acquisition Corporation, a Washington corporation and a wholly-owned direct subsidiary of CheckFree ("Merger Sub A"); Tank Acquisition Corporation, a Delaware corporation and a wholly-owned direct subsidiary of CheckFree ("Merger Sub B"); Chopper Merger Corporation, a Delaware corporation and a wholly-owned direct subsidiary of CheckFree ("Merger Sub C" and, together with Merger Sub A and Merger Sub B, the "Merger Subsidiaries"); CheckFree Corporation, a Delaware corporation and a wholly-owned subsidiary of CheckFree; Microsoft II, LLC, a Delaware limited liability company all of the equity interests in which are owned by Microsoft; and First Data, L.L.C., a Delaware limited liability company all of the equity interests in which are owned by FDR.

                                   BACKGROUND

     WHEREAS, CheckFree is a provider of electronic billing and payment services;

     WHEREAS, the Parents are, in the aggregate, the direct or indirect sole beneficial owners of the Holding Subsidiaries, which in turn own, in the aggregate, all of the limited liability company interests of each of MSFDC, L.L.C., a Delaware limited liability company ("MSFDC"), TransPoint Technology & Services, L.L.C., a Delaware limited liability company ("TransPoint Technology"), and TransPoint, L.L.C., a Delaware limited liability company ("TransPoint") (and TransPoint Technology and TransPoint hold all of the equity interests in TransPoint Accounting, L.L.C., a Delaware limited liability company ("TransPoint Accounting")), and all of the partnership interests of MSFDC International, L.P., a Delaware limited partnership ("MSFDC International", and, together with MSFDC, TransPoint Technology, TransPoint and TransPoint Accounting, the "TransPoint Entities");

     WHEREAS, the sole activity of the TransPoint Entities (and their predecessors-in-interest) is to develop and conduct a business relating to the provision of electronic billing and payment services (the "TransPoint Business") and the sole activity of the Holding Subsidiaries is to hold the equity interests in the TransPoint Entities;

     WHEREAS, each of the respective Boards of Directors of CheckFree, each of the Holding Subsidiaries and each of the Parents (i) has determined that a combination of the businesses of CheckFree and the Holding Subsidiaries is advisable and fair to, and in the best interests of, such party and its stockholders and (ii) has approved this Agreement;

     WHEREAS, the parties to this Agreement intend to effect the combination of the businesses of CheckFree and the Holding Subsidiaries upon the terms and subject to the conditions set forth in this Agreement, which terms include (i) the merger of Merger Sub A with and into H&B, (ii) the merger of Merger Sub B with and into FDC International, and (iii) the merger of Merger Sub C with and into Citi Holdings (together, the "Mergers");

     WHEREAS, concurrently with the execution and delivery of this Agreement as an inducement to the willingness of each of the Parents to enter into this Agreement, certain holders of shares of CheckFree Common Stock (as defined herein) have each entered into Stockholder Support Agreements dated as of the
                                       A-4
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date hereof pursuant to which such holders have agreed to vote their shares of
CheckFree Common Stock in the manner set forth therein;

     WHEREAS, for federal income tax purposes, it is intended that each of the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code;

     WHEREAS, upon the terms and subject to the conditions of this Agreement, at the time of the Closing, (i) each of Microsoft and FDC intend to enter with CheckFree into (A) a Stockholder Agreement in the form set forth as Exhibit B to this Agreement (the "Stockholder Agreement"), and (B) a Registration Rights Agreement as set forth as Exhibit C to this Agreement (the "Registration Rights Agreement"), which agreements will set forth certain rights and obligations of each such Parent as stockholders of CheckFree subsequent to the Mergers, (ii) Citibank intends to enter with CheckFree into a Registration Rights Agreement as set forth in Exhibit D to this Agreement (the "Citibank Registration Rights Agreement"), (iii) CheckFree and Microsoft intend to enter into a Commercial Alliance Agreement in the form set forth as Exhibit E to this Agreement (the "Commercial Alliance Agreement"), (iv) CheckFree and FDC intend to enter into a Marketing Agreement in the form set forth as Exhibit F to this Agreement (the "Marketing Agreement"), (v) each of Microsoft and FDC will confirm the existence of and make certain modifications to the intellectual property license agreements between such Parents and one or more of the TransPoint Entities, in the form set forth as Exhibits G(1) and G(2), respectively, to this Agreement (the "License Agreements"), and (vi) CheckFree, Microsoft and FDC intend to enter into a Transition Services Agreement in the form set forth as Exhibit H to this Agreement (the "Transition Services Agreement" and, collectively with the agreements set forth in (i) through (v), the "Ancillary Agreements"); and

     WHEREAS, the principal parties to this Agreement previously entered into an Agreement and Plan of Reorganization and Contribution Agreement dated February 15, 2000 (the "Original Agreement"), and this Agreement constitutes an amendment and restatement of such agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                              ARTICLE 1 [RESERVED]

                                   ARTICLE 2

                              THE MERGERS; CLOSING

     SECTION 2.1 The Mergers.

     (a) Merger A. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 2.2), Merger Sub A shall be merged with and into H&B ("Merger A") in accordance with the applicable provisions of the Washington Business Corporations Act ("WBCA"). H&B shall be the surviving corporation ("Surviving H&B") in Merger A and shall continue its corporate existence under the laws of the State of Washington as a wholly-owned direct subsidiary of CheckFree.

     (b) Merger B. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub B shall be merged with and into FDC International ("Merger B") in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL"). FDC International shall be the surviving corporation ("Surviving FDC International") in Merger B and shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned direct subsidiary of CheckFree.

     (c) Merger C. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub C shall be merged with and into Citi Holdings ("Merger C") in accordance with the applicable provisions of the DGCL. Citi Holdings shall be the surviving corporation ("Surviving Citi Holdings" and, together with Surviving H&B and Surviving FDC International, the "Surviving Corporations") in Merger C and shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned direct subsidiary of CheckFree.

     SECTION 2.2 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 9, the parties shall file such certificates of merger, articles of merger or other appropriate documents (in any such case, the "Certificates of Merger") executed in accordance with the relevant provisions of the WCBA or the DGCL, as applicable, and shall make all other filings, recordings or publications required by the WCBA or the DGCL, as applicable, in connection with the Mergers. The Mergers shall become effective simultaneously at the time specified in the Certificates of Merger (the "Effective Time").

     SECTION 2.3 Effects of the Mergers. At the Effective Time, the effects of the Mergers shall be as provided in the applicable provisions of the WCBA or DGCL, whichever is applicable.

     SECTION 2.4 Certificate/Articles of Incorporation and Bylaws. (a) The Articles of Incorporation and Bylaws of H&B as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of Surviving H&B until thereafter changed or amended as provided therein or by applicable law. The Certificate of Incorporation and Bylaws of FDC International as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of Surviving FDC International until thereafter changed or amended as provided therein or by applicable law. The Certificate of Incorporation and Bylaws of Citi Holdings as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of Surviving Citi Holdings until thereafter changed or amended as provided therein or by applicable law. Following the Mergers, CheckFree shall cause the names of the Surviving Corporations to be changed to names that do not include any reference to the Parents or any Affiliates thereof (excluding CheckFree and its Subsidiaries).

     (b) The current limited liability company operating agreements and limited partnership agreement of the TransPoint Entities shall be terminated as of the Effective Time and the form of the revised limited liability company certificates of formation and limited partnership agreement of each of the respective TransPoint Entities upon contribution at the Effective Time shall be as set forth in Exhibit J.

     SECTION 2.5 CheckFree Rights Agreement. All references in this Agreement to the common stock, par value $.01 per share ("CheckFree Common Stock"), of CheckFree to be issued pursuant to the transactions contemplated in this Agreement shall be deemed to include the corresponding rights to purchase shares of CheckFree stock pursuant to the terms and subject to the conditions of the Rights Agreement, dated as of December 16, 1997, as amended through the date hereof (the "CheckFree Rights Agreement"), except where the context otherwise requires.

     SECTION 2.6 Directors and Officers. (a) CheckFree shall cause the Board of Directors of CheckFree at the Effective Time to be comprised entirely of six (6) directors designated by CheckFree, one (1) director designated by Microsoft and one (1) director designated by FDR which Microsoft and FDR directors shall each be in the class of directors that will stand for election on the furthest possible date from the Effective Time among the first three consecutive classes to be elected after the Effective Time, and the directors in such class shall have a term of three (3) years from election pursuant to the CheckFree Certificate of Incorporation. Such directors will continue to serve in such capacities until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the Certificate of Incorporation and the Bylaws of CheckFree.

     (b) From and after the Effective Time, (i) the directors and officers of Merger Sub A at the Effective Time shall be the initial directors and officers of Surviving H&B, (ii) the directors and officers of Merger Sub B at the Effective Time shall be the initial directors and officers of Surviving FDC International, and (iii) the directors and officers of Merger Sub C at the Effective Time shall be the initial directors and officers of Surviving Citi Holdings, in each case, until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified.

     (c) At the Effective Time, the officers of MSFDC, TransPoint Technology, TransPoint and TransPoint Accounting shall deliver their resignations as officers of the respective TransPoint Entities, and International GP shall deliver its resignation as general partner of MSFDC International.

     SECTION 2.7 The Closing. (a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Simpson Thacher & Bartlett, 3330 Hillview Avenue, Palo Alto, California, at 10:00 a.m., local time, on the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article 9 shall be fulfilled or waived in accordance herewith or (ii) at such other time, date or place as CheckFree and the Parents may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     (b) At the Closing, (i) the Parents will deliver unconditional and irrevocable releases to CheckFree of all claims against the TransPoint Entities and the Surviving Corporations and the TransPoint Entities and the Surviving Corporations will deliver irrevocable releases to the Parents of all liabilities under the limited liability company operating agreements and the limited partnership agreement and the formation documents of the TransPoint Entities and the Surviving Corporations, in the form set forth as Exhibits K(1) and K(2) to this Agreement; (ii) CheckFree shall deliver to each direct owner of a Holding Subsidiary certificates representing the CheckFree Common Stock issued pursuant to the Mergers; (iii) CheckFree shall deliver to Microsoft and FDC certificates representing the CheckFree Common Stock issued pursuant to Section 3.2 in consideration of the Commercial Alliance Agreement and Marketing Agreement, respectively; (iv) each party shall execute and deliver such of the Ancillary Agreements as it is required under this Agreement to execute and deliver; and
(v) the parties shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Mergers to become effective as of the Effective Time.

                                   ARTICLE 3

                              PARENT CONSIDERATION

     SECTION 3.1 Conversion of Shares.

     (a) At the Effective Time, (i) all of the shares of common stock of H&B issued and outstanding immediately prior to the Effective Time shall, by virtue of Merger A and without any action on the part of Merger Sub A, H&B or Microsoft, be converted into and shall become 5,567,250 fully paid and nonassessable shares of CheckFree Common Stock (the "Merger A Consideration");
(ii) all of the shares of common stock of FDC International issued and outstanding immediately prior to the Effective Time shall, by virtue of Merger B and without any action on the part of Merger Sub B, FDC International, FDC or FDR, be converted into and shall become 5,567,250 fully paid and nonassessable shares of CheckFree Common Stock (the "Merger B Consideration"); and (iii) all of the shares of common stock of Citi Holdings issued and outstanding immediately prior to the Effective Time shall, by virtue of Merger C and without any action on the part of Merger Sub C, Citi Holdings, Citicorp Electronic or Citibank, be converted into and shall become 1,865,500 fully paid and nonassessable shares of CheckFree Common Stock (the "Merger C Consideration").

     (b) At the Effective Time, (i) each outstanding share of the common stock of Merger Sub A shall, by virtue of Merger A and without any action on the part of the Merger Sub A or CheckFree, be converted into one fully paid and nonassessable share of common stock, without par value, of Surviving H&B; (ii) each outstanding share of the common stock of Merger Sub B shall, by virtue of Merger B and without any action on the part of Merger Sub B or CheckFree, be converted into one fully paid and nonassessable share of common stock, without par value, of Surviving FDC International; and (iii) each outstanding share of the common stock of Merger Sub C shall, by virtue of Merger C and without any action on the part of Merger Sub C or CheckFree, be converted into one fully paid and nonassessable share of common stock, without par value, of Surviving Citi Holdings.

     SECTION 3.2 Other Consideration. At the Effective Time, CheckFree shall issue, in consideration of the obligations of Microsoft and FDC pursuant to the Commercial Alliance Agreement and Marketing Agreement, respectively, 3,000,000 and 1,000,000 fully paid and nonassessable shares of CheckFree Common

Stock to Microsoft and FDC, respectively (such shares, together with the Merger A Consideration, Merger B Consideration and Merger C Consideration, the "Parent Consideration").

     SECTION 3.3 Delivery of Certificates. Certificates representing the shares of CheckFree Common Stock issuable pursuant to Sections 3.1 and 3.2 shall be available for inspection at the Closing and shall be delivered as of the Effective Time. Upon delivery of such certificates, each of the Parents shall have no further interests in the Holding Subsidiaries or the TransPoint Entities other than an indirect interest as holders of CheckFree Common Stock.

     SECTION 3.4 Adjustment of Parent Consideration. Prior to the Effective Time, in the event of any: (A) reclassification, stock split, combination or stock dividend with respect to the CheckFree Common Stock, (B) any change or conversion of CheckFree Common Stock into other securities or any other dividend or (C) distribution with respect to the CheckFree Common Stock, appropriate and proportionate adjustments, if any, shall be made to the Parent Consideration, and all references to the Parent Consideration in this Agreement shall be deemed to be the Parent Consideration so adjusted.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                   OF THE PARENTS WITH RESPECT TO THEMSELVES

     Except as disclosed in the applicable disclosure schedule of even date herewith with respect to each Parent, referring specifically to the representations and warranties in this Agreement and identifying the section number of this Agreement to which each disclosure relates (the "Parent Disclosure Schedules"), each of the Parents, severally but not jointly, on behalf of itself and the Holding Subsidiary in which it beneficially owns Capital Stock, represents and warrants to CheckFree as follows, with respect to itself and such Holding Subsidiary:

     SECTION 4.1 Organization. (a) Such Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Such Parent is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on such Parent, such Holding Subsidiary, CheckFree, or the TransPoint Entities.

     (b) Such Holding Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to carry on its business as it is now being conducted. Such Holding Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on such Holding Subsidiary, CheckFree, or the TransPoint Entities.

     SECTION 4.2 Authority. Each of such Parent and such Holding Subsidiary has full power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Parent and such Holding Subsidiary of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate or equivalent action of such Parent, such Holding Subsidiary and any other applicable Subsidiaries of such Parent and no other corporate or equivalent proceedings on the part of such Parent, such Holding Subsidiary or any other applicable Subsidiaries of such Parent are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been, and on the Closing Date each Ancillary Agreement to which such Parent or such Holding Subsidiary is a party will be, duly authorized, executed and delivered by such Parent and such Holding Subsidiary and this Agreement constitutes, and on the Closing Date each Ancillary Agreement to which such Parent or such Holding Subsidiary is a party will constitute, the legal, valid and binding obligation of such Parent or such Holding Subsidiary, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     SECTION 4.3 No Conflicts. (a) The execution, delivery and performance by each of such Parent and such Holding Subsidiary of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including without limitation the consummation of the Mergers, do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation, Articles of Incorporation or Bylaws of such Parent or such Holding Subsidiary, (ii) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any Governmental Entity applicable to such Parent or such Holding Subsidiary, or (iii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, require the payment of any additional compensation (whether as a penalty, liquidated damages or otherwise) to any party with respect thereto, or result in the creation of or imposition of any Lien in favor of any Person upon any of the assets of such Parent or such Holding Subsidiary under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation to which such Parent or such Holding Subsidiary is a party or by which any of its assets or other rights may be bound, except in the case of clauses (ii) and (iii) (A) as set forth in Section 4.3(a) of the applicable Parent Disclosure Schedule, and (B) for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on such Parent, such Holding Subsidiary, CheckFree, or the TransPoint Entities.

     (b) The execution, delivery and performance by such Parent and such Holding Subsidiaries of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not require any consent, approval, authorization or permission of, or filing with or notification to any Governmental Entity, or any other Person except for (i) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable foreign antitrust laws, (ii) such consents or approvals from the Office of the Controller of the Currency ("OCC") with respect to Citibank as may be required under applicable laws, and (iii) any such consent, approval, authorization, permission, notice or filing which if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on such Parent, such Holding Subsidiary, CheckFree, or the TransPoint Entities.

     SECTION 4.4 Litigation. There are no claims, actions, suits, arbitrations, legal or administrative proceedings or investigations ("Actions") pending or, to the Knowledge of such Parent, threatened against or affecting such Parent or any such Holding Subsidiary that would have a Material Adverse Effect on CheckFree or the TransPoint Entities or have a material adverse effect on the ability of such Parent or such Holding Subsidiary to perform its obligations hereunder or under any of the Ancillary Agreements to which it is a party. Neither such Parent nor such Holding Subsidiary, nor the assets, rights or business of such Parent or such Holding Subsidiary, is subject to any judgment, order, writ, injunction, decree, settlement or stipulation of or under any court, governmental agency or arbitration tribunal which would have a Material Adverse Effect on such Holding Subsidiary, CheckFree or the TransPoint Entities or have a material adverse effect on the ability of such Parent or such Holding Subsidiary to perform its obligations hereunder or under any of the Ancillary Agreements to which it is a party.

     SECTION 4.5 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or similar fee or commission, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Parent or such Holding Subsidiary.

     SECTION 4.6 Reserved.

     SECTION 4.7 Information in the Proxy Statement/Registration Statement. None of the written information with respect to such Parent and its Holding Subsidiary supplied or to be supplied by such Parent or such Holding Subsidiary in writing specifically for inclusion or incorporation by reference in (i) the CheckFree Registration Statement (as defined in Section 8.1) will, at the time the CheckFree Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus (as defined in Section 8.1) will, at the dates mailed to stockholders of CheckFree and at the times of the meeting of stockholders of CheckFree to be held in connection with the issuance of CheckFree Common Stock in connection with this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by such Parent or such Holding Subsidiary pursuant to this Section 4.7 with respect to statements made in or information incorporated by reference in the CheckFree Registration Statement or the Proxy Statement/ Prospectus other than statements based on information supplied by such Parent or such Holding Subsidiary in writing specifically for inclusion or incorporation by reference in the CheckFree Registration Statement or the Proxy/Statement Prospectus.

     SECTION 4.8 Parent Licenses. Microsoft and FDC have licensed certain intellectual property to the TransPoint Entities, and Citibank has given the TransPoint Entities an option to license certain intellectual property, all as described in the License Agreements, each as amended and restated as of the date hereof, which licenses are in full force and effect, and are valid and binding against the respective licensors. The Parents acknowledge that the rights of the licensees pursuant to such respective licenses may be transferred to CheckFree or its Subsidiaries following the Effective Time.

     SECTION 4.9 Parent Conflicting Contracts. Section 4.9 of the Microsoft Disclosure Schedule lists those contracts or agreements of Microsoft which, to the Knowledge of Microsoft, conflict with or are exceptions to the exclusivity and non-competition provisions of the proposed Commercial Alliance Agreement to which Microsoft will be a party. All such contracts will expire or may be terminated by Microsoft within one year of the Effective Time.

     SECTION 4.10 Capitalization of the Holding Subsidiaries.

     (a) Section 4.10(a) of each respective Parent Disclosure Schedule sets forth (i) the total number of authorized shares of each class of Capital Stock of the Holding Subsidiary that is a wholly-owned subsidiary of such Parent and the number of shares thereof owned by such Parent and (ii) a complete list of the directors and officers of such Holding Subsidiary. All of the issued and outstanding shares of Capital Stock of such Holding Subsidiary have been duly and validly authorized and issued and are fully paid in accordance with such Holding Subsidiary's organizational documents, and are free of preemptive rights. None of the outstanding shares of Capital Stock of such Holding Subsidiary has been issued in violation of the preemptive rights of any stockholder of such Holding Subsidiary. The Capital Stock of such Holding Subsidiary was issued in compliance with all applicable federal and state securities laws and regulations, and is owned free and clear of all Liens.

     (b) There are neither (i) any existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire, at any time, or upon the occurrence of any stated event, any Capital Stock in such Holding Subsidiary, whether or not presently issued or outstanding, nor (ii) any outstanding Capital Stock in such Holding Subsidiary or any other Person which is convertible into or exchangeable for other shares of Capital Stock in such Holding Subsidiary, nor (iii) any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from any Person any shares of Capital Stock so convertible or exchangeable, nor (iv) any proxies, agreements or understandings with respect to the voting of the Capital Stock of such Holding Subsidiary.

     SECTION 4.11 Operations of the Holding Subsidiaries. Each such Holding Subsidiary (a) has not engaged in any business activities or conducted any operations other than the holding of equity interests in the TransPoint Entities and (b) has not been responsible for any liabilities or obligations other than those related to the TransPoint Business or the transactions contemplated by this Agreement.

     SECTION 4.12 Tax Matters. (a) (i) Each such Holding Subsidiary has filed all material Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid, except where failure to timely pay would not, individually or in the aggregate, have a Material Adverse Effect on such Holding Subsidiary; (iii) all Taxes (whether or not shown on any Tax Return) owed by such Holding Subsidiary have been timely paid or such Holding Subsidiary has established adequate reserves therefor, except, where failure to timely pay or establish adequate reserves would not, individually or in the aggregate, have a Material Adverse Effect on such Holding Subsidiary; (iv) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the applicable Parent, proposed or threatened in writing with respect to Taxes of such Holding Subsidiary; (v) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vi) Tax indemnity arrangements, if any, will terminate prior to Closing and such Holding Subsidiary will not have any liability thereunder on or after Closing; (vii) there are no Liens for Taxes upon the assets of such Holding Subsidiary except Liens relating to current Taxes not yet due; (viii) Taxes which such Holding Subsidiary are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the such Holding Subsidiary in accordance with GAAP; and (ix) such Holding Subsidiary is not and has not been a member of any affiliated group of corporations within the meaning of Section 1504(a) of the Code, other than the affiliated group of which such Parent is the common parent corporation.

     (b) Each such Holding Subsidiary does not own an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation or (iv) passive foreign investment company.

     (c) Each such Holding Subsidiary has never been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
             OF THE PARENTS WITH RESPECT TO THE TRANSPOINT ENTITIES

     Except as disclosed in a disclosure schedule of even date herewith, referring specifically to the representations and warranties in this Agreement with respect to the TransPoint Entities and identifying the section number of this Agreement to which each disclosure relates (the "TransPoint Disclosure Schedule"), each of the Parents, severally but not jointly, represents and warrants to CheckFree as follows; provided, however, that Citibank is not representing or warranting as to MSFDC or MSFDC International:

     SECTION 5.1 Organization. Each of the TransPoint Entities is duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation or formation and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Parents have delivered to CheckFree complete and correct copies of the certificate of incorporation and bylaws or equivalent organizational documents, in each case, as amended to February 15, 2000, of each TransPoint Entity. Each TransPoint Entity is duly qualified or licensed as a foreign corporation or other organization to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on such Person.

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     SECTION 5.2 Capitalization; Options and Other Rights.

     (a) Section 5.2(a) of the TransPoint Disclosure Schedule sets forth (i) the name and jurisdiction of incorporation or organization of each of the TransPoint Entities, (ii) the total number of authorized shares or equity interests of each class of Capital Stock of each of the TransPoint Entities, the number of shares outstanding (if applicable) and the number of shares (or percentage equity interests) owned by any other TransPoint Entity or any other Person and (iii) a complete list of the directors and officers (or equivalent positions) of each TransPoint Entity. All the issued and outstanding shares or equity interests of Capital Stock of each TransPoint Entity have been duly and validly authorized and issued and are fully paid in accordance with such TransPoint Entity's organizational documents, and are free of pre-emptive rights. None of the outstanding shares or equity interests of Capital Stock of any TransPoint Entity has been issued in violation of the preemptive rights of any equityholder of such TransPoint Entity. The Capital Stock of each TransPoint Entity was issued in compliance with all applicable federal and state securities laws and regulations, and is owned free and clear of all Liens.

     (b) There are neither (i) any existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire from any TransPoint Entity, at any time, or upon the occurrence of any stated event, any Capital Stock in any TransPoint Entity, whether or not presently issued or outstanding, nor (ii) is there any outstanding Capital Stock in any TransPoint Entity or any other Person which is convertible into or exchangeable for other shares of Capital Stock of or equity interests in any TransPoint Entity, nor (iii) are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from any TransPoint Entity or any other Person any shares of Capital Stock or equity interests so convertible or exchangeable, nor (iv) are there any proxies, agreements or understandings with respect to the voting of the Capital Stock of any TransPoint Entity. No TransPoint Entity, directly or indirectly, has any ownership or other interest in, or control of, any Person. No TransPoint Entity is controlled by or under common control with any Person other than the Parents, their Affiliates and other TransPoint Entities.

     SECTION 5.3 No Conflicts; Consents. (a) The execution and delivery and the performance of this Agreement and the consummation of the transactions contemplated hereunder including, without limitation, the consummation of the Mergers, do not, and will not, (i) violate or conflict with any provision of the certificate of incorporation, bylaws, limited liability company agreement, partnership agreement or equivalent organizational documents of any TransPoint Entity, (ii) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any court or Governmental Entity applicable to any TransPoint Entity or (iii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, require the payment of any additional compensation (whether as a penalty, liquidated damages or otherwise) to any party with respect thereto, or result in the creation of or imposition of any Lien in favor of any Person upon any of the assets of any TransPoint Entity under any Material Contract (as defined in Section 5.8) to which any TransPoint Entity is a party or by which any of its assets or other rights may be bound, except in the case of clause (ii) for matters which individually or in the aggregate, would not have a Material Adverse Effect on the TransPoint Entities.

     (b) The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, as to any TransPoint Entity, require any consent, approval, authorization or permission of, or filing with or notification to any Governmental Entity or any other Person except for (i) the filing and recordation of appropriate merger documents as required by the WBCA and DGCL,
(ii) such filings as may be required under the HSR Act, and any applicable foreign antitrust laws and such consents or approval of the OCC as may be required by applicable law and (iii) any such consent, approval, authorization, permission, notice or filing which if not obtained or made would not have, individually or in the aggregate, a Material Adverse Effect on the TransPoint Entities.

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     SECTION 5.4 Financial Statements. Attached hereto in Section 5.4 of the
TransPoint Disclosure Schedule are true and complete copies of the following financial statements of the TransPoint Business (the "Financial Statements"):

     (a) audited balance sheets of the TransPoint Business as of June 30, 1999 (the "Balance Sheet"), audited and with a report by Deloitte & Touche LLP;

     (b) audited statements of operations, member interests and cash flows of the TransPoint Business for the fiscal year ended June 30, 1999, audited and with a report by Deloitte & Touche LLP;

     (c) the unaudited balance sheet of the TransPoint Business as of December 31, 1999 (the "Unaudited Balance Sheet");

     (d) an unaudited statement of operations of the TransPoint Business for the six months ended December 31, 1999.

     The Financial Statements were prepared in accordance with GAAP consistently applied except as indicated in the reports thereto of Deloitte & Touche LLP. The Financial Statements were prepared on the basis of the books and records of the TransPoint Business (in each case, as of the date of such Financial Statements) and present fairly, in all material respects, the financial position of the TransPoint Business as of the dates thereof and the results of its operations and changes in stockholders' equity and cash flows for each of the periods then ended in conformity with GAAP. Each of the Financial Statements (including any related schedules and/or notes, if any) has been prepared in a consistent manner with the periods set forth in the other Financial Statements.

     SECTION 5.5 Absence of Undisclosed Liabilities; Indebtedness. (a) Except as set forth in the Balance Sheet or the notes thereto, no TransPoint Entity has any liability or obligation of any nature (whether absolute, accrued or contingent or otherwise or whether known or unknown) other than (i) liabilities or obligations incurred in the ordinary course of business and not required to be set forth in the Balance Sheet or the notes thereto under GAAP applied on a basis consistent with the Financial Statements, (ii) liabilities or obligations incurred after the date of the Balance Sheet in the ordinary course of business and consistent with past practice, and (iii) liabilities which, individually or in the aggregate, would not have a Material Adverse Effect on the TransPoint Entities.

     (b) No TransPoint Entity has any Indebtedness. "Indebtedness" shall mean each of the following: (i) obligations created, issued or incurred for borrowed money, including all fees and obligations thereunder (including, without limitation, any prepayment or termination fees arising or which will arise out of the prepayment of such Indebtedness prior to its maturity and termination),
(ii) obligations to pay the deferred purchase price or acquisition price of property or services, other than trade or accounts payable arising, and accrued expenses incurred, in the ordinary course of business consistent with past practice, (iii) the face amount of all letters of credit issued for the account of any TransPoint Entity and all drafts thereunder, (iv) capital lease obligations, if any, and (v) any obligation guaranteeing any Indebtedness or other financial obligations of any other Person (including any obligations under any keep well or support agreements).

     SECTION 5.6 Operations and Obligations. Except as reflected on the Balance Sheet, since June 30, 1999:

     (a) There have been no events or conditions resulting, individually or in the aggregate, in a Material Adverse Effect on the TransPoint Entities other than as a result of (i) general economic conditions, (ii) business and economic conditions generally affecting the electronic billing and payment industry,
(iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby (including litigation brought or, to the Knowledge of the Parents, threatened against any TransPoint Entity or any member of their Boards of Directors or equivalent governing bodies in respect of this Agreement) or
(iv) the public announcement of this Agreement and the transactions contemplated hereby.

     (b) There has been no impairment, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation of any material property or other assets of any of the TransPoint Entities.

     (c) Since December 31, 1999, each TransPoint Entity has conducted its business only in the ordinary course and consistent with the TransPoint Business strategy, except for actions (i) required to be taken in connection with the transactions contemplated hereunder or (ii) approved in advance thereof by CheckFree in writing. Without limiting the generality of the foregoing, since December 31, 1999, no TransPoint Entity has sold, leased (as lessor), transferred or otherwise disposed of, mortgaged or pledged, or imposed or suffered to be imposed any Lien on, any of the assets reflected on the Balance Sheet or any assets acquired by such TransPoint Entity after December 31, 1999, except for (1) equipment sold or disposed of and replaced in the ordinary course of its business and (2) Permitted Liens.

     (d) There has been no material change in the accounting principles or practices used by the TransPoint Entities, in each case, from those applied in the preparation of the Financial Statements.

     SECTION 5.7 Properties and Assets. (a) Each TransPoint Entity has good and valid title to the properties, assets and other rights reflected on the Balance Sheet or acquired since the date of the Balance Sheet, other than nonmaterial properties, assets and other rights disposed of in the ordinary course of business consistent with past practice since the date of such Balance Sheet, and one or more of the TransPoint Entities has good and valid title to all such properties, assets and other rights free and clear of Liens, except for Permitted Liens.

     (b) Section 5.7 of the TransPoint Disclosure Schedule sets forth a complete and accurate list of (i) the real properties owned by any TransPoint Entity (the "Fee Properties") and (ii) the real properties leased by any TransPoint Entity (the "Leased Properties"). Each TransPoint Entity has good and marketable fee simple title to the Fee Properties and good and marketable leasehold title to the Leased Properties, in each case free and clear of all Liens, tenants and occupants except for Permitted Liens. Complete and accurate copies of all leases or other agreements relating to the Leased Properties have been delivered to CheckFree and there have been no material changes or amendments to such leases or agreements since such delivery. Each TransPoint Entity is the lawful owner of all improvements and fixtures located on the Fee Properties and all moveable fixtures located at the Leased Properties, free and clear of all Liens except for Permitted Liens. Each lease or other agreement relating to the Leased Properties is a valid and subsisting agreement, without any material default of any TransPoint Entity thereunder and, to the Knowledge of the Parents, without any material default thereunder of the other party thereto, and such leases and agreements give the TransPoint Entities the right to use or occupy, as the case may be, all real properties as are sufficient and adequate to operate the TransPoint Business as it is currently being conducted. The TransPoint Entities' possession of such property has not been disturbed nor has any claim relating to the TransPoint Entities' title to or possession of such property been asserted against the TransPoint Entities.

     (c) The Parents have provided CheckFree lists of (i) all of the tangible personal property used by the TransPoint Entities in the TransPoint Business having an original acquisition cost of $50,000 or more, and (ii) all leases of personal property binding upon any TransPoint Entity. All of such tangible personal property is presently utilized by the TransPoint Entities in the ordinary course of its business and is in good working order, ordinary wear and tear excepted.

     SECTION 5.8 Contracts. (a) Section 5.8 of the TransPoint Disclosure Schedule lists any of the following contracts or arrangements (whether written or oral) to which any TransPoint Entity is a party or by which it is obligated otherwise as of February 15, 2000 (the "Material Contracts"):

          (i) any contract or arrangement with a sales representative, distributor, dealer, broker, sales agency, advertising agency or other person engaged in sales, distribution or promotional activities, or any contract to act as one of the foregoing on behalf of any person, which is not terminable without the payment of any termination fee or the incurring of any penalty by the applicable TransPoint Entity on 60 or fewer days notice;

          (ii) any contract or arrangement of any nature which involves the payment or receipt of cash or other property, an unperformed commitment or goods or services, having a value in excess of $50,000;

          (iii) any contract or arrangement pursuant to which any TransPoint Entity has made or will make loans or advances in excess of $50,000;

          (iv) any contract or arrangement for bill presentment and/or bill payment services which is not terminable, without the payment of any termination fee or the payment of any penalty, by the applicable TransPoint Entity on 30 days notice;

          (v) any contract or arrangement involving a partnership, a limited liability company, a joint venture or other cooperative undertaking requiring a sharing of assets or technology of any TransPoint Entity;

          (vi) any contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of any TransPoint Entity;

          (vii) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of any TransPoint Entity, or any TransPoint Entity is granted the authority to act for or on behalf of any Person;

          (viii) any contract not fully performed and relating to any acquisition or disposition of any TransPoint Entity or any predecessor in interest of any TransPoint Entity, or any acquisition or disposition of any subsidiary, division, line of business, or real property of any TransPoint Entity;

          (ix) all contracts and arrangements between any TransPoint Entity and the equityholders or Affiliates of any TransPoint Entity; and

          (x) any material agreement (including software licenses) involving the licensing, use or ownership of the TransPoint Entities' Intellectual Property Rights (as defined in Section 5.12) ("Intellectual Property Agreements"); and

          (xi) any contract not specified above, the cancellation, breach, or nonperformance of which would reasonably be expected to have a Material Adverse Effect on the TransPoint Entities.

     (b) The Parents have made available to CheckFree complete and accurate copies of each of the written contracts and agreements and written summaries of the material terms of any oral contract or agreement, set forth on Section 5.8 of the TransPoint Disclosure Schedule.

     SECTION 5.9 Absence of Default. (a) Except as would not, individually or in the aggregate have a Material Adverse Effect on the TransPoint Entities, each of the agreements to which any of the TransPoint Entities is a party constitutes a valid and binding obligation of the TransPoint Entities, and is in full force and effect.

     (b) Except with respect to circumstances that would not reasonably be expected to have a Material Adverse Effect on the TransPoint Entities, (i) each TransPoint Entity has fulfilled and performed in all respects its obligations under each such agreement to which it is a party to the extent such obligations are required by the terms thereof to have been fulfilled or performed through February 15, 2000; (ii) no TransPoint Entity is or is alleged in writing to be, and each other party to any such agreement is not, to the Knowledge of the Parents, in breach of or default under, nor is there alleged in writing to be any basis for termination of, any such agreement; (iii) no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by any TransPoint Entity or, to the Knowledge of the Parents, by any such other party; and (iv) no TransPoint Entity is currently renegotiating any such agreement in respect of which such TransPoint Entity is alleged to be in default or paying liquidated damages in lieu of performance thereunder.

     SECTION 5.10 Litigation. (a) There are no actions, suits, arbitrations, legal or administrative proceedings or investigations pending against any TransPoint Entity. To the Knowledge of the Parents, there are no actions, suits, arbitrations, legal or administrative proceedings or investigations threatened against or affecting any TransPoint Entity which would reasonably be expected to have a Material Adverse Effect on the TransPoint Entities. Neither any TransPoint Entity, nor the assets, properties or business of any TransPoint Entity, is subject to any judgment, order, writ, injunction or decree of any court, governmental agency or

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

arbitration tribunal. No TransPoint Entity is the plaintiff in any such proceeding nor is any TransPoint Entity contemplating commencing legal action against any other Person.

     SECTION 5.11 Compliance with Law. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect upon the TransPoint Entities, each TransPoint Entity is not in breach or default under any order or decree of any court, Governmental Entity, arbitrator or arbitration board or tribunal and has complied in all material respects with, and is not in violation of, in any material respect, any law, ordinance or governmental rule or regulation (collectively, "Laws").

     (b) Each TransPoint Entity has obtained all licenses, permits, certificates, authorizations, approvals, registrations or other governmental authorizations (collectively "Authorizations") necessary for the ownership or use of its assets, properties and rights or the conduct of its business other than Authorizations, the failure of such TransPoint Entity to possess, would not, individually or in the aggregate, have a Material Adverse Effect on the TransPoint Entities.

     (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect upon the TransPoint Entities, each Authorization is in full force and effect and no proceeding is pending or, to the Knowledge of the Parents, threatened to modify, suspend, revoke or otherwise limit any of such Authorization and no administrative or governmental actions have been taken or, to the Knowledge of the Parents, threatened in connection with the expiration or renewal of any such Permits.

     (d) Except as would not, individually or in the aggregate, have a Material Adverse Effect upon the TransPoint Entities, no TransPoint Entity has received written notice of violation by any TransPoint Entity of any Laws or Authorization.

     SECTION 5.12 TransPoint Intellectual Property. (a) Each TransPoint Entity owns, or is validly licensed or otherwise has the valid right to use, on and before the Effective Time, all trade secrets, copyrights, and U.S. trademarks and service marks (the "Intellectual Property Rights") that any TransPoint Entity has used in commerce on or before the Effective Time in the conduct of its business. To the Knowledge of the Parents, such Intellectual Property Rights used by any TransPoint Entity in the conduct of its business as currently conducted consistent with past practices are free of all Liens. Section 5.12 of the TransPoint Disclosure Schedule contains a list of all patent registrations and applications, trademark registrations and applications, domain name registrations and applications and copyright registrations and applications owned by a TransPoint Entity. The execution, delivery and performance of this Agreement and the transactions contemplated thereby will not constitute a breach or default, or otherwise jeopardize or impair the validity or enforceability of any Intellectual Property Rights of the TransPoint Entities that are material to the conduct of the TransPoint Business.

     (b) No TransPoint Entity has received any written charge, complaint, claim, demand or notice (excluding email, other than email addressed to the officer of a TransPoint Entity or Parent) alleging any interference, infringement, conflict with, misappropriation or violation ("Infringement") of any Intellectual Property Rights or patents (including any claim that any TransPoint Entity must license or refrain from using any Intellectual Property Rights of any other Person) that has not been settled or otherwise fully resolved in a manner that is not adverse to the TransPoint Entities. There are no pending or outstanding Actions or Orders that seek to limit or challenge the use, validity, ownership, value or enforceability of any Intellectual Property Right or patent of the TransPoint Entities, nor to any Parent's Knowledge, are any threatened.

     (c) To Knowledge of the Parents, CheckFree's use after the Mergers of the TransPoint Entities' Intellectual Property Rights which are material to the conduct of the TransPoint Business will not Infringe the Intellectual Property Rights of any other Person.

     (d) Each employee, agent, consultant, officer, director or contractor who has materially contributed to or participated in the creation or development of any Intellectual Property Rights other than Parent IPR or Third Party IPR (as defined herein) on behalf of any TransPoint Entity or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which any TransPoint Entity is deemed to be the sole original owner/author of all Intellectual Property Rights therein; or (ii) has executed an assignment or an agreement to assign solely in favor of any TransPoint Entity or such predecessor in interest, as applicable, all
                                      A-16
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right, title and interest and all Intellectual Property Rights in such material.
To the Knowledge of the Parents, no Parent or employee of any TransPoint Entity has any interest in any Intellectual Property Rights other than Parent IPR or Third Party IPR licensed by Microsoft that are material to the business or operations of the TransPoint Entities (other than as an equityholder in a Parent). For purposes of this Section 5.12, "Parent IPR" means all trademarks, trade secrets, and/or copyrights licensed by Microsoft, FDC or Citibank to a TransPoint Entity pursuant to the License Agreements, and "Third Party IPR" means any patents, trademarks, trade secrets and/or copyrights licensed to a TransPoint Entity by (i) Microsoft pursuant to a standard license for commercially available software products, or (ii) any Person other than a TransPoint Entity, Microsoft, FDC or Citibank. Notwithstanding the foregoing, to the Knowledge of the Parents, the parties licensing the Third Party IPR own all rights therein.

     (e) To the Knowledge of the Parents, none of the activities of any employee of any TransPoint Entity on behalf thereof violates any obligations of such employee to third parties, including, without limitation, confidentiality or noncompetition obligations under agreements with a former employer. No Parent is aware of any unauthorized use by a third party of any Intellectual Property Rights of the TransPoint Entities. The TransPoint Entities have taken and are taking reasonable precautions (i) to keep confidential all material trade secrets and other confidential information included in the Intellectual Property Rights, and (ii) otherwise to protect and maintain the validity of their material Intellectual Property Rights.

     (f) No TransPoint Entity (i) has sold, assigned, transferred, licensed or sublicensed, or entered into any contract to sell, assign, transfer or sublicense its Intellectual Property Rights other than customary licenses entered into in the ordinary course of business that permit its end-users and customers to use any Intellectual Property Rights embedded in its products and
(ii) has entered into any contract (oral or written) or other arrangement pursuant to which any TransPoint Entity has agreed or is obligated to license, transfer or place in escrow the source code for any of its products (prior or current).

     (g) Except as set forth in Section 5.12(g) of the TransPoint Disclosure Schedule, to the Knowledge of the Parents, the change to the year 2000 has not caused, and is not expected to cause any material (i) disruption or impairment to the operation of the business of the TransPoint Entities or their provision of any products or services, (ii) liabilities or payments to any other Person, or (iii) additional expenses other than those reflected in the latest public filings.

     (h) Except as set forth in Section 5.12(h) of the TransPoint Disclosure Schedule, in operating their businesses, the TransPoint Entities take all commercially reasonable actions to prevent any Person from unauthorized or improper use of, or access or modifications to, its software, systems or services or the personal information of any Person contained therein.

     SECTION 5.13 Tax Matters. (a) (i) Each TransPoint Entity has filed all material Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid, except where failure to timely pay would not, individually or in the aggregate, have a Material Adverse Effect on the TransPoint Entities; (iii) all Taxes (whether or not shown on any Tax Return) owed by the TransPoint Entities have been timely paid or the TransPoint Entities have established adequate reserves therefor, except, where failure to timely pay or establish adequate reserves would not, individually or in the aggregate, have a Material Adverse Effect on the TransPoint Entities; (iv) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Parents, proposed or threatened in writing with respect to Taxes of the TransPoint Entities; (v) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vi) Tax indemnity arrangements, if any, will terminate prior to Closing and the TransPoint Entities will not have any liability thereunder on or after Closing; (vii) there are no Liens for Taxes upon the assets of the TransPoint Entities except Liens relating to current Taxes not yet due; (viii) Taxes which the TransPoint Entities are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the TransPoint Entities in accordance with GAAP; and (ix) no TransPoint Entity is or has been a member of any affiliated group of corporations within the meaning of Section 1504(a) of the Code.

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

     (b) No TransPoint Entity owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation or (iv) passive foreign investment company.

     (c) Each TransPoint Entity has never been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     SECTION 5.14 Employees. No TransPoint Entity currently has any employees, and no TransPoint Entity has any continuing liabilities or obligations with respect to any former employees of such TransPoint Entity. No TransPoint Entity has any employment agreement with, or maintains any employee benefit plan (within the meaning of Section 3(3) of ERISA) with respect to, any Person. There are no agreements with respect to any Person that would obligate the TransPoint Entities to make any payment or provide any benefit the deduction of which is limited by Section 280G of the Code or that could be subject to tax under
Section 4999 of the Code.

     SECTION 5.15 Employment Practices; Labor Relations. (a) Each TransPoint Entity has complied in all material respects with all applicable laws, rules and regulations or contractual requirements respecting employment and employment practices, terms and conditions of employment, of employees, former employees or other labor related matters, including, without limitation, those relating to wages, hours, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any such Laws, rules or regulations.

     (b) There are no material controversies relating to the TransPoint Business pending or, to the Knowledge of the Parents, threatened between any TransPoint Entity and any of the employees of any TransPoint Entity or between any Parent and any employee of such Parent who is primarily engaged in the TransPoint Business.

     (c) No TransPoint Entity is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any TransPoint Entity, nor is any Parent a party to any collective bargaining agreement or other labor union contract applicable to employees of such Parent who are primarily engaged in the TransPoint Business nor, to the Knowledge of the Parents, are there any activities or proceedings of any labor union to organize any such employees.

     (d) There are no (i) unfair labor practice complaints pending against any TransPoint Entity before the National Labor Relations Board or any current union representation questions involving employees of any TransPoint Entity or employees of a Parent primarily engaged in the TransPoint Business; (ii) strikes, slowdowns, work stoppages or lockouts existing, or, to the Knowledge of the Parents, threatened, by or with respect to any employees of any TransPoint Entity or to employees of a Parent primarily engaged in the TransPoint Business;
(iii) charges pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices with respect to any TransPoint Entity or to any Parent in respect of employees primarily engaged in the TransPoint Business; or (iv) claims pending against any TransPoint Entity or against any Parent with respect to employees primarily engaged in the TransPoint Business before any workers' compensation board.

     (e) No TransPoint Entity has received written notice that any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to any TransPoint Entity and, to the Knowledge of the Parents, no such investigation is in progress.

     (f) There are no contracts, commitments or arrangements between any TransPoint Entity and any employee which require the payment of any compensation by any TransPoint Entity upon the occurrence of the Mergers or any other transaction contemplated by this Agreement.

     SECTION 5.16 Environmental Matters. (a) (i) Each TransPoint Entity complies and has complied with all applicable Environmental Laws, and possesses and complies with and has possessed and complied with all Environmental Permits;
(ii) there are and have been no Materials of Environmental Concern or other

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conditions, at any property owned, leased or occupied by a TransPoint Entity that could give rise to any liability under any Environmental Law or result in costs arising out of any Environmental Law; (iii) no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which any TransPoint Entity is or will be named as a party is pending or, to the Knowledge of the Parents, threatened, nor is any TransPoint Entity the subject of any investigation in connection with any such proceeding or, to the Knowledge of the Parents, potential proceeding; (iv) there are no past or present conditions, circumstances, practices, plans, or legal requirements that would be expected to prevent, or materially increase the burden on the TransPoint Entities of complying with applicable Environmental Laws or of obtaining, renewing, or complying with all Environmental Permits required under such laws; and (v) the Parents have provided to CheckFree true and complete copies of all Environmental Reports relating to the TransPoint Business or the TransPoint Entities.

     (b) For purposes of this Agreement:

          (i) "Environmental Laws" shall mean any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

          (ii) "Environmental Permits" shall mean any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

          (iii) "Environmental Report" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, or actual or potential liability under or cost arising out of, any Environmental Law that may in any way affect any TransPoint Entity or the TransPoint Business.

          (iv) "Materials of Environmental Concern" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants and radioactivity, and any other substances of any kind that are regulated pursuant to or could give rise to liability under any Environmental Law.

     SECTION 5.17 Insurance. Section 5.17 of the TransPoint Disclosure Schedule sets forth a list of all policies of insurance maintained, owned or held by, or on behalf of, any TransPoint Entity as of February 15, 2000 and a brief description of any outstanding claims under any of such insurance policies. Such policies provide insurance in such amounts and against such risks customary for companies engaged in similar businesses to the TransPoint Business to protect the employees, properties, assets, businesses and operations of the TransPoint Entities. Each TransPoint Entity has complied in all material respects with each such insurance policy to which it is a party and has not failed to give any notice or present any claim thereunder in a due and timely manner. The full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of a TransPoint Entity thereunder. Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement and the Ancillary Agreements.

     SECTION 5.18 Accounts Receivable. All accounts receivable of the TransPoint Entities (i) have arisen from bona fide transactions by the TransPoint Entities in the ordinary course of their businesses and represent bona fide claims against debtors for sales and other charges and (ii) are not subject to discount except for cash and immaterial trade discount consistent with past practice. The amount carried for doubtful accounts and allowances accrued on the books of the TransPoint Entities, based on past loss experience, is sufficient to provide for any losses that may be sustained on realization of the accounts receivable of the TransPoint Entities.

     SECTION 5.19 Customers and Suppliers. As of February 15, 2000 and, to the Knowledge of the Parents, during the 12-month period ended on February 15, 2000
(i) none of the customers of the TransPoint Entities which individually account for more than 5% of the consolidated gross revenues of the TransPoint
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Entities during the 12-month period ended December 31, 1999 (the "Material
Customers") has terminated or communicated that it intends to terminate any agreement with, or reduce its purchases from, the TransPoint Entities, (ii) no material supplier of any TransPoint Entity has communicated that it will stop, or decrease the rate of, supplying materials, products or services to any TransPoint Entity and (iii) there has not been any material dispute between any TransPoint Entity and any of the Material Customers or any of its material suppliers.

     SECTION 5.20 Affiliate Transactions. All agreements, arrangements, undertakings or other transactions between any TransPoint Entity and any Parent or any Affiliate of any Parent, excluding any other TransPoint Entities as of February 15, 2000, are described in Section 5.20 of the TransPoint Disclosure Schedule and, other than the Transition Services Agreement (as described in Section 8.7 hereof) and those agreements specifically so identified in Section
5.20 of the TransPoint Disclosure Schedule, none of the above shall be binding on any TransPoint Entity, or any Parent or any Affiliate of any Parent as of the Effective Time.

     SECTION 5.21 Export Control Laws. Each TransPoint Entity has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

     (a) The TransPoint Entities have obtained all export licenses and other approvals required for their current export (including transmissions) of products, software and technologies from the United States;

     (b) The TransPoint Entities are in compliance whereas by 5.11 with the terms of all applicable export licenses or other approvals;

     (c) There are no pending or, to the Knowledge of the Parents, threatened material claims against any TransPoint Entity with respect to such export licenses or other approvals;

     (d) To the Knowledge of the Parents, there are no actions, conditions or circumstances pertaining to the export transactions (or transmissions) of any TransPoint Entity that are likely to give rise to any future Actions; and

     (e) No consents or approvals for the transfer of export licenses to CheckFree and its Subsidiaries are required, or such consents and approvals can be obtained expeditiously without material cost to CheckFree or its Subsidiaries.

     SECTION 5.22 Reserved.

     SECTION 5.23 Brokers. Except for the engagement of Morgan Stanley Dean Witter no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or similar fee or commission, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the TransPoint Entities.

     SECTION 5.24 Entire Business. The assets and other rights of the TransPoint Entities, together with the rights to be made available to CheckFree and its Subsidiaries pursuant to the License Agreements and the services provided and the assets made available by the Parents under the Transition Services Agreement constitute all of the assets, properties and other rights used by the TransPoint Entities to conduct the TransPoint Business, as currently conducted (including provision of services and assets by the Parents), other than third-party intellectual property which is generally commercially available where the cost to license such intellectual property is less than $100,000 per annum; provided, however, that nothing in this Section 5.24 shall be read as making any representation as to the rights of the TransPoint Entities to use any intellectual property currently used in the conduct of the TransPoint Business. No TransPoint Entity has engaged in any activity other than the operation of, or has any liabilities or obligations other than those arising from, the TransPoint Business.

     SECTION 5.25 Information in the CheckFree Registration Statement and Proxy Statement/Prospectus. None of the written information supplied or to be supplied by any of the Parents on behalf of the TransPoint Entities, or by any of the TransPoint Entities themselves, specifically for inclusion or incorporation by

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reference in (i) the CheckFree Registration Statement will, at the time the
CheckFree Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus will, at the dates mailed to stockholders of CheckFree and at the times of the meeting of stockholders of CheckFree to be held in connection with the issuance of CheckFree Common Stock pursuant to this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made pursuant to this Section 5.25 with respect to (i) any written information subject to the representations and warranties provided in Section 4.7 and (ii) statements made in or information incorporated by reference in the CheckFree Registration Statement or the Proxy Statement/Prospectus other than statements based on information supplied by any Parent or any TransPoint Entity in writing specifically for inclusion or incorporation by reference in the CheckFree Registration Statement or the Proxy Statement/Prospectus.

     SECTION 5.26 Minute Books. All minute books of each of the TransPoint Entities have been made available to CheckFree.

                                   ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES
                    OF CHECKFREE AND THE MERGER SUBSIDIARIES

     Except as disclosed in a disclosure schedule of even date herewith, referring specifically to the representations and warranties in this Agreement and identifying the section number of this Agreement to which each disclosure relates (the "CheckFree Disclosure Schedule"), each of CheckFree and the Merger Subsidiaries represents and warrants to each of the Parents as follows:

     SECTION 6.1 Organization. Each of CheckFree, Merger Sub B and Merger Sub C is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub A is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Each of CheckFree and the Merger Subsidiaries has all requisite corporate power and authority to enter into and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. CheckFree is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on CheckFree. Each of the Merger Subsidiaries was organized solely for the purposes of effecting the Mergers and has engaged in no activity other than in connection therewith.

     SECTION 6.2 Subsidiaries. Section 6.2 of the CheckFree Disclosure Schedule includes a complete and accurate list of each Subsidiary of CheckFree, indicating the jurisdiction of incorporation and the nature and level of ownership in such Subsidiary by CheckFree, any Subsidiary of CheckFree and any other Person. Complete and correct copies of the Certificate of Incorporation and Bylaws of CheckFree and of each Subsidiary of CheckFree have previously been delivered to the Parents. Neither CheckFree nor any of its Subsidiaries owns of record or beneficially, directly or indirectly, any outstanding Capital Stock or securities convertible into Capital Stock of any other corporation, partnership, joint venture or other noncorporate business enterprise. Each Subsidiary of CheckFree is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each
Subsidiary of CheckFree is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on CheckFree. All the outstanding Capital Stock of CheckFree's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by CheckFree or by a wholly owned
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Subsidiary of CheckFree free and clear of any Liens, and there are no proxies or voting or transfer agreements or understandings outstanding with respect to any such shares. Complete and correct copies of the Certificate of Incorporation and Bylaws of each of CheckFree and the Merger Subsidiaries have been delivered to the Parents.

     SECTION 6.3 Capitalization; Options and Other Rights. (a) The authorized Capital Stock of CheckFree consists of 150,000,000 shares of CheckFree Common Stock and 15,000,000 shares of CheckFree Preferred Stock, and, as of December 31, 1999, 57,305,659 shares of CheckFree Common Stock were issued and 51,756,278 shares of CheckFree Common Stock were outstanding (the "Outstanding CheckFree Common Stock"), all of which were duly authorized and validly issued and are fully paid and nonassessable, and no shares of CheckFree Preferred Stock were issued and outstanding. As of December 31, 1999, there were CheckFree Options to purchase up to a total of 5,824,608 shares of CheckFree Common Stock and outstanding CheckFree Warrants to purchase up to a total of 11,400,000 shares of CheckFree Common Stock. All the Outstanding CheckFree Common Stock has been duly and validly authorized and issued and is fully paid and nonassessable. None of the Outstanding CheckFree Common Stock has been issued in violation of the preemptive rights of any stockholder of CheckFree. The Outstanding CheckFree Common Stock has been issued, and the shares of CheckFree Common Stock to be issued upon the exercise of CheckFree Options will be issued, in compliance in all material respects with all applicable federal and state securities laws and regulations.

     (b) The authorized Capital Stock of Merger Sub A consists of 1,000 shares of Merger Sub A Common Stock, of which 100 shares are issued and outstanding and owned by CheckFree. The authorized Capital Stock of Merger Sub B consists of 1,000 shares of Merger Sub B Common Stock, of which 100 shares are issued and outstanding and owned by CheckFree. The authorized Capital Stock of Merger Sub C consists of 1,000 shares of Merger Sub C Common Stock, of which 100 shares are issued and outstanding and owned by CheckFree. All of the outstanding stock of the Merger Subsidiaries have been duly and validly authorized and issued and are fully-paid and nonassessable.

     (c) There are neither (i) any existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from CheckFree or the Merger Subsidiaries or granting to CheckFree or the Merger Subsidiaries any interest in or the right to purchase or otherwise acquire from any Person, at any time, or upon the occurrence of any stated event, any securities of CheckFree or the Merger Subsidiaries, whether or not presently issued or outstanding, other than the purchase rights to receive shares of CheckFree stock under the CheckFree Rights Agreement, nor (ii) any outstanding securities of CheckFree or any other Person which are convertible into or exchangeable for other securities of CheckFree, nor (iii) any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from CheckFree or the Merger Subsidiaries or any other Person any securities so convertible or exchangeable, nor, (iv) to the Knowledge of CheckFree, any proxies, agreements or understandings with respect to the voting of the Outstanding CheckFree Common Stock, except as contemplated by this Agreement.

     SECTION 6.4 Authority. (a) Each of CheckFree and the Merger Subsidiaries has full power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. The execution, delivery and performance by each of CheckFree and the Merger Subsidiaries of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action by such party except, in the case of CheckFree, for the approval of CheckFree's stockholders as set forth in Section
6.6 and, except for the filing of appropriate merger documents as required by the WBCA or DGCL, no other corporate proceedings other than actions previously taken on the part of CheckFree and the Merger Subsidiaries are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by each of CheckFree and the Merger Subsidiaries and constitutes the legal, valid and binding obligation of CheckFree and the Merger Subsidiaries enforceable in accordance with its terms, except as enforceability may
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be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). On the Closing Date, each Ancillary Agreement to which CheckFree is a party will be duly authorized, executed and delivered by CheckFree, and on the Closing Date each Ancillary Agreement to which CheckFree is a party will constitute the legal, valid and binding obligation of CheckFree, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law.) The filing of the CheckFree Registration Statement and all other aspects of the registration of the CheckFree Common Stock to be issued pursuant to the CheckFree Merger under the Securities Act have been duly authorized by CheckFree.

     (b) The Board of Directors of CheckFree (i) has approved this Agreement and the transactions contemplated hereby, (ii) has determined that the terms of the Mergers are in the best interests of its stockholders and (iii) has resolved to recommend the approval of the Mergers, the adoption of this Agreement and the consummation of the transactions contemplated hereby to its stockholders.

     SECTION 6.5 No Conflicts; Consents. (a) The execution, delivery and performance by CheckFree and the Merger Subsidiaries of this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, including without limitation the consummation of the Mergers, do not, and will not, (i) violate or conflict with any provision of the Certificate (or Articles) of Incorporation or Bylaws of CheckFree or the Merger Subsidiaries, (ii) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any Governmental Entity applicable to CheckFree or the Merger Subsidiaries or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, require the payment of any additional compensation (whether as a penalty, liquidated damages or otherwise) to any party with respect thereto, or result in the creation of or imposition of any Lien in favor of any Person upon any of the assets of CheckFree or the Merger Subsidiaries under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation, oral or written, to which CheckFree or the Merger Subsidiaries or CheckFree's Subsidiaries is a party or by which any of its assets or other rights may be bound, except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on CheckFree.

     (b) The execution, delivery and performance by CheckFree of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby does not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person except for (i) the filing and recordation of appropriate merger documents as required by the WBCA or DGCL;
(ii) any such consent, approval, authorization, permission, notice or filing which is required under the Securities Act, the Exchange Act and applicable state securities laws; (iii) such filings as may be required under the HSR Act and any applicable foreign antitrust laws; and (iv) any such consent, approval, authorization, permission, notice or filing which, if not obtained or made, would not have a Material Adverse Effect on CheckFree.

     SECTION 6.6 Stockholder Vote; State Anti-takeover Laws. (a) Pursuant to the provisions of the DGCL, the Certificate of Incorporation of CheckFree, the Bylaws of CheckFree and any other applicable law or stock exchange rules, the only approval of holders of CheckFree Common Stock required to approve the Mergers and to approve and adopt this Agreement and the transactions contemplated hereby is the approval, assuming a quorum is present, of a majority of the shares of CheckFree Common Stock voting in person or by proxy at the CheckFree Stockholders Meeting.

     (b) Prior to the execution of this Agreement, the Board of Directors of CheckFree has taken all necessary action to cause this Agreement and the transactions contemplated hereby and thereby to be exempt from the provisions of
Section 203 of the DGCL.

     SECTION 6.7 Litigation. CheckFree is not a party to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or, to its Knowledge threatened,
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which in any manner challenges the Mergers, seeks to prevent, enjoin, alter or delay the Mergers or otherwise reasonably could adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

     SECTION 6.8 SEC Filings; CheckFree Financial Statements. (a) Since December 31, 1998, CheckFree has filed with the SEC all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required under the Securities Act and the Exchange Act (the "CheckFree SEC Documents"). As of their respective dates, the CheckFree SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CheckFree SEC Documents and none of the CheckFree SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CheckFree included in the CheckFree SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of CheckFree as of the dates thereof and the consolidated results of CheckFree's operations, stockholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments) and are consistent in all material respects with the books and records of CheckFree. Since June 30, 1999, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of CheckFree or any of its Subsidiaries. Except for liabilities or obligations that are accrued or reserved against in CheckFree's financial statements included in the CheckFree SEC Documents, neither CheckFree nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet, or the notes thereto, or which would have a Material Adverse Effect on CheckFree.

     (b) Except for liabilities or obligations (i) reflected in the financial statements or in the notes thereto included in the CheckFree SEC Documents filed and publicly available prior to the date of this Agreement (the "CheckFree Filed SEC Documents"), (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent audited financial statements of CheckFree contained in the CheckFree Filed SEC Documents or (iii) incurred in connection with this Agreement or the transactions contemplated hereby, neither CheckFree nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature which, individually or in the aggregate, would have a Material Adverse Effect on CheckFree.

     SECTION 6.9 CheckFree Registration Statement; Proxy
Statement/Prospectus. Subject to the last sentence of this Section 6.9, the CheckFree Registration Statement, at the time it becomes effective under the Securities Act and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Subject to the last sentence of this Section 6.9, the Proxy Statement/Prospectus, at the dates mailed to stockholders of CheckFree and at the times of the meeting of stockholders of CheckFree to be held in connection with the Mergers, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the CheckFree Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by CheckFree with respect to statements made in the CheckFree Registration Statement or incorporated by reference therein or in the Proxy Statement/Prospectus or incorporated by reference therein based on information supplied by the Parents or any of the TransPoint Entities in writing specifically for

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inclusion or incorporation by reference in the CheckFree Registration Statement or the Proxy Statement/ Prospectus.

     SECTION 6.10 Operations and Obligations. Except as described in the CheckFree SEC Documents, since the date of the most recent audited balance sheet of CheckFree contained in the CheckFree Filed SEC Documents, there has been no event or condition resulting in a Material Adverse Effect on CheckFree, other than as a result of (a) general economic conditions, (b) business and economic conditions generally affecting the electronic billing and payment industry, or
(c) liabilities incurred in connection with this Agreement or the transactions contemplated hereby (including litigation brought or, to the Knowledge of CheckFree, threatened against CheckFree or any member of CheckFree's Board of Directors in respect of this Agreement).

     SECTION 6.11 Reorganization. Neither CheckFree nor any of the Merger Subsidiaries has taken any action or failed to take any action, which action or failure would jeopardize the treatment of any of the Mergers as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 6.12 Brokers. Except for the engagement of Merrill Lynch & Co., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or similar fee or commission, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CheckFree.

     SECTION 6.13 CheckFree Rights Agreement. CheckFree and the Board of Directors of CheckFree have taken all necessary action so that none of the execution of this Agreement and the consummation of the transactions contemplated hereby will (i) cause any CheckFree Rights issued pursuant to the CheckFree Rights Agreement to become exercisable, (ii) cause any of the Parents or any of their Affiliates (as defined in the CheckFree Rights Agreement) to be a 15% Stockholder (as defined in the CheckFree Rights Agreement) or give rise to a Distribution Date, Section 11(a)(ii) Event or a Section 13(a) Event (as each such term is defined in the CheckFree Rights Agreement).

     SECTION 6.14 Opinion of Financial Advisor. CheckFree has received the opinion of Merrill Lynch & Co. to the effect that, as of the date of such opinion, the transactions contemplated hereunder taken as a whole are fair to CheckFree from a financial point of view.

     SECTION 6.15 CheckFree Intellectual Property. (a) To the Knowledge of CheckFree, CheckFree owns, or is validly licensed or otherwise has the valid right to use, on and before the Effective Time, all trade secrets, copyrights, and U.S. trademarks and service marks (the "Intellectual Property Rights") that CheckFree has used in commerce on or before the Effective Time in the conduct of its business. The execution, delivery and performance of this Agreement and the transactions contemplated thereby will not constitute a breach or default, or otherwise jeopardize or impair the validity or enforceability, of any Intellectual Property Rights of CheckFree that are material to the conduct of CheckFree's business.

     (b) CheckFree has not received any written charge, complaint, claim, demand or notice (excluding email, other than email addressed to the officer of CheckFree) alleging any interference, infringement, conflict with, misappropriation or violation ("Infringement") of any Intellectual Property Rights or patents (including any claim that CheckFree must license or refrain from using any Intellectual Property Rights of any other Person) that has not been settled, otherwise fully resolved in a manner that is not adverse to CheckFree or determined to be baseless with the advice of counsel. There are no pending or outstanding Actions or Orders that seek to limit or challenge the use, validity, ownership, value or enforceability of any Intellectual Property Right of CheckFree, nor to CheckFree's Knowledge, are any threatened.

     (c) CheckFree has taken and is taking reasonable precautions (i) to keep confidential all material trade secrets and other confidential included in its Intellectual Property Rights, and (ii) otherwise to protect and maintain the validity of its material Intellectual Property Rights.

     (d) CheckFree has not sold, assigned, transferred, licensed or sublicensed, or entered into any contract to sell, assign, transfer or sublicense its Intellectual Property Rights other than customary licenses entered into in

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the ordinary course of business that permit its end-users and customers to use any Intellectual Property Rights embedded in its products.

     (e) Except as set forth in Section 6.15(e) of the CheckFree Disclosure Schedule, to the Knowledge of CheckFree, the change to the year 2000 has not caused, and is not expected to cause any material (i) disruption or impairment to the operation of the business of CheckFree or their provision of any products or services, (ii) liabilities or payments to any other Person, or (iii) additional expenses other than those reflected in the latest public filings.

     (f) Except as set forth in Section 6.15(f) of the CheckFree Disclosure Schedule, in operating its business, CheckFree takes all commercially reasonable actions to prevent any Person from unauthorized or improper use of, or access or modifications to, its Software, systems or services or the personal information of any Person contained therein.

     SECTION 6.16 Major Contracts. CheckFree has made available to the Parents the material terms of all material contracts or arrangements for bill presentment and/or bill payment services. Section 6.16 of the CheckFree Disclosure Schedule lists any of the following contracts or arrangements to which CheckFree is a party or by which CheckFree is or will be obligated otherwise as of February 15, 2000:

     (a) any contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of CheckFree; and

     (b) any contract or arrangement involving a partnership, a limited liability company, a joint venture or other cooperative undertaking requiring a sharing of technology of CheckFree.

     SECTION 6.17 Compliance with Law. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect upon CheckFree, CheckFree is not in breach or default under any order or decree of any Governmental Entity, arbitrator or arbitration board or tribunal and has complied in all material respects with, and is not in violation of, in any material respect, any Laws.

     (b) CheckFree has obtained all Authorizations necessary for the ownership or use of its assets, properties and rights or the conduct of its business other than Authorizations, the failure of CheckFree to possess, would not, individually or in the aggregate, have a Material Adverse Effect on CheckFree.

     (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect upon CheckFree, each Authorization is in full force and effect and no proceeding is pending or, to the Knowledge of CheckFree, threatened to modify, suspend, revoke or otherwise limit any of such Authorization and no administrative or governmental actions have been taken or, to the Knowledge of CheckFree, threatened in connection with the expiration or renewal of any such Permits.

     (d) Except as would not, individually or in the aggregate, have a Material Adverse Effect upon CheckFree, neither CheckFree has received written notice of any violation of Laws or Authorization.

     SECTION 6.18 Absence of Default. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on CheckFree, each of the material agreements to which CheckFree is a party constitutes a valid and binding obligation of CheckFree, and is in full force and effect.

     (b) Except with respect to circumstances that would not reasonably be expected to have a Material Adverse Effect on CheckFree, (i) CheckFree has fulfilled and performed in all respects its obligations under each such agreement referenced in Section 6.18(a) to which it is a party to the extent such obligations are required by the terms thereof to have been fulfilled or performed through February 15, 2000; (ii) CheckFree is not and is not alleged in writing to be, in breach or default under, nor is there alleged in writing to be any basis for termination of, any such agreement of any such agreement referenced in Section 6.18(a); (iii) no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by CheckFree referenced in
Section 6.18(a); and (iv) CheckFree is not currently renegotiating any such agreement referenced in Section 6.18(a) in respect of which CheckFree is alleged to be in default or paying liquidated damages in lieu of performance thereunder.

                                      A-26
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     SECTION 6.19 Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect upon CheckFree:

     (a) (i) CheckFree has filed all material Tax Returns required to be filed;
(ii) all such Tax Returns are complete and accurate in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by CheckFree have been timely paid or CheckFree has established adequate reserves therefor; (iv) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of CheckFree, proposed or threatened in writing with respect to Taxes of CheckFree; (v) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vi) there are no Liens for Taxes upon the assets of CheckFree except Liens relating to current Taxes not yet due; (vii) Taxes which CheckFree is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on CheckFree's books in accordance with GAAP; and (viii) CheckFree has not been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code, other than an affiliated group of which CheckFree is the common parent.

     (b) CheckFree does not own any interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation or (iv) passive foreign investment company.

                                   ARTICLE 7

                 CONDUCT OF THE BUSINESSES PENDING THE MERGERS

     SECTION 7.1 Conduct of the TransPoint Business Pending Closing. (a) From February 15, 2000 until the Effective Time, Microsoft and FDC will cause each TransPoint Entity and each Holding Subsidiary in which they own equity, and Citibank will cause each TransPoint Entity (other than MSFDC and MSFDC International) and the Holding Subsidiary in which it owns equity, to do each of the following, and the Parents and Holding Subsidiaries will cause their respective employees engaged in the TransPoint Business to do each of the following unless expressly contemplated by this Agreement or CheckFree shall otherwise consent in writing:

          (i) maintain its existence in good standing;

          (ii) maintain the general character of its business and properties and conduct its business in the ordinary course consistent with the current TransPoint Business strategy;

          (iii) maintain business and book of account and records and practices consistent with past practices; and

          (iv) use its reasonable best efforts (A) to preserve its business intact and (B) to preserve the goodwill of its suppliers, customers and others having business relationships with the TransPoint Entities.

     (b) Except as (1) otherwise expressly provided for herein or (2) approved by CheckFree in writing, from February 15, 2000 until the Effective Time, each TransPoint Entity and Holding Subsidiary shall not (and the Parents shall not permit any TransPoint Entity or Holding Subsidiary to):

          (i) amend or otherwise change its Certificate of Incorporation, Bylaws, limited liability company agreement or partnership agreement (or equivalent organizational documents);

          (ii) issue, sell, pledge or otherwise dispose of, or authorize for issuance, sale, pledge or disposal of any of its Capital Stock or any other of its securities, or make other agreements with respect to, any of its Capital Stock or any other of its securities (other than issuance or sale of Capital Stock to the Parents or the Holding Subsidiaries);

          (iii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Capital Stock;

          (iv) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof ; (B) authorize any capital commitment; or (C) enter into, amend or otherwise modify any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 7.1(b)(iv) if as a result of any such action under classes (A), (B) or (C) of this subsection the TransPoint Entities would have any Indebtedness at the Effective Time or have any undisclosed liabilities which would be a breach of the representations in
     Section 5.5, considering the TransPoint Entities together with any such acquisition on a consolidated basis whether or not consolidated for GAAP purposes;

          (v) sell, lease, license, mortgage, pledge, subject to Lien or otherwise dispose of or encumber, in whole or in part, any of its assets or properties (including Intellectual Property Rights), or agree to do so, except for (A) Permitted Liens and (B) obsolete or worn out equipment no longer used in the TransPoint Business;

          (vi) materially change any of its equipment, software or technology, except for upgrades, improvements or replacements;

          (vii) enter into or modify any Material Contract, except (A) in the ordinary course of business as consistent with the current TransPoint Business strategy or (B) with the prior written consent of CheckFree (which shall not be unreasonably withheld or delayed), or permit or perform any act that would cause a material breach of any such Material Contract;

          (viii) terminate, modify, assign, waive, release or relinquish any rights under a Material Contract or amend any material rights or claims except (A) in the ordinary course of business as consistent with the current TransPoint Business strategy or (B) as otherwise permitted by this
     Section 7.1;

          (ix) materially alter the present employment relationships of the TransPoint Entities except as consistent with past practices;

          (x) change any of its accounting policies or procedures;

          (xi) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

          (xii) except as set forth on Schedule 7.1 of the TransPoint Disclosure Schedule, settle or compromise any pending or threatened suit, action or claim that is material or which relates to any of the transactions contemplated by this Agreement or the Ancillary Agreements;

          (xiii) make any loans, advances or capital contributions to or investments in, any other Person, except as may be required under agreements in effect as of February 15, 2000 and identified on Section 7.1 of the TransPoint Disclosure Schedule;

          (xiv) violate or fail to perform, in any material respect, any obligation imposed upon a TransPoint Entity by any applicable laws, orders or decrees, ordinances, governmental rules or regulations or otherwise as a result of legal or regulatory process;

          (xv) except in connection with the sale or licensing of any of the TransPoint Entities' products in the ordinary course of business consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Intellectual Property Rights in whole or in part;

          (xvi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or announce an intention, commit or agree to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

          (xvii) terminate, modify, amend, assign, waive, release or relinquish any rights under any agreement or arrangement with any Affiliate in a manner adverse to CheckFree other than the releases between the TransPoint Entities and Parents attached as Exhibits K(1) and K(2).

     (c) From February 15, 2000 until the Effective Time, each of the Parents will (i) use reasonable best efforts to keep available the services of their respective employees (or qualified replacements) dedicated to the
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

TransPoint Business as currently conducted and (ii) continue to provide not less than the level of support and assistance to the TransPoint Entities that they are currently providing and are expected to provide consistent with the current TransPoint Business strategy.

     (d)(i) During the period beginning on February 15, 2000 and ending at the Effective Time (the "Executory Period"), neither Microsoft nor its Subsidiaries other than any existing Subsidiary which is registered under the Exchange Act as of February 15, 2000 or new Subsidiary which becomes so registered during the Executory Period (other than MSN) will enter into any agreement with a third party (other than the TransPoint Entities) for the provision of back end services for Pay Anyone (as defined in the form of the Commercial Alliance Agreement attached hereto as Exhibit E) or Bill Payment and Presentment (as defined in the form of the Commercial Alliance Agreement attached hereto as Exhibit E) on MSN, which services are available from CheckFree as of the signing of this Agreement (the "Exclusive Services"), unless such agreement will expire or may be terminated by Microsoft or such Subsidiaries within one year or less from Closing.

     (ii) During the Executory Period, if Microsoft or its Subsidiaries other than any existing Subsidiary which is registered under the Exchange Act as of February 15, 2000 or new Subsidiary which becomes so registered during the Executory Period (other than MSN) desires to implement features or functionality on MSN that require back end DDA (as defined in the form of Commercial Alliance Agreement attached hereto as Exhibit E) to DDA payment processing services other than the Exclusive Services ("Other Services"), Microsoft shall notify CheckFree of its requirements, and CheckFree shall promptly respond as to whether such services are available from CheckFree. If they are, then the parties shall have a 45-day exclusive negotiating period in which to come to a written service level agreement therefor, during which period Microsoft or such Subsidiaries shall not procure Other Services from a third party. Microsoft or such Subsidiaries shall have the ultimate discretion as to whether to select CheckFree or a third party supplier of Other Services. If Microsoft and CheckFree agree during such 45-day period, then CheckFree shall supply the Other Services to Microsoft pursuant to the terms of a written service level agreement. As used herein, Other Services shall be deemed to be "available from CheckFree" if, in response to Microsoft's request, CheckFree is able to make a legally binding offer to perform the Other Services to Microsoft's requirements at pricing specified by CheckFree, which offer commits CheckFree to deliver the Other Services to Microsoft within 45 days of Microsoft's request.

     (iii) Notwithstanding section 7.1(d)(ii) above, Microsoft may elect not to contact CheckFree about the Other Services and contract with a third party for Other Services; provided, however, in such event, Microsoft shall not enter into such third party agreement unless such agreement will expire or may be terminated by Microsoft within one year or less from Closing.

     SECTION 7.2. Conduct of CheckFree's Business Pending Closing. (a) From February 15, 2000 until the Effective Time or the Transfers, CheckFree will:

          (i) maintain its existence in good standing; and

          (ii) conduct its business in the ordinary course and consistent with past practices, except as expressly permitted by this Agreement or approved by each of Microsoft and FDC in writing.

     (b) Except (1) as set forth in Section 7.2 of the CheckFree Disclosure Schedule, (2) as otherwise provided for herein or (3) as approved by each of Microsoft and FDC in writing (which approval with respect to a split of the CheckFree Common Stock shall not be unreasonably withheld or delayed), from February 15, 2000 until the Effective Time, CheckFree shall not:

          (i) issue, sell or authorize for issuance or sale any shares of its Capital Stock or any securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of its Capital Stock, in each case if such issuance or sale would require approval of the stockholders of CheckFree under applicable law or stock exchange rules;

          (ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of the CheckFree Common Stock;

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

          (iii) reclassify, combine, split or subdivide any of the CheckFree Common Stock;

          (iv) (A) enter into any transaction, other than as contemplated pursuant to this Agreement, to the extent any such transaction would require approval of the stockholders of CheckFree under applicable law or stock exchange rules except a Material Transaction Proposal entered into after the Required CheckFree Vote or prior to the Required CheckFree Vote with a party who agrees with Parents to approve this Agreement as a stockholder of CheckFree; or (B) for a period of six (6) months following February 15, 2000, enter into an agreement relating to any acquisition, merger, consolidation or purchase that would reasonably be expected to (I) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any Authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Mergers or the expiration or termination of any applicable waiting period, (II) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transfers, or
     (III) significantly increase the risk of not being able to remove any such order on appeal or otherwise; or

          (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or announce an intention, commit or agree to do any of the foregoing or to enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     SECTION 7.3 Conduct of Business by the Merger Subsidiaries Pending the Mergers. Prior to the Effective Time and subject to any applicable regulatory approvals, CheckFree shall cause the Merger Subsidiaries to (a) perform their respective obligations hereunder and under this Agreement and the other agreements referred to herein in accordance with the terms hereof and thereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated hereby and thereby, (b) not incur directly or indirectly any liabilities or obligations except those incurred in connection with the consummation of this Agreement and the other agreements referred to herein and the transactions contemplated hereby and thereby, (c) not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by this Agreement or the other agreements referred to herein,
(d) not create, grant or suffer to exist any Lien upon their respective properties or assets which would attach to any properties or assets of CheckFree after the Effective Time and (e) not amend the Certificate (or Articles) of Incorporation or Bylaws of the Merger Subsidiaries.

                                   ARTICLE 8

                                OTHER AGREEMENTS

     SECTION 8.1 Preparation and Filing of CheckFree Registration Statement and Proxy Statement/Prospectus. CheckFree, with the reasonable cooperation of each of the Parents, the Holding Subsidiaries and the TransPoint Entities, shall promptly prepare and file with the SEC as soon as practicable a registration statement on Form S-4 (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "CheckFree Registration Statement"), a portion of which CheckFree Registration Statement shall also serve as the proxy statement/prospectus with respect to the meeting of CheckFree's stockholders and the issuance of CheckFree Common Stock in connection with this Agreement (together with any amendments or supplements thereto, the "Proxy Statement/Prospectus"). The Parents and CheckFree shall use their reasonable best efforts to have the CheckFree Registration Statement declared effective by the SEC as promptly as practicable and to keep the CheckFree Registration Statement effective as long as is necessary to consummate the Mergers. The Parents and CheckFree shall use their reasonable best efforts to obtain, prior to the effective date of the CheckFree Registration Statement, all necessary permits or approvals required under Blue Sky Laws to carry out the Mergers; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Mergers, so subject.

     SECTION 8.2 Stockholder Meeting; Approvals. (a) CheckFree shall, as promptly as practicable following the execution of this Agreement, duly call and, subject to providing a reasonable period for

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solicitation of proxies from holders of CheckFree Common Stock, give notice of, convene and hold a meeting of its stockholders (the "CheckFree Stockholders Meeting") for the purpose of obtaining the Required CheckFree Vote with respect to the transactions contemplated by this Agreement. In connection with the CheckFree Stockholders Meeting, CheckFree will (i) mail to its shareholders, as promptly as practicable, the Proxy Statement/Prospectus and all other proxy materials for the CheckFree Stockholders Meeting, (ii) use its reasonable efforts to obtain the Required CheckFree Vote and (iii) otherwise comply in all material respects with all legal requirements applicable to the CheckFree Stockholders Meeting. Notwithstanding a modification or withdrawal of the Board of Directors recommendation to the CheckFree shareholders pursuant to Section 8.2(b), the Board of Directors of CheckFree shall cause the CheckFree Stockholders Meeting to be held as provided in this Section 8.2(a), unless the Parents have terminated this Agreement pursuant to Section 10.1(g).

     (b) The Board of Directors of CheckFree shall recommend approval and adoption by CheckFree's stockholders of this Agreement and the issuance of CheckFree Common Stock in connection with this Agreement. The Board of Directors of CheckFree shall be permitted to withdraw or modify its recommendation to the CheckFree stockholders that they give the Required CheckFree Vote, if upon receiving a Material Transaction Proposal which has a condition or requirement that the Mergers not occur, the Board of Directors of CheckFree determines in good faith, based on the advice of outside legal counsel, that, (i) in light of such Material Transaction Proposal, such withdrawal or modification is required to comply with their fiduciary duties under applicable law, and (ii) such Material Transaction Proposal constitutes a Superior Proposal.

     SECTION 8.3 No Solicitation. CheckFree shall not, and shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys or other advisers or representatives ("Representatives") to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information), or take any action to facilitate any inquiries or the making of any offer or proposal which constitutes or may reasonably be expected to lead to, any Material Transaction Proposal (as defined in Section 12.1), or, in the event of an unsolicited Material Transaction Proposal, engage in any discussions or negotiations relating thereto or provide any information or data to any person relating to any Material Transaction Proposal or accept or approve any Material Transaction Proposal; provided, however, that notwithstanding any other provision hereof, CheckFree may (i) at any time prior to the CheckFree Stockholders' Meeting, engage in discussions or negotiations with a third party and/or may furnish such third party information concerning itself and its business, properties and assets if, and only to the extent that, (A)(x) such third party shall first have made an unsolicited bona fide Material Transaction Proposal to CheckFree and (y) the Board of Directors of CheckFree shall have determined in good faith, based upon the advice of outside counsel that such action is required to comply with their fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into negotiations with such third party, CheckFree (1) provides prompt notice to the Parents to the effect that it is furnishing information to or entering into discussions or negotiations with such third party and (2) receives from such third party an executed confidentiality agreement and (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. CheckFree shall notify the Parents orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof and shall keep the other party informed of the status and details of any such inquiry, offer or proposal. CheckFree shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Material Transaction Proposal.

     SECTION 8.4 Reserved.

     SECTION 8.5 Non-Disparagement. (a) Prior to the Effective Time, each of the Parents and the Holding Subsidiaries and the TransPoint Entities shall not, and shall require their respective employees working in connection with the TransPoint Business not to, make comments publicly or to current or prospective customers or otherwise take action which disparages CheckFree or its business.

     (b) Prior to the Effective Time, CheckFree shall not, and shall require its employees not to, make comments publicly or to current or prospective customers, or otherwise take any action which disparages the

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TransPoint Business, including by using the existence of this Agreement and the transactions contemplated hereby as a reason not to use the products or services of the TransPoint Business.

     SECTION 8.6 Reserved.

     SECTION 8.7 TransPoint Employee Matters. (a) Beginning as of the Effective Time, CheckFree will have an initial three (3) month window to solicit and hire key personnel of the Parents primarily engaged in the TransPoint Business, for both electronic billing operations and electronic commerce development; provided, however, that all costs of hiring such personnel by CheckFree, including replacement of Microsoft or FDC stock options, shall be the responsibility of and paid by CheckFree. For a period ending no earlier than the first anniversary of the Effective Time, for any employee of Microsoft primarily engaged in the TransPoint Business that is hired by CheckFree or any of its Affiliates, CheckFree shall provide notice of termination or pay in lieu thereof and severance pay, if applicable, that is no less favorable than the employee's arrangement with Microsoft.

     (b) At CheckFree's election, for a period of up to twelve (12) months after the Mergers, Microsoft and FDC will continue the current arrangement under which Microsoft and FDC perform services for the TransPoint Entities under the Transition Services Agreement attached as Exhibit G. Under these arrangements, CheckFree will pay the cost of such services at the rates set forth in the Transition Services Agreement which rates are determined using multiples consistent with those currently used in calculating the fees paid by the TransPoint Entities for such services but using actual salaries at the time(s) of the performance of such services. During the period of the Transition Services Agreement, Parents shall provide support for the services to be provided to the MSFDC International licensees.

     SECTION 8.8 Reserved.

     SECTION 8.9 Post-Closing Business Plan. CheckFree shall reasonably consult with Microsoft and FDC regarding the development by CheckFree of a post-Closing business plan for CheckFree within 60 days after Closing, which plan may include without limitation the maintenance and operation of a development center in Redmond, Washington. CheckFree will consider in good faith the views of Microsoft and FDC in the development of such plan.

     SECTION 8.10 Notification of Certain Matters. Each party hereto agrees, subject to applicable laws relating to the exchange of information, promptly to furnish the other parties hereto with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of its Affiliates or "associates" (as such term is defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any Governmental Entity relating to or in respect of the transactions contemplated under this Agreement.

     SECTION 8.11 Regulatory Matters. (a) To the extent not completed prior to the date hereof, each party hereto shall take all reasonable steps (i) promptly to file or cause to be filed with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DoJ") any notifications required to be filed under the HSR Act, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby; (ii) to comply in a timely manner with any request under the HSR Act for additional information, documents, or other material received by such party or any of its controlled Affiliates or Subsidiaries from the FTC or the DoJ or other Governmental Entity in respect of such filings, the Mergers, or any other transactions provided for in this Agreement, and (iii) to cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws (as defined in Section 8.11(b)) with respect to any such filing, the Mergers, or any such other transaction. Each party shall promptly inform the other party of any material communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, the Mergers, or any such other transactions. No party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other parties notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

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     (b) Subject to the other terms of this Section 8.11, each of CheckFree and the Parents shall take all reasonable steps to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Mergers or any other transactions provided for in this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws").

     (c) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Mergers as violative of any Antitrust Law, and, if by mutual agreement, CheckFree and the Parents decide that litigation is in their best interests, each of the Parents and CheckFree shall (unless and until it determines that litigation is not in its best interests) cooperate vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary, or permanent (each, an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Mergers. Each of CheckFree and the Parents shall take such reasonable action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Mergers and any other transactions provided for under this Agreement as promptly as possible after the execution of this Agreement.

     (d) Notwithstanding anything to the contrary in this Section 8.11, (i) neither the Parents, nor any of their respective Subsidiaries shall be required to (A) divest or agree to hold separate any of their respective businesses, product lines, or assets, or (B) to take or agree to take any other action or agree to any limitation that such party reasonably believes in good faith would be materially adverse to such party, and (ii) neither CheckFree nor its Subsidiaries shall be required to (A) divest or agree to hold separate any of their respective businesses, product lines, or assets, or (B) to take or agree to take any other action or agree to any limitation such that CheckFree reasonably determines in good faith that (1) such action or limitation would be materially detrimental to the current CheckFree business or (2) CheckFree will no longer receive the material benefits contemplated by this Agreement and the transactions contemplated hereby taken as a whole.

     (e) Each party hereto shall cooperate and use its commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals, waivers and authorizations of all Governmental Entities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement. CheckFree shall have the right to review and approve in advance all characterizations of the information relating to CheckFree, on the one hand, and Parents shall have the right to review and approve in advance all characterizations of the information relating to Parents or the TransPoint Entities, on the other hand, in either case which appear in any filing sought in connection with this Agreement. CheckFree and Parents shall each consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals, waivers and authorizations of any Governmental Entity.

     SECTION 8.12 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its reasonable efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement including (i) subject to Section 8.11(c) the obtaining of all necessary actions and non-actions, waivers and consents, if any, from any Governmental Entity and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from any other Person; (iii) subject to Section 8.11(c) the defending of any claim, investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and
(iv) the execution of additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other and provide necessary information (including

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copies thereof) with respect to all filings made by such party with any
Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     SECTION 8.13 Access; Documents; Supplemental Information. (a) From February 15, 2000 through the Closing, the Parents shall afford, shall cause each Holding Subsidiary and TransPoint Entity to afford and, with respect to clause (ii) below, shall use their reasonable best efforts to cause the independent certified public accountants for the TransPoint Entities to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of CheckFree, upon reasonable notice, reasonable access during regular business hours to (A) the properties, books and records, including Tax Returns filed and those in preparation, of the Holding Subsidiaries and the TransPoint Entities, and (B) the officers, employees, accountants, counsel and other representatives of the Holding Subsidiaries and the TransPoint Entities and of the Parents to the extent involved with the TransPoint Business, in order that CheckFree may have full opportunity to make such investigations as it shall reasonably desire to make of the operations, properties, business, financial condition and prospects of the TransPoint Business, (ii) to the independent certified public accountants of CheckFree, upon reasonable notice, reasonable access during regular business hours to the work papers and other records of the accountants relating to the TransPoint Business, and (iii) to CheckFree and its representatives, such additional financial and operating data and other information as to the properties, operations, business and financial condition of the Holding Subsidiaries and the TransPoint Entities as CheckFree shall from time to time reasonably require. Unless otherwise required by law, CheckFree will treat any such information which is nonpublic as confidential in accordance with the terms of the Non-Disclosure Agreement, dated as of November 2, 1999 (the "Non-Disclosure Agreement"), among CheckFree, Microsoft and MSFDC.

     (b) From February 15, 2000 through the Closing, CheckFree shall afford, shall cause each of its Subsidiaries to afford and, with respect to clause (ii) below, shall use its reasonable best efforts to cause the independent certified public accountants for CheckFree and its Subsidiaries to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of the Parents, upon reasonable notice, reasonable access during regular business hours to (A) the properties, books and records, including Tax Returns filed and those in preparation, of CheckFree and its Subsidiaries, and
(B) the officers, employees, accountants, counsel and other representatives of CheckFree and its Subsidiaries, in order that the Parents may have full opportunity to make such investigations as it shall reasonably desire to make of the operations, properties, business, financial condition and prospects of CheckFree and its Subsidiaries, (ii) to the independent certified public accountants of the Parents, upon reasonable notice, reasonable access during regular business hours to the work papers and other records of the accountants relating to CheckFree and its Subsidiaries, and (iii) to the Parents and their representatives, such additional financial and operating data and other information as to the properties, operations, business and financial condition of CheckFree and its Subsidiaries as the Parents shall from time to time reasonably require. Unless otherwise required by law, the Parents will treat any such information which is nonpublic as confidential in accordance with the terms of the Non-Disclosure Agreement.

     (c) From February 15, 2000 through the Closing, CheckFree and the Parents agree to furnish promptly to each other copies of any notices, documents, requests, court papers, or other materials received from any Governmental Entity or any other third party with respect to the transactions contemplated by this Agreement, except where it is obvious from such notice, document, request, court paper or other material that the other party was already furnished with a copy thereof.

     (d) The Parents shall deliver to CheckFree without charge, the following financial information (the "Supplemental Financial Information"): (i) within 45 days after each fiscal quarter ending after February 15, 2000 and prior to the Effective Time, the unaudited balance sheet of the TransPoint Business as of the end of such quarter and the unaudited statements of operations, stockholders' equity and cash flows of the TransPoint Business for such quarter and for the portion of the fiscal year then completed, (ii) within 90 days after each fiscal year ending after February 15, 2000 and prior to the Effective Time, the audited balance sheet of the TransPoint Business as of the end of such year and the audited statements of operations, stockholders' equity and cash flows of the TransPoint Business for such year, in each case prepared in accordance with GAAP and certified by Deloitte & Touche LLP, and (iii) promptly upon the reasonable
                                      A-34
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request by CheckFree, such additional financial information as may be required in connection with any filing by CheckFree pursuant to the requirements of federal or state securities laws. Such Supplemental Financial Information shall present fairly, in all material respects, the financial position of the TransPoint Entities for the period covered, subject, in the case of unaudited financials, to normal year-end adjustments and the omission of footnotes.

     SECTION 8.14 Comfort Letters. (a) The Parents shall use their reasonable best efforts to cause to be delivered to CheckFree, on behalf of the TransPoint Entities, a "comfort" letter of Deloitte & Touche LLP, the TransPoint Entities' independent public accountants, dated the date on which the CheckFree Registration Statement shall become effective and as of the Effective Time, and addressed to CheckFree, in form and substance reasonably satisfactory to CheckFree and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     (b) CheckFree shall use its reasonable best efforts to cause to be delivered to each of the Parents a "comfort" letter of Deloitte & Touche LLP, CheckFree's independent public accountants, dated the date on which the CheckFree Registration Statement shall become effective and as of the Effective Time, and addressed to each of the Parents, in form and substance reasonably satisfactory to the Parents and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     SECTION 8.15 Stock Exchange Listing. CheckFree, with the reasonable cooperation of the Parents, shall use its reasonable best efforts to list on the NASDAQ National Market upon official notice of issuance, the shares of CheckFree Common Stock to be issued in connection with the transactions contemplated in this Agreement.

     SECTION 8.16 Tax Returns; Cooperation. The Parents and CheckFree will cooperate with each other and provide such information as any party hereto may require in order to file any return to determine Tax liability or a right to a Tax refund or to conduct a Tax audit or other Tax proceeding. Such cooperation shall include, but not be limited to, making employees available on a mutually convenient basis to explain any documents or information provided hereunder or otherwise as required in the conduct of any audit or other proceeding. In the event that CheckFree receives notice of a Tax audit or other Tax proceeding relating to the Holding Subsidiaries or the TransPoint Entities that would reasonably be expected to adversely affect the Tax liability of the Parents with respect to any pre-Closing period, CheckFree shall, promptly upon receipt of notice of such Tax audit or other Tax proceeding, notify the Parents of such Tax audit or other Tax proceeding and permit the Parents to participate in the resolution of such Tax audit or other Tax proceeding, to the extent applicable to pre-Closing periods. In the event that the Parents receive notice of a Tax audit or other Tax proceeding relating to the Holding Subsidiaries or the TransPoint Entities that would reasonably be expected to adversely affect the Tax liability of the Holding Subsidiaries or the TransPoint Entities with respect to any post-Closing period, the Parents shall, promptly upon receipt of notice of such Tax audit or other Tax proceeding, notify CheckFree of such Tax audit or other Tax proceeding and permit CheckFree to participate in the resolution of such Tax audit or other Tax proceeding, to the extent applicable to post-Closing periods. The Parents and CheckFree will retain until the expiration of any applicable statutes of limitations (including any extensions thereof) all Tax Returns, schedules and workpapers and all other material records or documents relating to the Merger Subsidiaries, the Holding Subsidiaries and the TransPoint Entities for all Tax periods through the first Tax period ending after the Closing Date. At the expiration of such statutory period (including any extensions thereof), each party shall have the right to dispose of any such Tax Returns and other documents or records on thirty (30) days written notice to the other party. Any information, documents or records obtained under this Section 8.16 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

     SECTION 8.17 Reorganization. (a) On or after the Effective Time, CheckFree and the applicable Parent shall, for all applicable tax purposes, report each of the Mergers in a manner consistent with such Merger constituting a reorganization under Section 368(a) of the Code.

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

     (b) CheckFree shall not, within the three (3) year period following the Effective Time, (i) liquidate (or permit the liquidation of) Surviving H&B, Surviving FDC International or Surviving Citi Holdings, (ii) merge Surviving H&B, Surviving FDC International or Surviving Citi Holdings with or into another corporation or other entity, including CheckFree, if Surviving H&B, Surviving FDC International or Surviving Citi Holdings, as the case may be, is not the surviving corporation of such merger, (iii) otherwise terminate the existence of Surviving H&B, Surviving FDC International or Surviving Citi Holdings, (iv) cause Surviving H&B, Surviving FDC International or Surviving Citi Holdings to distribute substantially all of its assets, or (v) enter into a contract to do any of the foregoing. During the three (3) year period following the Effective Time, CheckFree shall cause each of the Surviving Corporations to continue its business or use a substantial portion of its business assets in a business.

     (c) On or after the Effective Time, (i) CheckFree shall not, and shall not cause any of the Surviving Corporations to, take any action or fail to take any action which action or failure is reasonably likely to cause any of the representations set forth in the letter of representation to be executed at Closing and substantially in the form of Exhibit M to be untrue, and (ii) CheckFree shall take any other reasonable action requested in a reasonable manner by any of the Parents in order to facilitate the qualification of any of the Mergers as a reorganization under Section 368(a) of the Code.

     SECTION 8.18 Financial Condition. Each of the Parents covenants and agrees that immediately prior to and at the Effective Time (i) each TransPoint Entity, and any entity acquired prior to the Effective Time as permitted by Section 7.1(b)(iv), will have no Indebtedness; (ii) the TransPoint Entities and any entity acquired prior to the Effective Time as permitted by Section 7.1(b)(iv), in the aggregate, will have available $100 million of cash (determined in accordance with GAAP applied in a manner consistent with the Financial Statements); and (iii) the Adjusted Working Capital of the TransPoint Entities will be zero or greater. For purposes hereof, "Adjusted Working Capital" means the consolidated short term assets of the TransPoint Entities minus the consolidated short-term liabilities of the TransPoint Entities, in each case determined in accordance with GAAP applied in a manner consistent with the Financial Statements; provided, however, that for purposes of this Section 8.18 the "deferred revenues" liability resulting from the existing contracts of MSFDC International (as set forth on Schedule 8.18) shall not be included in such calculation; provided further, that for purposes of determining Adjusted Working Capital, consolidated short term assets and liabilities of the TransPoint Entities shall include the pro rata share of such assets and liabilities (based on the percentage ownership by the TransPoint Entities) of any acquisitions made by the TransPoint Entities in the Executory Period; provided further, if such acquisition has not closed prior to the Effective Time and such proposed acquisition had a net adjustment included in the calculation of Adjusted Working Capital under this Section 8.18 and such acquisition does not close, Parents and CheckFree shall make an equitable adjustment based on this change as soon as practicable thereafter; provided further that the accounts payable of the TransPoint Entities in connection with the transactions contemplated in this Agreement (excluding investment banking fees) that are either a direct obligation of the TransPoint Entities or of the TransPoint Entities to one or more Parents shall also be excluded from the net short term liabilities in computing Adjusted Working Capital; and provided further that the direct expenses of Parents in Section 10.3(a) shall not be considered a TransPoint Entity expense. Each of the Parents jointly and severally agrees to take all necessary action to cause the first sentence of this Section 8.18 to be true and correct including, to the extent necessary, making such additional cash contributions to the TransPoint Entities as may be required.

     SECTION 8.19 Other Actions of the Parties. At the Closing, each of the parties to this Agreement shall execute and deliver each of the Ancillary Agreements to which it is a party.

     SECTION 8.20 Officers and Directors. CheckFree agrees that all rights to indemnification (including advancement of expenses) existing on February 15, 2000 in favor of the present or former officers, directors, and employees of the TransPoint Entities and the Holding Subsidiaries (collectively, the "TransPoint Indemnified Persons") with respect to actions taken in their capacities as officers, directors, and employees of the TransPoint Entities prior to the Effective Time as provided in the TransPoint Entities' organizational documents and indemnification agreements shall survive the Mergers and continue in full force and effect for a period of six (6) years following the Effective Time and shall be guaranteed by CheckFree and that the TransPoint Entities' former and present officers and directors shall be provided by CheckFree with the same
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level of indemnification as currently exists for CheckFree's officers and directors. This Section 8.20 shall survive the consummation of the Mergers at the Effective Time, and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on CheckFree and its respective successors and assigns.

     SECTION 8.21 CheckFree Rights Agreement. CheckFree agrees that the CheckFree Rights Agreement shall remain in effect, and shall not be amended or revised, through the Effective Time except as may be required in connection with the Board of Directors' determination regarding a Material Transaction Proposal pursuant to Section 8.3. If CheckFree waives the application of the CheckFree Rights Agreement as to any party other than (i) after the Required CheckFree Vote in connection with a Material Transaction Proposal or (ii) prior to the CheckFree stockholder vote in connection with a Material Transaction Proposal with a party that agrees with Parents to approve this Agreement as a stockholder of CheckFree, it shall afford the same treatment to Parents.

     SECTION 8.22 Non-Competition. In connection with and as part of the transactions contemplated in this Agreement, Microsoft and FDC will be obligated under, effective as of the Effective Time, certain non-competition agreements as contained in the Commercial Alliance Agreement and the Marketing Agreement.

     SECTION 8.23 Support of TransPoint Platform. CheckFree agrees to, and as soon as practicable after February 15, 2000 will publicly announce that it will, support the TransPoint Business bill presentment and bill payment services platform for the TransPoint Entities' customers (including the licensees of MSFDC International) for the longer of (i) the term of each such customer's contract and (ii) three years from the Effective Time. Consequently, if the contract of any TransPoint customer terminates prior to the third anniversary of the Effective Time, and such customer chooses to enter into a new contract on substantially the same terms, such customer may elect to continue to use the TransPoint Business bill presentment and bill payment services platform until the third anniversary of the Effective Time.

     SECTION 8.24 Post-Closing Cooperation. At the Effective Time, the Parents will deliver or cause to be delivered to CheckFree copies of all books and records relating to the TransPoint Entities and the Holding Subsidiaries, including all written contracts to which any of the TransPoint Entities or the Holding Subsidiaries is a party. After the Effective Time, the Parents will cooperate and use reasonable best efforts to cause their continuing employees who formerly were primarily engaged in the TransPoint Business to cooperate with CheckFree, at CheckFree's expense, in respect of any litigation relating to the TransPoint Entities or the TransPoint Business. At the Effective Time, the Parents will provide CheckFree with a list of employees of Parents who were primarily engaged in the TransPoint Business prior to the Effective Time.

                                   ARTICLE 9

                        CONDITIONS PRECEDENT TO CLOSING

     SECTION 9.1 Conditions to Each Party's Obligation to Effect the
Mergers. The respective obligations of each party hereto to effect the Mergers shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:

     (a) Shareholder Approval. The issuance of CheckFree Common Stock in connection with this Agreement shall have been duly approved by the requisite vote of CheckFree Common Stock (as set forth in Section 6.6(a)) (the "Required CheckFree Vote").

     (b) Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Mergers or any of the transactions contemplated hereby illegal or would, assuming the Mergers had taken place, be inconsistent with the obligations of the parties under the provisions of Section 8.11(d), shall have been obtained, made or occurred or there has been a specific written consent of such adversely affected party.

     (c) No Injunction. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction
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or other legal restraint or prohibition shall be in effect specifically referencing any of the parties hereto or the transactions contemplated by this Agreement that prevents or would make illegal the consummation of the Mergers.

     (d) Registration Statement. The CheckFree Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the CheckFree Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of the Parents or CheckFree, threatened by the SEC.

     (e) Stock Exchange Listing. The shares of CheckFree Common Stock issued in accordance with the transactions contemplated by this Agreement shall have been authorized for listing on the NASDAQ National Market, subject to official notice of issuance.

     (f) Ancillary Agreements. The Parents and CheckFree shall have previously or concurrently executed all of the Ancillary Agreements to which they are parties.

     SECTION 9.2 Conditions to Obligations of Parents and Holding Subsidiaries to Effect the Mergers. All obligations of Parents and Holding Subsidiaries to effect the Mergers and execute the Ancillary Agreements are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

     (a) Performance of Obligations; Representations and Warranties. CheckFree shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement, that are required to be performed or complied with by it prior to or at the Closing. Each of the representations and warranties of CheckFree contained in Article 6 of this Agreement or in any of the Ancillary Agreements to the extent it is qualified by Material Adverse Effect or materiality shall be true and correct and each of the representations and warranties of CheckFree to the extent it is not so qualified by Material Adverse Effect or materiality shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date.

     (b) Officers Certificate. The Parents shall have received a certificate dated the Closing Date and signed by the President or a Vice President of CheckFree, certifying that the conditions specified in Section 9.2(a) have been satisfied.

     (c) Representation Letters. CheckFree, Merger Sub A, Merger Sub B and Merger Sub C shall have executed and delivered a letter substantially in the form of Exhibit M.

     SECTION 9.3 Conditions to Obligations of CheckFree to Effect the
Mergers. All obligations of CheckFree to effect the Mergers and execute the Ancillary Agreements are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

     (a) Performance of Obligations; Representations and Warranties. Each of the Parents, the Holding Subsidiaries and the TransPoint Entities shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the Parents' representations and warranties contained in Article 4 of this Agreement with respect to themselves and the Holding Subsidiaries, each of the Parents' representations and warranties contained in Article 5 of this Agreement with respect to the TransPoint Entities, and each of the Parents' representation and warranties set forth in the Ancillary Agreements, to the extent it is qualified by Material Adverse Effect or materiality, shall be true and correct and each of the Parents' representations and warranties to the extent it is not so qualified by Material Adverse Effect or materiality shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date.

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     (b) Officers Certificate. CheckFree shall have received a certificate dated the Closing Date and signed by the President or a Vice President of each of the Parents, the Holding Subsidiaries and the TransPoint Entities certifying that the conditions specified in Section 9.3(a) have been satisfied.

                                   ARTICLE 10

                           TERMINATION AND AMENDMENT

     SECTION 10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereunder may be abandoned, at any time prior to the Effective Time, whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of
CheckFree:

     (a) by the mutual written consent of each of the Parents and CheckFree;

     (b) by CheckFree or the Parents acting as a group, if (i) the Effective Time shall not have occurred by February 15, 2001; provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action shall have become final and nonappealable;

     (c) by the Parents acting as a group, if CheckFree breaches any of its representations, warranties, covenants or agreements under this Agreement, such that the conditions set forth in Section 9.2 would not be satisfied unless such breach is cured within 15 days after notice to CheckFree by the Parents;

     (d) by CheckFree, if any of the Parents breach any of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 9.3 would not be satisfied, unless such breach is cured within 15 days after notice to all Parents by CheckFree;

     (e) by CheckFree or the Parents acting as a group if the approval by the stockholders of CheckFree required for the issuance of CheckFree Common Stock in connection with this Agreement shall not have been obtained by reason of the failure to obtain the Required CheckFree Vote at a duly held meeting of stockholders of CheckFree or at any adjournment thereof;

     (f) by CheckFree or the Parents pursuant to Section 8.11(d)(ii) or Section 8.11(d)(i), respectively, if, as a condition or requirement of approval or consent of a Governmental Entity to the Mergers, such Governmental Entity would impose a limitation or restriction on such party which it is not required to take under Section 8.11(d)(ii) or Section 8.11(d)(i), respectively; or

     (g) by the Parents if the Board of Directors of CheckFree, pursuant to
Section 8.2(b), withdraws or adversely modifies its recommendation to the CheckFree stockholders that they approve the issuance of CheckFree Common Stock in connection with this Agreement (provided that a neutral stance shall not be deemed an adverse modification).

     SECTION 10.2 Effect of Termination. In the event of a termination of this Agreement by either the Parents or CheckFree as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of CheckFree or the Parents or their respective Representatives, except with respect to any willful breach of any covenant or agreement contained in this Agreement prior to such termination; and except that this Section 10.2, Section 10.3 and the Non-Disclosure Agreement shall continue in effect.

     SECTION 10.3 Fees and Expenses. (a) Subject to Sections 10.3(b), (c) and
(d), whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such fees and expenses; provided, however that, in the event that the Mergers are consummated, to the extent the aggregate fees and expenses of the investment bankers for the TransPoint Entities exceed the aggregate fees and expenses of the investment bankers for CheckFree and HoldCo, the Parents shall jointly and severally pay (and indemnify and hold harmless HoldCo and its Affiliates against) such excess fees and expenses.

     (b) If either CheckFree or the Parents shall terminate this Agreement pursuant to Section 10.1(e) or if any Parent shall terminate this Agreement pursuant to Section 10.1(g), then CheckFree shall pay to the Parents an aggregate amount of $25,000,000 not later than, the date of termination of this Agreement, with such $25,000,000 payment to be allocated among the Parents pro rata in the same proportion as set forth in Schedule 10.3. Subject to Section 10.3(d), receipt by the Parents of the final payment to which the Parents are entitled pursuant to this Section 10.3(b) shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount, CheckFree shall be fully released and discharged from any liability or obligations resulting from or under this Agreement or the transactions contemplated herein.

     (c) In the event CheckFree elects to terminate this Agreement pursuant to
Section 10.1(f) based on its reasonable good faith determination under Section 8.11(d)(ii)(B), regarding a proposed restriction or limitation by a Governmental Entity imposed as a condition to its consent to or approval of the Mergers, then CheckFree shall pay to the Parents an aggregate amount of $12,500,000 not later than the date of such termination. Such $12,500,000 payment shall be allocated among the Parents pro rata in the same proportions as set forth in Schedule 10.3.

     (d) If either CheckFree or any Parent shall terminate this Agreement pursuant to Section 10.1(e) or if any Parent shall terminate this Agreement pursuant to Section 10.1(g) in each case where the Board of Directors of CheckFree has modified or withdrawn its recommendation of approval of the issuance of CheckFree Common Stock in connection with this Agreement pursuant to
Section 8.2(b), and if CheckFree is a party to any Material Transaction Proposal where a definitive agreement is entered into or where a third Person has publicly announced its intention to commence a tender offer or exchange offer not later than 26 weeks (the "Alternative Agreement Period") after such termination of this Agreement (provided that if CheckFree is not a party to a Material Transaction Proposal for at least a 56 consecutive day period during such 26 week period, then the Alternative Agreement Period shall be for the longer of (i) 20 weeks or (ii) until the last day of such 56 day period, but on no event shall the Alternative Agreement Period extend beyond 26 weeks) and such transaction is consummated within eighteen months after the termination of this Agreement, then CheckFree shall pay an additional amount on the closing of such Material Transaction Proposal transaction such that the aggregate fee, inclusive of the $25,000,000, shall total 3.5% of the amount of the Fair Market Value of 17,000,000 shares of CheckFree Common Stock at the time of the CheckFree stockholder vote. Such additional payment shall be allocated among the Parents pro rata in the same proportion as set forth in Schedule 10.3. Receipt by the Parents of the final payment to which the Parents are entitled pursuant to this
Section 10.3(d) shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount, CheckFree shall be fully released and discharged from any liability or obligations resulting from or under this Agreement or the transactions contemplated herein.

     SECTION 10.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, but no amendment shall be made which by law requires further approval by the stockholders of CheckFree without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 10.5 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and
(c) waive compliance of the other parties with any of the agreements or conditions to its obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

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                                   ARTICLE 11

                                INDEMNIFICATION

     SECTION 11.1 Indemnification by the Parents. (a) From and after the Effective Time, the Parents, severally (but not jointly) in proportion to the number of shares of CheckFree Common Stock received by each Parent or any of its Subsidiaries pursuant to Section 3.1 in respect of the Mergers, shall indemnify and hold harmless, on an after tax basis, CheckFree, each of its Affiliates (including, after the Closing, the TransPoint Entities) and the Representatives of each of the foregoing, from and against any claim, loss, liability, damage, cost or expense (including reasonable legal fees and expenses) (collectively, "Losses") suffered or incurred by any such indemnified party to the extent arising from or relating to (i) any breach of any representation or warranty of the Parents contained in Article 5 of this Agreement, (ii) any breach of any covenant or other agreement of the Parents contained in Article 7 or Sections 8.13, 8.14 or 8.18 of this Agreement, and (iii) any Taxes of the Holding Subsidiaries and the TransPoint Entities for any period (or portion thereof) ending on or before the Closing Date; provided, however, that (A) the Parents shall not have any liability under clause (i) above unless the aggregate of all Losses relating thereto for which the Parents would, but for this proviso, be liable exceeds $7,500,000 on a cumulative basis, and then only to the extent of any such excess, and (B) each Parents' aggregate liability under clause (i) of this Section 11.1(a) and clause (i) of Section 11.1(b) shall in no event exceed, except to the extent such liability arises from a breach of a representation under Section 5.2 regarding such Parent's beneficial ownership of the Capital Stock of the TransPoint Entities, the lesser of (x)forty percent (40%) of the Fair Market Value (measured at the Effective Time) of the CheckFree Common Stock received by such Parent or any of its Subsidiaries pursuant to Section 3.1 in consideration of the Mergers, and (y) the Fair Market Value, measured at the time that such indemnification is due, of the CheckFree Common Stock received by such Parent or any of its Subsidiaries pursuant to Section 3.1 in consideration of the Mergers. Solely with respect to clause (i) of this Section 11.1(a), the representations and warranties in Article 5 of this Agreement (other than Sections 5.4(b) and (d), 5.6(a) and 5.10) shall be considered without giving effect to any limitation or qualification as to "materiality", "Material Adverse Effect" or any other derivation of the word "material" for the purposes of determining (x) whether a breach of any such representation or warranty has occurred or (y) the amount of any damages related to such breach.

     (b) From and after the Effective Time, the Parents, severally but not jointly, shall indemnify and hold harmless, on an after tax basis, CheckFree, each of its Affiliates (including, after the Closing, the TransPoint Entities), and the Representatives of each of the foregoing from any Losses suffered or incurred by any such indemnified party to the extent arising from or relating to
(i) any breach of any representation or warranty of such Parent contained in
Article 4 of this Agreement and (ii) any breach of any covenant or other agreement of such Parent or its Holding Subsidiaries other than any covenant or agreement subject to Section 11.1(a)(ii); provided, however, that each Parent's aggregate liability under clause (i) of this Section 11.1(b) and clause (i) of
Section 11.1(a) shall in no event exceed the lesser of (A) forty percent (40%) of the Fair Market Value (measured at the Effective Time) of the CheckFree Common Stock received by such Parent or any of its Subsidiaries pursuant to
Section 3.1 in consideration of the Mergers, and (B) the Fair Market Value, measured at the time that such indemnification is due, of the CheckFree Common Stock received by such Parent or any of its Subsidiaries pursuant to Section 3.1 in consideration of the Mergers; and further provided that the Parents shall not have liability under clause (i) above unless the aggregate of all Losses relating thereto for which the Parents would, but for this proviso, be liable exceeds $7,500,000 on a cumulative basis, and then only to the extent of such excess.

     SECTION 11.2 Indemnification by CheckFree. From and after the Effective Time, CheckFree shall indemnify and hold harmless, on an after tax basis, each of the Parents, their respective Affiliates and their respective Representatives from and against any Losses suffered or incurred by any such indemnified party to the extent arising from or relating to (a) any breach of any representation or warranty of CheckFree contained in Section 6 of this Agreement and (b) any breach of any covenant or other Agreement of CheckFree contained in this Agreement; provided, however, that (i) CheckFree shall not have any liability under clause (a) of this Section 11.2 unless the aggregate of all losses relating thereto for which CheckFree would but for this proviso, be liable exceeds $7,500,000 on a cumulative basis, and then only to the extent of any such excess; and (ii) CheckFree's aggregate liability under clause (a) of this
Section 11.2 shall in no event exceed forty percent (40%) of the Fair Market Value of the CheckFree Common Stock issued to the Parents or any of their Subsidiaries pursuant to Section 3.1 in consideration of the Mergers measured at the Effective Time.

     SECTION 11.3 Calculation of Losses. The amount of any and all Losses under this Article 11 shall be determined net of any amounts actually recovered by the indemnified party from any third party or under any insurance policies which may be in effect with respect to such losses.

     SECTION 11.4 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto, pursuant to clause (i) of Sections 11.1(a) and
(b) and clause (a) of Section 11.2, shall terminate when the applicable representation or warranty terminates pursuant to Section 12.2; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any matter as to which the person to be indemnified or another indemnified party shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party. The obligation to indemnify and hold harmless a party hereto pursuant to the other clauses of Sections 11.1 and 11.2 shall not terminate.

     SECTION 11.5 Procedures Relating to Indemnification. (a) In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim (including the estimated amount of Losses, if known or reasonably capable of estimation) as promptly as reasonably possible after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

     (b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, that, if the indemnifying party assumes such defense, it shall promptly deliver to the indemnified party a notice as to whether it will contest the applicability of this Article 11 to such Third Party Claim or contest its obligation to provide indemnification with respect thereto. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof unless (i) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (ii) the indemnifying party fails to reasonably continue to contest any such Third Party Claim in good faith. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. Whether or not the indemnifying party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the request of the party who is defending or prosecuting such Third Party Claim) the provision of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not settle or compromise such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). In any event, the indemnifying party shall not, without the prior written consent of the indemnified party, settle, compromise or offer to settle or compromise any such Third Party Claim on a basis which would result in the imposition of a consent order, injunction, deed restriction or decree upon or restrict the future activity or conduct of the indemnified party or any Subsidiary or Affiliate thereof or which does not include an
                                      A-42
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unconditional release of the indemnified party and its Affiliates and their respective Representatives for any liability arising out of such Third Party Claim or any related Third Party Claim.

     SECTION 11.6 Parents' Agent. (a) Lewis Levin shall be constituted and appointed as agent ("Parents' Agent") for and on behalf of the Parents, their respective Affiliates and their respective Representatives (collectively, the "Parent Indemnified Parties") to give and receive notices and communications, to organize or assume the defense of Third Party Claims, to agree to, negotiate, or enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to Third Party Claims, and to take all actions necessary or appropriate in the judgment of the Parents' Agent for the accomplishment of the foregoing. The Parents' Agent shall act in a fiduciary capacity with respect to the affected Parent as to each such action. Such agency may be changed by the holders of a majority of the shares of CheckFree Common Stock acquired by the Parents in consideration of the Mergers from time to time upon not less than ten (10) days' prior written notice to CheckFree. No bond shall be required of the Parents' Agent, and the Parents' Agent shall receive no compensation for services rendered. Notices or communications to or from the Parents' Agent shall constitute notice to or from any applicable Parent Indemnified Party.

     (b) The Parents' Agent shall not be liable to any of the Parent Indemnified Parties for any act done or omitted hereunder as Parents' Agent except to the extent it has acted with gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence that it did not act with gross negligence or willful misconduct. The Parents shall severally indemnify the Parents' Agent and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Parents' Agent and arising out of or in connection with the acceptance or administration of the duties hereunder.

     (c) The Parents' Agent shall have reasonable access to information about the TransPoint Entities and the reasonable assistance of the TransPoint Entities' officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Parents' Agent shall treat confidentially and not disclose any nonpublic information from or about the TransPoint Entities to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). The Parents' Agent shall be a third party beneficiary of the terms of this Section 11.6(c).

     SECTION 11.7 Actions of the Parents' Agent. A decision, act, consent or instruction of the Parents' Agent shall constitute a decision of all Parents and shall be final, binding and conclusive upon each such Parent, and CheckFree may rely upon any written decision, act, consent or instruction of the Parents' Agent as being the decision, act, consent or instruction of each and every Parent. CheckFree is hereby relieved from any liability to any Person for any acts done by them in accordance with such written decision, act, consent or instruction of the Parents' Agent.

     SECTION 11.8 Exclusive Remedy. Each of the parties to this Agreement acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all rights, claims, and causes of action (other than fraud) for any breach of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 11.

                                   ARTICLE 12

                    DEFINITIONS AND MISCELLANEOUS PROVISIONS

     SECTION 12.1 Definitions. As used in this Agreement the terms set forth below shall have the following meanings:

     (a) "Affiliate" of a Person shall mean any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person. "Control" shall mean the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

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

     (b) "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and loss, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

     (c) "Designated Group" or "Designated Groups" shall mean those individuals set forth on Schedule 12.1 for each party to this Agreement.

     (d) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and all rules and regulations promulgated thereunder.

     (e) "Fair Market Value" shall mean, with respect to any particular date, the closing price on the NASDAQ National Market or the New York Stock Exchange as the case may be of the CheckFree Common Stock on such date (unless such date is not a trading day on such market or exchange, in which case the closing price on such market or exchange on the most recent trading day immediately preceding such date shall apply).

     (f) "Governmental Entity" shall mean any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including the European Union.

     (g) "Knowledge" in respect of any representation and warranty of the Parents or CheckFree set forth in this Agreement shall mean the actual knowledge of the applicable Designated Group.

     (h) "Liens" shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

     (i) "Material Adverse Effect" on a Person shall mean any material adverse effect on (a) the assets, business, liabilities, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; or (b) the ability of the such Person to perform its obligations under this Agreement.

     (j) "Material Transaction Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving CheckFree, or any proposal or offer to acquire in any manner, directly or indirectly, at least 50% of the equity interests in or at least 50% of the consolidated assets of CheckFree other than pursuant to the transactions contemplated by this Agreement.

     (k) "Permitted Liens" shall mean (a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; (b) pledges or deposits made in the ordinary course of business; (c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; and (d) other Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of the assets or properties affected or materially impair the use thereof in the operation of the TransPoint Business.

     (l) "Person" shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

     (m) "SEC" shall mean the Securities and Exchange Commission.

     (n) "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

     (o) "Subsidiary" of a Person shall mean any corporation, partnership, joint venture or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

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

     (p) "Superior Proposal" shall mean a bona fide written proposal made by a third party to acquire CheckFree pursuant to a Material Transaction Proposal, which the Board of Directors of CheckFree determine in good faith (taking into account the advice of independent financial advisors) to be in the best interests of CheckFree and its stockholders rather than the Mergers (and any revised proposal made by the other parties to this Agreement).

     (q) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean
(i) any federal, state, local, municipal or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, tariff levy, import, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of an express or implied obligation to indemnify any other Person.

     (r) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     SECTION 12.2 Survival of Representations and Warranties. The representations and warranties of the parties in Articles 4, 5 and 6 of this Agreement shall survive the Closing for purposes of Section 11.1 and Section
11.2 until the close of business on the one year anniversary of the Closing Date and shall then terminate for all purposes; provided, however, that (i) the representations and warranties provided in Sections 4.2 and 6.5 with respect to the authority to enter into this Agreement and the Ancillary Agreements shall survive the Closing indefinitely solely for purposes of Sections 11.1 and 11.3 and (ii) the representations and warranties set forth in Section 4.12 (Taxes) and Section 5.13 (Taxes), and the indemnification under Section 11.1(a)(iii), shall survive until the 30-day period following the termination of the statute of limitations with respect thereto.

     SECTION 12.3 Amendment and Restatement; Effectiveness of Representations, Warranties and Agreements. (a) This Agreement amends certain provisions of the Original Agreement and restates the terms of the Original Agreement in their entirety so as to reflect and give effect to such amendments; except as provided in Section 12.3(b), all amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect from the date of the Original Agreement.

     (b) Each of the representations and warranties made in Sections 4, 5 and 6 shall be deemed (i) to be made on the date of the Original Agreement (other than the representations and warranties in respect of this Agreement that are contained in Sections 4.2, 4.10, 4.11, 4.12, 5.2(a) and 6.2 and in Article 6 solely with respect to Merger Sub A and Merger Sub B, which are made as of the date hereof) and as of the Closing Date and (ii) not made on the date hereof (except as set forth in the parenthetical in clause (i) above).

     (c) Chopper Corporation, Microsoft II, LLC and First Data, L.L.C. were parties to the Original Agreement and therefore are joining this Agreement solely for the purpose of consenting to the amendments and restatement effected hereby. Such parties shall have no other rights or obligations with respect to this Agreement and the transactions contemplated hereby.

     SECTION 12.4 Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     SECTION 12.5 Press Releases. Except as required by law or the rules of any securities exchange on which such party's securities are listed or listing agreement, none of the Parents, Holding Subsidiaries, CheckFree or the TransPoint Entities shall issue, or cause to be issued, any press release or otherwise make any public announcement with respect to this Agreement, the Ancillary Agreements nor the transactions contemplated hereby or thereby, prior to the Closing, without the prior written consent of CheckFree and the

Parents; provided, however, that in the event such disclosure is required by law or the rules of such securities exchange, such disclosure shall be made by the party or parties hereto making such disclosure (each, a "Disclosing Party") only to the extent necessary to comply with such law or listing agreement and each such Disclosing Party shall (a) use reasonable efforts to provide the other parties hereto that are not Disclosing Parties with advance notice of such disclosure so that such parties at their expense may seek a protective order or other confidential treatment of such information and (b) use its reasonable efforts to assist the other parties hereto that are not Disclosing Parties in obtaining such order or treatment or otherwise limiting the adverse affects of the disclosure to such parties.

     SECTION 12.6 Contents of Agreement; Parties in Interest. This Agreement, the Ancillary Agreements, and the other agreements, schedules and exhibits referred to or contemplated herein and the Non-Disclosure Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, the Ancillary Agreements, and such other agreements, schedules and exhibits and the Non-Disclosure Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Non-Disclosure Agreement. Except for the matters set forth in the Non-Disclosure Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, the Ancillary Agreements, and the other agreements referred to or contemplated herein. All statements contained in schedules, exhibits, certificates and other instruments attached hereto shall be deemed representations and warranties (or exceptions thereto) by the Parents or CheckFree or other parties hereto, as the case may be.

     SECTION 12.7 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     SECTION 12.8 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission with the receipt of such transmission acknowledged by such party by other than automatic means (promptly followed by a hard-copy delivered in accordance with this Section 12.8), by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below, or by any other means where receipt of such notice is acknowledged by other than automatic means:

     If to CheckFree:

          CheckFree Holdings Corporation
          4411 E. Jones Bridge Road
          Norcross, Georgia 30092
          Attn: Peter J. Kight
          Phone: (678) 375-1600
          Fax: (678) 375-3010
          Email: pkight@checkfree.com

     with a copy to:

          CheckFree Holdings Corporation
          4411 E. Jones Bridge Road
          Norcross, Georgia 30092
          Attn: Allen L. Shulman
          Phone: (678) 375-3632
          Fax: (678) 375-3633
          E-mail: ashulman@checkfree.com
     with an additional copy to:

          Simpson Thacher & Bartlett
          3373 Hillview Avenue, Suite 250
          (after October 1, 2000:
          3330 Hillview Avenue)
          Palo Alto, California 94304
          Attn: Daniel Clivner
                Richard Capelouto
          Phone: (650) 251-5000
          Fax: (650) 251-5002
          Email: dclivner@stblaw.com
                 rcapelouto@stblaw.com

     with an additional copy to:

          Porter, Wright, Morris & Arthur LLP
          41 South High Street
          Columbus, Ohio 43215
          Attn: Robert J. Tannous
          Phone: (614) 227-1953
          Fax: (614) 227-2100
          Email: rtannous@porterwright.com

     If to Microsoft:

          Microsoft
          One Microsoft Way
          Redmond, Washington 98052
          Attn: Lewis Levin
          Phone: (425) 936-8954
          Fax: (425) 936-7329
          Email: lewisl@microsoft.com

     with a copy to:

          Microsoft
          One Microsoft Way
          Redmond, Washington 98052
          Attn: Kevin Harrang
          Phone: (425) 936-6601
          Fax: (425) 936-7329
          E-mail: kharrang@microsoft.com

     with an additional copy to:

          Microsoft
          One Microsoft Way
          Redmond, Washington 98052
          Attn: Robert A. Eshelman
          Phone: (425) 936-7520
          Fax: (425) 936-7329
          E-mail: bobesh@microsoft.com
     with a copy to:

          Preston Gates & Ellis LLP
          701 Fifth Avenue
          Seattle, Washington 98104-7078
          Attn: C. Kent Carlson
          Phone: (206) 623-7580
          Fax: (206) 623-7022
          Email: kentc@prestongates.com

     If to FDC:

          First Data Corporation
          5660 New Northside Drive
          Suite 1400
          Atlanta, Georgia 30328-5800
          Attn: Chairman and General Counsel
          Fax: (770) 857-0405

     with a copy to:

          Sidley & Austin
          Bank One Plaza
          Chicago, Illinois
          Attn: Frederick C. Lowinger
               Michael A. Gordon
          Phone: (312) 853-7238
          Fax: (312) 853-7036
          Email: mgordon@sidley.com

     If to Citibank:

          Citibank, N.A.
          Technology and Intellectual Property/Legal Affairs Office 909 Third Avenue, 32nd Floor
          New York, NY 10043
          Attn: e-citi General Counsel's Office
          Phone: (212) 559-0619
          Fax: (212) 793-2516

     with a copy to:

          Citicorp
          153 East 53rd Street, 4th Floor
          New York, NY 10043
          Attn: Ed Horowitz, Executive Vice President
          Phone: (212) 559-5051
          Fax: (212) 793-2516

     and

          Shearman & Sterling
          599 Lexington Avenue
          New York, NY 10022
          Attn: Creighton O'M. Condon
          Phone: (212) 848-4000
          Fax: (212) 848-7179
or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication to such addresses will be deemed to have been given as of the date so delivered, transmitted or mailed.

     SECTION 12.9 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware as applied to contracts made and fully performed in such state.

     SECTION 12.10 Third Party Beneficiaries. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person; provided, however, that each of the indemnified parties shall be a third party beneficiary of the general provisions set forth in Article 11.

     SECTION 12.11 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

     SECTION 12.12 Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

     SECTION 12.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Parents and CheckFree may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

     SECTION 12.14 Specific Performance. The parties hereto agree that money damages may be an inadequate remedy in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

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     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

                                        CHECKFREE HOLDINGS CORPORATION

                                        By: /s/ ALLEN L. SHULMAN
                                           -------------------------------------
                                            Name: Allen L. Shulman
                                            Title:  Executive Vice President and
                                                    General Counsel

                                        MICROSOFT CORPORATION

                                        By: /s/ LEWIS C. LEVIN
                                           -------------------------------------
                                            Name: Lewis C. Levin
                                            Title:  Vice President

                                        FIRST DATA CORPORATION

                                        By: /s/ DAVID TRIENEN
                                           -------------------------------------
                                            Name: David Trienen
                                            Title:  Vice President

                                        CITIBANK, N.A.

                                        By: /s/ BILL CARSON
                                           -------------------------------------
                                            Name: Bill Carson
                                            Title:

                                        MSFDC INTERNATIONAL, INC.

                                        By: /s/ LEWIS C. LEVIN
                                           -------------------------------------
                                            Name: Lewis C. Levin
                                            Title:  Chief Executive Officer

                                        H&B FINANCE, INC.

                                        By: /s/ LEWIS C.
                                            LEVIN
                                           -------------------------------------
                                            Name: Lewis C. Levin
                                            Title:

                                        CITI TRANSPOINT HOLDINGS, INC.

                                        By: /s/ BILL CARSON
                                           -------------------------------------
                                            Name: Bill Carson
                                            Title:

                                        FDC INTERNATIONAL PARTNER, INC.

                                        By: /s/ JEFFREY LEVENTHAL
                                           -------------------------------------
                                            Name: Jeffrey Leventhal
                                            Title:  Vice President

                                        TRANSPOINT ACQUISITION CORPORATION

                                        By: /s/ ALLEN L. SHULMAN
                                           -------------------------------------
                                            Name: Allen L. Shulman
                                            Title:  Vice President

                                        TANK ACQUISITION CORPORATION

                                        By: /s/ ALLEN L. SHULMAN
                                           -------------------------------------
                                            Name: Allen L. Shulman
                                            Title:  Vice President

                                        CHOPPER MERGER CORPORATION

                                        By: /s/ ALLEN L. SHULMAN
                                           -------------------------------------
                                            Name: Allen L. Shulman
                                            Title:  Executive Vice President

                                        CHECKFREE CORPORATION

                                        By: /s/ ALLEN L. SHULMAN
                                           -------------------------------------
                                            Name: Allen L. Shulman
                                            Title:  Executive Vice President

                                        MICROSOFT II, LLC

                                        By: /s/ LEWIS C. LEVIN
                                           -------------------------------------
                                            Name: Lewis C. Levin
                                            Title:

                                        FIRST DATA, L.L.C.

                                        By: /s/ JEFFREY LEVENTHAL
                                           -------------------------------------
                                            Name: Jeffrey Leventhal
                                            Title:  Vice President

                                                                      APPENDIX B

                      [LETTERHEAD OF MERRILL LYNCH & CO.]

                                                               February 11, 2000
Board of Directors
CheckFree Holdings Corporation
4411 East Jones Bridge Road
Norcross, GA 30092

Gentlemen:

     Microsoft Corporation ("Microsoft"), First Data Corporation ("First Data"), Citibank, N.A. ("Citibank" and, together with Microsoft and First Data, the "Parents"), certain subsidiaries of each of the Parents (the "Subsidiaries"), CheckFree Holdings Corporation ("CheckFree"), HoldCo and Merger Sub C, a wholly owned subsidiary of HoldCo, propose to enter into an agreement (the "Agreement") pursuant to which (i) CheckFree will merge into Merger Sub C, (ii) each share of CheckFree common stock will be converted into a share of HoldCo common stock and each right to purchase a share of CheckFree common stock will be converted into a right to purchase a share of HoldCo common stock under equivalent conditions (CheckFree and HoldCo together, the "Company") and (iii) the Subsidiaries will transfer their equity interests in the limited liability companies and limited partnership composing TransPoint (together, "TransPoint") to HoldCo in exchange for 13,000,000 shares of HoldCo common stock. Such steps as prescribed by the Agreement are referred to herein as the "Transfers." Before giving effect to the Transfers, HoldCo will be a wholly owned subsidiary of CheckFree. The Agreement also calls for HoldCo to enter into stockholders agreements, registration rights agreements, a commercial alliance agreement and a marketing agreement (collectively, the "Ancillary Agreements"), as well as service and license agreements. Microsoft and First Data will be issued an additional 4,000,000 shares of HoldCo common stock, in the aggregate (together with the 13,000,000 shares, the "Parent Consideration"), in consideration for their entering into the commercial alliance and marketing agreements, respectively.

     You have asked us whether, in our opinion, the proposed terms of the Transfers and the Parent Consideration, taken as a whole, are fair to the Company from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed publicly available business and financial information relating to CheckFree that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of TransPoint and CheckFree, furnished to us by TransPoint and CheckFree;

     (3) Conducted discussions with members of senior management of TransPoint and CheckFree concerning their respective businesses and prospects;

     (4) Compared the results of operations of CheckFree with that of certain companies which we deemed to be reasonably similar to CheckFree;

     (5) Conducted discounted cash flow analyses based on the financial forecasts of TransPoint and CheckFree;

     (6) Reviewed the historical market prices and trading activity for the shares of common stock of CheckFree and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to CheckFree:

     (7) Reviewed a draft of the Agreement dated February 9, 2000;

     (8) Reviewed drafts of the Ancillary Agreements, each of which was dated on or about February 9, 2000; and

     (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by TransPoint and CheckFree, and we have not independently verified such information or undertaken an independent appraisal of the assets of TransPoint or CheckFree. We have not conducted any physical inspection of the properties or facilities of TransPoint or CheckFree. With respect to the financial forecasts furnished by TransPoint and CheckFree, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of TransPoint's or CheckFree's management as to the expected future financial performance of TransPoint or CheckFree, as the case may be. We have assumed, with your consent, that the Transfer will be treated as a tax-free reorganization and exchange for federal income tax purposes if it is consummated in accordance with the Agreement. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transfers, no requirements of divestiture or separation of business units or other restrictions on, or amendments or modifications to, material provisions of the Agreement or the Ancillary Agreements (including without limitation provisions concerning non-competition agreements and business relationships between CheckFree and each of Microsoft and First Data and concerning revenue guarantees to CheckFree by each of Microsoft and First Data) will be imposed that will have a material adverse effect on the contemplated benefits of the Transfers.

     We have, in the past, provided investment banking services to CheckFree and have received fees for the rendering of such services. CheckFree has provided certain services to us in the past and has received fees for those services.

     This opinion is solely for the use and benefit of the Board of Directors of CheckFree in its evaluation of the Transfers and shall not be used for any other purpose. Our opinion does not address the merits of the underlying decision by CheckFree to consummate the Transfers. This opinion is not intended to be relied upon or confer any rights or remedies upon any employee, creditor, stockholder or other equity holder of CheckFree, or any other party. This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") or any of its affiliates be made by the Company or any of its affiliates without the prior written consent of Merrill Lynch.

     We are not expressing any opinion herein as to the prices at which HoldCo's common stock will trade following the announcement or the consummation of the Transfers.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed terms of the Transfers and the Parent Consideration, taken as a whole, are fair to the Company from a financial point of view.

                                          Very truly yours,

                                           /s/ MERRILL LYNCH, PIERCE, FENNER &
                                                    SMITH INCORPORATED
                                          --------------------------------------
                                             MERRILL LYNCH, PIERCE, FENNER &
                                                    SMITH INCORPORATED

[Merrill Lynch LOGO]                                          Investment Banking
                                                              Corporate and Institutional
                                                              Client Group
                                                              World Financial Center
                                                              North Tower
                                                              New York, New York 10281-1320
                                                              212 449 1000

May 31, 2000

Board of Directors
CheckFree Holdings Corporation
4411 East Jones Bridge Road
Norcross, GA 30092

Ladies and Gentlemen:

     As you are aware, Merrill Lynch rendered a Fairness Opinion to you dated February 11, 2000 (the "Opinion"), in which we gave you our opinion that the proposed terms of the transaction described therein (the "Transaction") with TransPoint (as defined in the Opinion) was fair to CheckFree Holdings Corporation (the "Company") from a financial point of view. Since that time, you have informed us that there have been certain technical changes to the structure of the Transaction as you have described in your Registration Statement on Form S-4. After reviewing these changes and discussing them with your management team, we have concluded that the changes in the terms of the Transaction, had they been known to us at the time we delivered the Opinion, would not have caused us to change the conclusions stated in our Opinion as of the date thereof.

Very truly yours,

 /s/ MERRILL LYNCH, PIERCE, FENNER &
          SMITH INCORPORATED
--------------------------------------
   MERRILL LYNCH, PIERCE, FENNER &
          SMITH INCORPORATED

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) Article IX of the Registrant's By-Laws (the "By-Laws") provides that the Registrant shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person who is or was involved or threatened to be made so involved in any action by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another entity. The right to indemnification includes the right to receive payment of expenses in advance of the final disposition of the proceeding. All indemnification rights in Article IX are contract rights. The Registrant also may provide indemnification for employees, agents, attorneys and representatives of the Registrant by action of its board of directors. Article IX expressly states that no amendment to the By-Laws or the Certificate of Incorporation shall adversely affect any right to indemnification for acts occurring prior to that amendment. The right of indemnification is not exclusive of any other rights of indemnification that may be available.

     In determining the right to indemnification under Article IX, the Registrant has the burden of proof that the indemnitee has not met the applicable standard of conduct. If successful in whole or in part in such a proceeding, the indemnitee is entitled to be indemnified for expenses incurred in connection with such proceeding. All reasonable expenses incurred by an indemnitee in connection with any proceeding shall be advanced by the Registrant after receipt of a statement from the indemnitee requesting such advance.

     Article IX provides that the Registrant may purchase and maintain insurance in connection with any expenses, liability or loss relating to any proceeding, whether or not the Registrant would have the power to indemnify the officer, director, employee, agent, attorney, trustee or representative. The Registrant also may enter into indemnification contracts with any of the foregoing persons, which contracts are deemed specifically approved and authorized by the stockholders and not subject to invalidity by reason of any interested directors.

     If any provision of Article IX is held invalid, illegal or unenforceable, the remaining provisions of Article IX shall not be affected. An indemnitee also may elect, as an alternative to the Article IX procedures, to follow procedures authorized by applicable corporate law or statute. Article IX sets forth specific procedures for the advancement of expenses and for the determination of entitlement to indemnification. Entitlement to indemnification shall be determined by a majority vote of disinterested directors, by a written opinion of independent counsel under specific circumstances or by the Registrant's stockholders if a majority of the disinterested directors determines the issue should be submitted to the stockholders, or, if none of the persons empowered to make a determination have been appointed and have made a determination within 60 days after the receipt of a request for indemnification, the indemnitee is deemed to be entitled to indemnification unless the indemnitee misrepresented or omitted a material fact in making or supporting his request for indemnification or the indemnification is prohibited by law. The termination of an action by judgment, order, settlement or conviction or upon a plea of nolo contendere does not adversely affect the right of an indemnitee to indemnification or create any presumption with respect to any standard of conduct. An indemnitee is entitled to indemnification for expenses if he is successful on the merits, if the action is terminated without a determination of liability on the part of the indemnitee or if the indemnitee was not a party to the action. An indemnitee who is determined not to be entitled to indemnification may appeal such determination either through the courts or by arbitration.

     (b) Under Section 145 of the Delaware General Corporation Law, indemnification of any person who is or was a party or threatened to be made so in any action by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving as such for another corporation or enterprise at the request of the corporation is permitted against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person in such proceeding where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in criminal actions, where he had no reasonable cause to believe his conduct was unlawful. Indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case. Indemnification against expenses (including attorneys' fees) actually and reasonably incurred by directors, officers, employees and agents is required under Section 145 of the Delaware Law in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a proceeding of the type described above. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made (unless ordered by a court) by majority vote of the disinterested directors, by a committee of the disinterested directors designated by a majority vote of such directors, even though less than a quorum, by independent legal counsel, or by the stockholders. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.

     (c) Under Section 145 of the Delaware Law and Article IX of the By-Laws, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or who, while serving in such capacity, is or was at the request of the Registrant, a director, officer, employee or agent of another corporation or other enterprise, against liability asserted against or incurred by such person in any such capacity whether or not the Registrant would have the power to provide indemnity under Section 145 or the By-Laws. The Registrant has obtained insurance which, subject to specific exceptions, insures the directors and officers of the Registrant and its subsidiaries

     (d) The Registrant has entered into indemnification contracts with its directors and some officers which provides that such directors and officers will be indemnified to the fullest extent provided by Section 145 of the Delaware Law (or such other future statutory provision authorizing or permitting indemnification) against all expenses (including attorneys' fees), judgments, fines and settlement amounts, actually and reasonably paid or incurred by them in any action or proceeding, including any action by or in the right of the Registrant, by reason of the fact that they were a director, officer, employee or agent of the Registrant, or were serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     No indemnity will be provided under such indemnification contracts (i) except to the extent that the aggregate losses to be indemnified pursuant thereto exceed the amount for which the indemnitee is indemnified pursuant to any directors and officers liability insurance purchased and maintained by the Registrant; (ii) in respect to remuneration paid to an indemnitee if it shall be determined by a final judgment that such remuneration was in violation of law;
(iii) on account of any suit in which judgment is rendered against an indemnitee for an accounting of profits made from the purchase or sale by indemnitee of securities of the Registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; (iv) on account of the indemnitee's act or omission being finally adjudged to have been not in good faith or involving intentional misconduct or a knowing violation of law; or (v) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     (e) Article EIGHTH of the Registrant's Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any unlawful payment of a dividend or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived any improper personal benefit.

     The above discussion of the Registrant's By-Laws, Restated Certificate of Incorporation, indemnification agreements, and of Section 145 of the Delaware Law is not intended to be exhaustive and is respectively qualified in its entirety by such By-Laws, Restated Certificate of Incorporation and statutes.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    EXHIBIT  EXHIBIT
    NUMBER   DESCRIPTION
    -------  ------------------------------------------------------------

     2(a) Agreement and Plan of Merger, dated as of December 20, 1999, among CheckFree Holdings Corporation, CheckFree Acquisition
             Corporation IV, and BlueGill Technologies, Inc. (Reference to Appendix A of Form S-4 Registration Statement (333-32644) and incorporated herein by reference.)
     2(b) Agreement and Plan Merger and Contribution Agreement, dated as of February 15, 2000, among Microsoft Corporation, First
             Data Corporation, Citibank, N.A., MS II, LLC, First Data,
             L.L.C., H & B Finance, Inc., First Data International
             Partner, Inc., MSFDC International, Inc., Citicorp
             Electronic Commerce, Inc., CheckFree Holdings Corporation,
             Chopper Merger Corporation, and CheckFree Corporation
             (Reference is made to Exhibit 2(b) of the Registration
             Statement on Form S-4 (333-32644) and incorporated herein by reference.)
     2(c) Amended and Restated Agreement and Plan of Merger, dated as of July 7, 2000, among CheckFree Holdings Corporation,
             Microsoft Corporation, First Data Corporation, Citibank,
             N.A., H&B Finance, Inc., FDC International Partner, Inc.,
             FDR Subsidiary Corp., MS FDC International, Inc., Citi
             TransPoint Holdings Inc., TransPoint Acquisition
             Corporation, Tank Acquisition Corporation, Chopper Merger
             Corporation, CheckFree Corporation, Microsoft II, LLC and
             First Data, L.L.C. (Reference is made to Appendix A to the
             Proxy Statement/ Prospectus that is a part of this Registration Statement and incorporated herein by reference.)
     3(a)    Restated Certificate of Incorporation of CheckFree Holdings
             Corporation. (Reference is made to Exhibit 3(a) to the Current Report on Form 8-K, dated December 22, 1997, filed with the Securities and Exchange Commission on December 30,
             1997, and incorporated herein by reference.)
     3(b) By-Laws of CheckFree Holdings Corporation. (Reference is made to Exhibit 3(b) to the Current Report on Form 8-K, dated December 22, 1997, filed with the Securities and Exchange Commission on December 30, 1997, and incorporated herein by reference.)
     3(c)    Form of Specimen Stock Certificate of CheckFree Holdings
             Corporation. (Reference is made to Exhibit 3(c) to the Current Report on Form 8-K, dated December 22, 1997, filed with the Securities and Exchange Commission on December 30,
             1997, and incorporated herein by reference.)
     4(a) Articles FOURTH, FIFTH, SEVENTH, EIGHTH, TENTH and ELEVENTH of CheckFree Holdings Corporation's Restated Certificate of
             Incorporation (contained in CheckFree Holdings Corporation's
             Restated Certificate of Incorporation filed as Exhibit 3(f) hereto) and Articles II, III, IV, VI and VIII of CheckFree
             Holdings Corporation's By-Laws (contained in CheckFree
             Holdings' By-Laws filed as Exhibit 3(g) hereto).
     4(b) Rights Agreement, dated as of December 16, 1997, by and between CheckFree Holdings Corporation and The Fifth Third
             Bank, as Rights Agent. (Reference is made to Exhibit 4.1 to
             Amendment No. 1 to Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on May 12, 1999, and incorporated herein by reference.)
     5* Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.
    10(a)    CheckFree Holdings Corporation Amended and Restated
             Associate Stock Purchase Plan. (Reference is made to Exhibit
             4(a) to Post-Effective Amendment No. 1 to Form S-8, as amended (Registration No. 333-21795), filed with the Securities and Exchange Commission on January 14, 1998, and incorporated herein by reference.)
    10(b)    CheckFree Holdings Corporation Amended and Restated 1995
             Stock Option Plan. (Reference is made to Exhibit 4(a) to
             Post-Effective Amendment No. 1 to Form S-8, as amended
             (Registration No. 33-98446), filed with the Securities and Exchange Commission on January 9, 1998, and incorporated herein by reference.)

    10(c)    CheckFree Holdings Corporation Amended and Restated 1993
             Stock Option Plan. (Reference is made to Exhibit 4(a) to
             Post-Effective Amendment No. 1 to Form S-8, as amended
             (Registration No. 33-98442), filed with the Securities and Exchange Commission on January 9, 1998, and incorporated herein by reference.)
    10(d)    CheckFree Holdings Corporation Amended and Restated 1983
             Non-Statutory Stock Option Plan. (Reference is made to
             Exhibit 4(a) to Post-Effective Amendment No. 1 to Form S-8, as amended (Registration No. 33-98440), filed with the Securities and Exchange Commission on January 9, 1998, and incorporated herein by reference.)
    10(e)    CheckFree Holdings Corporation Second Amended and Restated
             1983 Incentive Stock Option Plan. (Reference is made to
             Exhibit 4(a) to Post-Effective Amendment No. 1 to Form S-8, as amended (Registration No. 33-98444), filed with the Securities and Exchange Commission on January 9, 1998, and incorporated herein by reference.)
    10(f)    Form of Agreement. (Reference is made to Exhibit 10(a) to
             Registration Statement on Form S-1, as amended (Registration
             No. 33-95738), filed with the Securities and Exchange
             Commission on August 14, 1995, and incorporated herein by reference.)
    10(g)    Schedule identifying material details of Indemnification
             Agreements substantially identical to Exhibit 10(f).
             (Reference is made to Exhibit 10(g) to CheckFree Holdings
             Corporation's Form 10-K for the year ended June 30, 1997, filed with the Securities and Exchange Commission on September 26, 1997, and incorporated herein by reference.)
    10(h)    Noncompete, Nondisclosure, and Assignment Agreement, dated
             February 1, 1990, between Peter J. Kight and CheckFree
             Holdings Corporation. (Reference is made to Exhibit 10(i) to
             Registration Statement on Form S-1, as amended (Registration
             No. 33-95738), filed with the Securities and Exchange
             Commission on August 14, 1995, and incorporated herein by reference.)
    10(i)    Noncompete, Nondisclosure, and Assignment Agreement, dated
             February 1, 1990, between Mark A. Johnson and CheckFree
             Holdings Corporation. (Reference is made to Exhibit 10(j) to
             Registration Statement on Form S-1, as amended (Registration
             No. 33-95738), filed with the Securities and Exchange
             Commission on August 14, 1995, and incorporated herein by reference.)
    10(j)    Electronic Bill Payment Services Agreement, dated March 10,
             1995, between the CheckFree Holdings Corporation and FiTech,
             Inc. (Reference is made to Exhibit 10(gg) to Registration
             Statement on Form S-1, as amended (Registration No.
             33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)**
    10(k)    Amendment to Bill Payment and Remote Banking Services
             Agreement, dated July 1, 1995, between CheckFree Holdings
             Corporation and FiTech, Inc. (Reference is made to Exhibit
             10(hh) to Registration Statement on Form S-1, as amended
             (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)***
    10(l)    ACH Operations Agreement, dated April 1, 1994, between
             CheckFree Holdings Corporation and Society National Bank.
             (Reference is made to Exhibit 10(ii) to Registration
             Statement on Form S-1, as amended (Registration No.
             33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)
    10(m)    Merchant Processing Agreement, dated March 13, 1995, between
             CheckFree Holdings Corporation and Society National Bank.
             (Reference is made to Exhibit 10(jj) to Registration
             Statement on Form S-1, as amended (Registration No.
             33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)
    10(n)    Lease, dated August 1, 1993, between CheckFree Holdings
             Corporation and the Director of Development of the State of Ohio. (Reference is made to Exhibit 10(rr) to Registration
             Statement on Form S-1, as amended (Registration No.
             33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)

    10(o)    Guaranty Agreement, dated August 1, 1993, between CheckFree
             Holdings Corporation and The Provident Bank. (Reference is made to Exhibit 10(ss) to Registration Statement on Form
             S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)
    10(p)    Demand Mortgage Note, dated August 25, 1993, of CheckFree
             Holdings Corporation. (Reference is made to Exhibit 10(tt) to Registration Statement on Form S-1, as amended
             (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)
    10(q)    Irrevocable Letter of Credit from Society National Bank for
             CheckFree Holdings Corporation, dated August 25, 1993
             (including second renewal thereof). (Reference is made to Exhibit 10(uu) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)
    10(r)    Open-End Mortgage, Assignment of Rents and Security
             Agreement, dated August 25, 1993, with CheckFree Holdings
             Corporation as mortgagor and Society National Bank as mortgagee. (Reference is made to Exhibit 10(vv) to Registration Statement on Form S-1, as amended (Registration
             No. 33-95738), filed with the Securities and Exchange
             Commission on August 14, 1995, and incorporated herein by reference.)
    10(s)    Loan and Security Agreement, dated August 25, 1993, between
             CheckFree Holdings Corporation and Society National Bank.
             (Reference is made to Exhibit 10(ww) to Registration
             Statement on Form S-1, as amended (Registration No.
             33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)
    10(t)    Commercial Note Variable Rate, dated January 3, 1995, of
             CheckFree Holdings Corporation. (Reference is made to
             Exhibit 10(xx) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)
    10(u)    Reimbursement Agreement, dated August 25, 1993, between
             CheckFree Holdings Corporation and Peter J. Kight.
             (Reference is made to Exhibit 10(yy) to Registration
             Statement on Form S-1, as amended (Registration No.
             33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)
    10(v)    License Agreement, dated October 27, 1995, between CheckFree
             Holdings Corporation and Block Financial Corporation.
             (Reference is made to Exhibit 10(ddd) to CheckFree Holdings
             Corporation's Annual Report on Form 10-K for the year ended
             December 31, 1995, filed with the Securities and Exchange
             Commission, and incorporated herein by reference.)**
    10(w)    Joint Marketing and Trademark License Agreement, dated
             December 28, 1995, between CheckFree Holdings Corporation and Electronic Data Systems Corporation. (Reference is made to Exhibit 10(eee) to CheckFree Holdings Corporation's
             Annual Report on Form 10-K for the year ended December 31,
             1995, filed with the Securities and Exchange Commission, and incorporated herein by reference.)***
    10(x)    Joint Marketing Agreement, dated November 3, 1995, between
             CheckFree Holdings Corporation and Fiserv, Inc. (Reference is made to Exhibit 10(fff) to CheckFree Holdings
             Corporation's Annual Report on Form 10-K for the year ended
             December 31, 1995, filed with the Securities and Exchange
             Commission, and incorporated herein by reference.)**
    10(y)    Payment Services, Software Development and Marketing
             Agreement, dated as of February 27, 1996, between CheckFree
             Holdings Corporation and CyberCash. (Reference is made to Exhibit 10(a) to the Form 10-Q for the quarter ended March
             31, 1996, filed with the Securities and Exchange Commission, and incorporated herein by reference.)***
    10(z)    Executive Employment Agreement between CheckFree Holdings
             Corporation and Peter J. Kight. (Reference is made to
             Exhibit 10(z) to CheckFree Holdings Corporation's Form 10-K for the year ended June 30, 1997, filed with the Securities and Exchange Commission on September 26, 1997, and incorporated herein by reference.)

10(aa)      Executive Employment Agreement between CheckFree Holdings Corporation and Lynn D. Busing.
            (Reference is made to Exhibit 10(f) to the Form 10-Q for the quarter ended March 31, 1996, filed with the Securities and Exchange Commission, and incorporated herein by reference.)
10(bb)      Agreement for ACH Services between CheckFree Holdings Corporation and The Chase Manhattan Bank,
            N.A., dated as of July 1, 1996. (Reference is made to Exhibit 10(qqq) to the Form 10-K for the transition period ended June 30, 1996, filed with the Securities and Exchange Commission, and incorporated herein by reference.)
10(cc)      Loan and Security Agreement, dated as of May 13, 1997, among KeyBank National Association,
            CheckFree Holdings Corporation, CheckFree Software Solutions, Inc., CheckFree Services
            Corporation, Security APL, Inc., Servantis Systems, Inc., and Servantis Services, Inc. (Reference
            is made to Exhibit 10(ee) to CheckFree Holdings Corporation's Form 10-K for the year ended June
            30, 1997, filed with the Securities and Exchange Commission on September 26, 1997, and
            incorporated herein by reference.)
10(dd)      First Amendment to Loan and Security Agreement by and between KeyBank National Association, as
            Lender, and CheckFree Corporation, as Borrower, dated as of December 9, 1998. (Reference is made to Exhibit 10.1 to CheckFree Holdings Corporation's Form 10-Q for the quarter ended March 31,
            1999, filed with the Securities and Exchange Commission on May 17, 1999, and incorporated herein by reference.)
10(ee)      CheckFree Holdings Corporation Incentive Compensation Plan. (Reference is made to Exhibit 10(ff)
            to CheckFree Holdings Corporation's Form 10-K for the year ended June 30, 1997, filed with the
            Securities and Exchange Commission on September 26, 1997, and incorporated herein by reference.)
10(ff)**    Form of Stockholder Agreement to be entered into between CheckFree Holdings Corporation and each of Microsoft Corporation and First Data Corporation.
10(gg)**    Form of Registration Rights Agreement to be entered into between CheckFree Holdings Corporation and each of Microsoft Corporation and First Data Corporation.
10(hh)**    Form of Registration Rights Agreement to be entered into between CheckFree Holdings Corporation and Citibank, N.A.
10(ii)      Form of Commercial Alliance Agreement to be entered into between CheckFree Holdings Corporation and Microsoft Corporation. (Reference is made to Exhibit 10(ff) of CheckFree Holdings
            Corporation's Amendment No. 1 to the Registration Statement on Form S-4 (Registration No.
            333-32644) filed with the Securities and Exchange Commission on April 18, 2000 and incorporated herein by reference).***
10(jj)      Form of Marketing Agreement to be entered into between CheckFree Holdings Corporation and First
            Data Corporation. (Reference is made to Exhibit 10(gg) of CheckFree Holdings Corporation's
            Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-32644) filed with the Securities and Exchange Commission on April 18, 2000 and incorporated herein by reference).***
21(a)**     Subsidiaries of CheckFree Holdings Corporation.
23(a)       Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5).
23(b)*      Consent of Deloitte & Touche LLP.
23(c)**     Consent of Deloitte & Touche LLP.
23(d)**     Consent of Arthur Andersen LLP.
23(e)*      Consent of Deloitte & Touche LLP.
24**        Powers of Attorney.


---------------
  * Filed with this report.


 ** Previously filed with this report.



*** Portions of this Exhibit have been given confidential treatment by the Commission.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on July 31, 2000.


                                          CHECKFREE HOLDINGS CORPORATION

                                          By:         /s/ DAVID MANGUM
                                            ------------------------------------
                                                        David Mangum
                                                Executive Vice President and
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on the 31st day of July, 2000.


                       SIGNATURE                                         TITLE
                       ---------                                         -----
                    *PETER J. KIGHT                            Chairman of the Board and
--------------------------------------------------------        Chief Executive Officer
                     Peter J. Kight                          (Principal Executive Officer)

                    *MARK A. JOHNSON                                    Director
--------------------------------------------------------
                    Mark A. Johnson

                    /s/ DAVID MANGUM                          Executive Vice President and
--------------------------------------------------------        Chief Financial Officer
                      David Mangum                           (Principal Financial Officer)

                  *GARY A. LUOMA, JR.                       Vice President, Chief Accounting
--------------------------------------------------------    Officer and Assistant Secretary
                   Gary A. Luoma, Jr.                        (Principal Accounting Officer)

                  *WILLIAM P. BOARDMAN                                  Director
--------------------------------------------------------
                  William P. Boardman

                   *GEORGE R. MANSER                                    Director
--------------------------------------------------------
                    George R. Manser

                    *EUGENE F. QUINN                                    Director
--------------------------------------------------------
                    Eugene F. Quinn

                  *JEFFREY M. WILKINS                                   Director
--------------------------------------------------------
                   Jeffrey M. Wilkins

*By: /s/ CURTIS A. LOVELAND
--------------------------------------------------------
     Curtis A. Loveland, Attorney-in-Fact